Filed Pursuant to Rule 424(b)(3)

Registration No. 333-256448

PROSPECTUS

ONCOTELIC THERAPEUTICS, INC.

33,863,445 SHARES OF COMMON STOCK

This prospectus relates to the resale of shares of our Common stock, par value $0.01 per share (the “Common Stock”), of an aggregate of 33,863,445 Common Stock Shares pursuant to our May 3, 2021 Equity Purchase Agreement which may be offered by Peak One Opportunity Fund, LP (“Peak One”) and Peak One Investments (“Peak One Investments) (the “EPA”), as follows: (a) up to 33,613,445 Common Stock Shares to be issued to Peak One pursuant to put notices under the May 3, 2021 Equity Purchase Agreement with Peak One; (b) 125,000 Commitment Fee Shares issued to Peak One and Peak One Investments for an aggregate of 250,000 Commitment Fee Shares (Peak One Investments is the General Partner of Peak One, both of which are Delaware corporations); and (c) pursuant to Rule 416 under the Securities Act, an indeterminate number of shares of common stock that are issuable upon stock splits, stock dividends, recapitalizations or other similar transactions affecting the shares of the selling stockholder.

The amount of shares of Common Stock which may be sold pursuant to this Prospectus would constitute 8.4% of the Company’s issued and outstanding Common Stock as of May 20, 2021 (33,863,445 divided by current outstanding of 369,446,959 plus 33,863,445 for a total of 403,310,404, which includes the 250,000 Commitment Fee Shares, and assuming that we sell all 33,613,445 shares to the selling security holders (the “Selling Stockholders”).

Peak One and Peak One Investments are the Selling Stockholders and are deemed to be each an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Act”) and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or equivalent expenses and expenses of legal counsel applicable to the sale of the shares.

Our Common Stock is subject to quotation the OTCQB Market under the symbol “OTLC”. On May 20, 2021, the last reported sales price for our Common Stock was $0.2975 per share. We urge prospective purchasers of our Common Stock to obtain current information about the market prices of our Common Stock. We will not receive proceeds from the sale of shares of our Common Stock in the open market or negotiated prices by the Selling Stockholders. However, we will receive cash proceeds from Peak One pursuant to Purchase Notices they issue to us. The Selling Stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. We provide more information about how the Selling Stockholders may sell its shares of common stock in the section titled “Plan of Distribution” on page 31. We will pay for all expenses of this Offering, except that the Selling Stockholders will pay fifty percent (50%) of any broker discounts or commissions or equivalent expenses and all expenses of legal counsel applicable to the sale of the shares.

The prices at which the Selling Stockholders may sell the shares of Common Stock in this Offering will be determined by the prevailing market prices for the shares of Common Stock or in negotiated transactions.

Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as going concern.

An investment in our common stock involves a high degree of risk. You should purchase our common stock only if you can afford a complete loss of your purchase.

We urge you to read carefully the “Risk Factors” section beginning on page 7 where we describe specific risks associated with an investment in these securities before you make your investment decision.

Prior to this Offering, there has been a limited market for our securities. While our common stock is quoted on OTC Markets, there has been limited trading volume of our stock. There is no guarantee that an active trading market will develop in our securities.

This Offering is highly speculative, and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 2, 2021.

Table of Contents

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

Please read this Prospectus carefully and in its entirety. This Prospectus contains disclosure regarding our business, our financial condition and results of operations and risk factors related to our business and our Common Stock, among other material disclosure items. We have prepared this Prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this Prospectus. We have not authorized any other person to provide you with different information. This Prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The Selling Stockholder may not sell the securities listed in this Prospectus until the Registration Statement filed with the Securities and Exchange Commission is effective. The information in this Prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

The Registration Statement containing this Prospectus, including the exhibits to the Registration Statement, provides additional information about us and our Common Stock offered under this Prospectus. The Registration Statement, including the exhibits and the documents incorporated herein by reference, can be read on the Securities and Exchange Commission website or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

PROSPECTUS SUMMARY

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes under the Financial Statements prior to making an investment decision.

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our Common Stock, especially the risks and other information we discuss under the headings “Risk Factors”, our “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes beginning on page F-1. Our fiscal year end is December 31 and our audited financial statements for fiscal years ended December 31, 2020 and 2019 as well as our unaudited financial statements for the 3 month periods ending March 31, 2021 and 2020 are included in this prospectus. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements” at page 7 of this Prospectus.

Except as otherwise required by the context, references in this prospectus to “we,” “our,” “us” refer to Oncotelic Therapeutics, Inc. Peak One Opportunity Fund, LP is referred to herein as “Peak One” or “Investor” and Peak One Investments is referred to herein a “Peak One Investments”.

This summary contains basic information about us and the offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the risk factors and our financial statements and the related notes to those statements included in this prospectus.

We have not authorized anyone to provide you with different information and you must not rely on any unauthorized information or representation. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. This document may only be used where it is legal to sell these securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus, or any sale of our common stock. Our business, financial condition and results of operations may have changed since the date on the front of this prospectus. We urge you to carefully read this prospectus before deciding whether to invest in any of the common stock being offered.

Overview

We are a clinical-stage biopharmaceutical developing drugs for the treatment of orphan oncology indications, developing antisense and small molecule injectable drugs for the treatment of cancer with a focus on rare pediatric cancers, and addressing the current global pandemic. As a result of the merger of Oncotelic and Oncotelic Inc. and the acquisition of PointR in April and November 2019, respectively, we believe we are well positioned as a biotech company with: 1) PointR AI/blockchain for superfast back office support, 2) Edgepoint for developing technologies for supporting our COVID-19 programs, 3) Oncotelic Inc.’s antisense platform with OT-101- the flagship drug candidate - targeting high value TGF-β2 target for various cancers and COVID-19, 4) Artemisinin for COVID-19 and 5) the Company’s vascular disruptor proven safe in more than 500 patients capable of causing massive antigen release which would stimulate immune response against the tumor.

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The Company is a developer of an antisense RNA therapeutic (“OT-101”) against TGF-β as immunotherapy for a broad range of cancers. Cancers overexpress TGF-β, which suppresses host innate immune response to the cancers. Treatment with OT-101 lifts the TGF-β cloaking effect and allows innate or therapeutic immunity to attack and eliminate the cancers. We have completed phase 2 for pancreatic cancer and melanoma and phase 2 in glioblastoma with robust efficacy and safety. Last year, the Food and Drug Administration (“FDA”) granted us Rare Pediatric Designation (“RPD”) for pediatric Diffuse Intrinsic Pontine Glioma (“DIPG”). We are pushing forward into phase 3 either independently or through a proposed joint venture with a Chinese entity with clinical trials in China for pancreatic cancer. Other indications are to follow subsequently. In the United States of America (“United States”, “USA” or “US”) we will be focusing pediatric DIPG with the clinical trials for which we are in discussions with various parties on how to proceed with the program. This strategy of doing phase 3 trials in adults, including possibly in China, and doing rare pediatric pivotal trials in the US will allow us to capitalize on the voucher program in the US and subsequently leverage on the Chinese data for indication expansion into adult. By focusing on RPD we anticipate: 1) reducing the cost of clinical development by way of a smaller and faster clinical trial, 2) acceleration of approval, 3) obtaining regulatory/ marketing exclusivity for 12 years for small molecules and 17 years for biologics, and 4) obtaining a voucher worth upward of $100 million on approval. In the case of DIPG for OT-101 we are anticipating the trial would last no more than 2 years with 30 patients costing approximately $5-7 million with a substantial return on investment. This is the same strategy that we are adopting for our other pipeline drugs- CA4P and Oxi4503. These are vascular disruptor agents with extensive phase 1 and phase 2 testing, and which we feel are ready to enter into meaningful pivotal clinical trials. We are also developing OT-101, an antisense against TGF-β2 – for the treatment of various viruses, including the Severe Acute Respiratory Syndrome (“SARS”) and the current coronavirus (“COVID-19”), on its own and in conjunction with other compounds. In addition, the Company is developing Artemisinin, through its product ArtiShieldTM. Artemisinin, purified from a plant Artemisia annua, is able to inhibit TGF-β activity and is able to neutralize COVID-19. The Company’s test results during an in vitro study at Utah State University showed Artemisinin having an EC50 of 0.45 ug/ml, and a Safety Index of 140. Artemisinin can target multiple viral threats including COVID-19 by suppressing both viral replication and clinical symptoms that arise from viral infection. Viral replication cannot occur without TGF-β. Artemisinin also has been reported to have antiviral activities against hepatitis B and C viruses, human herpes viruses, HIV-1, influenza virus A, and bovine viral diarrhea virus in the low micromolar range. TGF-β surge and cytokine storm cannot occur without TGF-β. In a clinical study undertaken in India, clinical consequences related to the TGF-β surge, including ARDS and cytokine storm, were suppressed by targeting TGF-β with Artemisinin. The clinical study showing these results was a global study with India to contribute at least 120 patients to the total aggregate of 3000 patients. The ARTI-19 trials were conducted in India by Windlas Biotech Private Limited, the Company’s business partner in India, as part of the Company’s global effort at deploying ArtiShieldTM across India, Africa, and Latin America.

The Company has also developed a cough app to help patients use to assess their respiratory condition at the onset of taking the drug and over the period of their treatment, which is key in COVID-19 patients. Patients would use the app to measure their coughs and get a real-time assessment of the cough to show how the patient is progressing in terms of their treatment. The Company has also developed a post marketing survey (“PMS”) tool for patients to use and provide data that would be useful to determine the efficacy of the drug. The cough app and PMS both use AI technologies. All in all, the drug plus the app and the PMS are a full 360 degree of treatment.

As we move into clinical and commercial development of our various products enumerated below, we are planning on implementing AI & vision powered Blockchain technology into our drug development process so that clinical development, clinical trials, and drug manufacturing can be done real time with full data integrity using AI/Vision powered blockchain technology.

We have seven primary drug and AI technology programs we are seeking to advance:

●	OT-101 - an antisense against TGF-β2 – for the treatment of solid tumors with focus on brain cancer in adult and DIPG in children. RPD for pediatric DIPG granted by US FDA.

●	OT-101 - an antisense against TGF-β2 –for the treatment of various viruses, including the SARS and the current COVID-19, on its own and in conjunction with other compounds.

●	Artemisinin – a natural derivative from an Asian herb Artemisia Annua - Artemisinin has shown to be highly potent at inhibiting the ability of the COVID-19 causing virus to multiply while also having an excellent safety index.

●	CA4P- a vascular disrupting agent (“VDA”)- in combination with Ipilimumab for the treatment of solid tumors with focus on melanoma in adult and pediatric melanoma. On May 4th, 2020, FDA granted Rare Pediatric Disease Designation for CA4P/ Fosbretabulin for the treatment of stage IIB–IV melanoma due to genetic mutations that disproportionately affect pediatric patients as a drug for a “rare pediatric disease”.

●	Oxi4503- a second generation VDA- for the treatment of liquid tumors with focus on childhood leukemia. RPD application for pediatric AML submitted to US FDA and favorable initial response obtained.

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●	Backoffice support using PointR fabric cluster computing grids for blockchain/AI for pharmaceutical manufacturing and clinical monitoring and PointR AI Navigator for drug development.

●	Developing AI based technologies to enhance and support the development and commercialization of our Artemisinin based products.

Corporate History

Oncotelic Therapeutics, Inc. (also d/b/a Mateon Therapeutics, Inc.) (“Oncotelic”), was formed in the State of New York in 1988 as OXiGENE, Inc., was reincorporated in the State of Delaware in 1992, and changed its name to Mateon Therapeutics, Inc. in 2016, and Oncotelic Therapeutics, Inc. in November 2020. Oncotelic conducts business activities through Oncotelic and its wholly-owned subsidiaries, Oncotelic, Inc., a Delaware corporation, PointR Data, Inc. (“PointR”), a Delaware corporation, and EdgePoint AI, Inc. (“Edgepoint”), a Delaware Corporation for which there are non-controlling interests, (Oncotelic, Oncotelic Inc., PointR and Edgepoint are collectively called the “Company”). The Company is evaluating the further development of its product candidates OXi4503 as a treatment for acute myeloid leukemia and myelodysplastic syndromes and CA4P in combination with a checkpoint inhibitor for the treatment of advanced metastatic melanoma. Our principal corporate office is in the United States at 29397 Agoura Road, Suite 107, Agoura Hills, CA 91301 (telephone: 650-635-7000). Our Internet address is www.mateon.com.

Amendments to Certificate of Incorporation

In November 2020 the Company filed an amendment to its Certificate of Incorporation with the Secretary of State for the State of Delaware changing its name from “Mateon Therapeutics, Inc.” to “Oncotelic Therapeutics, Inc.” A notice of corporate action had been filed with the Financial Industry Regulatory Authority (“FINRA”), requesting confirmation to change its name and approval for a new ticker symbol. On March 29, 2021, the Company received approval from FINRA on its notice of corporate action, and effective March 30, 2021, the Company’s ticker symbol has changed from “MATN” to “OTLC”.

In January 2021, the Company filed an additional amendment to its Certificate of Incorporation, as amended (the “Charter Amendment”), with the Secretary of State for the State of Delaware, which Charter Amendment went effective immediately upon acceptance by the Secretary of State for the State of Delaware. As approved by the Company’s stockholders by written consent on August 10, 2020, the Charter Amendment increased the number of authorized shares of Common Stock from 150,000,000 shares to 750,000,000 shares.

Conversion of Series A Preferred Stock to Common Stock

Subsequent to obtaining the approval from FINRA on March 29, 2021 related to the various corporate actions, the Company converted 278,188 Series A Preferred Stock into 278,187,847 shares of common stock of the Company. After such conversion and as of May 20, 2021, the total number of shares of common stock outstanding is 369,696,959.

Summary of Risk Factors

This Offering, which provides for the registration of Shares by Peak One and Peak One Investments as the Selling Stockholders and the subsequent public resale of such shares, involves substantial risk. Our ability to execute our business strategy is also subject to certain risks. The risks described under the heading “Risk Factors” included elsewhere in this Prospectus may cause us not to realize the full benefits of our business plan and strategy or may cause us to be unable to successfully execute all or part of our strategy. Some of the most significant challenges and risks are:

●	We may encounter difficulties in expanding our operations successfully, if and when we evolve from a company that is primarily involved in clinical development to a company that is also involved in commercialization.

●	We will need substantial additional funding to continue our operations, which could result in dilution to our stockholders.

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●	If physicians and patients do not accept our future products or if the market for indications for which any product candidate is approved is smaller than expected, we may be unable to generate significant revenue, if any.

●	The Equity Purchase Agreement with Peak One may cause material dilution to our existing stockholders

●	Our stock price may decline because Peak One will pay less than the then-prevailing market price of our common stock.

●	An investment in our shares is highly speculative.

●	We may not have access to the full $10,000,000 amount of the Equity Purchase Agreement.

Before you invest in our Common Stock, you should carefully consider all the information in this Prospectus, including matters set forth under the heading “Risk Factors.”

Where You Can Find Us

Our principal executive office and mailing address and phone number are 29397 Agoura Road, Suite 107, Agoura Hills, CA 91301, (650) 635-7000.

Our Filing Status as a “Smaller Reporting Company”

We are a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. As a “smaller reporting company,” the disclosure we will be required to provide in our Securities and Exchange Commission (“SEC”) filings are less than it would be if we were not considered a “smaller reporting company.” Specifically, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; are not required to conduct say-on-pay and frequency votes until annual meetings occurring on or after January 21, 2013; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, being permitted to provide two years of audited financial statements in annual reports rather than three years. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

For more details regarding this exemption, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies and Significant Judgments and Estimates.”

SUMMARY OF FINANCIAL INFORMATION

The following summary consolidated statements of operations data for the fiscal year ended December 31, 2020 and December 31, 2019 have been derived from our audited consolidated financial statements and notes included elsewhere in this prospectus. The summary consolidated statements of operations data for the three months ended March 31, 2021 and 2020 have been derived from our unaudited interim consolidated financial statements and notes that are included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods, and the results for the full fiscal year ended December 31, 2020 and three months ended March 31, 2021 is not necessarily indicative of our operating results to be expected for the full fiscal year ending December 31, 2021 or any other period. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our consolidated financial statements have been prepared on a basis consistent with our audited financial statements for the year ended December 31, 2020 and December 31, 2019 and unaudited financial statements for three months ended March 31, 2021 and 2020, and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.

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ONCOTELIC THERAPEUTICS, INC. AND SUBSIDIARIES

(Formerly Mateon Therapeutics, Inc.)

CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,	December 31,	December 31,
	2021	2020	2020	2019

ASSETS
Current assets:
Cash	$830,719	$183,437	$474,019	$81,964
Restricted cash	20,000	-	20,000	-
Accounts receivable	19,748	19,748	19,748	149,748
Prepaid & other current assets	84,707	70,967	101,869	41,288

Total current assets	955,174	274,152	615,636	273,000

Development equipment, net of depreciation	7,610	38,135	10,148	47,554
Intangibles, net of accumulated amortization	860,365	911,731	873,206	924,572
In process R&D, net of accumulated amortization	1,101,760	1,308,340	1,101,760	1,377,200
Goodwill	21,062,455	21,062,455	21,062,455	21,062,455

Other long term assets	-	1,800	-	-
Total assets	$23,987,362	$23.596.613	$23,663,205	$23,684,781

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,594,260	$2,202,571	$2,735,805	$2,054,983
Accounts payable to related party	365,323	763,026	391,631	601,682
Contingent Consideration	2,625,000	2,625,000	2,625,000	2,625,000
Derivative liability on Notes	1,168,784	1,778,272	777,024	540,517
Convertible debt for clinical trial	2,030,356	-	2,000,000	-
Convertible debt, net of costs	958,882	1,099,289	1,091,612	944,450
Convertible debt, related party, net of costs	425,181	16,019	297,989	16,474
Private placement convertible debt, net of costs	1,520,720	-	943,586	-
Private placement convertible debt, related party, net of costs	85,664	-	67,992	-
Payroll Protection Plan loan	252,349	-	251,733	-

Total current liabilities	13,026,519		11,182,372	6,783,106

Commitments and contingencies

Stockholders’ equity:
Convertible Preferred stock, $0.01 par value, 15,000,000 shares authorized; 0 and 278,188 shares issued and outstanding at March 31, 2021 and 2020, respectively: 278,188 and 278,188 shares issued and outstanding at December 31, 2020 and 2019, respectively	-	2,782	2,782	2,782
Common stock, $.01 par value; 750,000,000 shares authorized as of March 31, 2021; and 150,000,000 shares authorized, as of March 31, 2020, December 31, 2020 and 2019 respectively; 369,446,959 and 88,032,112 shares issued and outstanding at March 31, 2021 and 2020, respectively; 90,601,912 and 84,069,967 shares issued and outstanding at December 31, 2020 and 2019, respectively	3,694,469	880,321	906,019	840,700
Additional paid-in capital	30,690,013	31,014,633	32,493,086	28,185,599
Accumulated deficit	(24,433,088)	(16,785,300)	(21,630,008)	(12,127,406)

Total Oncotelic Therapeutics, Inc. stockholders’ equity	9,951,394	15,112,436	11,771,879	16,901,675
Non-controlling interests	1,009,449	-	708,954	-
Total stockholders’ equity	10,960,843	15,112,436	12,480,833	16,901,675

Total liabilities and stockholders’ equity	$23,987,362	$23,596,613	$23,663,205	$23,684,781

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ONCOTELIC THERAPEUTICS, INC. AND SUBSIDIARIES

(Formerly Mateon Therapeutics, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,		For the Twelve Months Ended December 31,
	2021	2020	2020	2019

Service Revenue	$-	$340,855	$1,740,855	$-

Operating expenses:
Research and development	1,556,673	311,999	4,302,447	1,372,151
General and administrative	481,209	2,677,503	5,023,142	2,938,726
Total operating expenses	(2,037,882)	(2,989,502)	9,325,589	4,310,877
Loss from operations	(2,037,882)	(2,648,647)	(7,584,734)	(4,310,877)
Other expense:
Interest expense, net	(520,906)	(1,148,351)	(1,998,321)	(749,479)
Change in fair value of derivative on debt	(536,345)	(736,298)	(45,051)	191,643
Long term investment written off	-	-	-	(1,769,300)
Loss on debt conversion	(27,504)	(124,598)	(343,700)	-
Total other expense	(1,084,755)	(2,009,247)	(2,387,072)	(2,327,136)
Net Loss	(3,122,637)	(4,657,894)	(9,971,806)	(6,638,013)
Net loss attributable to non-controlling interests	(319,557)	-	469,204	-
Net loss attributable to Oncotelic Therapeutics, Inc	$(2,803,080)	$(4,657,894)	$(9,502,602)	$(6,638,013)

Basic & diluted net loss per share attributable to common stock	$(0.03)	$(0.03)	$(0.11)	$(0.11)
Basic & diluted weighted average common stock outstanding	94,193,348	84,917,073	88,099,787	59,958,406

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Special Note Regarding Forward-Looking Statements

The information contained in this Prospectus, including in the documents incorporated by reference into this Prospectus, includes some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our management’s expectations, hopes, beliefs, intentions and/or strategies regarding the future, including our financial condition and results of operations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions.

RISK FACTORS

The shares of our Common Stock being offered for resale by the Selling Shareholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire amount invested in the Common Stock. Accordingly, prospective investors should carefully consider, along with other matters referred to herein, the following risk factors in evaluating our business before purchasing any shares of Common Stocks. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment. In addition to the risk factors described below, and some of which are part of our 2020 Annual Report on Form 10-K filed with the SEC on April 15, 2021, you should carefully consider the risks and the other information in this Prospectus before investing in our Common Stock.

Risks Related to Our Business

If we are unable to obtain additional funding, we may be forced to cease operations.

We have experienced net losses every year since inception. In April 2019, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Oncotelic Inc., a clinical-stage biopharmaceutical company developing investigational drugs for the treatment of orphan oncology indications and the Company’s wholly-owned subsidiary Oncotelic Acquisition Corporation (the “Merger Sub”). Upon the terms of and subject to the satisfaction of the conditions described in the Merger Agreement, the Merger Sub would be merged with and into Oncotelic Inc. (the “Merger”), with Oncotelic Inc. surviving the Merger as a wholly-owned subsidiary of the Company. In April 2019, the Company completed the Merger and Oncotelic Inc. became a wholly-owned subsidiary of the Company. The Merger was treated as a recapitalization and reverse acquisition for financial accounting purposes. Oncotelic is considered the acquirer for accounting purposes, and the Company’s historical financial statements before the Merger have been replaced with the historical financial statements of Oncotelic Inc. prior to the Merger in the financial statements and filings with the Securities and Exchange Commission. The Company completed an acquisition of PointR Data, Inc. (“PointR”) in November 2019 and has a non-controlling interest entity, EdgePoint AI, Inc. since February 2020. Even though Oncotelic Inc. is considered as the acquirer for accounting purposes, the Company, as of March 31, 2021, had an accumulated deficit of approximately $24.4 million, including a net loss, before allocation to non-controlling interests, of approximately $3.1 million in the first quarter of 2021. We have no source of product revenue and do not expect to receive any product revenue in the near future except if we generate product revenues from Artemisinin in countries around the globe other than India. We may generate revenues from services rendered in the future, but we cannot expect that to be a regular and of recurring nature. If we remain in business, we expect to incur additional operating losses over the next several years, principally as a result of our plans to continue clinical trials for our investigational drugs. As of March 31, 2021, we had approximately $831,000 in cash and current liabilities of approximately $13.0 million, of which $2.6 million of contingent liabilities that would be issuable in shares of common stock of the Company to the PointR shareholders upon satisfaction of certain conditions. Based on our planned operations, we expect our cash to only support our operations for a short period of time. Therefore, we will need to secure near-term funding, or we would be forced to curtail or terminate operations. Because we do not currently have a guaranteed source of capital that will sustain operations for at least the next twelve months, Management has determined that there is substantial doubt about our ability to continue as a going concern.

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The principal source of our working capital to date has been the proceeds from the sale of equity and debt, a substantial portion of which has been provided by officers and certain insiders. If we are unable to access additional funds in the near term, whether through the sale of additional equity, debt or another means, we may not be able to continue in business. We also may not be able to continue the development of our investigational drugs. Any additional equity or debt financing, if available to us, may not be available on favorable terms and would most likely be dilutive to stockholders. Any debt financing, if available, may involve restrictive covenants and also be dilutive to current stockholders. If we obtain funds through collaborative or licensing arrangements, we may be required to relinquish rights to some of our technologies or product candidates on terms that are not favorable to us. Our ability to access capital when needed is not assured.

In their audit report with regard to our financial statements as of December 31, 2020, we as well as our independent registered public accountants have expressed an opinion that substantial doubt exists as to whether we can continue as a going concern. Because we have limited cash resources, we believe that it will be necessary for us to either raise additional capital in the near term or to enter into a license or other agreement with a larger pharmaceutical company. If we do not succeed in doing so, we may be required to suspend or cease our business, which would likely materially harm the value of our common stock.

Due in part to our limited financial resources, we may fail to select or capitalize on the most scientifically, clinically or commercially promising or profitable indications or therapeutic areas for our product candidates, and we may be unable to pursue and complete the clinical trials that we would like to pursue and complete.

We have limited financial and technical resources to determine the indications on which we should focus the development efforts for our product candidates. Due to our limited available financial resources, we have curtailed clinical development programs and activities that might otherwise have led to more rapid progress of our product candidates through the regulatory and development processes. We currently have insufficient financial resources to complete any additional drug development work.

If we are able to raise funds and continue developing investigational drugs for cancer, we may make incorrect determinations with regard to the indications and clinical trials on which to focus the available resources that we do have. Furthermore, we cannot assure you that we will be able to retain adequate staffing levels to run our operations and/or to accomplish all of the objectives that we otherwise would seek to accomplish. The decisions to allocate our research, management and financial resources toward particular indications or therapeutic areas for our product candidates may not lead to the development of viable commercial products and may divert resources from better opportunities. Similarly, our decisions to delay or terminate drug development programs may also cause us to miss valuable opportunities. In addition, from time to time, we may in-license or otherwise acquire product candidates to supplement our internal development activities. Those activities may use resources that otherwise would have been devoted to our internal programs, and with research and development programs there is no way to assure that the outcome of any trials or other activities will be positive, whether the program was internally generated or in-licensed.

We may encounter difficulties in expanding our operations successfully if and when we evolve from a company that is primarily involved in clinical development to a company that is also involved in commercialization.

As we advance our product candidates through later stages of clinical trials, we will need to expand our development, regulatory, manufacturing, marketing and sales capabilities or contract with third parties to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with such third parties, as well as additional collaborators, distributors, marketers and suppliers.

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Maintaining third party relationships for these purposes will impose significant added responsibilities on members of our management and other personnel. We must be able to manage our development efforts effectively, manage our participation in the clinical trials in which our product candidates are involved effectively, and improve our managerial, development, operational and finance systems, all of which may impose a strain on our administrative and operational infrastructure.

If, following any approval of our product candidates, we enter into arrangements with third parties to perform sales, marketing or distribution services, any product revenues that we receive, or the profitability of these product revenues to us, are likely to be lower than if we were to market and sell any products that we develop ourselves. In addition, we may not be successful in entering into arrangements with third parties to sell and market our products or in doing so on terms that are favorable to us. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish sales and marketing capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our products.

If we were to submit an NDA for our drug candidates in the United States or a marketing application in the EU, we would need to undertake commercial scale manufacturing activities at significant expense to us in order to proceed with the application for approval for commercialization. We or our external vendors may encounter technical difficulties that preclude us from successfully manufacturing the required registration and validation batches of active pharmaceutical ingredient, or API, and/or drug product and we may be unable to recover any financial losses associated with the manufacturing activities. Further, our research or product development efforts may not be successfully completed, any compounds currently under development by us may not be successfully developed into drugs, any potential products may not receive regulatory approval on a timely basis, if at all, and competitors may develop and bring to market products or technologies that render our potential products obsolete. If any of these problems occur, our business would be materially and adversely affected.

We have no manufacturing capacity and have relied on, and expect to continue to rely on, third-party manufacturers to produce our product candidates.

We do not own or operate manufacturing facilities for the production of clinical or commercial quantities of our product candidates or any of the compounds that we are testing in our preclinical programs, and we lack the resources and the capabilities to do so. As a result, we currently rely, and we expect to rely for the foreseeable future, on third-party manufacturers to supply our product candidates. Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured our product candidates or products ourselves, including:

●	reliance on third-parties for manufacturing process development, regulatory compliance and quality assurance;

●	limitations on supply availability resulting from capacity and scheduling constraints of third-parties;

●	the possible breach of manufacturing agreements by third-parties because of factors beyond our control; and

●	the possible termination or non-renewal of the manufacturing agreements by the third-party, at a time that is costly or inconvenient to us.

If we do not maintain our developed important manufacturing relationships, we may fail to find replacement manufacturers or develop our own manufacturing capabilities, which could delay or impair our ability to obtain regulatory approval for our products and substantially increase our costs or deplete profit margins, if any. If we do find replacement manufacturers, we may not be able to enter into agreements with them on terms and conditions favorable to us, and there could be a substantial delay before new facilities could be qualified and registered with the FDA, EMA and other foreign regulatory authorities.

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The FDA, EMA and other foreign regulatory authorities require manufacturers to register manufacturing facilities. The FDA and corresponding foreign regulators also inspect these facilities to confirm compliance with current good manufacturing practices, or cGMPs. Contract manufacturers may face manufacturing or quality control problems causing drug substance production and shipment delays or a situation where the contractor may not be able to maintain compliance with the applicable cGMP requirements. Any failure to comply with cGMP requirements or other FDA, EMA and comparable foreign regulatory requirements could adversely affect our clinical research activities and our ability to develop our product candidates and market our products after approval.

Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our ability to develop our product candidates, our ability to commercialize any products that receive regulatory approval and our potential future profit margins on these products.

Our product candidates have not completed clinical trials, and may never demonstrate sufficient safety and efficacy in order to do so.

Our product candidates are in the clinical stage of development. In order to achieve profitable operations, we alone or in collaboration with others, must successfully develop, manufacture, introduce and market our products. The time frame necessary to achieve market success for any individual product is long and uncertain. The products currently under development by us may require significant additional research and development and additional preclinical and clinical testing prior to application for commercial use. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in early or later-stage studies or clinical trials. Although we have obtained some favorable results to date in preclinical studies and clinical trials of certain of our potential products, such results may not be indicative of results that will ultimately be obtained in or throughout such clinical trials, and clinical trials may not show any of our products to be safe or capable of producing a desired result. Additionally, we may encounter problems in our clinical trials that may cause us to delay, suspend or terminate those clinical trials.

Adverse events observed to date and associated with CA4P and OXi4503 have generally been found to be manageable for drugs treating the indications for which we are developing our product candidates. However, we will be required to continue to test and evaluate the safety of our product candidates in additional clinical trials, and to demonstrate their safety to the satisfaction of appropriate regulatory agencies, as a condition to receipt of any regulatory approvals. In clinical trials to date, transient hypertension believed to be associated with CA4P and OXi4503 has been effectively managed through pre-treatment with anti-hypertensive medication. We cannot assure you, however, that we will be able to make the necessary demonstrations of safety to allow us to receive regulatory approval for our product candidates in any indication.

We only have a limited number of employees to manage and operate our business.

As of May 20, 2021, we had fifteen full-time employees. We rely on consultants and professionals to augment our staffing needs. Our limited financial resources require us to manage and operate our business in a highly efficient manner. We cannot assure you that we will be able to retain adequate staffing levels to run our operations and/or to accomplish all of the objectives that we otherwise would seek to accomplish.

We depend on our executive officers and principal consultants and the loss of their services could materially harm our business.

We believe that our success depends, and will likely continue to depend, upon our ability to retain the services of our current executive officers, particularly our Chief Executive Officer, Chief Technology Officer, Chief Business Officer and Chief Financial Officer, our principal consultants and others. Two of our executive officers have been working at 50% salaries since early April 2019 (and prior to the reverse merger since October 2017) and one of our Executive Officer worked at 60% of salary till October 2020, which increases the risk that we may not be able to retain their services. The loss of the services of any of these individuals could have a material adverse effect on our business. In addition to these key service providers, we have established relationships with universities, hospitals and research institutions, which have historically provided, and continue to provide, us with access to research laboratories, clinical trials, facilities and patients. Additionally, we believe that we may, at any time and from time to time, materially depend on the services of consultants and other unaffiliated third parties. We cannot assure you that consultants and other unaffiliated third parties will provide the level of service to us that we require in order to achieve our business objectives.

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Our industry is highly competitive, and our product candidates may become obsolete.

We are engaged in a rapidly evolving field. Competition from other pharmaceutical companies, biotechnology companies and research and academic institutions is intense and likely to increase. Many of those companies and institutions have substantially greater financial, technical and human resources than we do. Many of those companies and institutions also have substantially greater experience in developing products, conducting clinical trials, obtaining regulatory approval and in manufacturing and marketing pharmaceutical products. Our competitors may succeed in obtaining regulatory approval for their products more rapidly than we do. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of these competitive products may have an entirely different approach or means of accomplishing the desired therapeutic effect than products being developed by us. Our competitors may succeed in developing products that are more effective and/or cost competitive than those we are developing, or that would render our product candidates less competitive or even obsolete. In addition, one or more of our competitors may achieve product commercialization or patent protection earlier than we do, which could materially adversely affect us.

If clinical trials or regulatory approval processes for our product candidates are prolonged, delayed or suspended, we may be unable to out-license or commercialize our product candidates on a timely basis, which would require us to incur additional costs and delay or prevent our receipt of any proceeds from potential license agreements or product sales.

We cannot predict whether we will encounter problems with any of our completed, ongoing or planned clinical trials that will cause us or any regulatory authority to delay or suspend those clinical trials or delay or invalidate the analysis of data derived from them. A number of events, including any of the following, could delay the completion of our other ongoing and planned clinical trials and negatively impact our ability to obtain regulatory approval for, and to market and sell, a particular product candidate:

●	conditions imposed on us by the FDA, EMA or another foreign regulatory authority regarding the scope or design of our clinical trials;

●	delays in obtaining, or our inability to obtain, required approvals from institutional review boards or other reviewing entities at clinical sites selected for participation in our clinical trials;

●	insufficient supply of our product candidates or other materials necessary to conduct and complete our clinical trials;

●	slow enrollment and retention rate of subjects in clinical trials;

●	any compliance audits and pre-approval inspections by the FDA, EMA or other regulatory authorities;

●	negative or inconclusive results from clinical trials, or results that are inconsistent with earlier results;

●	serious and unexpected drug-related side effects; and

●	failure of our third-party contractors to comply with regulatory requirements or otherwise meet their contractual obligations to us.

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Commercialization or licensure of our product candidates may be delayed or prevented by the imposition of additional conditions on our clinical trials by the FDA, EMA or another foreign regulatory authority or the requirement of additional supportive clinical trials by the FDA, EMA or another foreign regulatory authority. In addition, clinical trials require sufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease, the conduct of other clinical trials that compete for the same patients as our clinical trials, and the eligibility criteria for our clinical trials. Our failure to enroll patients in our clinical trials could delay the completion of the clinical trial beyond our expectations, or it could prevent us from being able to complete the clinical trial. In addition, the FDA and EMA could require us to conduct clinical trials with a larger number of subjects than we have projected for any of our product candidates. We may not be able to enroll a sufficient number of patients in a timely or cost-effective manner. Furthermore, enrolled patients may drop out of our clinical trials, which could impair the validity or statistical significance of the clinical trials.

We do not know whether our clinical trials will begin as planned, will need to be restructured, or will be completed on schedule, if at all. Delays in our clinical trials will result in increased development costs for our product candidates, and our financial resources may be insufficient to fund any incremental costs. In addition, if our clinical trials are delayed, our competitors may be able to bring products to market before we do and the commercial viability of our product candidates could be limited.

If physicians and patients do not accept our future products or if the market for indications for which any product candidate is approved is smaller than expected, we may be unable to generate significant revenue, if any.

Even if any of our product candidates obtain regulatory approval, they may not gain market acceptance among physicians, patients, and third-party payers. Physicians may decide not to prescribe our drugs for a variety of reasons including:

●	timing of market introduction of competitive products;

●	demonstration of clinical safety and efficacy compared to other products;

●	cost-effectiveness;

●	limited or no coverage by third-party payers;

●	convenience and ease of administration;

●	prevalence and severity of adverse side effects;

●	restrictions in the label of the drug;

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●	other potential advantages of alternative treatment methods; and

●	ineffective marketing and distribution support of our products.

If any of our product candidates is approved, but fails to achieve market acceptance, we may not be able to generate significant revenue and our business would suffer.

The uncertainty associated with pharmaceutical reimbursement and related matters may adversely affect our business.

Market acceptance and sales of any one or more of our product candidates that we develop will depend on reimbursement policies and may be affected by future healthcare reform measures in the United States and in foreign jurisdictions. Government authorities and third-party payers, such as private health insurers and health maintenance organizations, decide which drugs they will cover and establish payment levels. We cannot be certain that reimbursement will be available for any product candidates that we develop. Also, we cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for, our products. If reimbursement is not available or is available on a limited basis, we may not be able to successfully commercialize any product candidates that we develop.

In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, also called the Medicare Modernization Act, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation established Medicare Part D, which expanded Medicare coverage for outpatient prescription drug purchases by the elderly but provided authority for limiting the number of drugs that will be covered in any therapeutic class. The MMA also introduced a new reimbursement methodology based on average sales prices for physician-administered drugs.

The United States and several foreign jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payers in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. We expect to experience pricing pressures in connection with the sale of any products that we develop due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals.

In March 2010, the Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively, ACA, became law in the U.S. The goal of ACA is to reduce the cost of health care and substantially change the way health care is financed by both government and private insurers. While we cannot predict what impact on federal reimbursement policies this legislation will have in general or on our business specifically, the ACA may result in downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of, and the price we may charge for, any products we develop that receive regulatory approval.

More recently, the current U.S. presidential administration has made statements suggesting plans to seek repeal of all or portions of the ACA. There is uncertainty regarding the impact that the President’s administration may have on matters currently governed by the ACA, if any, and any regulatory or legislative changes will likely take time to unfold. These changes could have an impact on coverage and reimbursement for healthcare items and services covered by plans that were authorized by the ACA. However, we cannot predict the ultimate content, timing or effect of any healthcare reform legislation or the impact of potential legislation on us. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products.

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Our business and operations could suffer in the event of system failures.

Despite the implementation of security measures, our internal computer systems and those of our third-party CROs and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Furthermore, we have little or no control over the security measures and computer systems of our third-party CROs and other contractors and consultants. While we have not experienced any material system failure, accident, or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our programs. For example, the loss of clinical trial data for our product candidates could result in delays in our marketing approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications or other data or applications relating to our technology or product candidates, or inappropriate disclosure of confidential or proprietary information, we could incur liabilities and the further development of our product candidates could be delayed.

Risks Related to Our Securities

Dilution of our shares will likely be adversely affected by sales of our common stock pursuant to our agreement with the Selling Stockholders.

Sales of an aggregate of 33,863,445 shares of our Common Stock being registered herein on behalf of Peak One and Peak One Investments and the subsequent resale of those shares will have a material dilutive effect upon our shares and will likely have a depressive effect on the market price of our Common Stock.

The price of our common stock is volatile, and is likely to continue to fluctuate due to reasons beyond our control; a limited public trading market may cause volatility in the price of our common stock.

The market price of our common stock has been, and likely will continue to be, highly volatile. Factors, including our financial results or our competitors’ financial results, clinical trial and research development announcements and government regulatory action affecting our potential products in both the United States and foreign countries, have had, and may continue to have, a significant effect on our results of operations and on the market price of our common stock. We cannot assure you that an investment in our common stock will not fluctuate significantly. One or more of these factors could significantly harm our business and cause a decline in the price of our common stock in the public market. Substantially all of the shares of our common stock issuable upon exercise of outstanding options and warrants have been registered or are likely to be registered for resale or are available for sale pursuant to Rule 144 under the Securities Act, and may be sold from time to time. As of March 31, 2021, we had approximately 24,678,000 shares of common stock underlying currently outstanding warrants and options. In addition, as of March 31, 2021, we had approximately 35,389,000 shares of our common stock issuable upon a possible conversion of convertible notes. Sales of any of these shares on the market, as well as future sales of our common stock by existing stockholders, or the perception that sales may occur at any time, could adversely affect the market price of our common stock.

Our common stock is currently quoted on the OTCQB Market. The quotation of our common stock on the OTCQB Market does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is subject to this volatility. Sales of substantial amounts of common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock and our stock price may decline substantially in a short time and our stockholders could suffer losses or be unable to liquidate their holdings.

We will require additional capital funding, the receipt of which may impair the value of our common stock.

Our future capital requirements depend on many factors, including our research, development, sales and marketing activities. We will need to raise additional capital through public or private equity or debt offerings or through arrangements with strategic partners or other sources in order to continue to develop our product candidates. There can be no assurance that additional capital will be available when needed or on terms satisfactory to us, if at all. To the extent we raise additional capital by issuing equity securities, our shareholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing common stock.

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Our common stock is currently subject to the “Penny Stock” Rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

As of March 31, 2021, we had net tangible assets of approximately $1.0 million and our common stock had a market price per share of less than $5.00. As a result, transactions in our common stock are subject to the SEC’s “penny stock” rules. The designation of our common stock as a “penny stock” likely limits the liquidity of our common stock. Prices for penny stocks are often not available to buyers and sellers and the market may be very limited. Penny stocks are among the riskiest equity investments. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. The document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also provide purchasers with bid and offer quotations and information regarding broker and salesperson compensation and make a written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser’s written agreement to the purchase. Many brokers choose not to participate in penny stock transactions. Because of the penny stock rules, there may be less trading activity in penny stocks. Because shares of our common stock are currently subject to these penny stock rules, your ability to trade or dispose of shares of our common stock may be adversely affected.

We may not be able to achieve secondary trading of our stock in certain states because our common stock is no longer nationally traded, which could subject our stockholders to significant restrictions and costs.

Our common stock is not currently eligible for trading on the Nasdaq Capital Market or on a national securities exchange. Therefore, our common stock is subject to the securities laws of the various states and jurisdictions of the United States in addition to federal securities law. While we may register our common stock or qualify for exemptions for our common stock in one of more states, if we fail to do so the investors in those states where we have not taken such steps may not be allowed to purchase our stock or those who presently hold our stock may not be able to resell their shares without substantial effort and expense. These restrictions and potential costs could be significant burdens on our stockholders.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential stockholders could lose confidence in our financial reporting, which could harm our business and the trading price of our stock.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports. If we cannot maintain effective controls and reliable financial reports, our business and operating results could be harmed. For example, our small size and limited staffing levels do not allow for segregation of duties that exist at larger companies. We have conducted an evaluation of the effectiveness of our internal control over financial reporting as of March 31, 2021 based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework). Based on that evaluation, our management concluded that our internal control over financial reporting were not effective as of March 31, 2021. We continue to work on remedying our weaknesses and maintaining effective internal controls over financial reporting; however, there can be no assurance that a material weakness will not occur in the future. Any failure to implement and maintain controls over our financial reporting or difficulties encountered in the implementation of improvements in our controls, could cause us to fail to meet our reporting obligations. Any failure to maintain our internal controls over financial reporting or to address identified weaknesses in the future, if they were to occur, could also cause investors to lose confidence in our reported financial information, which could have a negative impact on the trading price of our stock.

Issuance of additional equity securities may adversely affect the market price of our common stock.

Prior to filing the amendment described below, we were authorized to issue up to 150,000,000 shares of our common stock. Subsequent to the filing of the amendment described above, we are authorized to issue up to 750,000,000 shares of our common stock. As of March 31, 2021, we had 369,446,959 shares of common stock issued and outstanding, including 1,019,303 shares of common stock to be issued. We issued 250,000 commitment shares to Peak One on May 3, 2021, and as we have 369,696,959 shares of our common stock outstanding as of May 20, 2021. As of March 31, 2021, we also, approximately 20.8 million warrants outstanding, approximately 3.9 million options and approximately 35.4 million shares of common stock issuable upon conversion of convertible notes and debt.

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To the extent that additional shares of common stock are issued or options and warrants are exercised, holders of our common stock will experience dilution. In addition, in the event of any future issuances of equity securities or securities convertible into or exchangeable for common stock, holders of our common stock may experience dilution.

We filed an amendment to our Certificate of Incorporation with the State of Delaware on January 27, 2021 and as such, we are currently authorized to issue up to 750,000,000 shares of our common stock. We are also currently authorized to issue up to 15,000,000 shares of preferred stock. As of March 31, 2021, we had 0 shares of preferred stock outstanding. As of May 20, 2021, we had 369,696,959 shares of common stock issued and outstanding, including 1,019,303 shares of common stock to be issued. As of May 20, 2021, we also had approximately 20.8 million warrants to purchase shares of our common stock outstanding, approximately 3.9 million options to purchase shares of our common stock outstanding and approximately 35.4 million shares of common stock issuable upon conversion of convertible notes.

Our Board of Directors is authorized to issue preferred stock without any action on the part of our stockholders. Our Board of Directors also has the power, without stockholder approval, to set the terms of any such preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease. Any provision permitting the conversion of any such preferred stock into our common stock could result in significant dilution to the holders of our common stock.

We also consider from time to time various strategic alternatives that could involve issuances of additional common or preferred stock, including but not limited to acquisitions and business combinations.

We have no plans to pay dividends on our common stock, and you may not receive funds without selling your common stock.

We have not declared or paid any cash dividends on our common stock, nor do we expect to pay any cash dividends on our common stock for the foreseeable future. We currently intend to retain any future earnings, if any, to finance our operations and growth and, potentially, for future stock repurchases and, therefore, we have no plans to pay cash dividends on our common stock. Any future determination to pay cash dividends on our common stock will be at the discretion of our Board of Directors and will be dependent on our earnings, financial condition, operating results, capital requirements, any contractual restrictions, and other factors that our board of directors deems relevant.

Accordingly, you may have to sell some or all of your common stock in order to generate cash from your investment in the Company. You may not receive a gain on your investment when you sell our common stock and may lose the entire amount of your investment.

The Company and EdgePoint will require additional capital funding, the receipt of which may impair the value of our Common Stock and EdgePoint’s Common Stock.

Our future capital requirements and EdgePoint’s future capital requirements depend on many factors, including our research, development, sales and marketing activities as well as the development of EdgePoint’s business. We and EdgePoint will need to raise additional capital through public or private equity or debt offerings or through arrangements with strategic partners or other sources in order to continue to develop our product candidates. There can be no assurance that additional capital will be available when needed or on terms satisfactory to us or EdgePoint, if at all. To the extent we and/or EdgePoint raise additional capital by issuing equity securities, our shareholders and EdgePoint’s shareholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing Common Stock and EdgePoint’s Common Stock and the Securities contemplated to be issued as described in this Confidential Offering Memorandum.

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Risks Related to EdgePoint Securities and JH Darbie Financing

Risks related specifically to EdgePoint.

EdgePoint is developing AI/Blockchain solution for pharmaceutical manufacturing. Our AI/Blockchain product is still in beta development stage and its continuing development and validation as a viable FDA compliant platform may not be successful. While we may spin-off EdgePoint AI as a standalone publicly traded company, however, no assurances can be given that we will spin-off EdgePoint AI. The spin-off of EdgePoint AI as a standalone publicly traded company requires SEC approval. There is no guarantee that SEC approval will be obtained.

The securities issued in the JH Darbie Financing are not registered, and investors may be required to hold them for an indefinite period.

While we intend to register the EdgePoint Common Stock issued in connection with the JH Darbie Financing for resale by selling stockholders, as well as our Common Stock and the EdgePoint Common Stock issuable upon conversion of the convertible promissory notes issued therewith, and upon exercise of the Warrants, no assurances can be given that we will be able to do so in a timely manner, if at all. Until those securities are registered for resale, you will be required to hold them for an indefinite period or to sell them only in privately negotiated transactions. In any event, there is no current market for the EdgePoint Common Stock and we can give no assurance that there ever will be even if these securities are registered.

If you purchased Units in the now closed JH Darbie Financing, you may experience immediate dilution as a result of the JH Darbie Financing and future equity issuances

The offering price per share of EdgePoint Common Stock in the JH Darbie Financing was higher than the net tangible book value per share of EdgePoint Common Stock outstanding prior to the JH Darbie Financing. As a result, purchasers of Units in the JH Darbie Financing would experience immediate dilution in the net tangible book value of their investment.

The issuance of additional Edgepoint securities could be dilutive to Edgepoint stockholders if they do not participate in future offerings. Moreover, to the extent that we issue additional options or warrants to purchase, or securities convertible into or exchangeable for, shares of EdgePoint Common Stock or Common Stock in the future and those options, warrants or other securities are exercised, converted or exchanged (or if we issue shares of restricted stock), stockholders may experience further dilution. Holders of EdgePoint and our Common Stock had no preemptive rights that entitled them to purchase their pro rata share of any offering of shares of any class or series of EdgePoint’s Common Stock or the Company’s capital stock.

The Company had broad discretion in the use of the net proceeds of the now closed JH Darbie Financing and, despite our efforts, we may use the proceeds in a manner that does not improve the Company’s operating results or increase the value of your investment

We intend to use part of the net proceeds from the sale of Units for development and eventual may spin off EdgePoint as a publicly traded entity, and general corporate purposes and working capital. We may also use all or a portion of the net proceeds to fund possible investments, including acquisitions. However, we have not determined the specific allocation of the net proceeds among these potential uses. Our management will have broad discretion over the use and investment of the net proceeds of the JH Darbie Financing, and, accordingly, purchasers of Units in the JH Darbie Financing will need to rely upon the judgment of our management with respect to the use of proceeds, with only limited information concerning our specific intentions. These proceeds could be applied in ways that do not improve our operating results or increase the value of your investment.

General Risk Factors

Unfavorable global epidemic or pandemic conditions could adversely affect our business, financial condition or results of operations.

Our operations and the financial results of our operations could be adversely affected by general conditions in the global economy and in the global financial markets. Global financial concerns have caused, and may continue to cause, extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn could result in a variety of risks to our business, including our ability to raise additional capital when needed on acceptable terms, if at all. We cannot currently anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

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Our business may suffer from the severity or longevity of the COVID-19 Global Outbreak.

The COVID-19 is currently impacting countries, communities, supply chains and markets, as well as the global financial markets. To date, COVID-19 has not had a material impact on the Company, other than as set forth above. However, the Company cannot predict whether COVID-19 will have a material impact on our financial condition and results of operations due to understaffing, disruptions in government spending, among other factors. In addition, at this time we cannot predict the impact of COVID-19 on our ability to obtain financing necessary for the Company to fund its working capital requirements. In most respects, it is too early in the COVID-19 pandemic to be able to quantify or qualify the longer-term ramifications on our business, our customers and/or our potential investors.

We, or the third parties upon whom we depend, may be adversely affected by earthquakes or other natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Earthquakes or other natural disasters could severely disrupt our operations and have a material adverse effect on our business, results of operations, financial condition and prospects. If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as the manufacturing facilities of our third-party contract manufacturers, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans we have in place may prove inadequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which could have a material adverse effect on our business.

Risks Related to Peak One Equity Line

Peak One’s sales of our Shares into the open market may cause material decreases in our stock price.

The 33,863,445 shares of our common stock that are being registered herein and may be sold into the market by Peak One and Peak One Investments, could cause our stock price to decline. In turn, if our stock price declines and we issue more Purchase Notices, this would cause more shares to come into the market, which could cause a further drop in our stock price.

Funding from our Purchase Agreement with Peak One may be limited or insufficient to fund our operations or to implement our strategy.

Under our Equity Agreement with Peak One, and upon effectiveness of the registration statement of which this prospectus is a part, and subject to other conditions, we may direct Peak One to purchase up to 33,863,445 shares of our common stock over a 24-month period. At an assumed hypothetical purchase price of $0.2975 (equal to 91% of the Market price, as defined in the section entitled “Equity Purchase Agreement with Peak One Opportunity Fund” in this prospectus) and assuming the sale by us to Peak One of all of the 33,863,445 Shares, or approximately 8.4% of our issued and outstanding common stock, including the issuance of such shares, being registered hereunder pursuant to put notices under the Equity Purchase Agreement, we would receive approximately $10 million in gross proceeds. Furthermore, we may receive substantially less than $10,000,000 in gross proceeds from the financing (or $10,000,000 if we receive the maximum financing of $10,000,000) due to our share price, discount to market and other factors relating to our common stock.

There can be no assurance that we will be able to receive all or any of the total commitment from Peak One because the Equity Purchase Agreement contains certain limitations, restrictions, requirements, conditions and other provisions that could limit our ability to cause Peak One to buy common stock from us. For instance, we are prohibited from issuing a Put Notice if the amount requested in such Put Notice exceeds the Maximum Put Amount, or the sale of Shares pursuant to the Put Notice would cause us to sell or Peak One to purchase an aggregate number of shares of the Company’s common stock which would result in beneficial ownership by Peak One of more than 4.99% of our common stock (as calculated pursuant to Section 13(d) of the Exchange Act and the rules and regulations thereunder). Moreover, there are limitations with respect to the frequency with which we may provide Put Notices to Peak One under the Equity Purchase Agreement. Also, as discussed above, there must be an effective registration statement covering the resale of any Shares to be issued pursuant to any draw down under the Equity Purchase Agreement, and the registration statement of which this prospectus is a part covers the resale of only 33,863,445 Shares that may be issuable pursuant to put notices under the Equity Purchase Agreement. The registration statements may be subject to review and comment by the staff of the Commission and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of the registration statements cannot be assured.

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The extent to which we rely on Peak One as a source of funding will depend on a number of factors, including the amount of working capital needed, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Peak One were to prove unavailable or prohibitively dilutive, we would need to secure another source of funding. Even if we sell all 33,863,445 shares of common stock under the Purchase Agreement with Peak One, we will still need additional capital to fully implement our current business, operating plans and development plans.

The sale or issuance of our common stock to Peak One at a discount may cause substantial dilution and the resale of the shares of common stock by Peak One into the public market, or the perception that such sales may occur, could cause the price of our common stock to fall.

Under the Equity Purchase Agreement with Peak One, upon effectiveness of the registration statement of which this prospectus is a part, and subject to other conditions, we may direct Peak One to purchase up to 33,613,445 of our shares of common stock over a 24-month period. We are registering an aggregate of 33,863,445 (including 250,000 Commitment shares already issued) shares of common stock in the registration statement of which this prospectus is a part pursuant to the Registration Rights Agreement, representing shares which have been and may be issuable to Peak One under the Equity Purchase Agreement. Notwithstanding Peak One’s beneficial ownership limitation set forth in the Equity Purchase Agreement, if all of the 33,863,445 shares offered under this prospectus were issued and outstanding as of May 20, 2021, such shares would represent approximately 8.4% of the total number of shares of our common stock outstanding, including the issuance of such shares and 20.8% of the total number of outstanding shares of our common stock held by non-affiliates, and including the issuance of such shares to be purchased and Commitment Fee Shares to be issued, in each case as of May 20, 2021. The number of shares ultimately offered for sale by Peak One under this prospectus is dependent upon a number of factors, including the number of Shares we ultimately issue and sell to Peak One under the Equity Purchase Agreement. Because the actual Purchase Price for the Shares that we may sell to Peak One will fluctuate based on the market price of our common stock during the term of the Equity Purchase Agreement, we are not able to determine at this time the exact number of shares of our common stock that we will issue under the Equity Purchase Agreement and, therefore, the exact number of shares we will ultimately register for resale under the Securities Act.

Specifically, because the per share Purchase Price for the Shares subject to a Put Notice will be equal to a 9% discount to certain trading prices of our common stock as set forth in the Equity Purchase Agreement, Peak One will pay less than the then-prevailing market price for our common stock, and the actual Equity Purchase price for the Shares that we may sell to Peak One will fluctuate based on the VWAPs and closing prices of our common stock during the term of the Equity Purchase Agreement. As a result of this discount, Peak One may have a financial incentive to sell our common stock immediately to realize the profit equal to the difference between the Equity Purchase price and the market price. If Peak One sells the common stock, the market price of our common stock could decrease. If the market price of our common stock decreases, Peak One may have a further incentive to sell the common stock that it holds. These sales may have a further impact on the market price of our common stock.

Moreover, there is an inverse relationship between the market price of our common stock and the number of shares of our common stock that may be sold pursuant to the Equity Purchase Agreement. That is, the lower the market price, the more shares of our common stock that may be sold under the Equity Purchase Agreement. Accordingly, if the market price of our common stock decreases (whether such decrease is due to sales by Peak One in the market or otherwise) and, in turn, the Equity Purchase price of our common stock sold to Peak One under the Equity Purchase Agreement decreases, this could allow Peak One to receive greater numbers of shares of our common stock pursuant to put notices under the Equity Purchase Agreement. Although the number of shares of our common stock that our existing stockholders own will not decrease, the common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such sales to Peak One. Depending on market liquidity at the time, the sale of a substantial number of shares of our common stock to Peak One at a discount to the then-prevailing market price for our common stock under the Equity Purchase Agreement, and the resale of such shares by Peak One into the public market, or the perception that such sales may occur, could cause the trading price of our common stock to decline, result in substantial dilution to existing stockholders and make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

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For a tabular disclosure of the number of securities and percentage ownership to be issued assuming we sell all the securities on the registration statement and assuming sales to Peak One at various discounts to our current market price, please see “Equity Purchase Agreement with Peak One Opportunity Fund” on page 23 of this prospectus.

We may use the net proceeds from sales of our common stock to Peak One pursuant to the Equity Purchase Agreement in ways with which you may disagree.

We intend to use the net proceeds from sales of our common stock to Peak One pursuant to the Equity Purchase Agreement for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses of the proceeds from sales of common stock to Peak One pursuant to the Equity Purchase Agreement. Accordingly, we will have significant discretion in the use of the net proceeds of sales of common stock to Peak One pursuant to the Equity Purchase Agreement. It is possible that we may allocate the proceeds differently than investors in this offering desire or that we will fail to maximize our return on these proceeds. We may, subsequent to this offering, modify our intended use of the proceeds from sales of common stock to Peak One pursuant to the Equity Purchase Agreement to pursue strategic opportunities that may arise, such as potential acquisition opportunities. You will be relying on the judgment of our management with regard to the use of the net proceeds from the sales of common stock to Peak One pursuant to the Equity Purchase Agreement, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Any failure to apply the proceeds from sales of common stock to Peak One pursuant to the Equity Purchase Agreement effectively could have a material adverse effect on our business and cause a decline in the market price of our common stock.

Cautionary Note

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise. Investors should carefully consider all of such risk factors before making an investment decision with respect to our common stock.

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USE OF PROCEEDS

We will not receive any proceeds from the disposition and/or resale of the shares of common stock by the Selling Stockholders or their transferees. We will, however, receive cash proceeds from the Put Notices we issue to Peak One Opportunity Fund, LP (“Peak One”), which we, while we retain broad discretion on the use of proceeds, intend to use for funding our product development programs, acquisition of new products, working capital and to fund general operational needs.

DETERMINATION OF OFFERING PRICE

In determining the offering price of the shares pursuant to the Equity Purchase Agreement, we considered several factors including the following:

●	prevailing market conditions, including the history and prospects for the industry in which we compete;
●	our future prospects; and
●	our capital structures.

Therefore, the offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock.

DILUTION

The Shares registered under this registration statement are not being offered for purchase. The shares are being registered on behalf of Peak One pursuant to Put Notices we issue to Peak One.

SELLING SECURITY HOLDERS

The selling security holders identified in this prospectus may offer and sell:

1.	Peak One – 33,613,445 Shares of our Common Stock to be purchased by Peak One pursuant to the Equity Purchase Agreement (“EPA”), registered for resale herein, and would represent 8.33% of our issued and outstanding shares of common stock as of May 20, 2021 and including the issuance of such shares to be purchased and Commitment Fee Shares to be issued;

2.	125,000 Commitment Fee Shares issued to Peak One on May 3, 2021, which represents less than 1% (0.03%) of our issued and outstanding shares of common stock as of May 3, 2021 and including the issuance of such shares to be purchased and Commitment Fee Shares to be issued.

3.	125,000 Commitment Fee Shares issued to Peak One Investments, LLC on May 3, 2021, which represents less than 1% (0. 03%) of our issued and outstanding shares of common stock as of May 3, 2021 and including the issuance of such shares to be purchased and Commitment Fee Shares to be issued.

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Peak One Investments is the general partner of Peak One Opportunity Fund, LP.

We may require the selling security holders to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

The selling security holders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered” in the table below.

Peak One and Peak One Investments will be deemed to be underwriters within the meaning of the Securities Act. Any profits realized by the selling stockholders may be deemed to be underwriting commissions.

We cannot give an estimate as to the number of shares of common stock that will actually be held by the selling stockholders upon termination of this offering, because each selling security holder may offer some or all of the common stock being registered on their individual behalf under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The manner in which the selling stockholders acquired or will acquire shares of our common stock is discussed below under “The Offering.”

The following table sets forth the name of the selling stockholder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholders’ account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholders after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days of the date as of which the information is provided, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 369,696,959 shares of our common stock outstanding as of May 20, 2021 and including the issuance of such shares to be purchased and Commitment Fee Shares to be issued.

Unless otherwise set forth below, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, and (b) no selling stockholders had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

Name of Selling Shareholder	Shares Beneficially Owned Prior to Offering*	Shares to be Offered		Amount Beneficially Owned After Offering %(3)
Peak One Opportunity Fund	0	33,613,445	(1)(2)(3)(4)	0	(2)
Peak One Opportunity Fund	125,000	125,000	(5)	0	(2)
Peak One Investments, LLC	125,000	125,000	(6)	0	(2)

Notes:

1)	Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of our common stock, and could be materially less or more than the number estimated in the table.

2)	Because the selling security holders may offer and sell all or only some portion of the 33,863,445 shares of our common stock being offered pursuant to this prospectus and may acquire additional shares of our common stock in the future, we can only estimate the number and percentage of shares of our common stock that the selling stockholder will hold upon termination of the offering. The column titled “Number of Shares Owned After Offering” assumes that the Selling Stockholders will sell all of their Shares.

3)	Jason Goldstein exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Peak One and Peak One Investments.

4)	Consists of up 33,613,445 shares of common stock to be sold by Peak One pursuant to Put Notices we issue to Peak One pursuant to the Equity Purchase Agreement.

5)	Consists of 125,000 Commitment Shares issued to Peak One on May 3, 2021.

6)	Consists of up to 125,000 shares of Commitment Shares issued to Peak One Investments on May 3, 2021

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THE OFFERING

Summary of the Offering
Shares currently outstanding:	369,446,959 (not including the issuance of such shares to be purchased and Commitment Fee Shares issued to Peak One and Peak One Investments, LLC)

Shares being offered:

33,613,445 shares of common stock that we may issue to Peak One pursuant to put notices under the Equity Purchase Agreement

250,000 shares equally issued as Commitment Shares to Peak One and Peak One Investments, LLC

Offering Price per share:	The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

Use of Proceeds:	We will not receive any proceeds from the sale of the shares of our common stock by the Selling Stockholders. However, we will receive proceeds from receive cash proceeds from Put Notices we issue to Peak One Opportunity Fund pertaining to the 33,613,445 shares being registered on behalf of Selling Shareholder Peak One.

OTC Markets Symbol:	OTLC

Risk Factors:	See “Risk Factors” beginning on page 7 and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Equity Purchase Agreement (“EPA”) with Peak One Opportunity Fund

On May 3, 2021, we entered into the EPA with Peak One and Peak One Investments (also referred to herein as the “Investor). Although we are not required to sell shares under the EPA, the EPA gives us the option to sell up to an aggregate of $10,000,000 worth of our common stock to Peak One (the “Maximum Commitment Amount”), in increments, over the period ending on the Commitment Period (the Commitment Period is mean the period commencing on the Execution Date, and ending on the earlier of (i) the date on which the Investor shall have purchased Put Shares equal to the Maximum Commitment Amount, (ii) 24 months after the initial effectiveness of the Registration Statement, (iii) our written notice of termination to the Investor, (iv) the Registration Statement is no longer effective, or (v) the date that, pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors. Additionally, we are required to issue Commitment Fees of 125,000 Shares each to Peak One and Peak One Investments.

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There is no assurance the market price of our common stock will increase in the future. Dependent upon the share price, the number of common shares that remain issuable may be insufficient to allow us to access the full amount contemplated under the EPA. If the bid/ask spread remains the same, we will be unable to place puts for the full commitment under the EPA. Based on the closing trading price of our common stock on May 20, 2021 of $0.2975, the registration statement covers the offer and possible sale 33,863,445 shares to Peak One, which includes the 125,000 Common Stock Commitment Fee Shares we issued to each Peak One and Peak One Investments on May 3, 2021 for an aggregate of 250,000 Commitment Fee Shares.

During the Commitment Period, we may, in our sole discretion, deliver a Put Notice to Peak One stating the dollar amount we intend to sell to Peak One on a designated closing date. The purchase price of our Common Stock will be set at ninety-one percent (91%) of the Market Price on such date on which the Purchase Price is calculated. The Market Price is defined in the EPA as the lesser of the (i) closing bid price of the Common Stock on the Principal Market on the Trading Day immediately preceding the respective Put Date, or (ii) the lowest closing bid price of the Common Stock on the Principal Market for any Trading Day during the Valuation Period. The Valuation Period is defined as the period of seven (7) Trading Days immediately following the Clearing Date associated with the applicable Put Notice. The Valuation Period begins on the first Trading Day following the Clearing Date.

Section 2.2 of the EPA sets forth the “mechanics” of the Put Notices and the Put Shares, as follows:

1.	at any time during the Commitment Period, we may deliver a Put Notice to Peak One The initial price per share provided for in the Put Notice will be equal to the Initial Purchase Price (the Initial Purchase Price is defined as 91% of the lowest closing bid price of our common stock on the trading day immediately preceding the respective Put Date), subject to adjustment during the Valuation Period.

2.	we shall deliver the Put Shares to Peak One within 2 trading days following the Put Date.

3.	a Put Notice shall be delivered on the trading day that Peak One receives the notice or the immediately succeeding trading day or on a non-trading day.

4.	at the end of the Valuation Period, the Purchase Price of the then applicable Put Shares shall be determined, as follows: (i) if the value of the Put Shares delivered to Peak One causes the Maximum Commitment Amount (Maximum Commitment Amount is defined as Ten Million Dollars) to be exceeded, then immediately after the Valuation Period, Peak One shall return to us the surplus amount of Put Shares associated with such Put and the Purchase Price with respect to such Put, which shall be reduced by any Clearing Costs related to the return of such Put Shares; (ii) the Closing of a Put shall occur within three (3) Trading Days following the end of the Valuation Period, whereby the Investor shall deliver the Investment Amount by wire transfer of immediately available funds to an account that we designate.

We are not entitled to deliver a Put Notice and Peak One is not obligated to purchase any Put Shares at a Closing unless all of the following conditions are met:

1.	A registration statement has been declared effective and remains effective (or a post-effective registration statement, if needed, has been filed and declared effective).

2.	We maintain and continue our stock quotation on the Principal Market and the trading of our common stock shall not have been suspended by the SEC, the Principal Market, or FINRA.

3.	We have performed, satisfied and completed in all material respects with all covenants, agreements and conditions of the EPA to be performed, satisfied or complied with by us.

4.	The issuance of the shares has not violated any shareholder approval requirements of Principal Markets.

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5.	The lowest trading price of our common stock in the 10 trading days preceding the respective Put Date must exceed $0.01 per share.

6.	The issuance of the Put Shares shall not exceed the Exchange Cap; Exchange Cap is defined as if when the issuance of the Put Shares exceeds the aggregate number of common stock shares which we may issue without breaching our obligations under the rules and regulations of the Principal Market.

7.	Since the date of filing of our most recent SEC Document, no event that had or is reasonably likely to have a Material Adverse Effect has occurred.

8.	The number of Put Shares then to be purchased by the Investor shall not exceed the number of such shares that, when aggregated with all other shares of Common Stock then owned by the Investor beneficially or deemed beneficially owned by the Investor, would result in the Investor owning more than the Beneficial Ownership Limitation, as determined in accordance with Section 16 of the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

9.	We shall have no knowledge of any event more likely than not to have the effect of causing the Registration Statement to be suspended or otherwise ineffective (which event is more likely than not to occur within the fifteen (15) Trading Days following the Trading Day on which such Put Notice is deemed delivered).

10.	Our Common Stock must be DWAC Eligible.

11.	All reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934 shall have been filed with the SEC within the applicable time periods prescribed for such filings under the Securities Exchange Act of 1934.

12.	We shall have reserved 100% of the Required Minimum for the Investor’s benefit under this Agreement and satisfied the reserve requirements with respect to all other contracts between us and the Investor.

If any of the events described above occurs during a pricing period, then Peak One shall have no obligation to purchase the shares delivered in the Put Notice.

Further, the EPA requires that we use our reasonable best efforts to have the registration statement be effective no more than 90 days following the date the EPA was executed, May 3, 2021.

Neither Peak One nor any of its affiliates are permitted to execute any short sales involving our common stock, during the period commencing on the Execution Date of the EPA, May 3, 2021, and continuing through the end of the Commitment Period, however, sales of our common stock by Peak One after delivery of a put notice of such number of shares reasonably expected to be purchased by Peak One under a put will not be deemed short sales.

As we Put on the Equity Line pursuant to the EPA, shares of our common stock will be sold into the market by Peak One. The sale of these shares could cause our stock price to decline. If our stock price declines and we issue more puts, more shares will come into the market, which could cause a further decline in our stock price. We determine when and whether to issue a put to Peak One, so we will know precisely both the stock price used as the reference point, and the number of shares issuable to Peak One upon such exercise. You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the EPA. We have no obligation to utilize the full amount available under the EPA and all determinations regarding the execution of a put provision remains solely in the discretion of our company.

Neither the EPA nor any of our rights or Peak One’s rights thereunder may be assigned to any other person.

Peak One has agreed that during the term of the EPA, neither Peak One nor any of its affiliates will execute any short sales during the period from the date of the EPA to the end of the Commitment Period.

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Pursuant to the EPA, the number of Put Shares to be purchased by Peak One shall not exceed the Beneficial Ownership Limitation of 4.99% of the number of common stock shares outstanding immediately after giving effect to the issuance of common stock shares issuable pursuant to the Put Notice.

Further, in addition to the above, the EPA contains representations, warranties and covenants by, among and for the benefit of the parties and before Peak One is obligated to purchase any Put Shares pursuant to a Put Notice, certain conditions specified in the EPA, none of which are in Peak One’s control (although may be duplicative of the requirements for Peak One to purchase any Put Shares at a Closing), must be satisfied, including the following:

(1)	Neither Peak One nor any of its affiliates are permitted to execute any short sales involving our common stock, during the period commencing on the Execution Date of the EPA, May 3, 2021, and continuing through the end of the Commitment Period, however, sales of our common stock by Peak One after delivery of a put notice of such number of shares reasonably expected to be purchased by Peak One under a put will not be deemed short sales.

(2)	Each of our representations and warranties in the EPA must be true and correct in all material respects.

(3)	We must have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required to be performed, satisfied or complied with by us.

(4)	The registration statement of which this prospectus forms a part must be effective under the Securities Act of 1933 and neither we nor the Investor shall have received a stop order from the SEC regarding the registration statement.

(5)	We shall have no knowledge of any event more likely than not to have the effect of causing the Registration Statement to be suspended or otherwise ineffective.

(6)	So long as the EPA remains in effect, we agree that without the prior consent of Peak One, we will not enter into any other equity line of credit agreement with any other party.

(7)	We agreed to file a Form 8-K, including the transaction documents describing their material terms of the EPA and the Registration Rights Agreement, which was satisfied on May 7, 2021.

(8)	We must have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the EPA and the Registration Rights Agreement.

(9)	No statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction shall have been enacted, entered, promulgated, threatened or endorsed which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by the EPA and the Registration Rights Agreement.

(10)	No actions, suits, investigations, inquiries or proceedings pending or threatened against us or any of our subsidiaries nor having received notice of same. No judgment, order, write, injunction or decree or award has been issued, requested of any court, arbitrator or government agency that would have a material adverse effect and no pending or contemplated investigation by the SEC involving us or any of our subsidiaries or any officer or director.

(11)	No event has occurred that would have a Material Adverse Effect on us that has not been disclosed in subsequent filings.

There is no guarantee that we will be able to meet the foregoing conditions or any of the other conditions in the EPA or that we will be able to Put any portion of the Total Commitment available under the EPA with Peak One.

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The obligations of Peak One under the EPA to purchase shares of our common stock may not be transferred to any other party, and none of the terms or conditions contained in the EPA may now be amended or waived by the parties. The registration statement of which this prospectus is a part will not cover sales by Peak One’s transferees, notwithstanding Peak One’s right to assign its rights under the Registration Rights Agreement to its affiliates.

The EPA provides that no termination of the EPA will limit, alter, modify, change or otherwise affect any of the parties’ rights or obligations with respect to any pending Put Notice, and that the parties must fully perform their respective obligations with respect to any such pending Put Notice under the EPA, provided all of the conditions to the settlement thereof are timely satisfied.

We paid to Peak One and Peak One Investments a commitment fee of 125,000 shares each for entering into the EPA, for aggregate Commitment Fee Shares of 250,000 equal to a Black-Scholes fair value of $28,208 calculated using a per share closing price of $0.30 as of April 30, 2021, the last trading day prior to May 3, 2021 the day such Commitment Fee Shares were issued, using an expected term of 1 year, expected volatility of 98.02%, risk free interest rate of 0.05% and dividend yield of 0%.

The EPA also provides for indemnification of Peak One and its affiliates in the event that Peak One incurs losses, liabilities, obligations, claims, contingencies, damages, costs and expenses related to a breach by us of any of our representations and warranties under the EPA or the other related transaction documents or any action instituted against Peak One or its affiliates due to the transactions contemplated by the EPA or other transaction documents, subject to certain limitations. The Registration Rights Agreement indemnifies Peak One for the aggregate in losses, claims, damages liabilities, judgements, fines, penalties, charges, costs, reasonable attorneys’ fees, amounts paid in settlement, incurred in investigating, preparing or defending any action, claim, suit inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative, or other regulatory agency, body or the SEC, to which the Company may become based upon any material violation by Peak One of the Securities Act of 1933, the Securities Exchange Act of 1934, state securities laws relating to the offer or sale of the Registrable Securities pursuant to the Registration Statement.

The issuances of the Commitment Shares and the sale of the Shares to Peak One under the EPA are exempt from registration under the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of and Regulation D under the Securities Act.

Registration Rights Agreement with Peak One

We have a May 3, 2021 Registration Rights Agreement with Peak One requiring us to file a Registration Statement on Form S-1 providing for the registration of an indeterminate number of shares of our common stock that result from our selling to Peak One an indeterminate number of shares up to an aggregate purchase price of $10,000,000 and the subsequent resale by Peak One of such shares, the initial share amount of which to be registered is 33,863,445 shares. We are responsible for all legal expenses pertaining to the registration statement. We are required to use our reasonable best efforts to have the Registration Statement on Form S-1 declared effective by the SEC within 90 calendar days from the Execution Date of EPA, May 3, 2021.

The effectiveness of the registration statement of which this prospectus is a part is a condition precedent to our ability to sell common stock to Peak One under the EPA. We have agreed to file with the Commission one or more additional registration statements to cover all of the securities required to be registered under the Registration Rights Agreement that are not covered by this prospectus, in each case, as soon as practicable, but in no event later than the applicable filing deadline for such additional registration statements as provided in the Registration Rights Agreement. We also agreed, among other things, to indemnify Peak One from certain liabilities and fees and expenses of Peak One incident to our obligations under the Registration Rights Agreement, including certain liabilities under the Securities Act of 1933 (the “Securities Act”). Peak One has agreed to indemnify and hold harmless us and each of our directors, officers and persons who control us against certain liabilities that may be based upon written information furnished by Peak One to us for inclusion in the registration statement of which this prospectus is a part, including certain liabilities under the Securities Act.

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As discussed above, the obligations of Peak One under the EPA to purchase shares of our common stock may not be transferred to any other party. Peak One may not assign its rights under the Registration Rights Agreement other than to an affiliate of Peak One. The registration statement of which this prospectus is a part will not cover sales by Peak One’s transferees, notwithstanding Peak One’s right to assign its rights with respect to Commitment Fee under the Registration Rights Agreement. None of the terms or conditions contained in the Registration Rights Agreement may now be amended or waived by the parties.

We are subject to the following obligations under the Registration Rights Agreement:

1.We shall file with the SEC an initial Registration Statement covering 33,863,445 of the Registrable Securities (beginning with the Commitment Shares with respect to Investor and Investments).

2.We shall use our reasonable best efforts to have the Registration Statement declared effective by the SEC within ninety (90) calendar days from the Execution Date of the Registration Rights Agreement, May 3, 2021, for which we have received from Peak One the above-described extension, and any amendment declared effective by the SEC at the earliest possible date.

3.We shall use reasonable best efforts to keep the Registration Statement effective during the term of the EPA.

4.The Registration Statement (including any amendments, post-effective amendments, or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

5.In the event the number of shares available under the Registration Statement is insufficient to cover all of the Registrable Securities, we shall amend the Registration Statement or file a new Registration Statement, so as to cover all of such Registrable Securities.

6.If the SEC seeks to characterize any offering pursuant to a Registration Statement filed pursuant to this Agreement as constituting an offering of securities that does not permit such Registration Statement to become effective and be used for resales by the Investor under Rule 415 at then-prevailing market prices (and not fixed prices), or if after the filing of the initial Registration Statement with the SEC pursuant to Section 2(a), we are otherwise required by the Staff or the SEC to reduce the number of Registrable Securities included in such initial Registration Statement, then we shall reduce the number of Registrable Securities to be included in such initial Registration Statement until such time as the Staff and the SEC shall so permit such Registration Statement to become effective and be used as aforesaid.

7.We shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to any registration statement and the prospectus used in connection with such registration statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep the Registration Statement or any New Registration Statement effective at all times during the Registration Period.

8.We shall permit the Investor to review and comment upon the Registration Statement or any New Registration Statement and all amendments and supplements thereto at least two (2) Business Days prior to their filing with the SEC, and not file any document in a form to which Investor reasonably objects.

9.As promptly as practicable after becoming aware of such event or facts, we shall notify the Investor in writing of the happening of any event or existence of such facts as a result of which the prospectus included in any registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly prepare a supplement or amendment to such registration statement to correct such untrue statement or omission, and deliver a copy of such supplement or amendment to the Investor (or such other number of copies as the Investor may reasonably request).

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10.We shall use reasonable best efforts to prevent the issuance of any stop order or other suspension of effectiveness of any registration statement, or the suspension of the qualification of any Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify the Investor of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

11.We shall maintain the quotation of our common stock with the Principal Market of which our common stock is quoted, which currently quoted on OTCQB market operated by OTC Markets Group, Inc. under the symbol “OTLC”.

12.We shall use reasonable best efforts to cause the Registrable Securities covered by any registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.

13.We shall make and keep public information available, as those terms are understood and defined in Rule 144;

14.We shall file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934.

At an assumed purchase price of $0.2707 (equal to 91% of the closing price of our common stock of $0.2975 on May 20, 2021, and assuming the sale by us to Peak One of all of the 33,613,445 Shares, or approximately 8.33% of our issued and outstanding common stock, and including the issuance of such shares to be purchased and Commitment Fee Shares to be issued, being registered hereunder pursuant to put notices under the EPA, we would receive only approximately $9.1 million in gross proceeds. Furthermore, we may receive substantially less than this $10,000,000 in gross proceeds from the financing due to our share price, discount to market and other factors relating to our common stock. If we elect to issue and sell more than the 33,613,445 Shares offered under this prospectus to Peak One, which we have the right, but not the obligation to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. Based on the above assumptions, we would be required to register an additional approximately 3,328,000 shares of our common stock to obtain the balance of approximately $0.9 million of the Total Commitment that would be available to us under the EPA. We currently have authorized and available for issuance of 750,000,000 shares of our common stock pursuant to our charter.

The number of shares of our common stock ultimately offered for resale by Peak One is dependent upon a number of factors, including the extent to which we ultimately issue and sell to Peak One under the EPA. The following table sets forth the total number of Shares that would be issued at varying purchase prices for us to receive the entire $10,000,000 in gross proceeds under the EPA (without accounting for certain fees and expenses):

Assumed Average Purchase Price(1)		Total Number of Shares to be Issued if Full Purchase	Percentage of Currently Outstanding Shares (1)	Gross proceeds from the Sale of Shares to Peak One Under the EPA
$0.0677	(2)	147,751,408	39.97%	10,000,000
$0.1354	(3)	73,875,704	19.98%	10,000,000
$0.2030	(4)	49,250,469	13.32%	10,000,000
$0.3384	(5)	29,550,282	7.99%	10,000,000
$0.4061	(6)	24,625,235	6.66%	10,000,000

(1)The denominator is based on 369,696,959 shares outstanding as of May 20, 2021, including 250,000 Initial Commitment Shares comprised of 125,000 issued each to Peak One and Peak One Investments as consideration for its commitment to purchase our common stock pursuant to the EPA. The numerator is based on the number of Shares issuable to Peak One under the EPA at the corresponding assumed average purchase price set forth in the adjacent column.

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(2)Assumed average purchase price of $0.0677 is equal to 91% of 25% of the closing sale price of our common stock of $0.2975 on May 20, 2021.

(3)Assumed average purchase price $0.1354 is equal to 91% of 50% of the closing sale price of our common stock of $0.2975 on May 20, 2021.

(4)Assumed average purchase price of $0.2030 is equal to 91% of 75% of the closing sale price of our common stock of $0.2975 on May 20, 2021.

(5)Assumed average purchase price of $0.384 is equal to 91% of 125% of the closing sale price of our common stock of $0.2975 on May 20, 2021

(6)Assumed average purchase price $0.4061 is equal to 91% of 150% of the closing sale price of our common stock of $0.2975 on May 20, 2021.

The following table sets forth the amount of proceeds we would receive from Peak One from the sale of Shares under the EPA that are registered in this offering at varying purchase prices (without accounting for certain fees and expenses) in the event Peak One is restricted to hold no more than 4.99% of the issued and outstanding shares of common stock, including 250,000 Initial Commitment Shares comprised of 125,000 issued each to Peak One and Peak One Investments as consideration for its commitment to purchase our common stock pursuant to the EPA:

Assumed Average Purchase Price		Number of Registered Shares to be Issued	Percentage of Currently Outstanding Shares (1)	Proceeds from the Sale of Shares to Peak One Under the EPA
$0.0677	(2)	18,447,878	4.99%	$1,248,575
$0.1354	(3)	18,447,878	4.99%	$2,497,151
$0.2030	(4)	18,447,878	4.99%	$3,745,726
$0.3384	(5)	18,447,878	4.99%	$6,242,877
$0.4061	(6)	18,447,878	4.99%	$7,491,453

(1)The denominator is based on 369,696,959 shares outstanding as of May 20, 2021, including 250,000 Initial Commitment Shares comprised of 125,000 issued each to Peak One and Peak One Investments as consideration for its commitment to purchase our common stock pursuant to the EPA. The numerator is based on the number of Shares issuable to Peak One under the EPA at the corresponding assumed average purchase price set forth in the adjacent column.

(2)Assumed average purchase price of $0.6077 is equal to 91% of 25% of the closing sale price of our common stock of $0.2975 on May 20, 2021.

(3)Assumed average purchase price $0.1354 is equal to 91% of 50% of the closing sale price of our common stock of $0.2975 on May 20, 2021.

(4)Assumed average purchase price of $0.2030 is equal to 91% of 75% of the closing sale price of our common stock of $0.2975 on May 20, 2021.

(5)Assumed average purchase price of $0.3384 is equal to 91% of 125% of the closing sale price of our common stock of $0.2975 on May 20, 2021

(6)Assumed average purchase price $0.4061 is equal to 91% of 150% of the closing sale price of our common stock of $0.2975 on May 20, 2021.

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PLAN OF DISTRIBUTION

The Selling Security Holders, Peak One and Peak One Investments, may, from time to time, sell any or all of its shares of our common stock on otcmarkets.com or any other stock exchange, market or trading facility on which the shares of our common stock are traded, or in private transactions. These sales may be at fixed prices, prevailing market prices at the time of sale, at varying prices, or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

●	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases;
●	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	Privately negotiated transactions;
●	Broker-dealers may agree with the selling stockholders to see a specified number of such shares at a stipulated price per share; or
●	A combination of any such methods of sale.

Additionally, broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commissions in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in one or more transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above and pursuant to the one or more of the methods described above) at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus or a supplemental prospectus will be filed, disclosing:

●	the name of any such broker-dealers;
●	the number of shares involved;
●	the price at which such shares are to be sold;
●	the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;
●	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and
●	other facts material to the transaction.

Peak One has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Security Holders are underwriters within the meaning of the Securities Act of 1933, as amended (“Securities Act”) and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. Any commissions received by such broker-dealers or agents, and any profit on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Peak One has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock. Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated under the Securities Act.

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Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. The selling stockholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We will not receive any proceeds from the resale of any of the shares of our common stock by the Selling Security Holders. We will, however, receive cash proceeds from Peak One pursuant to Put Notices issued to us by Peak One upon our demand to Peak One.

We have entered into agreements with Peak One to keep this prospectus effective until each: (i) has sold all of the common shares purchased by it and (ii) has no further right to acquire any additional shares of common stock under the agreements.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (“Exchange Act”) any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholders.

We have agreed to pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be approximately $40,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “Blue Sky” laws; but not including fifty percent (50%) of Peak One’s selling commissions, concessions and discounts, and other amounts payable to underwriters, dealers or agents, if any, that we agreed to pay or all of Peak One’s transfer taxes and certain other expenses associated with the sale of the shares of common stock, if any. We have agreed to indemnify Peak One and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Peak One has agreed to indemnify us against liabilities under the Securities Act that may arise from any written information furnished to us by Peak One specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

At any time, a particular offer of the shares of common stock is made by the selling stockholder, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the Commission to reflect the disclosure of any required additional information with respect to the distribution of the shares of common stock. We may suspend the sale of shares by the selling stockholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information

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DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock Rights

Each share of Common Stock shall have one (1) vote per share for all purposes. Our Common Stock does not provide preemptive, subscription or conversion rights and there is no redemption or sinking fund provisions or rights. Our Common Stockholders are not entitled to cumulative voting for election of Board members. Each share of our Common Stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders. Holders of our Common Stock will be entitled to dividends in such amounts and at such times as our Board of Directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Any future dividends will be paid at the discretion of our Board of Directors.

Holders of our Common Stock Shares

As of May 20, 2021, there were approximately 91 stockholders of record of our common stock.

Authorized Capital Stock

We are authorized to issue 765,000,000 shares of capital stock in the denominations set forth below, $0.01 par value.

Common Stock

We are authorized to issue 750,000,000 shares of common stock, of which 369,696,959 shares are issued and outstanding as of May 20, 2021.

Preferred Stock

We are authorized to issue 15,000,000 preferred shares, of which we had 0 issued and outstanding as of May 20, 2021 and 278,188 shares were issued and outstanding as of December 31, 2020.

Options and Warrants

As of May 20, 2021 and December 31, 2020, we had approximately 24,679,000 and 22,644,000, respectively, shares of common stock underlying currently outstanding warrants and options.

Convertible Debt

As of May 20, 2021 and December 31, 2021, we had approximately 35,389,000 and 31,348,000, respectively, shares of common stock underlying convertible debt.

Dividend Rights

There are no restrictions in our Articles of Incorporation or Bylaws that prevent us from declaring dividends. The Delaware General Corporation Law, however, does prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.We would not be able to pay our debts as they become due in the usual course of business; or

2.Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

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Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, our affiliates or persons selling shares on behalf of our affiliates who own shares that were acquired from us or an affiliate of ours at least six months prior to the proposed sale are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

● 1% of the number of shares of common stock then outstanding, which will equal 3,696,969 shares as of the date of this Prospectus; or

● the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Transfer Agent and Registrar

Our transfer agent is American Stock Transfer & Trust Company, a SEC Registered transfer agent. American Stock Transfer & Trust Company is located at 6201 15th Avenue, Brooklyn, NY 11219 and its telephone number is (800) 937-5449.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or Offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Sichenzia Ross Ference LLP will pass on the validity of the Common Stock being offered pursuant to this Registration Statement. Sichenzia Ross Ference LLP has never owned any of our securities.

The consolidated financial statements of Oncotelic Therapeutics, Inc. (Formerly Mateon Therapeutics, Inc.) as of December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020 incorporated in this Prospectus by reference from the Oncotelic Therapeutics, Inc. (Formerly Mateon Therapeutics, Inc.) Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their reports thereon which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We filed this Registration Statement on Form S-1 with the SEC under the Act with respect to the Common Stock offered by Selling Shareholders in this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed therewith. For further information with respect to us and our Common Stock, please see the Registration Statement and the exhibits and schedules filed with the Registration Statement. Statements contained in this Prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Registration Statement. The Registration Statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

DESCRIPTION OF BUSINESS

Company Background

Oncotelic Therapeutics, Inc. (also d/b/a Mateon Therapeutics, Inc.) (“Oncotelic”), was formed in the State of New York in 1988 as OXiGENE, Inc., was reincorporated in the State of Delaware in 1992, and changed its name to Mateon Therapeutics, Inc. in 2016, and Oncotelic Therapeutics, Inc. in November 2020. Oncotelic conducts business activities through Oncotelic and its wholly-owned subsidiaries, Oncotelic, Inc., a Delaware corporation, PointR Data, Inc. (“PointR”), a Delaware corporation, and EdgePoint AI, Inc. (“Edgepoint”), a Delaware Corporation for which there are non-controlling interests, (Oncotelic, Oncotelic Inc., PointR and Edgepoint are collectively called the “Company”). The Company is evaluating the further development of its product candidates OXi4503 as a treatment for acute myeloid leukemia and myelodysplastic syndromes and CA4P in combination with a checkpoint inhibitor for the treatment of advanced metastatic melanoma. Our principal corporate office is in the United States at 29397 Agoura Road, Suite 107, Agoura Hills, CA 91301 (telephone: 650-635-7000). Our Internet address is www.mateon.com.

Amendments to Certificate of Incorporation

In November 2020 the Company filed an amendment to its Certificate of Incorporation with the Secretary of State for the State of Delaware changing its name from “Mateon Therapeutics, Inc.” to “Oncotelic Therapeutics, Inc.” A notice of corporate action had been filed with the Financial Industry Regulatory Authority (“FINRA”), requesting confirmation to change its name and approval for a new ticker symbol. On March 29, 2021, the Company received approval from FINRA on its notice of corporate action, and effective March 30, 2021, the Company’s ticker symbol has changed from “MATN” to “OTLC”.

In January 2021, the Company filed an additional amendment to its Certificate of Incorporation, as amended (the “Charter Amendment”), with the Secretary of State for the State of Delaware, which Charter Amendment went effective immediately upon acceptance by the Secretary of State for the State of Delaware. As approved by the Company’s stockholders by written consent on August 10, 2020, the Charter Amendment increased the number of authorized shares of Common Stock from 150,000,000 shares to 750,000,000 shares.

Conversion of Series A Preferred Stock to Common Stock

Subsequent to obtaining the approval from FINRA on March 29, 2021 related to the various corporate actions, the Company converted 278,188 Series A Preferred Stock into 278,187,847 shares of common stock of the Company. After such conversion and as of May 20, 2021, the total number of shares of common stock outstanding is 369,696,959.

Overview

We are a clinical-stage biopharmaceutical developing drugs for the treatment of orphan oncology indications, developing antisense and small molecule injectable drugs for the treatment of cancer with a focus on rare pediatric cancers, and addressing the current global pandemic. As a result of the merger of Oncotelic and Oncotelic Inc. and the acquisition of PointR in April and November 2019, respectively, we believe we are well positioned as a biotech company with: 1) PointR AI/blockchain for superfast back office support, 2) Edgepoint for developing technologies for supporting our COVID-19 programs, 3) Oncotelic Inc.’s antisense platform with OT-101- the flagship drug candidate - targeting high value TGF-β2 target for various cancers and COVID-19, 4) Artemisinin for COVID-19 and 5) the Company’s vascular disruptor proven safe in more than 500 patients capable of causing massive antigen release which would stimulate immune response against the tumor.

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The Company is a developer of an antisense RNA therapeutic (“OT-101”) against TGF-β as immunotherapy for a broad range of cancers. Cancers overexpress TGF-β, which suppresses host innate immune response to the cancers. Treatment with OT-101 lifts the TGF-β cloaking effect and allows innate or therapeutic immunity to attack and eliminate the cancers. We have completed phase 2 for pancreatic cancer and melanoma and phase 2 in glioblastoma with robust efficacy and safety. Last year, the Food and Drug Administration (“FDA”) granted us Rare Pediatric Designation (“RPD”) for pediatric Diffuse Intrinsic Pontine Glioma (“DIPG”). We are pushing forward into phase 3 either independently or through a proposed joint venture with a Chinese entity with clinical trials in China for pancreatic cancer. Other indications are to follow subsequently. In the United States of America (“United States”, “USA” or “US”) we will be focusing pediatric DIPG with the clinical trials for which we are in discussions with various parties on how to proceed with the program. This strategy of doing phase 3 trials in adults, including possibly in China, and doing rare pediatric pivotal trials in the US will allow us to capitalize on the voucher program in the US and subsequently leverage on the Chinese data for indication expansion into adult. By focusing on RPD we anticipate: 1) reducing the cost of clinical development by way of a smaller and faster clinical trial, 2) acceleration of approval, 3) obtaining regulatory/ marketing exclusivity for 12 years for small molecules and 17 years for biologics, and 4) obtaining a voucher worth upward of $100 million on approval. In the case of DIPG for OT-101 we are anticipating the trial would last no more than 2 years with 30 patients costing approximately $5-7 million with a substantial return on investment. This is the same strategy that we are adopting for our other pipeline drugs- CA4P and Oxi4503. These are vascular disruptor agents with extensive phase 1 and phase 2 testing, and which we feel are ready to enter into meaningful pivotal clinical trials. We are also developing OT-101, an antisense against TGF-β2 – for the treatment of various viruses, including the Severe Acute Respiratory Syndrome (“SARS”) and the current coronavirus (“COVID-19”), on its own and in conjunction with other compounds. In addition, the Company is developing Artemisinin, through its product ArtiShieldTM. Artemisinin, purified from a plant Artemisia annua, is able to inhibit TGF-β activity and is able to neutralize COVID-19. The Company’s test results during an in vitro study at Utah State University showed Artemisinin having an EC50 of 0.45 ug/ml, and a Safety Index of 140. Artemisinin can target multiple viral threats including COVID-19 by suppressing both viral replication and clinical symptoms that arise from viral infection. Viral replication cannot occur without TGF-β. Artemisinin also has been reported to have antiviral activities against hepatitis B and C viruses, human herpes viruses, HIV-1, influenza virus A, and bovine viral diarrhea virus in the low micromolar range. TGF-β surge and cytokine storm cannot occur without TGF-β. In a clinical study undertaken in India, clinical consequences related to the TGF-β surge, including ARDS and cytokine storm, were suppressed by targeting TGF-β with Artemisinin. The clinical study showing these results was a global study with India to contribute at least 120 patients to the total aggregate of 3000 patients. The ARTI-19 trials were conducted in India by Windlas Biotech Private Limited, the Company’s business partner in India, as part of the Company’s global effort at deploying ArtiShieldTM across India, Africa, and Latin America.

The Company has also developed a cough app to help patients use to assess their respiratory condition at the onset of taking the drug and over the period of their treatment, which is key in COVID-19 patients. Patients would use the app to measure their coughs and get a real-time assessment of the cough to show how the patient is progressing in terms of their treatment. The Company has also developed a post marketing survey (“PMS”) tool for patients to use and provide data that would be useful to determine the efficacy of the drug. The cough app and PMS both use AI technologies. All in all, the drug plus the app and the PMS are a full 360 degree of treatment.

As we move into clinical and commercial development of our various products enumerated below, we are planning on implementing AI & vision powered Blockchain technology into our drug development process so that clinical development, clinical trials, and drug manufacturing can be done real time with full data integrity using AI/Vision powered blockchain technology.

We have seven primary drug and AI technology programs we are seeking to advance:

●	OT-101 - an antisense against TGF-β2 – for the treatment of solid tumors with focus on brain cancer in adult and DIPG in children. RPD for pediatric DIPG granted by US FDA.

●	OT-101 - an antisense against TGF-β2 –for the treatment of various viruses, including the SARS and the current COVID-19, on its own and in conjunction with other compounds.

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●	Artemisinin – a natural derivative from an Asian herb Artemisia Annua - Artemisinin has shown to be highly potent at inhibiting the ability of the COVID-19 causing virus to multiply while also having an excellent safety index.

●	CA4P- a vascular disrupting agent (“VDA”)- in combination with Ipilimumab for the treatment of solid tumors with focus on melanoma in adult and pediatric melanoma. On May 4th, 2020, FDA granted Rare Pediatric Disease Designation for CA4P/ Fosbretabulin for the treatment of stage IIB–IV melanoma due to genetic mutations that disproportionately affect pediatric patients as a drug for a “rare pediatric disease”.

●	Oxi4503- a second generation VDA- for the treatment of liquid tumors with focus on childhood leukemia. RPD application for pediatric AML submitted to US FDA and favorable initial response obtained.

●	Backoffice support using PointR fabric cluster computing grids for blockchain/AI for pharmaceutical manufacturing and clinical monitoring and PointR AI Navigator for drug development.

●	Developing AI based technologies to enhance and support the development and commercialization of our Artemisinin based products.

OT-101: An Antisense Against TGF-β2

Trabedersen (AP12009, OT-101) is a novel antisense oligodeoxynucleotide (“ODN”) developed by Oncotelic Inc. for the treatment of patients with pancreatic carcinoma, malignant melanoma, colorectal carcinoma, high-grade glioma (“HGG”), and other transforming growth factor beta 2 (“TGF-β2”) overexpressing malignancies (e.g. prostate carcinoma, renal cell carcinoma, etc.). Trabedersen is a synthetic 18-mer phosphorothioate oligodeoxynucleotide (“S-ODN”) complementary to the messenger ribonucleic acid (“mRNA”) of the human TGF-β2 gene.

TGF-β is a multifunctional cytokine with a key role in promoting tumor growth and progression including cell proliferation, cell migration, and angiogenesis. Above all, TGF-β is a highly potent immunosuppressive molecule. Inhibition of TGF-β overexpression in tumor tissue represents a novel multimodal treatment principle leading to the reduction of tumor growth, inhibition of metastasis, and restoration of host antitumor immune responses. Despite its recognized pivotal role in cancer, therapeutics targeting TGF-β have not been successful and many have failed due to toxicity issues possibly due to inhibition of TGF-β1 essential functions. The high level of homology between the various TGF-β isoforms is making it impossible to create mAb or small molecule inhibitor without TGF-β1 cross-inhibition. Therefore, Oncotelic Inc. chose to target TGF-β2 only using OT-101 antisense approach. The sequence of OT-101 can only target TGF-β2 and does not have any impact on other TGF-β isotypes. However, suppression of TGF-β2 directly by OT-101 would also result in suppression of TGF-β2 indirectly, but not TGF-β3.

Trabedersen is believed to reverse TGF-β’s immunosuppressive effects, rendering the tumor visible to a patient’s immune system and resulting in priming and specific activation of the patient’s anti-tumor immune response. OT-101 has completed multiple clinical trials with promising outcomes. OT-101, is being developed as a broad-spectrum anti-cancer drug that can also be used in combination with other standard cancer therapies to establish an effective multi-modality treatment strategy for difficult-to-treat cancers. Oncotelic plans to initiate phase 3 clinical trials for OT-101 in both high-grade glioma and pancreatic cancer. During phase 2 clinical trials in pancreatic cancer, melanoma, and colorectal cancers (Study P001) and in high-grade gliomas (Study G004), meaningful single agent activity with meaningful tumor reduction was observed, and OT-101 exhibited a favorable safety profile. Both partial and complete responses have been observed in the G004 Phase 2 clinical trial of OT-101 as a single agent in patients with aggressive brain tumors.

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Oncotelic Inc.’s self-immunization protocol (SIP©) is based on the novel and proprietary sequential treatment of cancers with OT-101 (antisense against TGF-β2) and chemotherapies. Proper Sequencing of treatments is key to optimal immunotherapy. Leveraging from its in-depth knowledge of TGF-β immunotherapy, Oncotelic Inc. ordered the various treatments in the following sequence: (1) expand immune reserve through IL-2 treatment or infusion of immune cells; (2) prime immune response with TGF-β inhibitor OT-101; (3) boost immune response with chemotherapy; and (4) revitalize the exhausted of immune response with checkpoint inhibitors. This sequential treatment strategy is aimed at achieving effective self-immunization against a patients’ own cancer, resulting in robust therapeutic immune response and consequently better control of the cancer and improved survival. Prolonged states of being cancer-free have been observed in some patients with the most aggressive forms of cancer, raising a renewed hope for a potential cure. The use of OT-101 lifts the suppression of the patient’s immune cells around the cancer tissue, providing the foundation for an effective initial priming, which is critical for a successful immune response. The subsequent chemotherapy results in the release of neoantigens that result in a robust boost of the immune response. This process is termed Xenogenization process and can be: (1) hypermutation by temozolomide in the treatment of brain cancer, (2) immunogenic cell death by taxanes and 5FU in pancreatic cancer, or (3) necrotic cell death by VDA (vascular disrupting agent) in melanoma and MDS. Additionally, the Company believes that a rational combination of the Oncotelic Inc. SIP platform with immune-modulatory drugs like interleukin 2 (IL-2) and/or immune checkpoint inhibitors has the potential to help achieve sustained and robust immune responses in patients with the most difficult-to-treat forms of cancer. The combinations with IL-2 and NK are already partnered with external corporate partners.

Pancreatic Cancer

Pancreatic cancer is associated with the poorest prognosis of gastrointestinal cancers and is expected to become the second leading cause of cancer-related mortality in the USA by 2030. Pancreatic cancer is traditionally considered to be an immune-resistant disease. There is a lack of effector T cells, an abundance of myeloid-derived suppressor T cells, and a dearth of key immune effector and regulatory cells. This may be part of the reason why single-agent checkpoint inhibitors are not as effective in comparison to other diseases. Here is where breaking immune tolerance by inhibiting TGF-β with OT-101 will have a significant impact.

The P001 trial was an open-label, multicenter dose-escalation study to evaluate the safety and tolerability of OT-101 (TGF-β2-specific Phosphorothioate Antisense Oligodeoxynucleotide) in adult patients with advanced tumors known to overproduce TGF- β2, which are not or no longer amenable to established therapies. The primary objective of the study was to determine the maximum tolerated dose (MTD) and the dose-limiting toxicities (DLTs) of two cycles of trabedersen administered intravenously (i.v.) on a 7-days-on/7-days-off or 4-days-on/10-days-off schedule. Secondary objectives included were: (1) determining the safety and tolerability of OT-101 administered intravenously at weekly intervals for four days every other week; (2) assessing the plasma pharmacokinetic profile of OT-101 administered intravenously at weekly intervals and for four days every other week; (3) establishing a suitable determination method and to assess the urine pharmacokinetic profile of OT-101 administered intravenously for four days every other week; (4) determining the effect of OT-101 administered intravenously at weekly intervals and for four days every other week on TGF-β2 plasma concentration levels; and (5) Assessing the potential antitumor activity of OT-101 administered intravenously at weekly intervals and for four days every other week, as assessed by the effect on tumor size and tumor markers.

Of the 61 patients treated, 37 had advanced treatment failure pancreas cancer, a very difficult-to-treat cancer with an overall survival rate that is measured in months even with the best available chemotherapy regimens. Globally, over 400,000 people die of pancreatic cancer each year. MTD was not reached for the 4-days-on/10-days-off schedule, which became the schedule adopted for the phase 2 expansion phase of the trial. Disease control (complete response (CR)), partial response (PR) or stable disease (SD)) was achieved in 19 of 35 evaluable pancreas cancer patients (54%). Among liver mets only patients, there are exceptional single-agent activity and survival. Patient 1006 was pushed to complete response (CR) and survived as far out as 77 mos. This patient failed multiple lines of therapies: (1) surgery: Whipple’s procedure, (2) 1st line: 5-FU/LV, Dose 425 mg/m2, (3) 2nd line: 5-FU/LV, Dose 2600 mg/m2/24hr, (4) 3rd line: Gemcitabine, Dose 1000 mg/m2/week, and (5) went on to OT-101with liver mets and complete response. Patient 1022 was pushed to stable disease (SD) with overall survival of 40 months. This patient had also failed multiple lines of therapies: (1) surgery: Whipple’s procedure, (2) 1st line: radiation therapy (50 Gy), (3) 2nd line: 5FU, and (4) went on to OT-101 with liver mets and stable disease.

OT-101 treatment more than doubled the ratio of patients being able to go onto subsequent chemotherapy versus not being able, and consistent with the expected immunization boost coming from Xenogenization with subsequent chemotherapies (taxanes and 5FU/Cisplatin) as discussed for SIP, those with subsequent chemotherapy exhibited increased mOS and more than doubled their 1 year survival. Patients treated with the non-SIP agent did not exhibit these properties.

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Gliomas

Brain tumors in the United States are rare and only accounted for 2% of all adult cancers. However, the rate of brain tumors on the rise for the last 30 years. The more common and most malignant form of brain tumors – glioblastoma (“GBM”) has more than doubled from 2.4 to 5.0 per 100,000. In the face of this increase, treatment remained essentially unchanged during the last decade. And despite aggressive surgery followed by radiation and/or chemotherapy, GBM has the worst five–year survival rates among all human cancers, with an average survival from diagnosis of only about 1 year and less than 5% of the patient survived after 5 years. On top of it all, GBM will recur or regrow in most patients. Treatment of recurring a high-grade GBM that has recurred does not always improve survival compared with hospice care alone and deciding when to stop treating the cancer and entering into hospice care is frequently recommended when the patient is unlikely to live longer than six months.

GBM resilience and persistence is in stark contrast with the recent excitement in oncology where Immuno Oncology (IO) agents have shown promise to be curative by driving the immune cells to attack the tumors. Though extraordinarily effective against the growing number of tumors, IOs have been ineffective against GBM. GBM is generally considered immunologically “cold” with few immune effector cells needed for successful immunotherapy. The overexpression of transforming growth factor-beta 2 (“TGF-β2”) is associated with poor prognosis of tumors and plays a key role in malignant progression of various tumors including GBM by inducing proliferation, metastasis, angiogenesis, and immunosuppression. Oncotelic Inc. is developing a novel TGF- β2 antisense agent OT-101 as immunotherapy against GBM.

G004 is a multinational, multicenter, open-label, randomized, active-controlled, parallel-group study in adult patients with either recurrent or refractory AA (WHO grade III) or recurrent or refractory GBM (WHO grade IV). There were 3 treatment groups: (1) 10 µM Trabedersen, (2) 80 µM Trabedersen, and (3) standard chemotherapy (mostly TMZ). Tumor control rate at 6 months was the primary endpoint. Response assessment included the tumor control rate and the overall response rate, which were assessed at 6, 12, and 14 months by central MRI reading. The tumor control rate was defined as the percentage of patients with either CR, PR, or SD and the overall response rate was defined as percentage of patients with either CR or PR. An independent blinded central MRI reading was performed to obtain a standardized response assessment for the efficacy analysis. Central reading was performed by 2 independent neuroradiologists with an additional adjudicator deciding in case of conflicting opinions.

All patients had previous tumor surgery, almost all patients had previous radiation therapy, and more than half of the patients had received previous chemotherapy. A total of 134 patients, 89 patients in the OT-101 test group and 45 patients in the standard chemotherapy control group were assessed. The findings of a randomized Phase II study further confirmed the feasibility of intratumoral application of OT101 via convection enhanced delivery (CED) for up to 6 months and showed that it results in early disease control at 6 months at a rate comparable to that achieved with temozolomide. OT101 was administered to 89 R/R high-grade glioma (HGG) (Anaplastic Astrocytoma/AA:27; Glioblastoma multiforme/GBM: 62) patients with an intratumoral catheter using a convection enhanced delivery (CED) system. 77 patients (Efficacy population; GBM: 51; AA: 26) received at least the intended minimum number of 4 OT101 treatment cycles. Response determinations were based on central review of MRI scans according to McDonald criteria. Standard statistical methods were applied for the analysis of data. Nineteen patients had a complete response (CR) or partial response (PR) following a slow but robust size reduction of their target lesions. In addition, 7 patients had stable disease (SD) lasting ≥6 months. For the combined group of 26 AA/GBM patients with favorable responses, the median PFS was >3 years and OS was >3.5 years (16, 17). Hence, OT101 administered intratumorally exhibits clinically meaningful single-agent activity and induces durable CR/PR/SD in R/R HGG patients. These results provided the proof of concept that targeting TGFβ2 with intratumoral OT101 therapy can result in a favorable survival outcome for R/R HGG patients (AA, WHO grade 3 and GBM, WHO Grade 4).

OT-101: Pediatric DIPG

DIPG, the second most common malignant pediatric brain tumor, has a dismal outcome with available standard treatment modalities. No significant therapeutic advances have been accomplished in the treatment of this poor prognosis brain tumor and the average overall survival has remained <1 year with a 2-year survival rate of <10%. In solid tumors, the expression level of the TGFβ has been identified as a significant contributor to disease progression and poor prognosis as well as resistance to standard therapy and metastasis. In particular, TGFβ has been implicated in treatment resistance to targeted therapeutics, chemotherapy as well as immune-oncology drugs. Importantly, TGFβ restrains anti-tumor immunity by restricting cytotoxic T-cell infiltration, recruiting regulatory T cells and inhibiting the maturation as well as function of natural killer (“NK”) cells. Amplified activity of the TGFβ-Smad signaling pathway enhances tumor growth, invasion, as well as angiogenesis and has been implicated in the malignant phenotype and poor prognosis of high-grade gliomas in adults. Therefore, TGF-β has emerged as an attractive target for the therapeutic intervention of high-grade gliomas.

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We recently performed a meta-analysis of TGFβ2 gene expression in primary tumor specimens from 29 pediatric DIPG patients in the publicly available archived datasets. Our data provided unprecedented evidence that TGFβ2 is expressed at high levels in pediatric DIPG. Three TGFβ2 probesets exhibited 1.8-2.5-fold increased levels of expression in DIPG patients. Our meta-analysis provided new evidence that TGFβ2 gene and its interactome are expressed in pediatric DIPG at significantly higher levels than in normal tissues or low-grade gliomas. Hence, TGFβ2 is an attractive molecular target for immunotherapy of pediatric DIPG.

OT-101 for Treatments of Corona Viruses

When COVID-19 emerged in China, the Company and Golden Mountain Partners (“GMP”) contemplated a collaboration to develop drug candidates for COVID-19. Oncotelic Inc. and GMP entered into a research and services agreement (the “GMP Agreement”) on February 3, 2020 memorializing their collaborative efforts to develop and test COVID-19 antisense therapeutics. On March 18, 2020, Oncotelic reported the anti-viral activity of OT-101 – its lead drug candidate currently in phase 3 testing in pancreatic cancer and glioblastoma. In an in vitro antiviral testing performed by an independent laboratory, OT-101 showed that it was highly active against COVID-19. On March 23, 2020, Oncotelic, Oncotelic Inc. and GMP entered into a supplement to the Agreement (the “Supplement”) to confirm the inclusion of OT-101 within the scope of the GMP Agreement, pending positive confirmatory testing against COVID-19. In consideration for the financial support provided by GMP for the research, pursuant to the terms of the GMP Agreement (as amended by the Supplement), GMP is entitled to obtain certain exclusive rights to the use of the Product in the field of the treatment of COVID-19 on a global basis, and an economic interest in the use of the Product in the field of the treatment of COVID-19 including 50/50 profit sharing. As described in the Supplement, the Company intends to license or assign intellectual property rights, including the 2020 Patent Application and any other intellectual property rights owned or controlled by the Company relating to OT-101, OXi4503 and CA4P, to a joint venture company to be established jointly between Oncotelic Inc. and GMP (or its designee), as well as providing management services and other expertise to the joint venture company; GMP intends that it (or its designee, as the case may be) shall provide funding to the joint venture company to support its development and commercial activities in the joint venture company’s territories; in each case, on terms to be agreed by the parties; and GMP shall be entitled to use its governmental relations and local expertise in China and its territories to assist with coordinating the research, development and commercialization of (i) the OT-101 in the COVID Field, (ii) the Products in the OT101 Oncology Field, (iii) OXi4503; and (iv) CA4P, in each case in Greater China. The joint venture company is intended to be owned 50% by Oncotelic Inc. and 50% by GMP (or its designee), and its principal activities shall be to research, develop, bring to market and commercialize: (i) the Products in the COVID Field on a global basis, (ii) the Products in the OT101 Oncology Field in the Licensed Territory, (iii) OXi4503 in the Licensed Territory; and (iv) CA4P in the Licensed Territory. Upon completion of due diligence by one another and subject to GMP’s satisfactory due diligence review, the parties intend to enter into written definitive agreements for the Joint Venture Transaction within the Exclusivity Period of 90 days. In April 2020, the Company announced that it had delivered the requisite testing results to GMP confirming the applicability and potential use of OT-101 for the treatment of COVID-19. OT-101 exhibited potent activity against both COVID-19 and SARS with a robust safety index of >500. Also, the Company has submitted a Pre-Investigational New Drug (“Pre-IND”) application package to the FDA.

In March 2020, the Company reported the anti-viral activity of OT-101 – its lead drug candidate currently in phase 3 testing in pancreatic cancer and glioblastoma, in an in vitro antiviral testing performed by an independent laboratory, OT-101 has an 50% effective concentration (EC50) of 7.6 µg/mL and is not toxic at the highest dose of 1000 µg/mL giving a safety index (SI) value of >130, which is considered highly active. Further, on April 8, 2020, the Company issued a press release announcing that its COVID-19 directed antiviral screening program discovered that Artemisinin is highly potent at inhibiting the ability of the COVID-19 causing virus (SARS-CoV-2) to multiply while also having an excellent safety index. Artemisinin is a natural derivative from the Asian herb Artemisia annua and has been used to treat malaria.

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In April 2020, the Company filed the IND with the FDA to permit Oncotelic to commence clinical trials to evaluate if OT-101 is effective to treat COVID-19. The proposed randomized, double-blind, placebo-controlled Phase 2 study is intended to evaluate the safety and efficacy of OT-101 in adult patients hospitalized with positive SARS-CoV-2 and pneumonia in the US. By suppressing TGF-β, OT-101 suppresses SAR-CoV2 replication directly and has the potential to also suppressed viral induced pneumonia and fibrosis. OT-101 exhibited potent inhibition of SAR-CoV2 replication with efficacy and safety index on par or superior to Remdesivir- a Gilead’s drug. Unlike Remdesivir- OT-101 targets not only the virus replication but also the virus induced pneumonia and fibrosis. OT-101 is a new chemical entity and is a proprietary, first-in-class, TGF-β antisense with broad efficacy against solid tumors including pancreatic cancer, glioblastoma, and melanoma.

The Company planned and have initiated a Phase 2 trial for OT-101 in South America, that can expand into a Phase 3 trial if the data supports the safety of the drug. The trial is currently enrolling patients.

Provisional Patent Filing

In March 2020, Oncotelic Inc. filed three provisional patent applications on the method of use and composition of matter for the treatment of COVID-19. The filings represent the culmination of internal research programs, including efforts with our external partner, and position our antisense platforms for further development for the treatment of epidemics and pandemics.

Artemisinin for Treatment of COVID-19

Artemisinin derived from Chinese herb Artemisia annua L. (Sweet wormwood) has been used medicinally to treat fevers for centuries in China. Like other potential COVID-19 therapeutic agents such as Hydrochloroquine and Remesidivir, the efficacy of Artemisinin remains to be tested in well controlled and sufficiently powered clinical trials.

We discovered that Artemisinin is highly potent at inhibiting the ability of the COVID-19 causing virus (“SARS-CoV-2”) to multiply while also having an excellent safety index. Artemisinin is a natural derivative from the Asian herb Artemisia annua and has been used to treat malaria. We plan to seek additional support to evaluate clinical proof of concept studies to show the potential of Artemisinin to treat SARS-CoV-2 virus infection and COVID-19 complications. The addition of Artemisinin provides us with a number of candidates to address the SARS-CoV-2 virus with a combination of therapies including its leading drug candidate OT-101 and its antisense platform targeting the COVID-19 viral sequence. However, given the known safety profile and the widespread use of Artemisinin the company anticipates that clinical development of Artemisinin can be abridged to effectively deal with the current COVID-19 pandemic.

The discovery of Artemisinin, identified through our collaboration with GMP, could be the solution for COVID-19 pandemic. This discovery is particularly important since we have the potential to advance the program rapidly because it is based on technology and product that are readily available. Like other potential COVID-19 therapeutic agents such as Hydrochloroquine and Remesidivir, the efficacy of Artemisinin remains to be tested in well controlled and sufficiently powered clinical trials, but Artemisinin has many advantages against COVID-19. The newly reported results indicated that Artemisinin had an EC50 = 0.45 ug/ml and Safety Index = 140. In addition, Artemisinin is able to inhibit TGF-β activity and is able to neutralize SARS-CoV-2 (COVID-19). The Companys’ test results during an in vitro study at Utah State University showed Artemisinin having an EC50 of 0.45 ug/ml, and a Safety Index of 140. Artemisinin can target multiple viral threats including COVID-19 by suppressing both viral replication and clinical symptoms that arise from viral infection. Viral replication cannot occur without TGF-β. Artemisinin also has been reported to have antiviral activities against hepatitis B and C viruses, human herpes viruses, HIV-1, influenza virus A, and bovine viral diarrhea virus in the low micromolar range. TGF-β surge and cytokine storm cannot occur without TGF-β. Clinical consequences related to the TGF-β surge, including ARDS and cytokine storm, are suppressed by targeting TGF-β with Artemisinin.

In March 2020, the Company reported the anti-viral activity of OT-101 – its lead drug candidate currently in phase 3 testing in pancreatic cancer and glioblastoma, in an in vitro antiviral testing performed by an independent laboratory, OT-101 has an 50% effective concentration (EC50) of 7.6 µg/mL and is not toxic at the highest dose of 1000 µg/mL giving a safety index (SI) value of >130, which is considered highly active. Further, on April 8, 2020, the Company issued a press release announcing that its COVID-19 directed antiviral screening program discovered that Artemisinin is highly potent at inhibiting the ability of the COVID-19 causing virus (SARS-CoV-2) to multiply while also having an excellent safety index. Artemisinin is a natural derivative from the Asian herb Artemisia annua and has been used to treat malaria.

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In April 2020, the Company filed the IND with the FDA to permit Oncotelic to commence clinical trials to evaluate if OT-101 is effective to treat COVID-19. The proposed randomized, double-blind, placebo-controlled Phase 2 study is intended to evaluate the safety and efficacy of OT-101 in adult patients hospitalized with positive SARS-CoV-2 and pneumonia in the US. By suppressing TGF-β, OT-101 suppresses SAR-CoV2 replication directly and has the potential to also suppressed viral induced pneumonia and fibrosis. OT-101 exhibited potent inhibition of SAR-CoV2 replication with efficacy and safety index on par or superior to Remdesivir- a Gilead’s drug. Unlike Remdesivir- OT-101 targets not only the virus replication but also the virus induced pneumonia and fibrosis. OT-101 is a new chemical entity and is a proprietary, first-in-class, TGF-β antisense with broad efficacy against solid tumors including pancreatic cancer, glioblastoma, and melanoma.

The Company planned and have initiated a Phase 2 trial for OT-101 in South America that can expand into a Phase 3 trial if the data supports the safety of the drug. The trial is currently enrolling patients.

Provisional Patent Filing

In March 2020, Oncotelic Inc. filed three provisional patent applications on the method of use and composition of matter for the treatment of COVID-19. The filings represent the culmination of internal research programs, including efforts with our external partner, and position our antisense platforms for further development for the treatment of epidemics and pandemics.

Artemisinin for Treatment of COVID-19

Artemisinin derived from Chinese herb Artemisia annua L. (Sweet wormwood) has been used medicinally to treat fevers for centuries in China. Like other potential COVID-19 therapeutic agents such as Hydrochloroquine and Remesidivir, the efficacy of Artemisinin remains to be tested in well controlled and sufficiently powered clinical trials.

We discovered that Artemisinin is highly potent at inhibiting the ability of the COVID-19 causing virus (“SARS-CoV-2”) to multiply while also having an excellent safety index. Artemisinin is a natural derivative from the Asian herb Artemisia annua and has been used to treat malaria. We plan to seek additional support to evaluate clinical proof of concept studies to show the potential of Artemisinin to treat SARS-CoV-2 virus infection and COVID-19 complications. The addition of Artemisinin provides us with a number of candidates to address the SARS-CoV-2 virus with a combination of therapies including its leading drug candidate OT-101 and its antisense platform targeting the COVID-19 viral sequence. However, given the known safety profile and the widespread use of Artemisinin the company anticipates that clinical development of Artemisinin can be abridged to effectively deal with the current COVID-19 pandemic.

The discovery of Artemisinin, identified through our collaboration with GMP, could be the solution for COVID-19 pandemic. This discovery is particularly important since we have the potential to advance the program rapidly because it is based on technology and product that are readily available. Like other potential COVID-19 therapeutic agents such as Hydrochloroquine and Remesidivir, the efficacy of Artemisinin remains to be tested in well controlled and sufficiently powered clinical trials, but Artemisinin has many advantages against COVID-19. The newly reported results indicated that Artemisinin had an EC50 = 0.45 ug/ml and Safety Index = 140. In addition, Artemisinin is able to inhibit TGF-β activity and is able to neutralize SARS-CoV-2 (COVID-19). The Companys’ test results during an in vitro study at Utah State University showed Artemisinin having an EC50 of 0.45 ug/ml, and a Safety Index of 140. Artemisinin can target multiple viral threats including COVID-19 by suppressing both viral replication and clinical symptoms that arise from viral infection. Viral replication cannot occur without TGF-β. Artemisinin also has been reported to have antiviral activities against hepatitis B and C viruses, human herpes viruses, HIV-1, influenza virus A, and bovine viral diarrhea virus in the low micromolar range. TGF-β surge and cytokine storm cannot occur without TGF-β. Clinical consequences related to the TGF-β surge, including ARDS and cytokine storm, are suppressed by targeting TGF-β with Artemisinin.

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Similarly, CA4P causes rapid and widespread tumor cell necrosis. A number of laboratories have shown that the type of tumor cell death induced by ischemic necrosis not only controls the presence or absence of specific tumor antigens, but also can result in immunological responses ranging from immunosuppression to anti-tumor immunity. The terms ‘‘immunogenicity of cell death’’ or ‘‘immunogenic cell death’’ (ICD) is often used by scientists to describe the ability of dead/dying cells (especially of tumor cells) to mount antigen-specific and particularly CD8 + T-cell-mediated adaptive immune responses and not simply lead to innate inflammation. CD8 + T-cells play significant role in tumor protection and development of this type of immunity. A modernized concept has emerged which defines immunogenic cell death in general because of mutual or consequent processes including endoplasmic reticulum stress release of ‘‘find-me’’ signals (e.g., ATP), exposure of ‘‘eat-me’’ signals (e.g., calreticulin, phosphatidylserine) and damage-associated molecular patterns (DAMPs HMGB1, F-actin). These molecular changes might occur in the cells undergoing necrotic death. These and other signals appear to be relevant to the potential for CA4P to increase immunogenicity following induction of ischemic necrosis.

Preclinical studies in which CA4P was combined with an anti-CTLA4 antibody using an EMT-6 mammary tumor model showed that 7 out of 8 mice receiving a combination of CA4P and an anti-CTLA4 antibody experienced complete remission of their tumors, compared to only 1 of 8 in the CA4P monotherapy arm and 2 of 8 in the anti-CTLA4 antibody monotherapy.

Three of four follow-up preclinical studies confirmed that CA4P combined with immuno-oncology agents could delay tumor growth. Follow-up studies were conducted in a CT26-32 colon cancer model, a larger tumor EMT-6 mammary cancer model, and a C3H mammary cancer model. Studies in a CT-26-32 colon cancer animal model using CA4P combined with anti-CTLA4 antibodies demonstrated a 77% reduction in tumor size compared to immuno-oncology agents alone, and an 89% reduction in tumor size compared to control. This large tumor model also showed a survival benefit for the animals receiving combination therapy, with all animals in the combination therapy group surviving to the end of the study, compared to no animals surviving on the control and only half of the animals surviving that received immuno-oncology agents alone.

Additional analyses of changes induced within tumors following combination therapy have shown that CA4P increases the immunogenic effect of checkpoint inhibitors when used alone as monotherapy. Tumor-fighting white blood cell counts, T-cells and cytotoxic T-cells compared to immuno-oncology agents alone. Tumor necrosis with the combination of CA4P and immuno-oncology agents is nearly double the necrosis with only immuno-oncology agents (63.9% compared to 32.8%, control = 25.8%).

The overall data from all these studies provides evidence that CA4P may enhance the activity of immuno-oncology agents for the treatment of cancer, including anti-CTLA4 antibodies. Furthermore, CA4P has clinical activity in melanoma in early clinical testing and repeated demonstration of CA4P mediated necrotic tumor cell death across 17 completed clinical trials and >500 patients. During various phase 1 studies, we found that CA4P treatment resulted significant disease control among patients with solid tumors who progressed on standard therapies. CA4P treatment resulted in 2 Stable Disease (SD) of 5 melanoma patients treated. The combination of CA4P with carboplatin and paclitaxel was well tolerated in the majority of patients with adequate premedication and had antitumor activity in patients who were heavily pretreated. Patients with advanced cancer refractory to standard therapy were treated with CA4P as a 10-min infusion, 20 h before carboplatin, paclitaxel, or paclitaxel, followed by carboplatin. Responses were seen in 10 of 46 (22%) patients with ovarian, esophageal, small-cell lung cancer, and melanoma. One Partial Response (PR) was observed of 6 melanoma patients treated follow progressing during first-line trial therapy with dacarbazine and sorafenib. In melanoma animal model- B16-F10 murine melanoma experimental tumors- seventy-four hours after drug administration, a decrease in the number of tumor blood vessels was apparent and necrotic areas within tumors were visible. Building on the single agent activity of CA4P, we are expecting that combination of CA4P with Ipilimumab or other immune-oncology drug would result in improved tumor control for these patients above the 2 PR out of 17 patients treated with Ipilimumab alone which supported the approval of Ipilimumab in pediatric melanoma.

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CA4P: Pediatric Melanoma

Until the recent approval of ipilimumab as the first immunotherapy agent approved for children, metastatic or nonresectable pediatric melanoma did not have any FDA-approved therapies available. As for adult melanoma patients, the mainstay of care is surgical excision. Studies also show that children treated for melanoma should be closely monitored as they are at increased risk of recurrence later in life. However, there are only very limited data on the efficacy of systemic therapy in children and adolescents with advanced melanoma and new effective therapies are urgently needed. There are only very limited data on the efficacy of systemic therapy in children and adolescents with advanced melanoma. Several phase I/II trials have been designed to evaluate therapies for pediatric cancer patients that included subsets of patients with advanced melanoma.

Ipilimumab was evaluated in a phase I clinical study in children with unresectable stage IIIC or IV melanoma and in a pediatric phase II trial (NCT01696045) that included children aged 12 years or older with previously treated or untreated, unresectable stage III or IV malignant melanoma. Of the 17 melanoma patients older than 12 years treated with ipilimumab across both studies, two experienced objective responses. Immune-related adverse events included pancreatitis, pneumonitis, endocrinopathies, colitis, and transaminitis, with dose-limiting toxicities observed at 5 mg/kg. No grade 2 or higher immune-related toxicities were identified at doses of 3 mg/kg or less. Based upon the results of these studies and evidence from studies in adult patients, in July 2017, the FDA approved ipilimumab for the treatment of unresectable or metastatic melanoma in children aged 12 years and older.

It is expected that combination of CA4P with Ipilimumab or other immune-oncology drugs would result in improved tumor control for these patients above the 2 PR out of 17 patients treated with ipilimumab.

The FDA granted Rare Pediatric Disease Designation for CA4P/ Fosbretabulin tromethamine for the treatment of stage IIB–IV melanoma due to genetic mutations that disproportionately affect pediatric patients as a drug. Preclinical studies in which CA4P was combined with an anti-CTLA4 antibody using an EMT-6 mammary tumor model showed that 7 out of 8 mice receiving a combination of CA4P and an anti-CTLA4 antibody experienced complete remission of their tumors, compared to only 1 of 8 in the CA4P monotherapy arm and 2 of 8 in the anti-CTLA4 antibody monotherapy. This application is based on observed CA4P activity in melanoma in early clinical testing. During various phase 1 studies, we found that CA4P treatment resulted significant disease control among patients with solid tumors who progressed on standard therapies. CA4P treatment resulted in 2 Stable Disease (SD) of 5 melanoma patients treated. One Partial Response (PR) was observed of 6 melanoma patients treated follow progressing during first-line trial therapy with dacarbazine and sorafenib. Building on the single agent activity of CA4P, we are expecting that combination of CA4P with Ipilimumab or other immune-oncology drug would result in improved tumor control for the target pediatric population above the 2 PR out of 17 patients treated with Ipilimumab alone which supported the approval of Ipilimumab in pediatric melanoma.

OXi4503 for Acute Myeloid Leukemia

OXi4503 (combretastatin A1-diphsphate; CA1P) is a novel investigational vascular disrupting agent (“VDA”) that has been shown to have a significant in vitro cytotoxic as well as chemo-sensitizing activity against human Acute Myeloid Leukemia (“AML”) cells. OXi4503 also exhibited in vivo anti-leukemic activity in xenografted mice with human AML.

OXi4503 employs a new, broader strategy against AML than currently exists for standard chemotherapy, as it provides a dual mechanism of action involving both anti-vascular effects and direct cytotoxicity to AML cells. Vascular and/or Bone marrow endothelial cells (“ECs”) appear to provide a protective effect for AML cells, keeping them dormant within the bone marrow. VDAs may target these ECs and reverse their chemo protective effect, providing a novel approach to the treatment of AML which may otherwise be resistant to other chemotherapeutic therapies. Preclinical data indicate that OXi4503 alone and in combination with traditional AML treatments such as cytarabine may provide significant benefit in eliminating AML cells. Results from two completed Phase I clinical trials demonstrated the clinical impact potential of OXi4503 against relapsed AML when it is alone or in combination with the standard chemotherapy drug cytarabine (“ARA-C”) can induce complete remissions in relapsed AML patients. Notably, OXi4503 showed single agent activity in a clinical Phase I trial and resulted in complete remission of a relapsed AML patient. Sustained complete remissions were also achieved in relapsed AML patients who were treated with OXi4503 in combination with ARA-C.

OXi4503 has received orphan designation for AML in both the United States (Designation No. 12-3824) and the European Union (Designation No. EU/3/15/1587 - EMA/OD/144/15). In 2017, the FDA has granted fast-track designation to OXi4503 for the treatment of relapsed/refractory AML. Oxi4503 met the qualifying criteria for the Fast Track designation since AML is a serious and life-threatening condition, and a large unmet medical need exists for additional treatment strategies for this disease.

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The Investigator-Sponsored trial (IST) UF OXi4503 AML MDS Ph 1 (UF4503), “A Phase 1 Clinical Trial of OXi4503 for Relapsed and Refractory AML and Myelodysplastic Syndromes (“MDS”) was designed to evaluate the safety profile and the maximum tolerated dose (“I”) as well as a recommended Phase 2 dose (RP2D) of OXi4503 in patients with recurrent/refractory (R/R) AML and MDS (ClinicalTrials.gov NCT01085656) (14, 50). The clinical single agent activity of OXi4503 was also assessed within the confines of a Phase 1 clinical trial setting. A total of 18 patients enrolled in the study from February 2011 to January 2016. The patients were predominantly male (78%) and the median age was 62.5 years. Of the 15 patients with AML, 4 (27%) had primary refractory AML, 2 (13%) were in first relapse, and 9 (60%) had refractory AML beyond CR1.

Eight patients (44%) completed at least one cycle of CA1P and were evaluable for efficacy assessments. Of the eight patients evaluable, one achieved morphologic remission with incomplete blood count recovery (“CRi”) after 1 cycle but came off study in cycle 2 due to fungal pneumonia. Three patients had stable disease after at least one cycle of CA1P. Three patients experienced progressive disease after 1 cycle of CA1P and were withdrawn from the study.

The Phase 1 dose-escalation combination of the Company sponsored study OX1222 (NCT02576301) was a Phase 1b dose escalation study of OXi4503 as a single agent and in combination with Cytarabine with subsequent combination Phase 2 cohorts for subjects with relapsed/refractory (R/R) AML and MDS. 29 subjects were treated with OXi4503 in combination with Cytarabine.

Of these 29 patients, one was evaluable for safety analysis, but no EFS/OS data or response data were available for activity evaluations. Of the 28 patients evaluable for EFS/OS outcome analyses, 26 had AML and 2 had MDS. For the 26 AML patients, there were 4 CRs. The CR responses were associated with prolonged overall survival substantially better the median OS time: One patient who became eligible for allogeneic PBSCT remains alive, free-of-leukemia at 720+ days. The overall survival times were 434 days, 521 days, 535 days and 720 days, respectively. The median OS time for the 4 patients who achieved a CR/CRi was 528 (95% CI: 434 - NA) days which was significantly better than the median OS time of 113 (95% CI: 77 - 172) days for the remaining 22 AML patients who did not achieve a CR (Log Rank = 11.8, P-value = 0.0006).

Three of the 4 CR/CRis were achieved in 1st relapse patients while one patient with CRi had failed 5 previous regimens, including 7:3, HiDAC, and PBSCT. Patients who achieved a CR/CRi went on to receive other treatments after receiving 4-6 cycles of OXi4503. The median OS for all 26 AML patients who received therapy was 119 (95% CI: 87 - 232) days. Patients who had rapidly progressive disease or developed toxicity could not get as many OXi4503 doses as patients who responded to their treatment favorably. The median OS time for 18 patients receiving 1-3 doses Of OXi4503 was 82 (95% CI: 66 - 135) days and these patients exhibited a worse survival outcome compared to 9 patients receiving 4-6 doses which was recorded at 434 (95% CI: 191 - NA) days (Log Rank = 12.3, P-value = 0.0004).

OXi4503: Pediatric AML

Pediatric AML is most common during the first 2 years of life and during the teenage years. In the United States, about 730 people under age 20 are diagnosed with AML each year. The number of deaths was 0.6 per 100,000 children per year. These rates are age-adjusted and based on 2012-2016 cases.

Compared with pediatric ALL, the outlook for pediatric AML patients is far worse. Even though pediatric AML cases are far fewer than pediatric ALL, the mortality rate is about the same, illustrating that AML is a devastating disease and the need for continuing research to identify effective treatments for these children. The prognosis for AML in children remains relatively poor, with a 5-year survival rate of 64% compared with 90% in ALL.

Patients with poor-risk cytogenetics include those that lack any favorable changes and harbor any of the following cytogenetic abnormalities: monosomy 7, monosomy 5, deletion of 5q, abnormalities of 3q, t(6;9)(p23;q34), and complex karyotype which is defined as three or more cytogenetic abnormalities. Children and adolescents harboring these unfavorable features have survival of less than 50 percent, and in many cases less than 20 percent.

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The standard of care for management of pediatric AML involves predominantly induction therapy intended to put the patient into remission and consolidation chemotherapy designed to eradicate leukemia cells that may have escaped front line induction therapy. Whereas, >80% of pediatric AML patients will achieve remission, only about half will remain disease-free for an appreciable period of time. Approximately 30 percent of children with AML will experience relapse and only one third of them become long-term survivors after salvage therapy. Although cure rates for children and adolescents with AML have improved, outcomes for pediatric AML patients with adverse prognostic biologic features (e.g. high risk genetic mutations or chromosomal abnormalities) and refractory or relapsed disease who failed or did not respond to their initial standard induction chemotherapy remains poor and limited treatment options are available for these patients. Novel therapies for these high-risk patients are urgently needed. OXi4503 shows clinical potential and promise for this indication based on the proof-of-concept data obtained from nonclinical and clinical studies.

AI/Blockchain: EdgePoint

PointR, an acquisition made in November of 2019, develops and deploys high performance cluster computers and artificial intelligence (“AI”) technologies as a supercomputing grid that can be layered in and interconnected to create an all-point mesh to harvest operational data within manufacturing plant, hospitals, clinics, phase I units. These grids provide real-time, localized decision-making harvesting complex data from structured and unstructured sources. The deployment of this supercomputing grid enables data capture and insight extraction in real time in blocks which are chained into blockchain ledger records serving as immutable transactions for stakeholders such as regulatory agencies, caretakers, insurers, payers, and manufacturers. The PointR grid can integrate and fuse data from any type of sensors or collection devices. For example, the Vision platform is a network of activity detection cameras functionalized with AI algorithms to monitor, evaluate, and archive real time visual data as a series of metadata entries in a Blockchain ledger.

In the pharmaceutical industry PointR’s AI combined with Blockchain will be used in the entire life cycle of a drug: discovery, clinical trials and manufacturing. Leveraging its deep partnership with IBM, the PointR team will combine its own AI Vision technology with industry standard Blockchain to transform drug manufacturing and real-world evidence monitoring for clinical trials. The combined system has the potential to automatically record individual key steps in cGMP manufacturing operations including the flow of people, raw materials and operations in trusted perpetual blockchain ledgers that are indisputable. This has the potential to create much more efficient GMP manufacturing operations while simultaneously improving reliability and data security.

Data integrity is a large and unsolved problem within drug development and manufacturing. Data from 5 1/2 years of FDA inspection records, from 2014 to the present, for four major markets: China, India, Europe, and the United States, revealed endemic data integrity issues including data manipulation. These stipulate that all manufacturing data must be preserved — unaltered — and made available to regulators. For example- out of more than 12,000 FDA inspections of drug plants in the United States, about 7% uncovered violations of the FDA’s data integrity rules including data manipulation. In India, about 24% of the plants inspected committed some sort of data violation, while in China, that figure is 31%. The consequences of data manipulation would be the invalidation of clinical data based on the adulterated drug product, safety concerns and liabilities to the patients, and FDA sanction and legal action.

Country	Number of inspections	Number (percentage) of violation forms (Form 483) issued	Percentage of Form 483s that cite data integrity violations	Percentage of Form 483s that cite data manipulation
China	916	617 (67.4%)	48%	31%
India	1,693	976 (57.6%)	44%	24%
Europe	2,969	1,445 (48.7%)	36%	18%
USA	13,650 (estimated)	6,794 (49.8%)	26%	7%

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The local real time AI processing of the data through grid computing allows for flexibility in data processing and AI training. Federated learning through grid supercomputing is inherently faster and more effective than mainframe supercomputing. In general, AI methods excel at automatically recognizing complex patterns in imaging data and providing quantitative assessments of the underlying characteristics. PointR AI deep learning algorithms have the capability of detecting meaningful relationships in image-recognition tasks in radiology and pathology. The coupling of image algorithm with Vision allows us to integrate imaging data frequently encountered during patient care into coherent metadata for blockchain ledgers. This can transform the design and implementation of clinical trials and accelerate outcomes. Combined with Blockchain the technologies will create trusted irrefutable ledgers which track real world monitoring and evidence gathering.

The Company’s non-controlling interest subsidiary, EdgePoint, is working to bring a solution that addresses both issues using proven technology. We intend to solve this problem with AI “machine vision” based on our proprietary technology, which is integrated with IBM and re-sold by IBM and its partners. We address the data integrity problem in a step-wise fashion. We start with streamlining the warehouse supply chain component. Later we add modules that spread across the plant in a comprehensive manner. We may spin-off Edgepoint as a separate publicly traded entity.

We expect our warehouse modules will streamline many labor issues in a manner very similar to Amazon-Go stores that run without cashiers. Monitored by a camera grid, shoppers simply enter, grab items and leave. A shopper can grab a sandwich and soda and leave within few minutes without checkout lines and delays. Amazon’s AI machine vision automation identifies the shoppers, the items they picked-up, consummates the transaction and sends receipt. Sounds like science fiction but there are 11 such stores nationwide and disrupting the retail industry.

Taking Retail AI to Drug Manufacturing

Using it’s Amazon-Go-like cashier-less AI proprietary technology, EdgePoint intends to address the human element in the drug manufacturing industry. Its TrustPoint product is designed to track men and materials with a camera grid and commit each transaction to a series of immutable blockchain records that are irrefutable permanent record of men and materials. The addition of blockchain technology, specifically our partner IBM’s version called Hyper-Ledger, enables manufacturers to conduct audits in a reliable and streamlined manner in a trustworthy system.

This automation of manual verification eliminates wasted and indeterministic human cycles. The product is a novel and potentially disruptive application of AI neural networks and blockchain to ensure compliance with drug sponsors and the FDA while ensuring a return on investment (“ROI”) for manufacturers by slashing labor costs.

The EdgePoint technology is already proven in the retail sector and generating revenues at a US east-coast, convenience store chain in partnership with IBM and its business partner Meridian IT. Meridian is a $0.5 billion systems conglomerate that ranked top-25 of managed services providers with 775 employees worldwide. The ceiling of the Amazon-Go retail store is a few hundred camera grid that track and shoppers with precision and monitor products they collect from shelves. When the shopper leaves the store, the AI automatically recognizes the shopper and items retrieved to issue a receipt. No human cashier is involved.

TrustPoint is a re-deployment of this type of tested technology for GMP drug manufacturing relieving human errors in supply chain and increasing compliance with warehouse operating procedures. For example, the warehouse module of TrustPoint will automatically create a shopping list from standard templates and alert supply chain personnel to collect and deliver a list of raw materials to manufacturing.

TrustPoint will track personnel authorized to collect materials of the shelves in compliance with picklist and generate alerts if the wrong materials are picked. It will commit the data to an immutable block chain ledger for later retrieval in case of compliance issues. Blockchain records are irrefutable and can be reproduced to trace with fidelity operating activities, e.g. authorized personnel, what they picked, who they delivered to with date and timestamps of each action.

In manufacturing plants, the implementation is even simpler Amazon-Go. The shoppers (supply chain personnel) are limited in number, not random and the raw materials are stable, and their shopping-list is automated by the machines that track the “shopping”. In this simplified version of Amazon-Go TrustPoint tracks supply chain personnel and monitors list of items collected from shelves. The automation is designed to reduce the overall human error element and increase compliance with standard operating procedures of the manufacturer, its customers and governmental oversight agencies.

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Market

Human labor costs represent the most expensive element in drug manufacturing. In the $70.0 billion CDMO (contract development manufacturing operations) industry, personnel costs of $30 billion are ripe for computer automation. Until now, computer technologies like MRP and ERP created more problems than resolved. The labor problem is compounded by the cost of personnel onboarding and turnover. It takes 6-9 months to train a quality control employee only to lose them to a competitor.

The market is large. Approximately 10,000 drug manufacturing facilities worldwide are FDA and EMA (European FDA) registered, representing a significant addressable market for EdgePoint. Many such facilities run on paper-based, handwritten forms ripe for modernization by the TrustPoint product. The $70.0 billion CDMO industry is poised to grow to $123.0 billion by 2025 according to industry experts. EdgePoint has first mover advantage and expects to lead the industry’s transition. It expects to garner significant share of the labor automation market. Addressing the $30.0 billion labor market and more specifically the $12.0 billion supply-chain segment, EdgePoint expects to improve efficiencies and create additional value for shareholders. EdgePoint intends to address the $12.0 billion market with AI Vision, BlockChain and NLP.

Go-to-Market: IBM

The Company’s go-to-market plan is to execute a proof-of-concept project with a biologic substance manufacturer called iBIO Inc. based in Texas. The expected outcome is a re-sellable product for materials release deployed by iBIO with production level data to attract a rich pipeline of paying customers. The company has partnered with IBM in multiple areas including sales and distribution. The significant value to IBM in this partnership is the enrichment EdgePoint provides to the IBM product suites vertically targeting cGMP manufacturing. There are three areas of technology enrichment and technology collaboration.

1.	AI Vision: IBM has developed data center hardware and software for machine vision training. While EdgePoint complements IBM products with its in-plant, on-premises low profile cluster computers called BRICKs and cameras. The integration between EdgePoint and IBM machine vision products (IBM Power AI Vision software running on state-of-the-art IBM AC922 GPU cluster computer) and EdgePoint enables continuous updates to the AI models.

2.	Blockchain: IBM has created an open source product called Hyper-Ledger which has been endorsed by multiple vertical markets including Life Sciences and Financial industries. Integrating AI machine vision and Hyper-ledger will enrich the IBM’s offerings in the cGMP manufacturing market.

3.	Warehouse Management Software: IBM’s Sterling software is an industry leader in warehouse management and supply-chain optimization. In addition, IBM is in the process of integrating its Power AI Vision software (PAIV) with Sterling. Since EdgePoint AI vision is integrated with PAIV it will enable EdgePoint to extend the Sterling platform for GMP in an easy and flexible manner.

The technology enrichment and integration by EdgePoint extends the already committed relationship with IBM. The main benefits of the IBM relationship are three-fold: (1) Sales: IBM direct sales focus enables penetration into top 10 large pharma companies, while IBM value-added-sellers (“VARs”), (2) focus on smaller CDMOs by region, and IBM and partners provide turnkey cloud managed services with high reliability, availability and monitoring and (3) trust, as the industry relies on the core reputation of IBM’s backing to deploy EdgePoint.

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EdgePoint is addressing an unsolved problem with a proprietary technology and first mover advantage to capture a significant share of the GMP manufacturing market. The product is a novel and potentially disruptive application of AI neural networks and block-chain to ensure compliance with drug sponsors and the FDA while ensuring ROI for manufacturers by slashing labor costs. The side benefit is that it brings this industry into the fourth industrial revolution which includes AI, cloud computing, blockchain, and IoT sensor fusion.

In addition to ARTIVeda™ / PulmoHeal™, the Company has also developed and launched a mobile application called ArtiHealth and a post marketing survey that have been included with ArtiVeda, which along with ArtiHealth is called PulmoHeal™. PulmoHeal™ is a full evaluation package of drug and assessment platforms for COVID-19, and other respiratory disease patients. Windlas has launched PulmoHeal™ on Amazon.in and a couple other websites. The platform has been powered by the Company’s AI supercomputing and AI platform in conjunction with IBM. Initially, the cough assessment will be powered by Salcit AI module. Per Salcit, their AI module has overall accuracy in predicting the pattern of the disease at 91.97%, sensitivity at 87.2%, and specificity at 93.69%.

Our Strategy and Development Plan

We have been operating with significant capital constraints for over a year since the reverse merger between the Company and Oncotelic Inc, and for this time period we have been seeking to secure sufficient funding to continue our operations while we simultaneously seek to advance our all our investigational drugs for the treatment of cancer, coronaviruses and AI technology. Subject to our ability to secure additional capital, we would seek to further develop our product candidates. However, our inability to access capital may significantly impair our ability to develop these compounds, as it has to date. If we are able to advance any or all of our drug candidates, we would seek to develop them till commercialization, however, there is no guarantee that we would be able to fully develop our products, obtain regulatory approvals and successfully commercialize them.

We continue to discuss collaboration opportunities with other biopharmaceutical companies, although to date have not secured any agreements with companies that are willing to purchase the products from us or license the development and commercialization rights. We intend to continue to seek a partner to acquire the marketing rights to our product candidates and to finance further clinical studies and will seek to complete a transaction if we are able to reach mutual agreement on terms. We are also in discussions with certain entities in Asia to further the development of OT-101 primarily for COVID-19 and pancreatic cancer. We are looking to form a joint venture to further the development of OT-101 wherein the Company would provide the technical expertise and the other party would fund the development expenses.

In addition to entering into a transaction that would provide funding for the further development of our product candidates, other elements of our development strategy would currently include:

●	Conduction a clinical trial (or clinical trials) of OT-101 for COVID-19: We have filed an IND with the FDA to permit us to conduct a Phase 2 clinical trial for COVID-19. This trial will rely on the safety and efficacy of OT-101 based on trials in humans for cancers. This trial is designed to make determinations of whether the results improve patient outcomes, including safety, overall survival and other parameters. The study is planned to be expanded into China and other countries, or initiated under such countries drug development programs and agencies, as well. For China, we could conduct such trials in conjunction with our development partners, GMP.

●	Initiating clinical trials of OT-101 in pancreatic cancer and other cancers: We have yet to initiate any trials but we are evaluating conducting such trials in the US as well as other countries like China in conjunction with GMP.

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●	Commercializing and initiating additional clinical trials of Artemisinin: We have completed a 120 patient trial for Artemisinin and are evaluating conducting such trials in the other countries to address the global pandemic for COVID-19.

●	Initiating a clinical trial of CA4P in combination with an immuno-oncology agent: Based on preclinical data generated to date and support of two well-known immuno-oncology clinical investigators, we have developed a protocol for a clinical trial that would be the first human clinical trial combining CA4P and an approved immuno-oncology agent. This trial is designed to make initial determinations of whether the combination results in improved patient outcomes, including safety, overall survival, progression free survival, objective response rate, tumor size and other parameters.

●	Continuing to evaluate OXi4503 in a clinical trial: We have completed six ascending dose cohorts of OXi4503 in combination with cytarabine in Study OX1222 in patients with relapsed/refractory AML and/or MDS. In the highest dose cohort, the sixth cohort of the study, we observed potential safety signals which triggered stopping rules for the study and resulted in a partial clinical hold from the FDA until we and the FDA assess additional safety data, particularly at the fifth dose cohort level. In the fifth dose cohort of OX1222, we have observed the best potential signs of efficacy to date in the trial and believe treatment of additional patients would provide additional evidence regarding the efficacy of OXi4503 in these indications.

Regulatory Matters

Government Regulation and Product Approval

Government authorities in the United States and other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, marketing and export and import of products such as those we are developing. Our drug candidates must be approved by the FDA through the New Drug Application (“NDA”), process before they may be legally marketed in the United States.

U.S. Drug Development Process

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act (“FDCA”), and implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to review or approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution injunctions, fines, refusal of government contracts, restitution, disgorgement, or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us. The process required by the FDA before a drug may be marketed in the United States generally involves the following:

●	completion of preclinical laboratory tests, animal studies and formulation studies according to Good Laboratory Practices (“GLP”) or other applicable regulations;

●	submission to the FDA of an Investigational New Drug Application, or IND, which must be first approved by the FDA before human clinical trials may begin;

●	performance of adequate and well-controlled human clinical trials according to Good Clinical Practices (“GCP”) to establish the safety and efficacy of the proposed drug for its intended use;

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●	submission to the FDA of an NDA;

●	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current good manufacturing practice, or cGMP, to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

●	satisfactory completion of FDA inspections of clinical sites and GLP toxicology studies; and

●	FDA review and approval of the NDA.

The testing and approval process require substantial time, effort and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, if at all.

Once a pharmaceutical candidate is identified for development, it enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. The sponsor will also include a protocol detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated, if the first phase lends itself to an efficacy evaluation. Preclinical testing continues even after the IND is submitted. The IND becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Clinical holds also may be imposed by the FDA at any time before or during clinical trials due to safety concerns or non-compliance.

All clinical trials must be conducted under the supervision of qualified investigators in accordance with GCP regulations. These regulations include the requirement that all research subjects provide informed consent. Further, an institutional review board, or IRB, must review and approve the plan for any clinical trial before it commences at any institution. An IRB considers, among other things, whether the risks to individuals participating in the trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the information regarding the trial and the consent form that must be provided to each trial subject or his or her legal representative and must monitor the clinical trial until completed.

Each new clinical protocol must be submitted to the IND for FDA review, and to the IRBs for approval. Protocols detail, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety and efficacy in Phase 2 and 3 clinical trials.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

●	Phase 1: The drug is initially introduced into human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion.

●	Phase 2: Involves clinical trials in a limited patient population to identify possible adverse effects and safety risks, to evaluate preliminary efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

●	Phase 3: Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population. These studies are intended to establish the overall risk-benefit ratio of the product and provide, if appropriate, an adequate basis for product labeling.

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Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA. IND Safety Reports must be submitted to the FDA, IRBs and the investigators for (a) any suspected adverse reaction that is both serious and unexpected; (b) any findings from epidemiological studies, pooled analysis of multiple trials, or clinical trials (other than those already reported in (a)); (c) any findings from animal or in vitro testing, whether or not conducted by the sponsor, that suggest a significant risk in humans exposed to the drug, such as reports of mutagenicity, teratogenicity, or carcinogenicity or reports of significant organ toxicity at or near the expected human exposure; and (d) any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. Phase 1, phase 2, and phase 3 testing may not be completed successfully within any specified period, if at all. The FDA or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

U.S. Review and Approval Processes

The results of product development, preclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling, and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of user fees; a waiver of such fees may be obtained under certain limited circumstances, which may include orphan drug status and the first NDA application for a company.

In addition, under the Pediatric Research Equity Act, or PREA, an NDA or supplement to an NDA must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan designation has been granted.

The FDA reviews all NDAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. The FDA may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA also may refer the NDA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. The approval process is lengthy and difficult and the FDA may refuse to approve an NDA at its discretion or the FDA may require additional clinical or other data and information. Even if such additional data and information are submitted, the FDA may ultimately decide that the NDA does not satisfy its criteria for approval. Data obtained from clinical trials are not always conclusive, and the FDA may interpret data differently than we or others may interpret the same data. The FDA may issue a complete response letter, which may require additional clinical or other data or impose other conditions that must be met in order to obtain approval of the NDA. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant to assure and preserve the product’s identity, strength, quality and purity. Before approving an NDA, the FDA will generally inspect the facility or facilities where the product is manufactured. The FDA will also generally inspect selected clinical sites that participated in the clinical studies and may inspect the testing facilities that performed the GLP toxicology studies cited in the NDA.

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NDAs receive either standard or priority review. A drug representing a significant improvement in treatment, prevention or diagnosis of disease may receive priority review. In addition, products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval and may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. Priority review and accelerated approval do not change the standards for approval but may expedite the approval process.

If a product receives regulatory approval, the approval may be limited to specific diseases or patient subpopulations and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. In addition, approval by the FDA may include a requirement for phase 4 testing, which involves clinical trials designed to further assess a drug’s safety and effectiveness, and the FDA may require testing and surveillance programs to monitor the safety of approved products which have been commercialized.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for seven years, except in very limited circumstances.

In the European Union and Japan, orphan drug exclusivity regulations provide for 10 years of market exclusivity.

CA4P has been awarded orphan drug status by the FDA for the treatment of anaplastic, medullary, Stage IV papillary and Stage IV follicular thyroid cancers, ovarian cancer, neuroendocrine tumors and glioma. OXi4503 has been awarded orphan drug status by the FDA for the treatment of acute myelogenous leukemia. CA4P has been awarded orphan drug status by the FDA for the treatment of pancreatic cancer, melanoma, and glioblastoma.

CA4P has also been awarded orphan drug status by the European Commission in the European Union for the treatment of anaplastic thyroid cancer, ovarian cancer and neuroendocrine tumors. OXi4503 has been awarded orphan drug status by the European Commission in the European Union for the treatment of acute myelogenous leukemia. OT-101 has been awarded orphan drug status by European Commission in the European Union for the treatment of pancreatic cancer, melanoma, and glioblastoma.

Rare Pediatric Disease Designation

The FDA grants rare pediatric disease designation for diseases with serious or life-threatening manifestations that primarily affect people aged from birth to 18 years, and that affect fewer than 200,000 people in the U.S. Under the FDA’s Rare Pediatric Disease Priority Review Voucher program, a sponsor who receives an approval of a new drug application or biologics license application for a product for the prevention or treatment of a rare pediatric disease may be eligible for a voucher, which can be redeemed to obtain priority review for any subsequent marketing application and may be sold or transferred.

The FDA granted Rare Pediatric Disease Designation for OT101/Trabedersen for the treatment of DIPG as a drug for a rare pediatric disease.

The FDA granted Rare Pediatric Disease Designation for CA4P/ Fosbretabulin tromethamine for the treatment of stage IIB–IV melanoma due to genetic mutations that disproportionately affect pediatric patients as a drug.

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Expedited Review and Approval

The FDA has various programs, including Fast Track, priority review, accelerated approval and breakthrough therapy, which are intended to expedite or simplify the process for reviewing drugs, and/or provide for approval on the basis of surrogate endpoints. Even if a drug qualifies for one or more of these programs, the FDA may subsequently decide the drug no longer meets the conditions for qualification or the FDA may not shorten the review or approval time period. Generally, drugs that may be eligible for these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs, and those that offer meaningful benefits over existing treatments. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. Although Fast Track and priority review do not affect the standards for approval, the FDA will attempt to facilitate early and frequent meetings with a sponsor of a Fast-Track designated drug and expedite review of the application for a drug designated for priority review. Drugs that receive an accelerated approval may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform post-marketing clinical trials.

OXi4503 has been awarded Fast Track designation for the treatment of AML.

Foreign Regulation

In addition to regulations in the United States, we are subject to a variety of foreign regulations governing clinical trials and if any of our product candidates are approved, we will be subject to additional regulations regarding commercial sales and distribution. Whether or not we obtain FDA approval to test a product candidate in the United States, we must obtain approval by the comparable regulatory authorities of foreign countries before we can commence testing any product candidate in those countries. Likewise, whether or not we obtain FDA approval to market a product, we must obtain approval by the comparable regulatory authorities of foreign countries before we can commence marketing of any product candidate in those countries. The approval process varies from country to country and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

Under European Union regulatory systems, a company may submit marketing authorization applications, or MAAs, either under a centralized or decentralized procedure. The centralized procedure, which is compulsory for medicines produced by biotechnology or those medicines intended to treat AIDS, cancer, neurodegenerative disorders or diabetes and optional for those medicines which are highly innovative, provides for the grant of a single marketing authorization that is valid for all European Union member states. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessments report, each member state must decide whether to recognize approval. If a member state does not recognize the marketing authorization, the disputed points are eventually referred to the European Commission, whose decision is binding on all member states.

As in the United States, the European Medicines Agency, or EMA, may grant orphan drug status for specific indications if the request is made before an MAA is submitted. The EMA considers an orphan medicinal product to be one that affects less than five of every 10,000 people in the European Union. A company whose application for orphan drug designation in the European Union is approved is eligible to receive, among other benefits, regulatory assistance in preparing the marketing application, protocol assistance and reduced application fees. Orphan drugs in the European Union receive up to ten years of market exclusivity for the approved indication.

Reimbursement

Sales of any of our product candidates, if approved, will depend, in part, on the extent to which the costs of the products will be covered by third-party payors, including government health programs such as Medicare and Medicaid, commercial health insurers and managed care organizations. These third-party payors are increasingly challenging the prices charged for health care products and services. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption or application of price controls and cost-containment measures could limit our revenue. If third-party payors do not consider our products to be cost-effective, they may not pay for our products even if we receive approval, or their level of payment may not be sufficient to allow us to sell our products on a profitable basis.

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The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, imposes requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries. Under Part D (the Medicare prescription drug benefit), Medicare beneficiaries may enroll in prescription drug plans offered by private entities that provide coverage of outpatient prescription drugs not covered under Medicare Part B. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs. Each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. Federal regulations require Part D prescription drug formularies to include drugs within each therapeutic category and class of covered Part D drugs, although not necessarily all the drugs in each category or class.

In general, government payment for some of the costs of prescription drugs may increase demand for products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA or other Medicare regulations may result in a similar reduction in payments from non-governmental payors.

The Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act of 2010 (collectively, the “Affordable Care Act” or “ACA”) mandated prescription drug coverage as one of ten essential health benefits that most health plans must offer, requiring coverage of at least one drug in every category and class. The ACA increased in the number of individuals covered by insurance and as a result commercial insurers and government programs have increased their emphasis on cost controls to reduce overall spending. A number of federal government leaders have expressed their intentions to repeal and replace the ACA. If full or partial repeal is enacted, many if not all of the provisions of the ACA may no longer apply to prescription drugs. As a result, we expect that there will continue to be uncertainty regarding drug product pricing, reimbursement and other factors impacting the revenue we may receive if our product candidates are ultimately approved, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and tend to be significantly lower.

Patents and Proprietary Rights

We actively seek to protect the proprietary technology that we consider important to our business, including chemical species, compositions and forms, their methods of use and processes for their manufacture, as well as modified forms of naturally-expressed receptors, in the United States and other jurisdictions internationally that we consider key pharmaceutical markets. We also rely upon trade secrets and contracts to protect our proprietary information.

As of May 12, 2020, we were the exclusive licensee, sole assignee or co-assignee of fifteen granted U.S. patents, one pending U.S. patent application, and granted patents and/or pending applications in several other major markets, including the European Union, Canada and Japan. Our policy is to file U.S. and foreign patent applications to protect technology, inventions and improvements to inventions that are commercially important to the development of our business. There can be no assurance that any of these patent applications will result in the grant of a patent either in the United States or elsewhere, or that any patents granted will be valid and enforceable, or will provide a competitive advantage or will afford protection against competitors with similar technologies. We also intend to rely upon trade secret rights to protect other technologies that may be used to discover and validate targets and that may be used to identify and develop novel drugs. We seek protection, in part, through confidentiality and proprietary information agreements.

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We consider the following U.S. patents and applications owned by or exclusively licensed to us to be particularly important to the protection of our most advanced product candidates.

Product Candidate	Patent Scope	Patent Expiration
CA4P	Lyophilized or crystalline combretastatin A4-phosphate tromethamine*	September 2021

	Use of VDAs to Enhance Immunomodulating Therapies Against Tumors**	August 2036

OXi4503	Composition of Matter for OXi4503 (combretastatin A1-disodium-phosphate (OXi4503) pro-drug)***	October 2021

	Method of Treating Myeloid Neoplasm by Administering OXi4503	November 2028

OT-101	Portable Equipment for Administration of Fluids into Tissues And Tumors by Convection Enhanced Delivery Technique	April, 2024
	Pharmaceutical composition	December 2024
	Use of An Oligonucleotide or Its Active Derivative for the Preparation of a Pharmaceutical Composition for Inhibiting the Formation of Metastases in Cancer Treatment	February 2025
	Use of Low Doses of Oligonucleotides to TGF-β, VEGF, interleukin-10, c-jun, c-fos or Prostaglandin E2 Genes In the Treatment of Tumors	May 2026
	Oligonucleotide-, Protein and/or Peptide-polymer Conjugates	December 2027
	Dosage of Oligonucleotides Suitable for the Treatment of Tumors	November 2029
	Combination of A Chemotherapeutic Agent and An Inhibitor of the TGF-β System	July 2030
	Combination Therapy for Treatment of Pancreatic Cancer	February 2036
	Compositions and Methods for Treating Cancer	February 2036

*	In-licensed from Bristol-Myers Squibb

**	Patent filed, awaiting grant

***	In-licensed from Arizona State University

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In addition to these patents, for some of our product candidates, we have patents and/or applications that cover a particular form or composition, use for a particular indication, use as part of combination therapy or method of preparation or use, as well as other pending patent applications. These issued patents, including any patents that issue from pending applications, could provide additional or a longer period of protection. We also have patent applications pending that seek equivalent or substantially comparable protection for our product candidates in jurisdictions internationally that we consider key pharmaceutical markets.

The patent expiration dates referenced above do not reflect any potential patent term extension that we may receive under the federal Drug Price Competition and Patent Term Restoration Act of 1984, known as the Hatch-Waxman Act. The Hatch-Waxman Act generally permits a patent extension term of up to five years as compensation for patent term lost during the FDA regulatory review process. Patent extension cannot extend the remaining term of a patent beyond a total of 14 years. The patent term restoration period is generally one-half of the time between the effective date of an investigational new drug application, or IND, and the submission date of a new drug application, or NDA, plus the time between the submission date and approval date of an NDA. Only one patent applicable to an approved drug is eligible for the extension, and the extension must be applied for prior to expiration of the patent. The United States Patent and Trademark Office, in consultation with the FDA, reviews and approves applications for patent term extension.

As previously noted, the FDA and European Union have granted CA4P and OXi4503 orphan drug status for certain indications. We are also pursuing, and may continue to in the future to pursue, orphan drug status for other product candidates and indications. Our ability to obtain and maintain the exclusivity for our products and product candidates by virtue of their orphan drug status is an important part of our intellectual property strategy. Also as previously noted, we emphasizing on Rare Pediatric Designation to leverage on the regulatory exclusivity and voucher program associated with these designations.

Competition

The industry in which we are engaged is characterized by rapidly evolving technology and intense competition. Our competitors include, among others, major pharmaceutical, biopharmaceutical and biotechnology companies, nearly all of which have financial, technical and marketing resources significantly greater than ours. In addition, many of the small companies in our industry have also formed collaborative relationships with large, established companies to support research, development and commercialization of products that may be competitive with ours. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and patenting new technologies in our line of business and any of these entities may commercialize products that may be competitive with ours.

We expect that, if any of our products gain regulatory approval for sale, they will compete primarily on the basis of product efficacy, safety, patient convenience, reliability, price and patent protection. Our competitive position will also depend on our ability to attract and retain qualified scientific and other personnel, develop effective proprietary products and implement joint ventures or other alliances with large pharmaceutical companies in order to jointly market and manufacture our products.

Employees

We had fifteen full-time employees as of May 20, 2021. We rely on external consultants or outsource nearly all our research, development, preclinical testing and clinical trial activity, although we maintain managerial and quality control over our clinical trials. We also rely on external consultants for various administrative tasks that are required for a public company. We expect to continue to rely on external service providers and to maintain a small number of executives and other employees. Our relations with our employees are good and we do not have any unions for the Company.

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Costs of Compliance With Environmental Regulations

We have not incurred any costs associated with compliance with environmental regulations, nor do we anticipate any future costs associated with environmental compliance; however, no assurances can be given that we will not incur such costs in the future.

DESCRIPTION OF PROPERTY

Our office is located in Agoura Hills, California, where we lease about 2,000 square feet of general office space. The lease for this office is on a month-to-month basis. We consider our office space to be adequate for our current needs. We believe that other suitable office space would be available if we move to a different location upon the expiration of our current lease.

LEGAL PROCEEDINGS

From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. Historically, the outcome of all such legal proceedings has not, in the aggregate, had a material adverse effect on our business, financial condition, results of operations or liquidity. Other than as set forth below, there are no additional pending or threatened legal proceedings at this time.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

The Company’s common stock trades on the OTCQB market, operated by OTC Markets, under the symbol “OTLC”.

Holders

As of May 20, 2021, there were approximately 91 stockholders of record of the 369,696,959 outstanding shares of the Company’s common stock.

Dividends

The Company has not declared or paid any cash dividends on its common stock since its inception in 1988 and does not intend to pay cash dividends in the foreseeable future. The Company presently intends to retain future earnings, if any, to finance the growth and development of its business.

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Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of March 31, 2021.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	4,872,000	$0.92	2,378,000
Equity compensation plans not approved by security holders	1,913,000	0.31	87,000

Total	6,875,000	$0.75	2,465,000

In August 2020, the shareholders of the Company approved the expansion of the number of securities to be issued upon exercise of outstanding options, warrants, restricted stock units and warrants by 20 million. The amendment to the 2015 Plan was completed and filed in conjunction with our Form S-8 with the SEC on April 16, 2021. As such, the number of securities to be issued upon exercise of outstanding options, warrants, restricted stock units and warrants under the Equity Compensation Plans as of May 20, 2021 is 27,250,000. The Company is currently obligated to issue approximately 5 million restricted stock options and stock options to certain employees, consultants and directors, which was awaiting the corporate actions to be approved by FINRA.

Brief Description of equity compensation plan not approved by security holders

In January 2017, the Board of Directors adopted and approved the 2017 Plan. The 2017 Plan allows the Company, under the direction of the Compensation Committee, to make grants of stock options, restricted and unrestricted stock awards, and other stock-based awards to employees, consultants and directors. The purpose of these awards is to attract and retain key individuals, further align employee and stockholder interests, and provide additional incentive for them to promote our success. The 2017 Plan provides for the issuance of up to 2,000,000 shares of the Company’s common stock. Any stock options granted under the 2017 Plan must be non-qualified stock options, which are not intended to meet the requirements of Section 422 of the Internal Revenue code. Options generally vest over a period of time, may not be exercised unless they are vested, and no option may be exercised after the end of the term set forth in the award agreement.

Unregistered Sales of Securities

No unregistered securities were issued during the fiscal year that were not previously reported in an Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Note Regarding Forward-Looking Statements

This Registration Statement on Form S-1 (the “Registration Statement” or “Statement”) includes a number of forward-looking statements that reflect management’s current views with respect to future events and financial performance. Forward-looking statements are projections in respect of future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Those statements include statements regarding the intent, belief or current expectations of us and members of our management team, as well as the assumptions on which such statements are based.

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Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or performance. These statements are only predictions and involve known and unknown risks, uncertainties and other factors. Some of these risks are included in the section entitled “Risk Factors” set forth in this Registration Statement and in other reports that we file with the SEC. The occurrence of any of these risks, or others of which we are currently unaware, may cause our company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks include, by way of example and without limitation:

●	our ability to successfully commercialize our products and services on a large enough scale to generate profitable operations;

●	our ability to maintain and develop relationships with customers and suppliers;

●	our ability to successfully integrate acquired businesses or new products, or to realize anticipated synergies in connection with acquisitions of businesses or products;

●	expectations concerning our ability to raise additional funding and to continue as a going concern;

●	our ability to successfully implement our business plan;

●	our ability to avoid, or to adequately address any intellectual property claims brought by third parties; and

●	the anticipated impact of any changes in industry regulation.

Readers are urged to carefully review and consider the various disclosures made by us in this registration statement and in our reports filed with the SEC, including but not limited to our Form 10-K filed with the SEC on April 15, 2021 and our Form 8-K/A filed with the SEC on July 8, 2019, which includes the audited financial statements for our subsidiary, Oncotelic, as of and for the years ended December 31, 2018 and 2017. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in the future operating results over time except as required by law. We believe that our assumptions are based upon reasonable data derived from and known about our business and operations. No assurances are made that actual results of operations or the results of our future activities will not differ materially from our assumptions. Also, the information below has been updated through the date of this Registration Statement.

Corporate History

Oncotelic Therapeutics, Inc. (also d/b/a Mateon Therapeutics, Inc.) (“Oncotelic”), was formed in the State of New York in 1988 as OXiGENE, Inc., was reincorporated in the State of Delaware in 1992, changed its name to Mateon Therapeutics, Inc. in 2016, and then Oncotelic Therapeutics, Inc. in November 2020. Oncotelic conducts business activities through Oncotelic and its wholly-owned subsidiaries, Oncotelic, Inc., a Delaware corporation, PointR Data, Inc. (“PointR”), a Delaware corporation, and EdgePoint AI, Inc. (“Edgepoint”), a Delaware Corporation for which there are non-controlling interests, (Oncotelic, Oncotelic Inc., PointR and Edgepoint are collectively called the “Company”). The Company is evaluating the further development of its product candidates OXi4503 as a treatment for acute myeloid leukemia and myelodysplastic syndromes and CA4P in combination with a checkpoint inhibitor for the treatment of advanced metastatic melanoma.

Amendments to Certificate of Incorporation

In November 2020 the Company filed an amendment to its Certificate of Incorporation with the Secretary of State for the State of Delaware changing its name from “Mateon Therapeutics, Inc.” to “Oncotelic Therapeutics, Inc.” A notice of corporate action had been filed with the Financial Industry Regulatory Authority (“FINRA”), requesting confirmation to change its name and approval for a new ticker symbol. On March 29, 2021, the Company received approval from FINRA on its notice of corporate action, and effective March 30, 2021, the Company’s ticker symbol has changed from “MATN” to “OTLC”.

In January 2021, the Company filed an additional amendment to its Certificate of Incorporation, as amended (the “Charter Amendment”), with the Secretary of State for the State of Delaware, which Charter Amendment went effective immediately upon acceptance by the Secretary of State for the State of Delaware. As approved by the Company’s stockholders by written consent on August 10, 2020, the Charter Amendment increased the number of authorized shares of Common Stock from 150,000,000 shares to 750,000,000 shares.

Conversion of Series A Preferred Stock to Common Stock

Subsequent to obtaining the approval from FINRA on March 29, 2021 related to the various corporate actions, the Company converted 278,188 Series A Preferred Stock into 278,187,847 shares of common stock of the Company. After such conversion and, as of May 20, 2021, the total number of shares of common stock outstanding is 369,696,959.

Recent Events

Peak One Equity Purchase Agreement

On May 3, 2021, the Company entered into an Equity Purchase Agreement (the “Agreement”) and Registration Rights Agreement (the “Registration Rights Agreement”) with Peak One Opportunity Fund, L.P. (“Peak One”), pursuant to which the Company shall have the right, but not the obligation, to direct Peak One, to purchase up to $10.0 million (the “Maximum Commitment Amount”) in shares of the Company’s common stock, par value $0.01 per share (“Common Stock”). Under the Agreement and subject to the Maximum Commitment Amount, the Company has the right, but not the obligation, to submit Put Notices (as defined in the Agreement) to Peak One (i) in a minimum amount not less than $20,000.00 and (ii) in a maximum amount up to the lesser of (a) $1.0 million or (b) 250% of the Average Daily Trading Value (as defined in the Agreement).

In exchange for Peak One entering into the Agreement, the Company agreed, among other things, to (A) issue Peak One and Peak One Investments, LLC, an aggregate of 250,000 shares of Common Stock, and (B) file a registration statement registering the Common Stock issued or issuable to Peak One under the Agreement for resale (the “Registration Statement”) with the Securities and Exchange Commission within 60 calendar days of the Agreement, as more specifically set forth in the Registration Rights Agreement.

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The obligation of Peak One to purchase the Company’s Common Stock shall begin on the date of the Agreement, and ending on the earlier of (i) the date on which Peak One shall have purchased Common Stock pursuant to this Agreement equal to the Maximum Commitment Amount, (ii) twenty four (24) months after the initial effectiveness of the Registration Statement , (iii) written notice of termination by the Company to Peak One (subject to certain restrictions set forth in the Agreement), (iv) the Registration Statement is no longer effective after the initial effective date of the Registration Statement, or (v) the date that the Company commences a voluntary case or any person commences a proceeding against the Company, a custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors (the “Commitment Period”).

During the Commitment Period, the purchase price to be paid by Peak One for the Common Stock under the Agreement shall be 91% of the Market Price, which is defined as the lesser of the (i) closing bid price of the Common Stock on the trading day immediately preceding the respective Put Date (as defined in the Agreement), or (ii) lowest closing bid price of the Common Stock during the Valuation Period (as defined in the Agreement), in each case as reported by Bloomberg Finance L.P or other reputable source designated by Peak One.

Consent Solicitation and Amendments to Certificate of Incorporation

On June 25, 2020, the Company commenced a solicitation of shareholder consents (the “Consent Solicitation”), pursuant to a consent solicitation statement (the “Consent Solicitation Statement”), to the holders (the “Stockholders”) of its Common Stock and Series A Convertible Preferred Stock. The deadline for Stockholders to respond to the Consent Solicitation Statement was August 10, 2020. Pursuant to the Consent Solicitation Statement, the following actions were approved by the written consent of the requisite number of Stockholders:

(1)	changing the name of the Company and changing the Company’s ticker symbol (the “Name Change”);

(2)	amending the Company’s Amended and Restated 2015 Equity Incentive Plan to increase the number of shares of Common Stock available for issuance from 7.25 million shares to 27.25 million shares, and increasing the maximum number of stock awards that may be issued in any fiscal year from 500,000 to 1,000,000 shares (the “Plan Amendment”);

(3)	increasing the authorized number of shares of Common Stock from 150,000,000 to 750,000,000 (the “Capital Increase”); and

(4)	amending and restating the certificate of incorporation for the Company to give effect to the Name Change, Capital Increase and forum selection provision.

The Company filed the Current Report on Form 8-K with the SEC to declare the voting results on August 14, 2020. In November 2020, the Company filed an amendment to its Certificate of Incorporation with the Secretary of State for the State of Delaware changing its name from “Mateon Therapeutics, Inc.” to “Oncotelic Therapeutics, Inc.” A notice of corporate action had been filed with the Financial Industry Regulatory Authority (“FINRA”), requesting confirmation to change its name and approval for a new ticker symbol. On March 29, 2021, the Company received approval from FINRA on its notice of corporate action, and effective March 30, 2021, the Company’s ticker symbol changed from “MATN” to “OTLC”.

In January 2021, the Company filed an additional amendment to its Certificate of Incorporation, as amended (the “Charter Amendment”), with the Secretary of State for the State of Delaware, which Charter Amendment went effective immediately upon acceptance by the Secretary of State for the State of Delaware. As approved by the Company’s stockholders by written consent on August 10, 2020, the Charter Amendment increased the number of authorized shares of Common Stock from 150,000,000 shares to 750,000,000 shares.

The Company registered an additional total of 20,000,000 shares of its common stock, $0.01 par value per share (“Common Stock”), which may be issued pursuant to the Company’s Amended and Restated 2015 Equity Incentive Plan (the “Plan”). Such additional shares were approved by the shareholders of the Company on August 10, 2020 and reported to the Securities and Exchange Commission (the “SEC”) on a Current Report on Form 8-K on August 14, 2020. As such, the total number of shares of the Company’s common stock available for issuance under the 2015 plan are 27,250,000.

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In March 2021, the Company converted 278,188 shares of the Company’s Series A Preferred Stock to 278,187,847 shares of its common stock pursuant to the terms of the 2 mergers.

Private Placement

On May 25, 2021, the Company consummated the closing of a private placement transaction whereby, pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”) entered into with an accredited investor (the (“Holder”), the Company issued a convertible promissory note in the aggregate principal amount of $203,750 (the “May 25 Note”), which May 25 Note is convertible into shares of Common Stock. Additional May 25 Notes may be offered of up to $1.2 million in the aggregate principal amount subject to further agreement by and between the Company and the Holder.

The May 25 Note carries an interest rate of 6% per annum and matures on May 25, 2022. Any amount of principal or interest on the May 25 Note which is not paid when due shall bear interest at a rate of 22% per annum from the due date thereof until paid. The May 25 Note contains a voluntary conversion mechanism whereby the noteholder may convert, at any time 180 days after the issuance date, in whole or in part, the outstanding principal and accrued interest under the terms of the May 25 Note into shares of Common Stock (the “Conversion Shares”) at the Variable Conversion Price as defined in the May 25 Note of 1.0 minus 35%, multiplied by the 15-day VWAP, which number of Conversion Shares issuable are subject to a beneficial ownership limitation of 4.99% of the issued and outstanding shares of Common Stock of the Company. Prepayment of the May 25 Note may be made at any time from the Issuance Date to 180 days after the Issuance Date at a rate of 120% of the outstanding principal amount plus accrued and unpaid interest, plus default interest, if any, as defined in the May 25 Note. The May 25 Note contains customary events of default (each an “Event of Default”). If an event of default occurs, at the Holder’s election, the outstanding principal amount of the May 25 Note multiplied by 1.5, plus accrued but unpaid interest, will become immediately due and payable in cash, unless such event of default is a failure to issue the shares of Common Stock to the Holder, in which case the aggregate amount of the outstanding principal amount of the May 25 Note plus accrued but unpaid interest will be multiplied by 2, and become immediately due and payable in cash.

The issuance of the May 25 Note is exempt from the registration requirements of the Securities Act, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as provided in Rule 506 of Regulation D promulgated thereunder. The shares of Common Stock issuable upon conversion of the May 25 Note have not been registered under the Securities Act or any other applicable securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act.

Mergers

The company had completed two plans of merger, one with Oncotelic Inc. and the second with PointR Data Inc. in 2019. For additional information on both mergers, refer to our Annual Report on Form 10-K filed with the SEC on April 15, 2021.

Company Overview

We are a clinical stage biopharmaceutical company developing drugs for the treatment of cancer. Our goal is to advance our drug candidates into late stage pivotal clinical trials and either sell marketing rights to a larger pharmaceutical company or seek FDA approval ourselves.

The Company’s lead product candidate, OT-101, is being developed as a broad-spectrum anti-cancer drug that can also be used in combination with other standard cancer therapies to establish an effective multi-modality treatment strategy for difficult-to-treat cancers. Together, we plan to initiate phase 3 clinical trials for OT-101 in both high-grade glioma and pancreatic cancer. During Phase 2 clinical trials in pancreatic cancer, melanoma, and colorectal cancers (“Study P001”) and in high-grade gliomas (“Study G004”), meaningful clinical benefits were observed and OT-101 exhibited a favorable safety profile. These clinical benefits included long-term survival and meaningful tumor reduction. Both partial and complete responses have been observed in the Study G004 Phase 2 clinical trial of OT-101 as a single agent in patients with aggressive brain tumors.

The Company’s self-immunization protocol (“SIP™”) is based on novel and proprietary sequential treatment of cancers with OT-101 (an antisense against TGF-ß2) and chemotherapies. This sequential treatment strategy is aimed at achieving effective self-immunization against a patients’ own cancer, resulting in robust therapeutic immune response and consequently better control of the cancer and improved survival. Prolonged states of being cancer-free have been observed in some patients with the most aggressive forms of cancer, raising a renewed hope for a potential cure. The use of OT-101 lifts the suppression of the patient’s immune cells around the cancer tissue, providing the foundation for an effective initial priming, which is critical for a successful immune response. The subsequent chemotherapy results in the release of neoantigens that result in a robust boost of the immune response. We believe that a rational combination of the company’s SIP™ platform with immune-modulatory drugs like interleukin 2 (“IL-2”) and/or immune checkpoint inhibitors has the potential to help achieve sustained and robust immune responses in patients with the most difficult-to-treat forms of cancer.

The Company is also working on developing OT-101 as a possible drug candidate that can be deployed in various epidemic and pandemic diseases, such as Severe Acute Respiratory Syndrome (“SARS”) and specifically for the current COVID-19. As of the date of this report, the Company has filed an Investigational New Drug Application (“IND”) with the United States Food and Drug Administration (“FDA”) to permit the Company to conduct clinical trials to prove the efficacy of OT-101 against COVID-19. The Company has initiated clinical trials in Latin America to evaluate the efficacy of OT-101 against COVID-19 and expects preliminary results in the second quarter of the fiscal year 2021. The Company plans to initiate the Company’s Phase 2 clinical trial of OT-101, a TGF-β antisense, for the treatment of patients with mild to severe COVID-19 infection. Argentina now has the fifth highest tally of confirmed coronavirus cases worldwide, with the latest additions taking it past Colombia in a global ranking compiled by John Hopkins University. This multi-center, double blind, randomized, placebo-control study will evaluate the safety and efficacy of OT-101 in combination with standard of care on two patient groups – (1) mild or moderate disease, and (2) severe disease requiring mechanical ventilation or intubation. The study will enroll approximately 24 patients in Argentina with an aggregate total of 72 patients study wide.

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In addition, the Company is developing Artemisinin as an Ayurvedic therapeutic under the product names ARTIVedaTM (when marketed within India), and ArtiShieldTM (when marketed outside of India) (ARTIVedaTM and ArtiShieldTM are collectively referred to herein as “ARTIVedaTM”). Artemisinin, purified from a plant Artemisia Annua, has exhibited an ability to inhibit TGF-β activity and neutralize COVID-19. The Company’s test results during an in vitro study at Utah State University showed Artemisinin having an EC50 of 0.45 ug/ml, and a Safety Index of 140. Artemisinin can target multiple viral threats including COVID-19 by suppressing both viral replication and clinical symptoms that arise from viral infection. Viral replication cannot occur without TGF-β. Artemisinin also has been reported to have antiviral activities against hepatitis B and C viruses, human herpes viruses, HIV-1, influenza virus A, and bovine viral diarrhea virus in the low micromolar range. TGF-β surge and cytokine storm cannot occur without TGF-β. In a clinical study undertaken in India, clinical consequences related to the TGF-β surge, including ARDS and cytokine storm, were suppressed by targeting TGF-β with Artemisinin. The clinical study (“ARTI-19”) showing these results was a global study, enrolling at least 120 patients. The number of patients enrolled in the ARTI-19 trial increases the total aggregate number of patients using ARTIVedaTM to 3,000. The ARTI-19 trials were conducted by Windlas Biotech Private Limited (“Windlas”), the Company’s business partner in India, as part of the Company’s global effort at deploying ARTIVedaTM across India, Africa, and Latin America. The Windlas study evaluates the safety and efficacy of Artemisia Absinthium Powder 500mg capsule of ARTIVedaTM in the treatment of adults with COVID-19. Data from ARTI-19 is expected by end of the fourth quarter of the fiscal year 2021. The ARTI-19 trial was registered under the Clinical Trials Registry India (“CTRI”) with three active sites and additional sites to be added as the trial progresses and expands. ARTI-19 was conducted with Windlas as part of the plan for the Company’s global effort at deploying PulmohealTM, a product package of ARTIVedaTM, our artificial intelligence (“AI”) cough application (“ArtiHealth”), and our AI post marketing survey (“PMS”), across India, Africa, and Latin America. We continue to evaluate to seek approval, and subsequently launch PulmoHealTM, with or without local partners, in various countries within the regions planned.

In January 2021 and subsequently in February 2021, the Company announced preliminary results for ARTI-19 trials for ARTIVeda™. The interim results announced were, as previously disclosed above, based on 120 randomized patients across 3 sites in India. We reported positive topline results in April 2021, and we expect final data available 6-8 weeks thereafter. Upon completion of the trial results, it is the Company’s objective to file for Emergency Use Authorization (“EUA”) with regulatory authorities around the world, including India, the United States, the United Kingdom, countries in Africa and Latin America; discussions regarding EUA with several of these authorities have commenced.

No adverse events were reported that required discontinuation of treatment. When ARTIVeda™ was added to the standard of care (“SOC”), more patients recovered faster than SOC alone. Of the 39 patients, 31 patients (79.5%) being treated with ARTIVeda™ became asymptomatic after 5-day of therapy. In comparison, only 12 of the 21 control patients (57.1%) treated with SOC alone became asymptomatic on day 5 (P=0.028, Fisher’s exact test). For the sicklier patients (WHO scale 4), the median time to becoming asymptomatic was only 5 days for the ARTIVeda + SOC group (N=18), as compared to 14 days for the SOC alone group (N=10) (P=0.004, Log-rank test).These data sets provide clinical support that targeting the TGF-β pathway with ARTIVeda™ may contribute to a faster recovery of patients with mild to moderate COVID-19. The trend was more pronounced with higher initial disease status. Log rank statistics: WHO-scale 2,3,4: p= 0.0369 /RR = 1.476 (0.8957-2.433), WHO-scale 3,4: p= 0.026/ RR = 1.581 (0.9094-2.747), WHO-scale 4: p= 0.0043/ RR = 2.038 (0.9961-4.168). RR = rate ratio for recovery. The Company has published the results of the trial in certain renowned publications.

In addition to ARTIVeda™, the Company has also developed and launched ArtiHealth and the PMS, and when packaged with ARTIVedaTM , are packaged as a product offering under the name PulmoHeal™. PulmoHeal™ is a full evaluation package of drug and assessment platforms for COVID-19, and other respiratory disease patients. Windlas has launched ArtiHealth on Amazon.in, Flipkart, and 1mg.com. The platform has been powered by the Company’s AI supercomputing and AI platform in conjunction with IBM. Initially, the cough assessment will be powered by Salcit Pvt. Ltd.’s (“Salcit”) AI module. Per Salcit, their AI module has overall accuracy in predicting the pattern of the disease at 91.97%, sensitivity at 87.2%, and specificity at 93.69%.

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Our artificial intelligence subsidiary, PointR, develops and deploys high performance cluster computers and AI technologies as a supercomputing grid that can be layered in and interconnected to create an all-point mesh to harvest operational data within manufacturing plants, hospitals, clinics, and phase I units. These grids provide real-time, localized decision-making, harvesting complex data from structured and unstructured sources. The deployment of this supercomputing grid enables data capture and insight extraction in real time in blocks which are chained into blockchain ledger records serving as immutable transactions for stakeholders such as regulatory agencies, caretakers, insurers, payers, and manufacturers. The PointR grid can integrate and fuse data from any type of sensors or collection devices. For example, the Vision platform is a network of activity detection cameras functionalized with AI algorithms to monitor, evaluate, and archive real time visual data as a series of metadata entries in a Blockchain ledger. In the pharmaceutical industry, PointR’s AI combined with Blockchain will be used in the entire life cycle of a drug: discovery, clinical trials and manufacturing. Leveraging its deep partnership with IBM, the PointR team will combine its own AI Vision technology with industry standard Blockchain to transform drug manufacturing and real-world evidence monitoring for clinical trials. The combined system has the potential to automatically record individual key steps in Current Good Manufacturing Practice regulations enforced by the FDA (“CGMP”) for manufacturing operations including the flow of people, raw materials and operations in trusted perpetual blockchain ledgers that are indisputable. This has the potential to create much more efficient CGMP manufacturing operations while simultaneously improving reliability and data security. The Company is also developing AI driven telehealth and other applications, that would be used in health monitoring and supporting the Company’s various clinical programs. The PointR technology is planned to be transferred into Edgepoint. Edgepoint also plans to redeploy TrustPoint, a tested technology for CGMP drug manufacturing relieving human errors in supply chain and increasing compliance with warehouse operating procedures. For example, the warehouse module of TrustPoint will automatically create a shopping list from standard templates and alert supply chain personnel to collect and deliver a list of raw materials to manufacturing. To support the anti-viral drug program, Edgepoint is developing ArtiHealth. Protected by patents and partnership with IBM Watson Health Research the Edgepoint App allows patients to cough and speak into the Edgepoint App that can be operated either by a nurse or by the end-user patient at home. The Edgepoint App is part of the company’s Telehealth platform to remotely monitor patient’s progression of disease. The Company’s clinical trials of ARTIVedaTM will deploy the Edgepoint App to COVID-19 patients in the study to collect and score data by medical professionals. The data will be used by the AI to predict and diagnose patients as a de-novo software as a medical device. After regulatory approvals, the Edgepoint App will be bundled with ARTIVedaTM to be prescribed by physicians. Patients will be able to self-monitor progression of their respiratory condition with the Edgepoint App as much as they check their temperature with a thermometer. The Edgepoint App virtualizes and expands the use of spirometers in the form of a software app.

Since April 2019, we have been operating under significant capital constraints, which has curtailed our ability to achieve meaningful progress in either of the Company’s two clinical programs – one of which is developing OXi4503 as a treatment for acute myeloid leukemia and myelodysplastic syndromes and the other of which is developing CA4P in combination with a checkpoint inhibitor for the treatment of advanced metastatic melanoma. We believe that the merger of Oncotelic and Oncotelic Inc. creates a combined company that has potential to generate shareholder value through a promising pipeline of next generation immunotherapies targeting several significant cancer markets where there is a lack of therapeutic options and lack of an effective immunotherapy protocol

Research Service Agreement between Golden Mountain Partners LLC (“GMP”) and the Company.

When COVID-19 emerged in China, the Company and GMP contemplated a collaboration to develop drug candidates for COVID-19. Oncotelic Inc. and GMP entered into a research and services agreement (the “GMP Research Agreement”) on February 3, 2020 memorializing their collaborative efforts to develop and test COVID-19 antisense therapeutics (the “GMP Agreement Product”). On March 18, 2020, the Company reported the anti-viral activity of OT-101 – its lead drug candidate currently in phase 3 testing in pancreatic cancer and glioblastoma. In an in vitro antiviral testing performed by an independent laboratory, OT-101 has an 50% effective concentration (“EC50”) of 7.6 µg/mL and is not toxic at the highest dose of 1000 µg/mL giving a safety index (“SI”) value of >130, which is considered highly active. On March 23, 2020, the Company and GMP entered into a supplement to the GMP Research Agreement (the “GMP Research Supplement”) to confirm the inclusion of OT-101 within the scope of the GMP Research Agreement as a GMP Agreement Product, pending positive confirmatory testing against COVID-19. In consideration for the financial support provided by GMP for the research, pursuant to the terms of the GMP Research Agreement (as amended by the GMP Research Supplement) GMP is entitled to obtain certain exclusive rights to the use of the GMP Agreement Product in the COVID Field on a global basis, and an economic interest in the use of the GMP Agreement Product in the COVID Field including 50/50 profit sharing. As described in the GMP Research Supplement, the Company intends to license or assign intellectual property rights, including the 2020 Patent Application and any other intellectual property rights owned or controlled by the Company relating to the GMP Agreement Product, OXi4503 and CA4P, to a joint venture company (the “Joint Venture Company”) to be established jointly between Oncotelic Inc. and GMP (or its designee), as well as providing management services and other expertise to the Joint Venture Company. GMP intends that it (or its designee, as the case may be) shall provide funding to the Joint Venture Company to support its development and commercial activities in the Joint Venture Company’s territories, and in each case, on terms to be agreed by the parties. GMP shall be entitled to use its governmental relations and local expertise in Greater China to assist with coordinating the research, development and commercialization of (i) the GMP Agreement Products in the COVID Field, (ii) the GMP Agreement Products in the OT101 Oncology Field, (iii) OXi4503; and (iv) CA4P, in each case in Greater China.

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The Joint Venture Company is intended to be owned 50% by Oncotelic Inc. and 50% by GMP (or its designee), and its principal activities shall be to research, develop, bring to market and commercialize: (i) the GMP Agreement Products in the COVID Field on a global basis, (ii) the GMP Agreement Products in the OT101 Oncology Field, (iii) OXi4503; and (iv) CA4P, in each case in Greater China. On April 6, 2020, the Company announced that it had delivered the requisite testing results to GMP confirming the applicability and potential use of OT-101 for the treatment of COVID-19. OT-101 exhibited potent activity against both COVID-19 and SARS with a robust safety index of >500. Also, the Company has submitted a Pre-Investigational New Drug application package to the FDA. GMP paid the Company fees of $300,000 during the three months ended March 31, 2020 and $900,000 during the three months ended June 30, 2020 for the services rendered under the agreement. The Company also recorded approximately $40,000 for reimbursement of actual costs incurred.

In June 2020, the Company secured $2 million in debt financing, evidenced by a one-year convertible note (the “GMP Note”) from GMP or its affiliate, to conduct a clinical trial evaluating OT-101 against COVID-19 bearing 2% annual interest, and is personally guaranteed by Dr. Vuong Trieu, the Chief Executive Officer of the Company. The GMP Note is convertible into the Company’s Common Stock upon the GMP Note’s maturity one year from the date of the GMP Note, at the Company’s Common Stock price on the date of conversion with no discount. GMP does not have the option to convert prior to the GMP Note’s maturity at the end of one year. Such financing will be utilized solely to fund the clinical trial.

The Company’s liability under GMP Note commenced to accrue when GMP first began to pay for services related to the clinical trial to our third-party clinical research organization, up to a maximum of $2 million. As of March 31, 2021, the clinical research organization has invoiced GMP’s affiliate for the entire $2 million, and the Company has accrued the $2 million as a convertible debt, including accrued interest thereon, under the terms of the GMP Note.

Entry into MOU and Agreement with Windlas

In August 2020, the Company executed a memorandum of understanding (the “MOU”) with Windlas for the development and commercialization of Artemisinin as a therapeutic pharmaceutical, nutraceutical and herbal supplement against COVID-19. The development of Artemisinin against COVID-19 is dependent on the successful completion of ARTI-19 clinical trial “Artemisinin Intervention trial against COVID-19”, which is being initiated globally in Africa, India, and South America. Windlas will be our manufacturing partner for the clinical trial batches as well as commercial batches. In September 2020, the Company executed the final MOU with Windlas regarding the development and commercialization of Artemisinin as therapeutic pharmaceutical, nutraceutical and herbal supplement against COVID-19.

The ARTI-19 trial has been cleared by India regulatory authorities and registered under CTRI. Three sites had been selected for the ARTI-19 trial, the approval of the requisite Institutional Review Boards has been obtained, and the respective staff has been trained into the protocol and electronic data capture systems. Additional sites will be added as the trial progresses. Enrollment of 120 patients was completed during the year ended December 31, 2020. In January 2021 and subsequently in February 2021, the Company announced preliminary results for ARTIVedaTM, and final topline results in April 2021. As described above, ARTIVedaTM is the Company’s lead Ayurvedic drug against COVID-19 in India and being developed by the Company in partnership with Windlas. We expect final data available 6-8 weeks thereafter. Upon completion of the trial results, it is the Company’s objective to file for Emergency Use Authorization (“EUA”) with regulatory authorities around the world, including India, the United States, and the United Kingdom; discussions regarding EUA with several of these authorities have commenced. For more information, please see above under Company Overview.

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Agreement with Autotelic BIO

Oncotelic Inc. had entered into a license agreement in February 2018 (the “ATB Agreement”) with Autotelic BIO (“ATB”), a non-affiliated Korean Company. The ATB Agreement licensed the use of OT-101, in combination with Interleukin-2 (the “Combined Product”), and granted to ATB an exclusive license under the Oncotelic Inc. technology to develop, make, have made, use, sell, offer for sale, import and export the Combined Product, and the Combined Product only, in the field, throughout the entire world (excluding the United States of America and Canada) as the territory, on the terms and subject to the conditions of the ATB Agreement. The ATB Agreement requires ATB to be responsible for the development of the Combined Product. Oncotelic Inc. was responsible to provide to ATB the technical know-how and other pertinent information on the development of the Combined Product. ATB paid Oncotelic Inc. a non-refundable milestone payment in consideration for the rights and licenses granted to ATB under the ATB Agreement, and ATB was to pay Oncotelic Inc. $500,000 within sixty days from the successful completion of the in vivo efficacy studies. This payment was made in June 2020 after the successful completion of the in-vivo study and the Company recorded the revenue during the three months ended June 30, 2020. In addition, ATB is to pay Oncotelic Inc.: (i) $500,000 upon Oncotelic Inc.’s completion of the technology know how and Oncotelic’s technical assistance and regulatory consultation to ATB, as determined by the preparation of a Current Good Regulation Practices audit or certification by the Food and Drug Administration, with a mutual goal to obtain marketing approval of the Combined Product in the aforementioned territory; (ii) $1,000,000 upon receiving marketing approval of the Combined Product in Japan, China, Brazil, Mexico, Russia, or Korea; and (iii) $2,000,000 from receiving marketing approval of the Combined Product in Germany, France, Spain, Italy, or the United Kingdom. ATB paid the Company fees of $0.5 million during the three months ended June 30, 2020 for the successful completion of the in-vivo efficacy studies.

Private Placement through JH Darbie & Co., Inc.

Between July 2020 and March 2021, the Company offered and sold certain units (“Units”) in a private placement through JH Darbie & Co., Inc. (“JH Darbie”), with each unit consisting of: (i) 25,000 shares of Edgepoint common stock, par value $0.01 per share (“Edgepoint Common Stock”), for a price of $1.00 per share of Edgepoint Common Stock; (ii) one convertible promissory note issued by the Company (the “Unit Note”), convertible into up to 25,000 shares of EdgePoint Common Stock at a conversion price of $1.00 per share, or up to 138,889 shares of the Company’s Common Stock, at a conversion price of $0.18 per share; and (iii) 100,000 warrants (the “Warrants”), consisting of (a) 50,000 warrants to purchase an equivalent number of shares of EdgePoint Common Stock at $1.00 per share (“Edgepoint Warrant”), and (b) 50,000 warrants to purchase an equivalent number of shares of Company Common Stock at $0.20 per share (the “JH Darbie Financing”). In total, as of December 31, 2020, the Company had issued and sold a total of 63 Units. In addition, 6.3 Units were issued to JH Darbie as fees. Subsequent to December 31, 2020 and through the date of this report, the Company sold the rest of the 37 Units and JH Darbie has earned additional 3.7 Units as fees.

The JH Darbie Financing resulted in gross proceeds of $5 million to the Company. Placement agent fees of $0.65 million were paid to JH Darbie pursuant to that certain Placement Agent Agreement, dated February 25, 2020 between the Company and JH Darbie (the “Darbie Placement Agreement”). In addition, the Company paid approximately $39,000 as legal costs for the transaction. Under the Darbie Placement Agreement, JH Darbie had the right to sell a minimum of 40 Units and a maximum of 100 Units on a best-efforts basis. The Company has had nine tranches under the JH Darbie Financing between July and March 31, 2021. Subsequent to December 31, 2020, the Company received gross funds of $1.85 million through 4 tranches under the JH Darbie Financing. Placement fees of $0.2 million were paid to JH Darbie in connection with such financing.

Paycheck Protection Program

In April 2020, the Company received loan proceeds in the amount of $250,000 under the Paycheck Protection Program (“PPP”) which was established under the Coronavirus Aid, Relief and Economic Security (“CARES”) Act and is administered by the Small Business Administration (“SBA”). The PPP provides loans to qualifying businesses in amounts up to 2.5 times the average monthly payroll expenses and was designed to provide direct financial incentive to qualifying businesses to keep their workforce employed during the Coronavirus crisis. PPP Loans are uncollateralized and guaranteed by the SBA and are forgivable after a “covered period” (8 weeks or 24 weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible expenses, including payroll, benefits, mortgage interest, rent and utilities. The forgiveness amount will be reduced if the borrower terminates employees or reduces salaries and wages more than 25% during the covered period. Any unforgiven portion is payable over 2 years if issued before, or 5 years if issued after, June 5, 2020 at an interest rate of 1% with payments deferred until the SBA remits the borrowers loan forgiveness amount to the lender, or if the borrower does not apply for forgiveness, 10 months after the covered period. PPP loans provide for customary events of default, including payment defaults, breach of representations and warranties, and insolvency events and may be accelerated upon occurrence of one or more of these events of default. Additionally, the PPP Loans do not include prepayment penalties.

The Company believes it met the PPP’s loan forgiveness requirements but has not yet applied for forgiveness. When legal release is received from the SBA or lender, the Company will record the amount forgiven as forgiveness income within the other income section of its statement of operations. If any portion of the PPP loan is not forgiven, the Company will be required to repay that portion, plus interest, through the maturity date.

The SBA reserves the right to audit any PPP loan, regardless of size. These audits may occur after the forgiveness has been granted. In accordance with the CARES Act, all borrowers are required to maintain their PPP loan documentation for six years after the loan was forgiven or repaid in full and to provide that documentation to the SBA upon request.

The balance outstanding on PPP loan inclusive of interest accrued was $252,349 and $251,733 on March 31, 2021 and December 31, 2020, respectively.

Critical Accounting Policies and Significant Judgments and Estimates

The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expense during the reporting periods. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances at the time we make such estimates. Actual results and outcomes may differ materially from our estimates, judgments and assumptions. We periodically review our estimates in light of changes in circumstances, facts and experience. The effects of material revisions in estimates are reflected in the financial statements prospectively from the date of the change in estimate. Our significant accounting policies are more fully described in Note 2 to our financial statements included elsewhere in this Registration Statement.

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We define our critical accounting policies as those accounting principles that require us to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on our financial condition and results of operations, as well as the specific manner in which we apply those principles. We believe the critical accounting policies used in the preparation of our financial statements that require significant estimates and judgments are the following:

Investment in Equity-based Securities

Prior to the Merger, Oncotelic Inc. received Series E Preferred Shares of Adhera Therapeutics, Inc. (“Adhera”) in consideration for the issuance of Oncotelic Inc.’s common stock under various Securities Purchase Agreements. The Company records its investments in equity securities initially at cost in accordance with Accounting Standards Codification (“ASC”) 321, Investments –Equity Securities (“ASC 321”). The Company subsequently marks the investments to market at each reporting period and, in accordance with ASU 2016-01, Financial Instruments – (Overall), records the unrealized gains or losses in the Statement of Operations. There were no unrealized gains or losses on investments in equity securities for the year ended December 31, 2019. There were no unrealized gains or losses on investments in equity securities for the year ended December 31, 2018. The Company identified certain disclosures by Adhera indicating their financial condition and that they may file for bankruptcy. As such the Company wrote off the long-term investment during the year ended December 31, 2019.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to the carrying amount. If the operation is determined to be unable to recover the carrying amount of its assets, then these assets are written down first, followed by other long-lived assets of the operation to fair value. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets. For the year ended December 31, 2020 and quarter ended March 31, 2021, there were no impairment losses recognized for long-lived assets.

Intangible Assets

The Company records its intangible assets at cost in accordance with ASC 350, Intangibles – Goodwill and Other. The Company reviews the intangible assets for impairment on an annual basis or if events or changes in circumstances indicate it is more likely than not that they are impaired. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale or disposition of a significant portion of the business, or other factors.

Goodwill

Goodwill represents the excess of the purchase price of acquired business over the estimated fair value of the identifiable net assets acquired. Goodwill is not amortized but is tested for impairment at least once annually, at the reporting unit level or more frequently if events or changes in circumstances indicate that the asset might be impaired. The goodwill impairment test is applied by performing a qualitative assessment before calculating the fair value of the reporting unit. If, on the basis of qualitative factors, it is considered not more likely than not that the fair value of the reporting unit is less than the carrying amount, further testing of goodwill for impairment would not be required. Otherwise, goodwill impairment is tested using a two-step approach.

The first step involves comparing the fair value of the reporting unit to its carrying amount. If the fair value of the reporting unit is determined to be greater than its carrying amount, there is no impairment. If the reporting unit’s carrying amount is determined to be greater than the fair value, the second step must be completed to measure the amount of impairment, if any. The second step involves calculating the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit from the fair value of the reporting unit as determined in step one. The implied fair value of the goodwill in this step is compared to the carrying value of goodwill. If the implied fair value of the goodwill is less than the carrying value of the goodwill, an impairment loss equivalent to the difference is recorded.

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Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with ASC 815 “Derivatives and Hedging”.

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards.

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with ASC 470-20 “Debt – Debt with Conversion and Other Options.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Original issue discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 815-40 “Derivatives and Hedging – Contracts in Entity’s Own Equity” provides that, among other things, generally, if an event is not within the entity’s control could or require net cash settlement, then the contract shall be classified as an asset or a liability

Derivative Financial Instruments Indexed to the Company’s Common Stock

We have generally issued derivative financial instruments, such as warrants, in connection with our equity offerings. We evaluate the terms of these derivative financial instruments in order to determine their accounting treatment in our financial statements. Key considerations include whether the financial instruments are freestanding and whether they contain conditional obligations. If the warrants are freestanding, do not contain conditional obligations and meet other classification criteria, we account for the warrants as an equity instrument. However, if the warrants contain conditional obligations, then we account for the warrants as a liability until the conditional obligations are met or are no longer relevant. Because no established market prices exist for the warrants that we issue in connection with our equity offerings, we must estimate the fair value of the warrants, which is as inherently subjective as it is for stock options, and for similar reasons as noted in the stock-based compensation section above. For financial instruments which are accounted for as a liability, we report any changes in their estimated fair values as gains or losses in our Consolidated Statement of Income.

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Research and Development Expense

Research and development expense consists of costs we incur for the development of our investigational drugs and, to a lesser extent, for preclinical research activities. Research and development costs are expensed as incurred. Research and development expense includes clinical trial costs, salaries and benefits of employees, including associated stock-based compensation, payments to clinical investigators, drug manufacturing costs, laboratory supplies and facility costs. Clinical trial costs are a significant component of our research and development expense, and these can be difficult to accurately estimate. Included in clinical trial costs are fees paid to other entities that conduct certain research and development activities on our behalf, such as clinical research organizations, or CROs. We estimate clinical trial expense based on the services performed pursuant to contracts with research institutions such as CROs and the actual clinical investigators. These estimates are based on actual time and expenses incurred by the CRO and the clinical investigators. Also included in clinical trial expense are costs based on the level of patient enrollment into the clinical trial and the actual services performed under the related clinical trial agreement. Changes in clinical trial assumptions, such as the length of time estimated to enroll all patients, rate of screening failures, patient drop-out rates, number and nature of adverse event reports and the total number of patients enrolled can impact the average and expected cost per patient and the overall cost of the clinical trial. Based on patient enrollment reports and services provided, we may periodically adjust estimates for the clinical trial costs. If we do not identify costs that we have begun to incur or if we underestimate or overestimate the level of services performed, the length of time for these services or the costs of these services, our actual expenses could differ from our estimates.

Share-Based Compensation

We record the estimated fair value of all share-based payments issued to employees and other service providers. Our share-based payments consist primarily of stock options. The valuation of stock options is an inherently subjective process, since market values are not available for any stock options in our equity securities. Market values are also not available on long-term, non-transferable stock options in other equity securities. With no market values on options to trade in our common stock and no comparable market values on any long-term non-transferable stock options, the process of valuing our stock options is even more uncertain and subjective. Accordingly, we use a Black-Scholes option pricing model to derive an estimated fair value of the stock options which we issue. The Black-Scholes option pricing model requires certain input assumptions, including the expected term of the options and the expected volatility of our common stock. Changes in these assumptions could have a material impact on the estimated fair value that we record for share-based payments that we issue. We determine the term of the options based on the simplified method, which averages the vesting period and the contractual life of the stock option. We determine the expected volatility based on the historical volatility of our common stock over a period commensurate with the option’s expected term. The Black-Scholes option pricing model also requires assumptions for risk-free interest rates and the expected dividend yield of our common stock, but we feel that these values are more objective and note that changes in these values do not have a significant impact on the estimated value of the options when compared to the volatility and term assumptions.

We are also required to estimate the level of award forfeitures expected to occur and record compensation expense only for those awards that are ultimately expected to vest. Accordingly, we perform a historical analysis of option awards that are forfeited prior to vesting, and record total stock option expense that reflects this estimated forfeiture rate.

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Results of Operations

Comparison of the Results of Operations for the Three Months Ended March 31, 2021 to the Three Months Ended March 31, 2020

A comparison of the Company’s operating results for the three months ended March 31, 2021 and 2020, respectively, is as follows.

	March 31, 2021	March 31, 2020	Variance
Revenue	$-	$340,855	$(340,855)

Operating expense:
Research and development	1,556,673	311,999	1,244,674
General and administrative	481,209	2,677,503	(2,196,294)
Total operating expense	2,037,882	2,989,502	(951,620)
Loss from operations	(2,037,882)	(2,648,647)	610,765
Loss on conversion of debt	(27,504)	(124,598)	97,094
Change in the value of derivatives on debt	(536,345)	(736,298)	199,953
Interest expense, net	(520,906)	(1,148,351)	627,445
Net loss	$(3,122,637)	$(4,657,894)	$(1,537,257)

Net Loss

We recorded a net loss of approximately $3.1 million for the three months ended March 31, 2021, compared to a net loss of approximately $4.7 million for the three months ended March 31, 2020. The reduced loss of approximately $1.5 million for the three months ended March 31, 2021 as compared to the same period of 2020 was primarily due to lower operating expenses of approximately $1.0 million, reduced interest expense, including acceleration of amortization of debt issuance costs related to the debt of approximately $0.6 million, reduced change in value of derivatives and lower revenue of approximately $0.3 million during the three months ended March 31, 2021.

Revenue

We did not record services revenue during the three months ended March 31, 2021 as compared to $0.3 million during the same period ended March 31, 2020. No service has been provided during the three months ended March 2021. The services revenue was recorded from services provided to GMP during the period ended March 31, 2020 in connection with the development of OT-101 for COVID-19, and included reimbursement of costs incurred of approximately $41,000.

Research and Development Expenses

Research and development (“R&D”) expenses increased by approximately $1.2 million for the three months ended March 31, 2021 compared to the same period in 2020. The higher R&D cost was primarily due to higher personnel overhead costs of $200,000 and higher expenses related to clinical trials of approximately $1.0 million.

As a result of our mergers with Oncotelic, Inc. and PointR, we expect to increase research and development activities, including the initiation of new clinical trials including those for COVID-19, and therefore believe that research and development expenses will increase for the remainder of 2021 compared to research and development expenses in 2020, subject to our continuing ability to secure sufficient funding to continue planned operations.

General and Administrative Expenses

General and administrative (“G&A”) expenses decreased by approximately $2.2 million for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily due to the decrease of approximately $2.1 million in stock compensation expense incurred in connection with issuance of new warrants during the three months ended March 2020.

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As a result of our mergers with Oncotelic and PointR, we expect G&A expenses to increase for the remainder of 2020 in order to support our anticipated additional business development, fundraising, investor relations and administrative activities, subject to our continuing ability to secure sufficient funding to continue planned operations.

Loss on Conversion of Debt

During the three months ended March 31, 2021, we recorded a loss on conversion of debt by Peak One and TFK of approximately $28,000 related to the difference in fair value to the price at which the debt was converted, compared to a loss of $0.1 million during the same period in 2020.

Change in Value of Derivatives

During the three months ended March 31, 2021, we recorded approximately $0.5 million change in value upon conversion of the debt to liabilities as a derivative as well as new debt converting to liabilities on the convertible notes issued to our CEO and a bridge investor (collectively, the “Convertible Notes”). The Company recorded $0.7 million change during the same period in 2020. The Convertible Notes became convertible 180 days after issuance, and as such Peak One, TFK, the CEO and the bridge investor had the ability to convert that debt into equity at: (i) the variable conversion price of 65% of the Company’s lowest traded price after the first 180 days, or (ii) at the lower of $0.10 per share or 55% of the Company’s traded stock price under certain circumstances. This gave rise to a derivative feature within the debt instrument which resulted in the recording of a derivative liability and change in value of the derivative.

Interest Expense, Net

We recorded interest expense, including amortization of debt costs, of approximately $0.5 million for the three months ended March 31, 2021 in connection with debt raised from convertible notes and the JH Darbie Financing, as compared to $1.1 million for the same period of 2020, in connection with debt raised from convertible notes during 2019. For more information on debt raised from convertible notes and the JH Darbie Financing, see Note 5 and Note 6 of the Unaudited Consolidated Financial Statements of this Quarterly Report.

Liquidity, Financial Condition and Capital Resources ($s in ‘000’s)

	March 31, 2021	December 31, 2020
Cash	$831	$474
Working capital	(12,071)	(10,567)
Stockholders’ Equity	10,892	12,481

The Company has experienced net losses every year since inception and as of March 31, 2021 had an accumulated deficit of approximately $24.4 million. As of March 31, 2021, the Company had approximately $0.8 million in cash, and current liabilities of approximately $13.0 million. Of the approximately $13.0 million in current liabilities, approximately $2 million was debt for conducting clinical trials for OT-101 from GMP, and $2.6 million related to contingent liability to issue Common Stock of the Company to PointR shareholders upon achievement of certain milestones (see Note 1 of the Unaudited Consolidated Financial Statements of this Quarterly Report). The Company does not expect to generate any meaningful revenue from product sales in the near future and expects to incur additional operating losses over the next several years, primarily as a result of the Company’s plans to continue clinical trials for its investigational drugs. The Company’s limited capital resources, history of recurring losses and uncertainties as to whether the Company’s operations will become profitable raise substantial doubt about its ability to continue as a going concern. The financial statements contained in this report do not include any adjustments related to the recoverability of assets or classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

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The principal source of the Company’s working capital deficit to date has been the issuance of convertible notes, a substantial part of which has been provided by officers and certain insiders. The Company will need to raise additional capital in order to fund its operations and continue development of product candidates. The Company is evaluating the options to further the development of the Company’s lead product candidate, OT-101 for both cancer and COVID-19, Artemisinin for COVID-19, developing AI technologies to support the COVID-19 therapies; in addition to evaluating the development pathway of its product candidates; OXi4503 and/or CA4P.

The Company anticipates raising substantial additional capital through the sale of equity securities and/or debt, but no other financing arrangements are in place at this time.

If the Company is unable to access additional funds when needed, it may not be able to continue the development of these investigational drugs and the Company could be required to delay, scale back or eliminate some or all of its development programs and operations. Any additional equity financing, if available, would be dilutive to the current stockholders and may not be available on favorable terms. Additional debt financing, if available, may involve restrictive covenants and could also be dilutive. The Company’s ability to access capital is not assured and, if access is not achieved on a timely basis, would materially harm the Company’s financial condition, the value of its Common Stock and its business prospects.

Cash Flows

	Three month ended March 31,
	2021	2020
Net cash used in operating activities	$(1,251,500)	$31,473
Net cash provided by investing activities	-	-
Net cash provided by financing activities	1,608,200	70,000
Increase (decrease) in cash	$356,700	$101,473

Operating Activities

Net cash used in operating activities was approximately $1.3 million for the three months ended March 31, 2021. This was due to the net loss of approximately $3.1 million, primarily offset by non-cash amortization of debt discounts and deferred financing costs of $0.4 million, non-cash loss on conversion of debt and change in fair value of derivatives of $0.5 million and changes in operating assets and liabilities of approximately $0.9 million.

Net cash generated from operating activities was approximately $31 thousand for the three months ended March 31, 2020. This was due to the net loss of approximately $4.7 million, which was partially offset by non-cash charges of approximately $4.2 million, non-cash loss on conversion of debt of approximately $0.1 million and changes in operating assets and liabilities of $0.4 million.

Financing Activities

For the three months ended March 31, 2021, net cash provided by financing activities was $1.6 million, due to a receipt of cash from the JH Darbie Financing of $1.6 million and a short-term loan from a related party of $0.1 million, offset by repayments of debt of approximately $0.1 million. For more information regarding the JH Darbie Financing and the related party loan, see Note 5 and Note 7, respectively, of the Unaudited Consolidated Financial Statements of this Quarterly Report.

For the three months ended March 31, 2020, net cash provided by financing activities was $70,000, from receipt of cash from the Company’s CEO.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

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Effects of Inflation

We do not believe that inflation has had a material impact on our business, revenues or operating results during the periods presented.

Contractual Obligations

Our current drug development programs are based on a series of compounds called combretastatins, which we have exclusively licensed from Arizona State University, or ASU. If our current drug candidates are approved, we will be required to pay low to mid-single-digit royalties on future net sales of products associated with the ASU patent rights until these patent rights expire.

We also have an exclusive license from Bristol-Myers Squibb, or BMS, for certain patent rights to particular combretastatins, including CA4P. If CA4P is approved, we will be required to pay low-single-digit royalties on future net sales of products associated with the BMS patent rights until these patent rights expire.

Comparison of the Results of Operations of the Years Ended December 31, 2020 and 2019

A comparison of the Company’s operating results for the year ended December 31, 2020 and 2019, respectively, is as follows.

	2020	2019	Variance
Revenue
Service revenue	$1,740,855	$-	$1,740,855
Total revenue	1,740,855	-	1,740,855

Operating expense:
Research and development	$4,302,477	$1,372,151	$2,930,296
General and administrative	5,023,142	2,938,726	2,084,416
Total operating expense	9,325,589	4,310,877	5,014,712
Loss from operations	(7,584,734)	(4,310,877)	(3,273,857)
Long term investment written off	-	(1,769,300)	1,769,300
Loss on debt conversion	(343,700)	-	(343,700)
Change in the value of derivatives on debt	(45,051)	191,643	(236,694)
Interest expense, net	(1,998,321)	(749,479)	(1,248,842)
Net loss	$(9,971,806)	$(6,638,013)	$(3,333,793)

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Net Loss

We recorded a net loss of approximately $10.0 million for the year ended December 31, 2020, compared to a net loss of approximately $6.6 million for the same period in 2019. The increased loss of approximately $3.3 million for the year ended December 31, 2020 as compared to the same period of 2019 was primarily due to approximately $5.0 million of higher operational expenses related to the Company, $1.2 million primarily related to interest expense, including amortization of normal and accelerated debt costs related to the debt raised by the company in 2019 and 2020, a loss of $0.3 million of loss on non-cash conversion of debt and recording a higher non-cash loss on conversion of value of derivatives of $0.2 million; partially offset by the recording revenue of approximately $1.7 million and lower write off of long term investment of $1.7 million that we incurred during 2019. The financial information presented includes very nominal expenses for PointR operations for the year ended December 31, 2019.

Revenue

We recorded services revenue of $1.7 million during the year ended December 31, 2020 as compared to no revenues during the same period ended in 2019. The services revenue of $1.2 million was recorded from services provided to GMP in connection with the development of OT-101 for COVID-19 and included reimbursement of costs incurred of approximately $41 thousand. We also recorded $0.5 million of revenues from ATB upon the successful completion of the in-vivo efficacy studies based on the ATB Agreement.

Research and Development Expense

Research and development (“R&D”) expense increased by approximately $2.9 million for the year ended December 31, 2020 compared to the same period in 2019. The financial information presented does not include any R&D activity for PointR for the year ended December 31, 2019 and as such the results for the Company are not directly comparative from period to period.

The increase of approximately $3.3 million in the R&D activities is primarily due to increased clinical trial costs of $2.2 million for the trials for OT-101 and Artemisinin, $0.3 million of amortization and depreciation of in process R&D and development equipment, $0.2 million for higher personnel costs and $0.3 million for higher operational costs.

We expect to increase research and development activities, including the initiation of new clinical trials for our oncology indications as well continuing or expanding on the trials and development of AI based tools and applications for OT-101 and Artemisinin for COVID-19 and other epidemics, and therefore believe that research and development expense will increase in the future, subject to our continuing ability to secure sufficient funding to continue planned operations.

General and Administrative Expense

General and administrative (“G&A”) expense increased by approximately $2.1 million for the year ended December 31, 2020 compared to the same period of 2019.

The increase in G&A expenses by approximately $2.1 million for the year ended December 31, 2020 compared to same period of 2019 was primarily due to an increase of approximately $1.8 million of non-cash stock-based compensation expense, higher personnel costs of $0.5 million and $0.1 million due to increase in other operational expenses; partially offset by lower legal and professional services of $0.3 million incurred in 2019 in connection with the PointR Merger and Oncotelic Merger.

We expect to increase G&A activities, in connection with fund raising activities as well as other G&A initiatives in 2021, and therefore believe that G&A expense will increase in the future, subject to our continuing ability to secure sufficient funding to continue planned operations.

Write off of Long-Term Investment

We recorded a loss of $1.8 million in value of our long-term investment in Adhera during the year ended December 31, 2019. Based on an early 2020 filing by Adhera, in which Adhera described their current financial condition as well as the fact that they have ceased all operations and are also considering possible bankruptcy options, we recorded a loss in value of the long term investment in Adhera as it seems severely impaired and therefore, determined to write off the entire investment. No similar charge was recorded in 2020.

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Loss on Conversion of Debt

During the year ended December 31, 2020, we recorded a loss on conversion of debt by Peak One and TFK of approximately $0.3 million related to the difference in fair value to the price at which the debt was converted. No similar loss was recorded during the same period in 2019.

Change in value of derivatives

During the year ended December 31, 2020, we recorded a nominal loss due to the change in value of derivatives of $45 thousand on the 2019 Peak One note, the TFK note and the notes issued to our CEO and the bridge investors (collectively, the “Convertible Notes”). During the year ended December 31, 2019, we recorded a change in value of derivatives of $0.2 million on the Peak One Tranche #2 note and the notes issued to our CEO and the bridge investors. The Convertible Notes became convertible 180 days after issuance, and as such Peak One, TFK, the CEO and the bridge investor had the ability to convert that debt into equity at the variable conversion price of 65% of the Company’s lowest traded price after the first 180 days or at the lower of the Fixed Price or 55% of the Company’s traded stock price under certain circumstances. This gave rise to a derivative feature within the debt instrument which resulted in the recording of a derivative liability and change in value of the derivative.

Interest Expense

We recorded interest expense, including amortization of debt costs, of $1.2 million for the year ended December 31, 2020 in connection with debt raised from convertible notes and a private placement memorandum as compared to $0.8 million for the same period of 2019, in connection with debt raised from convertible notes during the year ended December 31, 2019.

Liquidity, Financial Condition and Capital Resources ($s in ‘000’s)

	December 31, 2020	December 31, 2019
Cash	$474	$82
Working capital	(10,567)	(6,510)
Stockholders’ Equity	12,481	16,902

The Company has experienced net losses every year since inception and as of December 31, 2020 had an accumulated deficit of approximately $22.1 million. As of December 31, 2020, the Company had approximately $474,000 in cash and current liabilities of approximately $11.2 million, of which approximately $1.3 million are net assumed liabilities of the Company as part of the Oncotelic Inc. reverse merger, $2 million of debt related to debt for conducting clinical trials for OT-101 from GMP and $2.6 million is contingent liability to issue common shares of the Company to PointR shareholders upon achievement of certain milestones. The Company does not expect to generate any meaningful revenue from product sales in the near future, and expects to incur additional operating losses over the next several years, primarily as a result of the Company’s plans to continue clinical trials for its investigational drugs. The Company’s limited capital resources, history of recurring losses and uncertainties as to whether the Company’s operations will become profitable raise substantial doubt about its ability to continue as a going concern. The financial statements contained in this registration statement do not include any adjustments related to the recoverability of assets or classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

The principal source of the Company’s working capital deficit to date has been the issuance of convertible notes, a substantial part of which has been provided by officers and certain insiders. The Company will need to raise additional capital in order to fund its operations and continue development of product candidates. The Company is evaluating the options to further the development of the Company’s lead product candidate, OT-101 for both cancer and COVID-19, Artemisinin for COVID-19, developing AI technologies to support the COVID-19 therapies; in addition to evaluating the development pathway of its product candidates; OXi4503 and/or CA4P.

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The Company anticipates raising substantial additional capital through the sale of equity securities and/or debt, but no other financing arrangements are in place at this time.

If the Company is unable to access additional funds when needed, it may not be able to continue the development of these investigational drugs and the Company could be required to delay, scale back or eliminate some or all of its development programs and operations. Any additional equity financing, if available, would be dilutive to the current stockholders and may not be available on favorable terms. Additional debt financing, if available, may involve restrictive covenants and could also be dilutive. The Company’s ability to access capital is not assured and, if access is not achieved on a timely basis, would materially harm the Company’s financial condition, the value of its common stock and its business prospects.

Cash Flows ($s in ‘000s)

	Year ended December 31,
	2019	2018
Net cash used in operating activities	$(2,812)	$(2,281)
Net cash provided by investing activities	-	189
Net cash provided by financing activities	3,224	2,171
Increase (decrease) in cash	$412	$79

Operating Activities

Net cash used in operating activities was approximately $2.8 million for the year ended December 31, 2020. This was due to the net loss of approximately $10.0 million, which was partially offset by a $2.0 million of R&D cost paid through debt, non-cash amortization of debt discounts and deferred financing costs of $1.7 million, non-cash stock-based compensation of $2.1 million, amortization and depreciation of intangibles and development equipment of $0.3 million, non-cash loss on conversion of debt and change in fair value of derivatives of $0.3 million and changes in operating assets and liabilities of approximately $0.5 million

Net cash used in operating activities was approximately $2.3 million for the year ended December 31, 2019. This was due to the net loss of approximately $6.6 million and a change in the fair value of derivative recorded on the conversion of debt to an equity based instrument of $0.2 million, which was partially offset by non-cash charges of approximately $1.3 million, non-cash issuance of shares in lieu of services of approximately $0.4 million, non-cash charge of $1.8 million for the write off of the long-term investments and changes in operating assets and liabilities of approximately $1.1 million.

Investing Activities

For the year ended December 31, 2019, net cash provided by investing activities, which was approximately $0.2 million and which was attributable to the cash received in the mergers. No similar cash was recorded for the year ended December 31, 2020.

Financing Activities

For the year ended December 31, 2020, net cash provided by financing activities was approximately $3.2 million. Net cash provided was due to approximately $2.9 million raised from a private placement memorandum, $0.25 million received under the Payroll Protection Plan, $20 thousand received from our CEO, net of repayment of $50 thousand, $75 thousand of short term loans from the CFO and a bridge investor and repayment of $50,000 to one of our Fall 2019 investors.

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For the year ended December 31, 2019, net cash provided by financing activities was approximately $2.2 million, consisting of approximately $0.9 million from the issuance of the Convertible Debentures in connection with the Bridge Financing, $0.2 million from the issuance of the Convertible Debentures to PointR, $1.0 million from the issuance of notes payable during the fall of 2019 and approximately $0.1 million from the sale of common stock.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Effects of Inflation

We do not believe that inflation has had a material impact on our business, revenues or operating results during the periods presented.

Contractual Obligations

Our current drug development programs are based on a series of compounds called combretastatins, which we have exclusively licensed from Arizona State University, or ASU. If our current drug candidates are approved, we will be required to pay low to mid-single-digit royalties on future net sales of products associated with the ASU patent rights until these patent rights expire.

We also have an exclusive license from Bristol-Myers Squibb, or BMS, for certain patent rights to particular combretastatins, including CA4P. If CA4P is approved, we will be required to pay low-single-digit royalties on future net sales of products associated with the BMS patent rights until these patent rights expire.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table sets forth certain information about our current directors and executive officers followed by individual biographies of the directors and executive officers of the Company, including their business experience and other relevant information as of December 31, 2020.

Name	Age	Position
Vuong Trieu, Ph. D.	56	Chairman of the Board and Chief Executive Officer
Amit Shah	54	Chief Financial Officer
Chulho Park, Ph.D.	54	Chief Technology Officer
Saran Saund		Chief Business Officer
Anthony E. Maida III	68	Chief Medical Officer & Director
David Diamond	71	Director
Steven W. King	56	Director

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Vuong Trieu, Ph.D. was the founder and Chairman of the Board of Directors of Oncotelic Inc., having served in such capacity since 2014, and now serves as the Company’s Chief Executive Officer and Chairman of the Board of Directors. Dr. Trieu has been involved in drug discovery, development, and commercialization for over 25 years, including his contributions as co-inventor of Abraxane®. He previously served as Executive Chairman and Interim CEO of Marina Biotech, Inc. from 2016 to 2018. Marina Biotech was a developer of tkRNA for the treatment of FAP/CRC (Familial adenomatous polyposis/ Colorectal Cancer). Prior to that, he also served as President and CEO of IgDraSol, Inc.- a developer of a 2nd generation Abraxane—beginning in 2012 until its acquisition by Sorrento Therapeutics, Inc. in 2013. He served as Chief Scientific Officer for Sorrento Therapeutics, Inc. and a member of that company’s board of directors from 2013 until 2014. Previously, Dr. Trieu was Senior Director of Pharmacology/Biology at Abraxis Bioscience/Celgene, where he led the preclinical, clinical and PK/biomarker development of Abraxane, and was the co-inventor of the intellectual property covering Abraxane. Earlier in his career, Dr. Trieu held positions at Genetic Therapy/Sandoz (leading the adenoviral gene therapy program against atherosclerosis), Applied Molecular Evolution (AME)/Lily (leading the expression, purification, and preclinical testing of mAb therapeutics) and Parker Hughes Institute (Director of Cardiovascular Biology program that evaluated a series of small molecules and biologics against preclinical models of atherosclerosis, dyslipidemia, stroke, ALS, and restenosis). Dr. Trieu holds a PhD in Microbiology, BS in Microbiology and Botany. He is a member of ENDO, ASCO, AACR, and many other professional organizations. Dr. Trieu is published widely in oncology, cardiovascular, and drug development.

Dr. Trieu has over 100 patent applications and 39 issued U.S. patents.

The Board believes that Dr. Trieu’s extensive experience as an executive at various biotechnology and biopharmaceutical companies as well as his service on private and public company boards qualifies him to serve on the Board.

Amit Shah was appointed as our Chief Financial Officer effective in July 2019. Mr. Shah has served as a senior financial officer for a number of life science companies, including Chief Financial Officer at Marina Biotech, Inc., a publicly traded biotechnology company from 2017 to 2018; Vice President of Finance & Accounting Insightra Medical Inc. from 2014 to 2015, Acting Chief Financial Officer of Insightra Medical Inc. in 2015; VP Finance and Acting Chief Financial Officer at IgDraSol Inc. in 2013; Corporate Controller & Director of Finance at ISTA Pharmaceuticals from 2010 to 2012; Corporate Controller at Spectrum Pharmaceuticals from 2007 to 2010: and as Controller / Senior Manager Internal Audits at Caraco Pharmaceuticals Laboratories from 2000 to 2007. In addition to his work with life sciences companies, Mr. Shah served as the Chief Financial Officer at Eagle Business Performance Services, a management consulting and business advisory firm from end of 2018 through March 2019 and as a consultant and ultimately Senior Director of Finance – ERP, at Young’s Market Company from 2015 to 2017. Mr. Shah received a Bachelor’s of Commerce degree from the University of Mumbai, and is an Associate Chartered Accountant from The Institute of Chartered Accountants of India. Mr. Shah is also an inactive CPA from Colorado, USA.

Chulho Park, Ph.D. has served as the Chief Technology Officer (“CTO”) of Oncotelic Inc. since its formation in 2015 and as CTO of the Company since the merger with Oncotelic Inc. Prior to that was the Chief Executive Officer and Founder of MabPrex from 2010 to 2018, where he led the pharmaceutical development of therapeutic antibodies as well as small molecule drugs. Dr. Park served as President of Pharmaceutical Development at IgDraSol, Inc. from January 2013 through its sale to Sorrento Therapeutics, Inc. in September 2013. Dr. Park led the CMC development at IgDraSol bringing manufacturing of the drug product to FDA’s manufacturing standard. Previously, Dr. Park has held several senior management positions with Eli Lilly & Company, Applied Molecular Evolution, and aTyr Pharma Inc.

Saran Saund has served as the Chief Business Officer of the Company since November 2019. Prior to that, he was the Chief Executive Officer and Founder of PointR Data Inc. from 2016 to 2019 where the revenue generating startup developed an innovative AI for cashier-less automated retail stores. From 2013 to 2016 Saran Saund served as managing partner of Astralync LLC that specialized in open source AI frameworks and developed an industry consortium. Previously, Saran Saund held positions as General Manager, founder and CEO at various companies, including Cambridge Silicon Radio (acquired by Qualcomm), Marvell Semiconductors Inc., and PicoMobile Inc (acquired by Marvell). Mr. Saund received his MSc. Tech in Computer Science from BITS Pilani (India) and MS Computer Science from Penn State University.

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Anthony E. Maida III, Ph.D., M.A., M.B.A. was appointed to the Board in May 2020. Dr, Maida was also appointed as a consultant Chief Medical Officer of the Company in April 2020. Dr. Maida has been involved in the clinical development of immunotherapy for over 27 years in various executive management positions. Since June 2010, Dr. Maida has served as Senior Vice President, Clinical Research for Northwest Biotherapeutics, Inc., a cancer vaccine company focused on therapy for patients with glioblastoma multiforme and prostate cancer. From June 2009 through June 2010, Dr. Maida served as Vice President of Clinical Research and General Manager, Oncology, Worldwide for PharmaNet, Inc., a clinical research organization. From 1997 through 2010, Dr. Maida served as Chairman, Founder and Director of BioConsul Drug Development Corporation and Principal of Anthony Maida Consulting International, advising pharmaceutical and investment firms, in the clinical development of therapeutic products and product/company acquisitions. From 1992 to September of 1999, Dr. Maida was President and Chief Executive Officer of Jenner Biotherapies, Inc., an immunotherapy company. Dr. Maida is currently a member of the board of directors and audit chair of Spectrum Pharmaceuticals, Inc. and Vitality Biopharma, Inc. (OTCQB: VBIO) and was formerly a member of the board of directors and audit chair of OncoSec Medical Inc. (OTCQB: ONCS). Dr. Maida holds a B.A. in Biology and History, an M.B.A., an M.A. in Toxicology and a Ph.D. in Immunology. He is a member of the American Society of Clinical Oncology, the American Association for Cancer Research, the Society of Neuro-Oncology, and the International Society for Biological Therapy of Cancer and the American Chemical Society.

The Board believes that Dr. Maida is qualified to serve on the Board and as the Chief Medical Officer due to his extensive experience as an executive at various biotechnology and biopharmaceutical companies as well as his service on private and public company boards.

David Diamond was appointed to the Board on January 22, 2020. Mr. Diamond currently provides strategic guidance and operational oversight to CEOs and boards of directors in the Life Sciences industry. Mr. Diamond has significant experience assisting management teams and boards of directors with capital financing and strategic business planning nationally and internationally and has built strong relationships with prominent investment bankers. He currently serves as the National Life Sciences and Technology Practice Lead at Mayer Hoffman McCann P.C., a national CPA firm since 2015 and has over 30 years of experience in both public accounting and industry. Mr. Diamond previously served as a Board member for Kreston International ($2 billion CPA network), a member of the board of San Diego Venture Group and was a Founding Member of UCSD Connect. He is a Certified Director in Corporate Governance from UCLA Anderson Graduate School of Management and an active CPA, licensed in the United States, Israel and South Africa.

The Board believes that Mr. Diamond’s extensive experience as a strategic guide and oversight to CEOs and Boards of companies in the life sciences space, combined with his other qualities qualifies him to serve on the Board.

Steven W. King was appointed to the Board on May 11, 2020. He previously served as the CEO of Peregrine Pharmaceuticals, Inc. and its wholly owned biomanufacturing subsidiary Avid Bioservices, Inc., during which time the company advanced its lead compound through Phase 3 development, while growing revenues to over $55 million. Prior to joining Peregrine, Mr. King was employed at Vascular Targeting Technologies, Inc., which was acquired by Peregrine in 1997. Mr. King served in a variety of executive roles at Peregrine, including Director of Research and Development from 1997 to 2000; Vice President Technology and Product Development from 2000 to 2002; Chief Operating Officer from 2002 to 2003; and Chief Executive Officer from 2003 to 2017. Mr. King served on the board of directors of Peregrine from 2003 until 2017. Mr. King previously worked at the University of Texas Southwestern Medical Center and is co-inventor on over 40 U.S. and foreign patents and patent applications in the vascular targeting agent field. Mr. King received his Bachelor’s and Master’s degrees from Texas Tech University in Cell and Molecular Biology.

The Board believes Mr. King is qualified to serve as a director because of his extensive scientific understanding of technologies in development and expertise in developing and manufacturing biologics, combined with the perspective and experience he brings from having previously served on the boards of public companies.

Our Board currently has three standing committees which consist of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (collectively, the “Committees”), each of which has the composition and responsibilities described below. Members will serve on these committees until their resignation or as otherwise determined by our Board. Due to the resignations of several directors of the Board in 2019 and in connection with the Merger, the full Board acted on behalf of the Committees until the appropriate director candidates were selected and appointed by the Board. With the appointment of both Dr. Maida and Mr. King effective May 11, 2020, the Committees have been reconstituted effective that same date.

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Audit Committee

As of December 31, 2020, the members of the Audit Committee consist of Mr. Diamond who serves as Committee Chair and Dr. Maida. The Board has determined that Mr. Diamond is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

Our Audit Committee has the authority to retain and terminate the services of our independent registered public accounting firm, reviews our annual financial statements, considers matters relating to accounting policy and internal controls, and reviews the scope of our annual audits.

The Board has adopted a charter for the Audit Committee, which is reviewed and reassessed annually by the Audit Committee. A copy of the Audit Committee’s written charter is publicly available on our website at www.mateon.com. All of the members of our Audit Committee are qualified as independent under the definition as established in the OTC Market Rules and all members are financially literate.

Compensation Committee

As of December 31, 2020, the members of the Compensation Committee consist of Dr. Maida who serves as Committee Chair and Mr. King.

The Compensation Committee’s responsibilities include making recommendations to the Board regarding the compensation philosophy and compensation guidelines for our executives, the role and performance of our executive officers, and appropriate compensation levels for our CEO, which are determined without the CEO present, and other executives based on a comparative review of compensation practices of similarly situated businesses. The Compensation Committee also makes recommendations to the Board regarding the design and implementation of our compensation plans and the establishment of criteria and the approval of performance results relative to our incentive plans. Our Compensation Committee also administers our 2005 Stock Plan, our 2015 Equity Incentive Plan and our 2017 Equity Incentive Plan. Each member of the Compensation Committee qualifies as independent under the definition promulgated by The NASDAQ Stock Market and qualifies as a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act.

The Compensation Committee reviews and assesses the three main components of each named executive officer’s compensation: base salary, incentive compensation, and equity compensation. Adjustments to base salary are generally only made when there has been a change in the scope of the responsibilities of the named executive officer or when, based on a review of the base salary component of executive officers in companies of a similar size and stage of development, the Compensation Committee members believe that an adjustment is warranted in order to remain competitive. The executive management of the Company determines and agrees with the Compensation Committee on its corporate goals and objectives for the ensuing year. At the end of each year, the attainment of each objective is assessed and incentive awards may be made to each executive based on his or her contribution to achieving the objectives. Awards are made based on either provision of an executive’s employment agreement, or an assessment of each executive’s equity compensation position relative to the Company’s other executives.

The Compensation Committee also typically reviews our director compensation on at least an annual basis. The Compensation Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. Currently there are no independent compensation consultants retained by the Company.

Nominating and Governance Committee

As of December 31, 2020, the members of the Compensation Committee consist of Mr. King who serves as Committee Chair and Dr. Maida.

The Nominating and Governance Committee’s responsibilities include making recommendations to the full Board as to the size and composition of the Board and making recommendations as to particular nominees to the Board. All members of the Nominating and Governance Committee qualify as independent under the definition promulgated by The NASDAQ Stock Market.

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Board Attendance at Board of Directors, Committee and Stockholder Meetings

Our Board met six times and our Audit Committee met four times during the fiscal year ended December 31, 2020, and one time during the three months ended March 31, 2021. The Compensation Committee and the Nominating and Governance Committee did not meet in 2020 or the three months ended March 31, 2021. Each of our directors serving during fiscal year ended December 31, 2020 and the three months ended March 31, 2021 attended all the meetings of the Board and the committees of the Board upon which such director served that were held during the term of his service.

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, directors are encouraged to attend.

Board Leadership Structure

Our Board has the discretion to determine whether to separate or combine the roles of Chair of the Board and Chief Executive Officer. Dr. Trieu has served in both roles since his appointment to the Board after the reverse merger with Oncotelic and our Board continues to believe that his combined role is most advantageous to the Company and its stockholders. Dr. Trieu possesses in-depth knowledge of the issues, opportunities and risks facing us, our business and our industry and is best positioned to fulfill the Board Chair’s responsibility to develop meeting agendas that focus the Board’s time and attention on critical matters and to facilitate constructive dialogue among Board members on strategic issues.

In addition to Dr. Trieu’s leadership, the Board maintains effective independent oversight through a number of governance practices, including, open and direct communication with management, input on meeting agendas, and regular executive sessions.

Risk Oversight

Our Board oversees a company-wide approach to risk management, determines the appropriate risk level for us generally, and assesses the specific risks faced by us to reviews the steps taken by management to mitigate those risks. Although our Board has ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas.

Specifically, our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers and our Audit Committee oversees management of enterprise risks and financial risks, as well as potential conflicts of interests. The Board will be responsible for overseeing the management of risks associated with the independence of our Board.

Compensation Committee Interlocks and Insider Participation

Prior to the merger of the Company with Oncotelic Inc., none of the members of our Compensation Committee had been employed by us in the last completed fiscal year. In addition, none of our executive officers, except Dr. Trieu, served as a member of the Board or Compensation Committee, or other committee serving an equivalent function, of any entity that has an executive officer who serves on our Board or Compensation Committee during 2019. After the merger of the Company with Oncotelic Inc., our Chief Executive Officer, Dr. Trieu is a control person of Autotelic, Inc.

Also, Mr. Steven King, was the CEO of Edgepoint Inc., an AI company that is a non-controlling interest subsidiary of the Company. Dr. Maida is currently consulting as the Chief Medical Officer with the Company in regards to its planned trials for OT-101 for COVID-19.

Corporate Code of Ethics

We have adopted a Corporate Code of Conduct and Ethics (the “Code of Conduct”) that applies to all of our employees, including our CEO and CFO. The text of the Code of Conduct has been filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2014, and is posted on our website at www.mateon.com. Disclosure regarding any amendments to, or waivers from provisions of the code of conduct and ethics that apply to our directors and principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC and us initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and other equity securities. For these purposes, the term “other equity securities” would include options granted under the Company’s 2005 Stock Plan (the “2005 Stock Plan”), the Company’s 2015 Equity Incentive Plan (the “2015 Plan”) and the Company’s 2017 Equity Incentive Plan (the “2017 Plan”). To our knowledge, based solely on a review of the forms and written representations received by us from our Section 16 reporting persons, during the fiscal year ended December 31, 2019, all Section 16(a) filing requirements applicable to the reporting persons were properly and timely satisfied.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation paid during the years ended December 31, 2020 and 2019 to our principal executive officer, principal financial officer and certain of our other executive officers, who are collectively referred to as “named executive officers” elsewhere in this Registration Statement.

Name and Principal Position	Year	Salary(1)		Bonus	Stock Awards(2)		All Other Compensation		Total
Vuong Trieu, Ph. D. President and Chief Executive Officer	2020	168,739		—	—		47,300	(3)	216,039
	2019	114,691		—	92,782		—		206,473

Fatih Uckun, Ph. D. M.D. Former Chief Medical Officer (resigned January 2020)	2019	135,362		—	82,474		—		217,838

Anthony Maida, Ph. D., M.D. MBA
Chief Medical Officer (May 2020)	2020	—		—	—		120,000	(4)	120,000
	2019	—		—	—		—		—

Chulho Park, Ph. D. Chief Technology Officer	2020	124,493		—	—		28,000	(3)	152,493
	2019	89,437		—	72,164		—		161,601

Saran Saund Chief Business Officer	2020	217,542		—	—		10,000	(3)	227,542
	2019	38,333		—	—		—		38,333

Amit Shah Chief Financial Officer	2020	180,869	(3)	—	—		46,600	(3)	227,469
	2019	35,102		—	126,454	(5)	31,400	(5)	192,866

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(1) Includes cost of healthcare benefits paid by the Company.

(2) The fair values for all stock awards in this table represent the estimated award value at the time of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the year 2019. No grants were made for the 2020 fiscal year.

Weighted-Average Assumptions	2019
Risk-free interest rate	1.7%
Expected life (years)	6.0
Expected volatility	103.7%
Dividend yield	0.0%

The values of stock option grants shown in the table represent the full estimated Black-Scholes option value at the grant date, pursuant to compensation disclosure rules of the SEC. The Black-Scholes valuation for the options and stock awards for Messrs. Trieu, Uckun, Park and Shah were estimated assuming that the options would have been granted on the date of the employment agreements with each of the Officers. Such options and stock awards have not yet been granted to Messrs. Trieu, Park, Shah, Saund or Maida as of the date of this filing, and neither were they granted to Dr. Uckun. However, the stock option grants in the table vest over one to six years, and the values shown do not take into account subsequent increases or decreases in actual value to the recipient. See the Narrative Disclosure below for information regarding the number of shares granted to each of the named executive officers. See Note 6 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 filed on May 14, 2020 for additional information regarding the assumptions used to determine the fair value of each of the option awards in this table. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Significant Judgments and Estimates.”

(3) Represents other compensations paid to Messrs. Trieu, Park, Shah and Saund in lieu of salary and services rendered to the Company and its subsidiaries. Also, includes $33,436 paid to Mr. Shah for his services to Edgepoint during the year ended December 31, 2020.

(4) Represents compensation paid to Dr. Maida in lieu of services rendered to the Company. Dr. Maida is paid $15,000 per month.

(5) Represents fees paid and payable to Mr. Shah, in cash and stock-based compensation, from June 2019 to end of July 2019 when Mr. Shah performed services as the Chief Financial Officer of Oncotelic Inc. and then the Company in a consulting capacity. Mr. Shah was formally appointed as an employee and appointed as in-house CFO effective August 2019.

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Narrative Disclosure to Summary Compensation Table

Vuong Trieu, Ph. D., Chulho Park, Ph. D, Saran Saund and Amit Shah

Commencing April 2019, Drs. Trieu, Uckun and Park were appointed as Executive Officers and commenced earning compensation based on the table below. Mr. Shah was appointed as a consulting CFO in July 2019 and became an Executive Officer and employee in August 2019. Subsequently, in August 2019, the Company entered into Employment Agreements and incentive compensation arrangements with each of its executive officers. The Employment Agreements provide for annual base salaries for each year of the term, subject to review and adjustment by the Board or the Compensation Committee from time to time. Each Employment Agreement provides that the executive shall be eligible for an annual discretionary cash bonus expressed as a percentage the executive’s base salary, subject to their achievement of performance targets and goals established by the Board or the Compensation Committee. Mr. Saund was appointed as an Executive Officer in November 2019 after the PointR merger. Dr. Maida was appointed as our consultant Chief Medical Officer in May 2020 and does not have an Employment Agreement. Each of the executive officers entered into the Company’s standard form of indemnification agreement.

The initial base salaries and discretionary cash bonus amounts have been set for the executives as follows:

Executive	Title	Initial Base Salary	Discretionary Bonus (% of Base)
Vuong Trieu	Chief Executive Officer	$450,000	50%
Chulho Park	Chief Technology Officer	$350,000	40%
Amit Shah	Chief Financial Officer	$320,000	40%
Saran Saund	Chief Business Officer	$230,000	40%
Anthony Maida	Chief Medical Officer	$180,000	NA

Each of the Employment Agreements provides that the executive will receive only a portion of the base salary until the completion of a “Financing Event”, which is: (a) the closing of an equity or debt financing with gross proceeds equal to or greater than $4,000,000; (b) the execution of a licensing or collaboration agreement with an up-front payment equal to or greater than $4,000,000; or (c) any combination of (a) and (b) whereby the gross proceeds are equal to or greater than $4,000,000. Messrs. Trieu and Park will be paid 50% of their base salary, and Mr. Shah shall receive 60% of his base salary until the completion of a Financing Event. Under the Employment Agreements, the base salary for each executive increases to 100% effective on the closing of the Financing Event and going forward thereafter. Mr. Shah’s compensation was adjusted to full compensation in October 2020 but was split between the Company and EdgePoint. Upon the completion of the JH Darbie private placement, the compensations for Messers Trieu and Dr. Park has been adjusted to full compensation.

Dr. Uckun resigned from the position of Chief Medical Officer effective January 2020.

The Employment Agreements provide for equity awards to each executive under the terms of the 2015 Plan. Each Employment Agreement provides that the executive will receive a restricted stock grant of the Company’s common stock, par value $0.01 per share. The Company will compensate Messrs. Trieu, Uckun, Park and Shah for the taxes actually incurred on grant of the restricted shares. The restricted stock will vest fully on the one-year anniversary of employment. The Employment Agreements also provide for grants of incentive stock options to purchase shares of the Company’s common stock under the Stock Plan. Such options were granted at an exercise price of $0.21 equal to the Fair Market Value (as defined in the Stock Plan) on the date of grant, and shall vest and become exercisable after one year of employment. Thereafter, each Employment Agreement contemplates that the executive will be eligible to receive a comparable annual grant of restricted shares or stock options as approved by the Board or Compensation Committee and which shall contain the customary terms and provisions of such grants generally to key executives under the Stock Plan.

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The initial restricted stock grants and stock option grants have been set for the executives as follows:

Executive	Title	Restricted Stock (Shares)	Stock Options (Shares)
Vuong Trieu	Chief Executive Officer	209,302	313,953
Chulho Park	Chief Technology Officer	162,791	244,186
Amit Shah	Chief Financial Officer	148,837	223,256
Saran Saund	Chief Business Officer	77,520	116,279
Anthony Maida	Consulting Chief Medical Officer		400,000

In addition, Mr. Shah earned 100,000 shares of restricted stock grants and 275,000 incentive stock options for his services as a consultant CFO from July to August 2019.

The Employment Agreements each have a term that continues until terminated by the Company or the executive. In the event that the Company terminates an executive for “Cause”, or an executive voluntarily resigns his employment, on termination the executive will be entitled to receive all accrued and unpaid base salary, any accrued and unused paid time off, and reimbursement of outstanding business expenses. If the Employment Agreements are terminated by the Company without “Cause” or the executive resigns for “Good Reason” (each as defined in the Employment Agreement) then the executive will be entitled to additional severance benefits including: (a) a lump sum payment equal to 12 months’ of the executive’s then current base salary (18 months in the case of Dr. Trieu); (b) accelerated vesting of all outstanding stock options and incentive compensation awards, and (c) insurance benefits or COBRA coverage for 12 months (18 months in the case of Dr. Trieu) in addition to payment of accrued and unpaid.

Dr. William D. Schwieterman. In April 2019 Dr. Schwieterman and the Company entered into a Separation and Release Agreement (the “Schwieterman Agreement”), providing, among other things, that Dr. Schwieterman will receive, in lieu of any other severance payments otherwise due and payable to Dr. Schwieterman, which currently aggregate $410,000 upon a change in control of the Company, (i) a payment of $205,000 in cash, upon the closing of a financing in which at least $10 million in gross proceeds is received by the Company subsequent to the closing of the Merger, and (ii) an additional payment of $205,000 in cash, upon the closing of a financing in which at least an additional $10 million in gross proceeds is received by the Company. No severance was paid to him during the fiscal year ended December 31, 2020. For more information on Dr

Matthew M. Loar. In July 2019, Mr. Loar and the Company entered into a Separation and Release Agreement (the “Loar Separation Agreement”), providing, among other things, that Mr. Loar will receive, in lieu of any other severance payments, a payment of $16,250 for each $1 million in gross proceeds received by the Company in future financings up to a maximum of $325,000. In addition, the Company agreed to extend the term and exercise period of all outstanding vested options held by Mr. Loar for a period of 24 months from the date of the Loar Separation Agreement. Mr. Loar invoiced the Company $81,250 for severance costs and was paid $30,000 of that as of December 31, 2020.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding grants of stock options as of December 31, 2018 to each of the executive officers named in the Summary Compensation Table. There were no grants of unvested stock awards outstanding as of December 31, 2020 or 2019. Exercise prices shown are rounded to the nearest whole cent. No options or restricted shares were granted during the year ended December 31, 2019 even though the Board had approved such grants to Messrs. Trieu, Uckun, Park and Shah. The table below reflects the options and restricted shares that are issuable to Messrs. Trieu, Park and Shah.

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		Option Awards
Name	Type	Number of Securities Underlying Unexercised Options/RSUs Exercisable	Number of Securities Underlying Unexercised Options/RSUs Unexercisable	Option Exercise Price	Option Expiration Date
William D. Schwieterman, M.D.		5,280	—	2.60	7/02/2020
Former President and Chief Executive Officer	ISO	300,000	—	1.43	5/28/2025
	ISO	75,000	—	1.43	5/28/2025
	ISO	500,000	—	0.73	3/21/2026
	ISO	550,000	—	0.38	1/12/2027
	ISO	1,000,000	—	0.22	6/20/2028
Matthew M. Loar	ISO	150,000	—	$1.37	7/20/2025
Former Chief Financial Officer	ISO	262,500	—	0.73	3/21/2026
	ISO	350,000	—	0.38	1/12/2027
	ISO	750,000	—	0.22	6/20/2028
Vuong Trieu, Ph. D. (1)	RSU	209,302	—	$0.22	8/13/2029
Chief Executive Officer & President	ISO	313,952	—	0.22	8/13/2029
Chulho Park, Ph.D.(1)	RSU	162,792	—	$0.22	8/13/2029
Chief Technology Officer	ISO	244,186	—	0.22	8/13/2029
Saran Saund (1)	RSU	38,760	38,760	$0.22	8/13/2029
Chief Business Officer	ISO	58,139	58,138	0.22	8/13/2029
Anthony Maida (1)	NQSO	200,000	200,000	$
Chief Financial Officer
Amit Shah (1) (2)	RSU	248,838	—	$0.22	8/13/2029
Chief Financial Officer	ISO	498,256	—	0.22	8/13/2029

(1)	The NQSOs, RSUs and ISOs have been approved by the board but not yet granted. The stock compensation thereon will be calculated and expensed when granted.

(2)	Includes 100,000 shares of restricted stock grants and 275,000 incentive stock options for his services as a consultant CFO from July to August 2019 and which are fully earned as of the date of this document.

Dr. Uckun resigned from the position of Chief Medical Officer effective January 6, 2020 and as such his information has not been compiled for this table.

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Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments upon Termination or Change-In-Control

We have entered into certain agreements and maintain certain plans that may require us to make certain payments and/or provide certain benefits to Dr. Trieu, Dr. Park and Mr. Shah in the event of a termination of their employment or a change of control of the Company. The following table summarizes the potential payments to Drs. Trieu and Park; and Mr. Shah assuming that one of the described termination events occurs. The table assumes that the event occurred on December 31, 2020, the last day of our fiscal year and that each of the named officers were eligible to earn the full initial base compensation. On the final trading day of our fiscal year the closing price of our common stock on OTCQB Market was $0.17 per share.

The Employment Agreements each have a term that continues until terminated by the Company or the executive. In the event that the Company terminates an executive for “Cause”, or an executive voluntarily resigns his employment, on termination the executive will be entitled to receive all accrued and unpaid base salary, any accrued and unused paid time off, and reimbursement of outstanding business expenses. If the Employment Agreements are terminated by the Company without “Cause” or the executive resigns for “Good Reason” (each as defined in the Employment Agreement) then the executive will be entitled to additional severance benefits including: (a) a lump sum payment equal to 12 months’ of the executive’s then current base salary (18 months in the case of Dr. Trieu); (b) accelerated vesting of all outstanding stock options and incentive compensation awards, and (c) insurance benefits or COBRA coverage for 12 months (18 months in the case of Dr. Trieu) in addition to payment of accrued and unpaid.

Vuong N. Trieu, Ph. D.

Executive Benefits and Payments Upon Termination	Termination within 12 months Following Change in Control	Voluntary Termination by Executive or Death	Involuntary Not for Cause Termination or Termination by Executive with Good Reason	For Cause Termination	Disability
Base Salary	$450,000	$—	$450,000	$—	$—
Annual Bonus (50% of Base Salary)	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid	N/A	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid
Acceleration of Vesting of Equity	100%	0%	100%	0%	0%
Stock Options & RSUs:
Number of Stock Options & RSUs	523,255	—	523,255	—	—
Value upon Termination	$—	$—	$—	$—	$—
Vested Stock Received:
Number of Shares	261,628	—	261,628	—	—
Value upon Termination	$—	$—	$—	$—	$—
Relocation Reimbursement	N/A	N/A	N/A	N/A	N/A
Deferred Compensation Payout	N/A	N/A	N/A	N/A	N/A
Post-Term Health Care	Up to 18 months	N/A	Up to 18 months	N/A	N/A
	$50,490	$—	$50,490	$—	$—
Excise Tax Gross Up	N/A	N/A	N/A	N/A	N/A

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Chulho Park, Ph. D.

Executive Benefits and Payments Upon Termination	Termination within 12 months Following Change in Control	Voluntary Termination by Executive or Death	Involuntary Not for Cause Termination or Termination by Executive with Good Reason	For Cause Termination	Disability
Base Salary	$350,000	$—	$350,000	$—	$—
Annual Bonus (40% of Base Salary)	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid	N/A	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid
Acceleration of Vesting of Equity	100%	0%	100%	0%	0%
Stock Options & RSUs:
Number of Stock Options & RSUs	406,977	—	406,977	—	—
Value upon Termination	$—	$—	$—	$—	$—
Vested Stock Received:
Number of Shares	203,488	—	203,488	—	—
Value upon Termination	$—	$—	$—	$—	$—
Relocation Reimbursement	N/A	N/A	N/A	N/A	N/A
Deferred Compensation Payout	N/A	N/A	N/A	N/A	N/A
Post-Term Health Care	Up to 12 months	N/A	Up to 12 months	N/A	N/A
	$27,540	$—	$27,540	$—	$—
Excise Tax Gross Up	N/A	N/A	N/A	N/A	N/A

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Saran Saund

Executive Benefits and Payments Upon Termination	Termination within 12 months Following Change in Control	Voluntary Termination by Executive or Death	Involuntary Not for Cause Termination or Termination by Executive with Good Reason	For Cause Termination	Disability
Base Salary	$230,000	$—	$230,000	$—	$—
Annual Bonus (30% of Base Salary)	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid	N/A	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid
Acceleration of Vesting of Equity	100%	0%	100%	0%	0%
Stock Options & RSUs:
Number of Stock Options & RSUs (1)	193,799	—	193,799	—	—
Value upon Termination	$—	$—	$—	$—	$—
Vested Stock Received:
Number of Shares (1)	96,900	—	96,900	—	—
Value upon Termination	$—	$—	$—	$—	$—
Relocation Reimbursement	N/A	N/A	N/A	N/A	N/A
Deferred Compensation Payout	N/A	N/A	N/A	N/A	N/A
Post-Term Health Care	Up to 9 months	N/A	Up to 9 months	N/A	N/A
	$19,383	$—	$19,383	$—	$—
Excise Tax Gross Up	N/A	N/A	N/A	N/A	N/A

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Amit Shah

Executive Benefits and Payments Upon Termination	Termination within 12 months Following Change in Control	Voluntary Termination by Executive or Death	Involuntary Not for Cause Termination or Termination by Executive with Good Reason	For Cause Termination	Disability
Base Salary	$320,000	$—	$320,000	$—	$—
Annual Bonus (40% of Base Salary)	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid	N/A	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid
Acceleration of Vesting of Equity	100%	0%	100%	0%	0%
Stock Options & RSUs:
Number of Stock Options & RSUs (1)	747,093	—	747,093	—	—
Value upon Termination	$—	$—	$—	$—	$—
Vested Stock Received:
Number of Shares (1)	561,047	—	561,047	—	—
Value upon Termination	$—	$—	$—	$—	$—
Relocation Reimbursement	N/A	N/A	N/A	N/A	N/A
Deferred Compensation Payout	N/A	N/A	N/A	N/A	N/A
Post-Term Health Care	Up to 12 months	N/A	Up to 12 months	N/A	N/A
	$25,884	$—	$25,884	$—	$—
Excise Tax Gross Up	N/A	N/A	N/A	N/A	N/A

(1)	Includes 100,000 shares of restricted stock grants and 275,000 incentive stock options for his services as a consultant CFO from July to August 2019 and which are fully earned as of the date of this document.

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Dr. Uckun resigned from the position of Chief Medical Officer effective January 6, 2020 and as such his information has not been compiled for this table.

The information set forth above is described in more detail in the Narrative Disclosure to the Summary Compensation Table.

As defined in the employment agreements, a “Change in Control” means the following during the employment term:

(1)	any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or

(2)	a merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or

(3)	the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of its assets; or

(4)	a change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors, and provided in each such case the Change in Control also meets the requirements of a “Change in Control Event” within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation Section 1.409A-3(i)(5). “Incumbent Directors” mean the directors who either (A) are directors of the Company as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

In each such case the Change of Control must also meet the requirements of a “Change of Control Event” within the meaning of Section 409(a)(2)(A)(v) of the Code.

Each of Drs. Trieu, Park, Saund and Mr. Shah will be entitled to certain benefits as described in the table above if his employment is terminated by the Company for reasons other than cause or by him with good reason. “Cause,” as defined in the employment agreements, means:

(1)	Substantial failure to perform any of his duties or to follow reasonable, lawful directions of the Board or any officer to whom the party reports;

(2)	willful misconduct or willful malfeasance in connection with his employment;

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(3)	commission of, conviction of, or plea of nolo contendere to, any crime constituting a felony under the laws of the United States or any state thereof, or any other crime involving moral turpitude;

(4)	material breach of any provision of the employment agreement, the By-laws or any other written agreement with the Company;

(5)	engaging in misconduct that causes significant injury to the Company, financial or otherwise, or to its reputation; or

(6)	any act, omission or circumstance constituting cause under the law governing the employment agreement.

“Good Reason,” as defined in the employment agreements, means the Company:

(1)	materially reduces the officer’s title or responsibilities;

(2)	relocates its headquarters more than sixty (60) miles from their current location (unless the relocation results in the headquarters being closer to the officer’s residence);

(3)	materially reduces the officer’s base salary; or

(4)	breaches a material term of the officer’s employment agreement.

Good Reason must also meet the requirements for a good reason termination in accordance with Code Section 409A, and any successor statute, regulation and guidance thereto.

Director Compensation

For the year ended December 31, 2019, none of the non-employee directors were paid any cash compensation or received any stock-based compensation.

	Fees Earned or Paid in
	Cash(1)	Option Awards(2)	Total
David Diamond	$34,125	$40,000	$74,125

The Company paid Mr. Diamond for his services to the Board and Committees.

For the year ended December 31, 2020, we granted approximately 266,000 options to Mr. Diamond related to his services for the years ended December 31, 2020 and 2021. Such options have not been issued as of the date of this filing. Although the initial terms of the options, when granted, provide that they vest one year subsequent to grant, pursuant to rules of the SEC the fair market value for the options granted represents the full value at the grant date only and the values do not take into account subsequent increases or decreases in actual value to the recipient. See Note 6 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, for additional information regarding the assumptions used to determine the fair value of each of the option awards in this table. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Significant Judgments and Estimates.”

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The following is a description of the standard compensation arrangements under which our non-employee directors have been compensated for their service as directors, including as members of the various Committees of our Board.

Fees. In October 2016, the Board amended and restated its director compensation policy (as amended and restated, the “2016 Director Compensation Policy”). In accordance with the 2016 Director Compensation Policy, the following cash fees are payable to non-employee directors quarterly in arrears at the end of each quarter:

Board or Committee of Board	Annual Cash Retainer Amount
Member of the Board	$40,000
Chairperson of the Board (in addition to compensation as a Member of the Board)	$20,000
Chairperson of Audit, Compensation and Nominating and Governance Committee (in addition to compensation as a Member of the Board and as a member of the respective committee)	$3,000
Audit Committee Member (in addition to compensation as a Member of the Board)	$5,000
Compensation and Nominating and Governance Committee Member (in addition to compensation as a Member of the Board).	$3,000

A new non-employee director joining the Board during the course of the year on a date other than the first day of the fiscal quarter would receive his or her cash compensation for that quarter pro-rated. In October 2017, the Board suspended all cash payments for Board service until the Company’s financial position improved sufficiently to warrant reinstatement of cash fees. Such payments have been reinstated commencing January 1, 2020.

The Board intends to re-evaluate compensation, including non-employee director compensation, following the reconstitution of its Compensation Committee.

Equity Grants.

In accordance with the 2016 Director Compensation Policy, on the date of each annual meeting, each non-employee director was granted a non-qualified stock option to purchase shares of our common stock valued at $40,000 on the date of grant, which will vest in full one year from the grant date, subject to the applicable director’s continued service on the Board as of the vesting date. Since none of the non-employee directors were not directors at the annual meeting in 2019, none of the non-employee directors were eligible for any option grants for the year ended December 31, 2019.

A new non-employee director joining the Board was granted an option to purchase shares of our common stock valued at $50,000 on or shortly after the first date of his or her service, which will vest over a three-year period subject to the director’s continued service on the Board as of each vesting date.

Each option granted under the 2016 Director Compensation Policy had an exercise price equal to the closing price of our common stock on the applicable trading market on the date of grant, or if the date of grant is not a trading day, the closing price on the next trading day following the date of grant, and each option will have a term of six years. The number of options to be received under the 2016 Director Compensation Policy will be calculated using the Black-Scholes valuation method.

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Options granted pursuant to the 2016 Director Compensation Policy are subject to the terms and conditions of the applicable stock plan. Under the terms of the 2015 Incentive Plan and the 2017 Incentive Plan, directors may be granted shares of common stock, stock-based awards, and/or stock options to purchase shares of common stock.

The Board intends to re-evaluate compensation, including non-employee director compensation, following the reconstitution of its Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of May 20, 2021, regarding the beneficial ownership of our common stock by:

●	each of our directors and our director nominees;

●	each of our executive officers;

●	our directors and executive officers as a group; and

●	each person known to us to beneficially own more than 5% of our common stock.

The address for each beneficial owner listed is c/o Oncotelic Therapeutics, Inc. 29397 Agoura Road, Suite 107, Agoura Hills, California, 91301. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder, subject to community property laws where applicable.

In accordance with applicable SEC rules, the number of shares reflected as beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC. Under those rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days after the Record Date through the exercise of any stock option, warrants or other rights. As detailed in the footnotes to the table, we have included the shares issuable upon conversion of Series A Preferred.

We have computed the percentage of shares beneficially owned on the basis of 369,696,959 shares of our Common Stock outstanding as of May 20, 2021, which includes the recent conversion of all of our outstanding shares of Preferred Stock into an aggregate of 278,187,827 shares of Common Stock. Shares of our Common Stock that a person has the right to acquire within 60 days after the Record Date through other means, such as a stock option or warrant, are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person (other than the percentage ownership of all directors and executive officers as a group)

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Name of Beneficial Owner	Common Stock Beneficially Owned		Percentage of Common Stock
Directors and Officers:
Vuong Trieu	118,093,144	(1)	32.0%
David Diamond	-	(2)	* %
Steven W. King	3,988,424	(3)	1.1%
Anthony E. Maida III	1,137,314	(4)	* %
Amit Shah	171,111	(5)	* %
Chulho Park	16,269,003	(6)	4.4%
Saran Saund	16,354,961	(7)	4.4%
All officers and directors as a group (7 persons)	156,013,958	(8)	42.2%

Beneficial owners of more than 5%
Vuong Trieu	118,093,144	(1)	32.0%
Balaji Bhakta	41,630,811	(9)	11.3%
Larn Hwang	23,968,209	(10)	6.4%

* < 1%

(1)	Includes: (a) 90,268,013 shares owned directly by the reporting person, including 74,455,705 shares which are issuable upon conversion of Preferred Stock, 3,352,773 shares of common shares issuable upon conversion of debt and 250,000 shares of common shares issuable upon exercise of warrants; (b) 16,780,384 shares registered in the name of Autotelic, Inc., including 13,849,161 shares issuable upon conversion of Preferred Stock, and (c) 6,872,529 shares registered in the name of Dr. Trieu’s spouse, including 5,672,025 shares issuable upon conversion of Preferred Stock but does not include the restricted stock grants and incentive stock options granted but not yet issued and shown above under “Narrative Disclosure to Summary Compensation Table – under Vuong Trieu, Ph. D., Chulho Park, Ph. D, Saran Saund and Amit Shah”. Dr. Trieu is the Chief Executive Officer of Autotelic, Inc. and in that capacity has the sole authority to control the voting and the disposition of Common Stock and Preferred Stock owned by Autotelic, Inc. Dr. Trieu disclaims beneficial ownership of the shares held by Autotelic, Inc., except to the extent of his pecuniary interest therein.

(2)	Does not include any stock options granted but not yet issued as of the date of this registration statement.

(3)	Shares held in the name of Artius Bioconsulting, LLC, consists of (i) 696,704 shares of Common Stock and (ii) 3,291,720 shares of Common Stock underlying 3,291.720 shares of Preferred Stock.

(4)	Consists of (i) 198,668 shares of Common Stock and (ii) 938,646 shares of Common Stock underlying 938.646 shares of Preferred Stock.

(5)	Consists of (i) 60,000 shares of Common Stock, and (ii) 111,111 shares issuable upon conversion of debt but does not include the restricted stock grants and incentive stock options granted but not yet issued and shown above under “Narrative Disclosure to Summary Compensation Table – under Vuong Trieu, Ph. D., Chulho Park, Ph. D, Saran Saund and Amit Shah”

(6)	Consists of (i) 2,833,992 shares of Common Stock, (ii) 13,285,011 shares of Common Stock issuable upon conversion of Preferred Stock (iii) 150,000 shares issuable upon conversion of debt, but does not include the restricted stock grants and incentive stock options granted but not yet issued and shown above under “Narrative Disclosure to Summary Compensation Table – under Vuong Trieu, Ph. D., Chulho Park, Ph. D, Saran Saund and Amit Shah”

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(7)	Consists of 16,354,961 shares of Common Stock issuable upon conversion of Preferred Stock.

(8)	Consists of (i) 23,733,399 shares of Common Stock, (ii) 127,847,229 shares of Common Stock issuable upon conversion of Preferred Stock (iii) 3,613,884 shares of Common Stock issuable upon conversion of debt, and (iii) 250,000 shares issuable upon exercise of warrants, but does not include the restricted stock grants and incentive stock options granted but not yet issued and shown above under “Narrative Disclosure to Summary Compensation Table – under Vuong Trieu, Ph. D., Chulho Park, Ph. D, Saran Saund and Amit Shah”

(9)	Consists of (i) 41,630,811 shares of Common Stock issuable upon conversion of Preferred Stock, (ii) 694,445 shares of common stock issuable upon conversion of debt and (iii) 250,000 shares of common stock upon conversion of debt.

(10)	Consists of (i) 2,833,992 shares of Common Stock, (ii) 19,350,408 shares of Common Stock issuable upon conversion of Preferred Stock (iii) 522,222 shares issuable upon conversion of debt

Equity Compensation Plan Information

The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2020.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	4,872,000	$0.92	2,378,000
Equity compensation plans not approved by security holders	1,913,000	0.31	87,000

Total	6,875,000	$0.75	2,465,000

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In August 2020, the shareholders of the Company approved the expansion of the number of securities to be issued upon exercise of outstanding options, warrants, restricted stock units and warrants by 20 million. The amendment to the 2015 Plan was completed and filed in conjunction with our Form S-8 with the SEC on April 16, 2021. As such, the number of securities to be issued upon exercise of outstanding options, warrants, restricted stock units and warrants under the Equity Compensation Plans as of May 20, 2021 is 27,250,000.

Brief Description of equity compensation plan not approved by security holders

In January 2017, the Board of Directors adopted and approved the 2017 Plan. The 2017 Plan allows the Company, under the direction of the Compensation Committee, to make grants of stock options, restricted and unrestricted stock awards, and other stock-based awards to employees, consultants and directors. The purpose of these awards is to attract and retain key individuals, further align employee and stockholder interests, and provide additional incentive for them to promote our success. The 2017 Plan provides for the issuance of up to 2,000,000 shares of the Company’s common stock. Any stock options granted under the 2017 Plan must be non-qualified stock options, which are not intended to meet the requirements of Section 422 of the Internal Revenue code. Options generally vest over a period of time, may not be exercised unless they are vested, and no option may be exercised after the end of the term set forth in the award agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Our Audit Committee reviews and approves in advance all related person transactions.

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with the Company, either directly or indirectly. Based upon this review, our Board has determined that each of the directors, except for Dr. Trieu, Dr. Maida and Mr. King, qualify as “independent directors” as defined under the rules of The Nasdaq Stock Market and OTC Market Rules for U.S. Companies.

Master Service Agreement with Autotelic Inc.

In October 2015, Oncotelic Inc. entered into a Master Service Agreement (the “MSA”) with Autotelic Inc., a related party that is partly owned by Dr. Trieu. Dr. Trieu, a related party, is a control person in Autotelic Inc. Autotelic Inc. currently owns less than 10% of the Company. The MSA stated that Autotelic Inc. will provide business functions and services to the Company and allowed Autotelic Inc. to charge the Company for these expenses paid on its behalf. The MSA includes personnel costs allocated based on amount of time incurred and other services such as consultant fees, clinical studies, conferences and other operating expenses incurred on behalf of the Company. The MSA requires a 90-day written termination notice in the event either party requires to terminate such services.

Expenses related to the MSA were $77,000 for the three months ended March 31, 2021 as compared to $232,806 for the same period of 2020. Expenses related to the MSA were $629,617 and $1,329,221 for the years ended December 31, 2020 and 2019, respectively.

Notes Payable and Short-Term Loans

In April 2019, the Company issued a convertible note to Dr. Trieu totaling $164,444, including OID of $16,444, receiving net proceeds of $148,000, which was used by the Company for working capital and general corporate purposes. The Company issued a Fall 2019 Note to Dr. Trieu in the principal amount of $250,000. Dr. Trieu also offset certain amounts due to him in the amount of $35,000 and was converted into the Fall 2019 debt. During the year ended December 31, 2020, Dr. Trieu provided additional short-term funding of $70,000 to the Company, of which the Company repaid $50,000 prior to December 31, 2020. During the year ended December 31, 2020, Dr. Trieu purchased a total of 5 Units under the JH Darbie Financing for a gross total of $250,000.

Mr. Park and Mr. Shah also offset certain amounts due to them in the amount of $27,000 and $20,000 and was converted into the Fall 2019 debt. In addition, Mr. Shah provided a short-term loan of $25,000 to the Company, which was repaid after December 31, 2020.

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During the three months ended March 31, 2021, Autotelic Inc, provided a short-term loan of $120,000 to the Company. Such loan was repaid in April 2021.

Artius Consulting Agreement

On March 9, 2020, the Company and Artius Bioconsulting, LLC (“Artius”), for which Mr. Steven King, our Board and Committee member, is the Managing Member, entered into an amendment to that certain Consulting Agreement dated December 1, 2018 (the “Artius Agreement”), under which Artius agreed to serve as a consultant to the Company for services related to the Company’s business from time to time, effective December 1, 2019 (the “Artius Agreement Effective Date”). In connection with the Artius Agreement, Mr. King also agreed to assist the Company with strategic advisory services with respect to transactional and operational contracts, budgetary input, among other matters in connection with the development EdgePoint AI’s Artificial Intelligence and Blockchain Driven Vision Systems, for which Mr. King served as Chief Executive Officer.

Under the terms of the Artius Agreement, the Company agreed to grant to Artius, subject to approval by the Company’s Board of Directors and pursuant to the Company’s 2015 or 2017 Equity Incentive Plan, 148,837 restricted shares of the Company’s Common Stock, in addition to a 30% pre-financing ownership stake in EdgePoint AI. The Artius Agreement contemplates that Mr. King will generally provide his services at a rate of $237 per hour, not to exceed 44 hours per month and payable monthly, and to reimburse Mr. King for reasonable and necessary expenses incurred by him or Artius in connection with providing services to the Company.

Either the Company or Artius may terminate the Artius Agreement at any time, for any reason following the Artius Agreement Effective Date. The Artius Agreement will automatically renew one year from the Artius Agreement Effective Date, unless the Parties agree to terminate the Artius Agreement at that time.

The Company recorded $106,712 as expense during the year ended December 31, 2020 related to this Agreement. No similar expense was recorded during the year ended December 31, 2019 nor during the three months ended March 31, 2021 or 2020, respectively.

Maida Consulting Agreement

Effective May 5, 2020, the Company and Dr. Anthony Maida, one of our Board and Committee members, entered into an independent consulting agreement, commencing April 1, 2020 (the “Maida Agreement”), under which Dr. Maida will assist the Company in providing medical expertise and advice from time to time in the design, conduct and oversight of the Company’s existing and future clinical trials.

Pursuant to the terms of the Maida Agreement, the Company will grant to Dr. Maida 400,000 restricted shares or stock options of the Company’s Common Stock corresponding to $80,000 at the stock value of $0.20 per share, to vest on May 5, 2021. The Company will also pay Dr. Maida $15,000 per month for a minimum of 20 hours per week, in in addition to reimbursement of reasonable and necessary expenses incurred by Dr. Maida in connection with his services to the Company.

Either the Company or Dr. Maida may terminate the Maida Agreement, for any reason, upon 30 days advance written notice.

Dr. Maida was appointed the Chief Clinical Director for the Company effective July 7, 2020. As of the date of this Quarterly Report, Dr. Maida continues to provide his services under the consulting agreement.

The Company recorded an expense of $45,000 during the three months ended March 31, 2021 related to this Agreement. No similar expense was recorded during the same period in 2020. The Company recorded $135,000 as expense under the consulting agreement during the year ended December 31, 2020. No similar expense was recorded during the year ended December 31, 2019 or the three months ended March 31, 2020.

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Other compensation

The Company paid $47,300, $28,000, $46.600 and $10,000 other compensations paid to Messrs. Trieu, Park, Shah and Saund in lieu of salary and services rendered to the Company and its subsidiaries. The Company also paid $33,436 Mr. Shah for his services to Edgepoint during the year ended December 31, 2020. No similar expenses were paid during the year ended December 31, 2019, or the three months ended March 31, 2021 and 2020.

SHARES ELIGIBLE FOR FUTURE SALES

Prior to this offering, there has been a limited public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain restrictions on resale, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering and assuming all 33,863,445 being registered are purchased by the Selling Stockholders, we may have outstanding an aggregate of up to 403,310,404 issued and outstanding. Of these shares, the 33,863,445 shares being registered and purchased by the Selling Stockholders will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by individuals who become “affiliates” as that term is defined in Rule 144 under the Securities Act, as the result of the securities they acquire in this offering which provide them, directly or indirectly, with control or the capacity to control us. Our officers and directors will not be purchasing shares in this offering. The remaining shares of common stock held by our existing stockholders are “restricted securities” as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 and or Section 4(a)(1). As a result of these provisions of Rules 144, additional shares will be available for sale in the public market as follows:

●no restricted shares will be eligible for immediate sale on the date of this prospectus; and

●the remainder of the restricted shares will be eligible for sale from time to time pursuant to available exemptions, subject to restrictions on such sales by affiliates.

Sales pursuant to Rule 144 are subject to certain requirements relating to the availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of Oncotelic Therapeutics, Inc. at any time during the 90 days immediately preceding the sale and who has beneficially owned restricted shares for at least six months is entitled to sell such shares under Rule 144 without regard to the resale limitations.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver to the prospective purchaser a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the prospective purchaser and receive the purchaser’s written agreement to the transaction. Furthermore, subsequent to a transaction in a penny stock, the broker-dealer will be required to deliver monthly or quarterly statements containing specific information about the penny stock. It is anticipated that our common stock will be traded on an OTC market at a price of less than $5.00. In this event, broker-dealers would be required to comply with the disclosure requirements mandated by the penny stock rules.

These disclosure requirements will likely make it more difficult for investors in this offering to sell their common stock in the secondary market.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

We had no changes in, and no disagreements with our accountants on accounting and financial disclosure.

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ONCOTELIC THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2021	2020

ASSETS
Current assets:
Cash	$830,719	$474,019
Restricted cash	20,000	20,000
Accounts receivable	19,748	19,748
Prepaid & other current assets	84,707	101,869

Total current assets	955,174	615,636

Development equipment, net of depreciation of 73,823 and $101,810	7,610	10,148
Intangibles, net of accumulated amortization of $98,449 and $136,974	860,365	873,206
In process R&D, net of accumulated amortization of $275,440 and $275,440	1,101,760	1,101,760
Goodwill	21,062,453	21,062,455
Total assets	$23,987,362	$23,663,205

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,594,260	$2,735,805
Accounts payable to related party	365,323	391,631
Contingent Consideration	2,625,000	2,625,000
Derivative liability on Notes	1,168,784	777,024
Convertible debt for clinical trial	2,030,356	2,000,000
Convertible debt, net of costs	958,882	1,091,612
Convertible debt, related party, net of costs	425,181	297,989
Private placement convertible debt, net of costs	1,520,720	943,586
Private placement convertible debt, related party, net of costs	85,664	67,992
Payroll Protection Plan loan	252,349	251,733

Total current liabilities	13,026,519	11,182,372

Commitments and contingencies (Note 11)

Stockholders’ equity:
Convertible Preferred stock, $0.01 par value, 15,000,000 shares authorized; 0 and 278,188 shares issued and outstanding	-	2,782
Common stock, $.01 par value; 750,000,000 and 150,000,000 shares authorized; 369,446,959 and 90,601,912 issued and outstanding, respectively	3,694,469	906,019
Additional paid-in capital	30,690,013	32,493,086
Accumulated deficit	(24,433,088)	(21,630,008)

Total Oncotelic Therapeutics, Inc. stockholders’ equity	9,951,394	11,771,879
Non-controlling interests	1,009,449	708,954

Total stockholders’ equity	10,960,843	12,480,833
Total liabilities and stockholders’ equity	$23,987,362	$23,663,205

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

F-1

ONCOTELIC THERAPEUTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three MONTHS ended MARCH 31, 2021 and 2020

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020

Service Revenue	$-	$340,855

Operating expenses:
Research and development	1,556,673	311,999
General and administrative	481,209	2,677,503
Total operating expenses	2,037,882	2,989,502

Loss from operations	(2,037,882)	(2,648,647)
Other expense:
Interest expense, net	(520,906)	(1,148,351)
Change in fair value of derivative on debt	(536,345)	(736,298)
Loss on debt conversion	(27,504)	(124,598)
Total other expense	(1,084,755)	(2,009,247)
Net loss before non-controlling interests	(3,122,637)	(4,657,894)
Net loss attributable to non-controlling interests	(319,557)	-
Net loss attributable to Oncotelic Therapeutics, Inc.	$(2,803,080)	$(4,657,894)

Basic and diluted net loss per share attributable to common stock	$(0.03)	$(0.05)
Basic and diluted weighted average common stock outstanding	94,193,348	84,917,073

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

F-2

ONCOTELIC THERAPEUTICS, INC. AND SUBSIDIARIES

Consolidated STATEMENT of STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Non-controlling	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Interests	Equity

Balance at January 1, 2021	278,188	$2,782	90,601,912	$906,019	$32,493,086	$(21,630,008)	$708,954	$12,480,833

Common shares issued upon conversion of Preferred Stock	(278,188)	(2,782)	278,187,847	2,781,878	(2,779,096)	-	-	-
Common shares issued upon conversion of debt	-	-	657,200	6,572	203,729	-	-	210,301
Beneficial Conversion Feature on convertible debt	-	-	-	-	605,719	-	-	605,719
Warrants issued in connection with private placement	-	-	-	-	166,575	-	-	166,575
Increase in non-controlling interest from issuance of additional Edgepoint stock	-	-	-	-	-	-	620,052	620,052
Net loss	-	-	-	-	-	(2,803,080)	(319,557)	(3,122,637)
Balance at March 31, 2021	-	$-	369,446,959	$3,694,469	$30,690,013	$(24,433,088)	$1,009,449	$10,960,843

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

F-3

ONCOTELIC THERAPEUTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2020

					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance at January 1, 2020	278,188	$2,782	84,069,967	$840,700	$28,185,599	$(12,127,406)	$16,901,675

Stock-based compensation	-	-			2,147,591	-	2,147,591
Common shares issued upon partial conversion of debt	-	-	3,962,145	39,621	681,443	-	721,064
Net loss	-	-	-	-	-	(4,657,894)	(4,657,894)
Balance at March 31, 2020	278,188	$2,782	88,032,112	$880,321	$31,014,633	$(16,785,300)	$15,112,436

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

F-4

ONCOTELIC THERAPEUTICS, INC. AND SUBSIDIARIES

Consolidated STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(3,122,637)	$(4,657,894)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization of debt discount and deferred finance costs	421,217	1,148,305
Amortization of intangible assets	12,841	81,701
Stock-based compensation	-	2,147,591
Depreciation on development equipment	2,538	9,329
Change in fair value of derivative	536,345	736,298
Loss on debt conversion	27,504	124,598
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	17,162	100,321
Accounts payable and accrued expenses	879,838	179,880
Accounts payable to related party	(26,308)	161,344
Net cash (used in) provided by operating activities	(1,251,500)	31,473

Cash flows from financing activities:

Proceeds from private placement	1,613,200	-
Proceeds from short term loan, other	120,000	-
Repaid to note holder	(50,000)	-
Repaid to others	(75,000)	-
Net proceeds from convertible notes payable, related party	-	70,000
Net cash provided by financing activities	1,608,200	70,000

Net increase in cash and restricted cash	356,700	101,473

Cash and restricted cash- beginning of period	474,019	81,964

Cash and restricted cash- end of period	$830,719	$183,437

Supplemental cash flow information:
Cash paid for:
Interest paid	$65,754	$-
Income taxes paid	$-	$-
Non cash investing and financing activities:
Common shares issued upon partial conversion of debt	$210,301	$721,064
Warrants issued in connection with private placement	$166,575	$-

Beneficial Conversion Feature on convertible debt and restricted common shares	$605,719	$-

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

F-5

ONCOTELIC THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

Oncotelic Therapeutics, Inc. (also d/b/a Mateon Therapeutics, Inc.) (“Oncotelic”), was formed in the State of New York in 1988 as OXiGENE, Inc., was reincorporated in the State of Delaware in 1992, changed its name to Mateon Therapeutics, Inc. in 2016, and then Oncotelic Therapeutics, Inc. in November 2020. Oncotelic conducts business activities through Oncotelic and its wholly-owned subsidiaries, Oncotelic, Inc., a Delaware corporation (“Oncotelic, Inc.”), PointR Data, Inc. (“PointR”), a Delaware corporation, and EdgePoint AI, Inc. (“Edgepoint”), a Delaware Corporation for which there are non-controlling interests, (Oncotelic, Oncotelic Inc., PointR and Edgepoint are collectively called the “Company”). The Company is evaluating the further development of its product candidates OXi4503 as a treatment for acute myeloid leukemia and myelodysplastic syndromes and CA4P in combination with a checkpoint inhibitor for the treatment of advanced metastatic melanoma.

In February 2020, the Company formed a subsidiary, Edgepoint. Edgepoint is a start-up company that plans to develop technologies and IP related to various unmet issues within the pharma and medical device industries. The Company may spin off Edgepoint into a separate public company.

The Company is a cancer immunotherapy company dedicated to the development of first in class self-immunization protocol (“SIP™”) candidates for difficult to treat cancers. The Company’s proprietary SIP™ candidates offer advantages over other immunotherapies because they do not require extraction of the tumor or isolation of the antigens, and they have the potential for broad-spectrum applicability for multiple cancer types. The Company’s proprietary product candidates have shown promising clinical activity in phase 2 trials for the treatment of gliomas and pancreatic cancers. The Company aims to translate its unique insights, which span more than three decades of original work using RNA therapeutics, into the deployment of antisense as a RNA therapeutic for diseases which are caused by TGF-β overexpression, starting with cancer and expanding to Duchenne Muscular Dystrophy (“DMD”) and others. Oncotelic Inc.’s lead product candidate, OT-101, is being developed as a broad-spectrum anti-cancer drug that can also be used in combination with other standard cancer therapies to establish an effective multi-modality treatment strategy for difficult-to-treat cancers. Together, the Company plans to initiate phase 3 clinical trials for OT-101 in both high-grade glioma and pancreatic cancer, and any other indications that may evolve.

F-6

The Company is developing OT-101 for the various epidemics and pandemics, similar to the current corona virus (“COVID-19”) pandemic. In this connection, the Company entered into an agreement and supplemental agreement with Golden Mountain Partners (“GMP”) for a total of $1.2 million to render services and was paid for the development of OT-101. The Company recorded $0.3 million as revenue during the 3 months ended March 31, 2020 and $0.9 million was recorded as revenue during the three months ended June 30, 2020, upon completion of all performance obligations under the agreement. Further, in June 2020, the Company secured $2 million in debt financing from GMP to conduct a clinical trial evaluating OT-101 against COVID-19.

In addition, the Company is developing Artemisinin. Artemisinin, purified from a plant Artemisia annua, is able to inhibit TGF-β activity and is able to neutralize SARS-CoV-2 (COVID-19). The Company’s test results during an in vitro study at Utah State University showed Artemisinin having an EC50 of 0.45 ug/ml, and a Safety Index of 140. Artemisinin can target multiple viral threats including COVID-19 by suppressing both viral replication and clinical symptoms that arise from viral infection. Viral replication cannot occur without TGF-β. Artemisinin also has been reported to have antiviral activities against hepatitis B and C viruses, human herpes viruses, HIV-1, influenza virus A, and bovine viral diarrhea virus in the low micromolar range. TGF-β surge and cytokine storm cannot occur without TGF-β. Clinical consequences related to the TGF-β surge, including ARDS and cytokine storm, are suppressed by targeting TGF-β with Artemisinin. This was a global study, with India to contribute at least 120 patients to the total aggregate of 3000 patients. ARTI-19 in India was conducted by Windlas Biotech Private Limited, business partner in India, as part of the plan for the Company’s global effort at deploying PulmohealTM across India, Africa, and Latin America. We continue to evaluate to seek approval, and subsequently launch PulmohealTM, with or without local partners, in various countries within the regions planned. PulmohealTM is a combination of ARTIVedaTM, our artificial intelligence (“AI”) cough application and our AI post marketing survey (“PMS”).

In January 2021 and subsequently in February 2021, the Company announced preliminary results for ARTIVeda™, or PulmoHeal™, which is the Company’s lead Ayurvedic drug against COVID-19 in India and being developed by the Company in partnership with Windlas. These interim results were based on 120 randomized patients across 3 sites in India. The ARTI-19 India trial completed enrollment of 120 randomized individuals, we reported positive topline results in April 2021 and we expect final data available 6-8 weeks thereafter. Upon completion of the trial results, it is the Company’s objective to file for Emergency Use Authorization (“EUA”) with regulatory authorities around the world, including India, the United States, the United Kingdom, countries in Africa and Latin America; discussions regarding EUA with several of these authorities have commenced.

Consent Solicitation

On June 25, 2020, the Company commenced a solicitation of shareholder consents (the “Consent Solicitation”), pursuant to a consent solicitation statement (the “Consent Solicitation Statement”), to the holders (the “Stockholders”) of its Common Stock and Preferred Stock, to approve the following actions:

(1) changing the name of the Company and changing the Company’s ticker symbol (the “Name Change”);

(2) amending the Company’s Amended and Restated 2015 Equity Incentive Plan (the “2015 Plan”) to increase the number of shares of Common Stock available for issuance from 7.25 million shares to 27.25 million shares, and increasing the maximum number of stock awards that may be issued in any fiscal year from 500,000 to 1,000,000 shares (the “Plan Amendment”);

(3) increasing the authorized number of shares of Common Stock from 150,000,000 to 750,000,000 (the “Capital Increase”); and

(4) amending and restating the certificate of incorporation for the Company (the “Amended and Restated Certificate”) to give effect to the Name Change, Capital Increase and forum selection provision.

The Stockholders approved the Name Change, the Plan Amendment, the Capital Increase, and the Amended and Restated Certificate. In November 2020, the Company filed an amendment to its Certificate of Incorporation with the Secretary of State for the State of Delaware changing its name from “Mateon Therapeutics, Inc.” to “Oncotelic Therapeutics, Inc.” Further, in February 2021, the Company filed an amendment to its Certificate of Incorporation to increase the number of authorized shares of Common Stock from 150,000,000 shares to 750,000,000 shares. The Company has converted its 278,188 preferred stock to 278,187,847 common stock effective March 31, 2021.

F-7

The Company registered an additional total of 20,000,000 shares of its common stock, $0.01 par value per share (“Common Stock”), which may be issued pursuant to the Registrant’s Amended and Restated 2015 Equity Incentive Plan (the “Plan”) filed with the SEC along with our form S-8 on April 19, 2021. Such additional shares were approved by the shareholders of the Company on August 10, 2020 and reported to the Securities and Exchange Commission (the “SEC”) vide a Current Report on Form 8-K on August 14, 2020.

A notice of corporate action had been filed with the Financial Industry Regulatory Authority (“FINRA”), requesting approval to change its name and ticker symbol. On March 29, 2021, the Company received approval from FINRA on its notice of corporate action, and effective March 30, 2021, the Company’s ticker symbol has changed from “MATN” to “OTLC”.

Entry into MOU and Agreement with Windlas

In August 2020, the Company executed a memorandum of understanding (the “MOU”) with Windlas Biotech Private Limited (“Windlas”) for the development and commercialization of Artemisinin as a therapeutic pharmaceutical, nutraceutical and herbal supplement against COVID-19. In September 2020, the Company executed the final MOU with Windlas regarding the development and commercialization of Artemisinin as therapeutic pharmaceutical, nutraceutical and herbal supplement against COVID-19.

The ARTI-19 trial was cleared by India regulatory authorities for initiation, and registered under CTRI, and three sites had been selected. The trial was fully enrolled in December 2020.

The Company and Windlas entered into a License, Development and Commercialization Agreement, dated November 10, 2020 (the “Commercialization Agreement”), which formalized the terms set forth in the MOU. Pursuant to the Commercialization Agreement, Windlas shall be responsible for developing, manufacturing, and supplying Artemisinin within India and eventually expanding worldwide, excluding China, and its territories and the Americas. Windlas will also be responsible to market Artemisinin and its variants in India. Under the terms of the Commercialization Agreement, Windlas and the Company will evenly split all profits derived from commercialization of Artemisinin within India. For all other territories, which excludes China and its territories and the Americas, the profit-split ratio is to be determined and negotiated on a country-by-country basis.

Principles of Consolidation

The consolidated financial statements include the accounts of Oncotelic, its wholly owned subsidiaries, Oncotelic Inc. and PointR, and Edgepoint our non-controlled interest entity. Intercompany accounts and transactions have been eliminated in consolidation.

Basis of Presentation

The accompanying consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission including Form 10-Q and Regulation S-X. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly state the operating results for the respective periods. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) have been omitted pursuant to such rules and regulations.

Liquidity and Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred net accumulated losses of approximately $24.4 million since inception of Oncotelic Inc., as the Company’s historical financial statements before the Merger have been replaced with the historical financial statements of Oncotelic Inc. The Company also has a negative working capital of $12.1 million at March 31, 2021, of which $2.6 million contingent liability of issuance of common shares of the Company to PointR shareholders upon achievement of certain milestones in accordance with the PointR Merger Agreement. The Company has negative cash flows from operations for the three months ended March 31, 2021 of $1.3 million. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date of this filing. Management expects to incur additional losses in the foreseeable future and recognizes the need to raise capital to remain viable. The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

F-8

The Company’s long-term plans include continued development of its current pipeline of products to generate sufficient revenues, through either technology transfer or product sales, to cover its anticipated expenses. Until the Company is able to generate sufficient revenues from its current pipeline, the Company plans on funding its operations through the sale of equity and/or the issuance of debt, combined with or without warrants or other equity instruments.

Between July 2020 and March 2021, the Company raised gross proceeds of $5 million, through JH Darbie. The Company incurred $0.7 million of costs associated with the raise, of which $0.65 million was paid as direct placement fees to JH Darbie. JH Darbie and the Company are parties to a placement agent agreement, dated February 25, 2020 pursuant to which JH Darbie has the right to sell a minimum of 40 Units and a maximum of 100 Units on a best-efforts basis. Concurrently with the sale of the Units, JH Darbie was granted, a warrant, exercisable over a five-year period, to purchase 10% of the number of Units sold in the JH Darbie Financing. As such, the Company granted 10 Units to JH Darbie pursuant to the JH Darbie Placement Agreement.

During the three months ended March 31, 2020, the Company recorded a total of approximately $0.3 million in service revenues from GMP. No similar revenues were recorded during the similar period in 2021. There are no assurances that the Company would be able to generate revenues for services and/or out-licensing fees in the near future.

Although no assurances can be given as to the Company’s ability to deliver on its revenue plans, or that unforeseen expenses may arise, management believes that the potential equity and debt financing or other potential financing will provide the necessary funding for the Company to continue as a going concern. Also, management cannot guarantee any potential debt or equity financing will be available on favorable terms or at all. As such, management does not believe the Company has sufficient cash for 12 months from the date of this report. If adequate funds are not available on acceptable terms, or at all, the Company will need to curtail operations, or cease operations completely.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, equity-based transactions and disclosure of contingent liabilities at the date of the financial statements and revenues and expense during the reporting period. Actual results could materially differ from those estimates.

The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of the financial statements. Significant estimates include the valuation of goodwill and intangible assets for impairment, deferred tax asset and valuation allowance, and fair value of financial instruments.

Cash

As of March 31, 2021, and December 31, 2020 the Company held all its cash in banks. The Company considers investments in highly liquid instruments with a maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 and December 31, 2020, respectively. Restricted cash consists of certificates of deposits held at banks as collateral for various purposes.

F-9

Fair Value of Financial Instruments

The carrying value of cash, accounts payable and accrued expense approximate their fair values based on the short-term maturity of these instruments. As defined in ASC 820, “Fair Value Measurements and Disclosures,” fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). This fair value measurement framework applies at both initial and subsequent measurement.

The three levels of the fair value hierarchy defined by ASC 820 are as follows:

●	Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

●	Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, interest rate swaps, options and collars.

●	Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The Company did not have any Level 1 or Level 2 assets and liabilities at March 31, 2020. The derivative liabilities associated with its 2019 bridge financing Convertible Notes (see Note 5), consisted of conversion feature derivatives at March 31, 2021, are Level 3 fair value measurements.

The table below sets forth a summary of the changes in the fair value of the Company’s derivative liabilities classified as Level 3 as of March 31, 2021 and 2020:

	March 31, 2021 Conversion Feature	March 31, 2020 Conversion Feature
Balance at January 1, 2021 and 2020	$777,024	$540,517
New derivative liability	-	870,268
Reclassification to additional paid in capital from conversion of debt to common stock	(144,585)	(368,811)
Change in fair value	536,345	736,298

Balance at March 31, 2021 and 2020	$1,168,784	$1,778,272

F-10

As of March 31, 2021, and March 31, 2020, the Company estimated the fair value of the conversion feature derivatives embedded in the convertible debentures based on assumptions used in the Black-Scholes valuation model. The key valuation assumptions used consists, in part, of the price of the Company’s Common Stock, a risk-free interest rate based on the yield of a Treasury note and expected volatility of the Company’s Common Stock all as of the measurement dates. The Company used the following assumptions to estimate fair value of the derivatives as of March 31, 2021 and 2020:

	March 31, 2021 Key Assumptions for fair value of conversions	March 31, 2020 Key Assumptions for fair value of conversions
Risk free interest	0.07% to 0.12%	0.23% to 2.26%
Market price of share	$0.36	$0.17
Life of instrument in years	1.06 – 1.35	2.06 - 2.35
Volatility	148.79%	150.65%
Dividend yield	0%	0%

When the Company changes its valuation inputs for measuring financial liabilities at fair value, either due to changes in current market conditions or other factors, it may need to transfer those liabilities to another level in the hierarchy based on the new inputs used. The Company recognizes these transfers at the end of the reporting period that the transfers occur. For the periods ended March 31, 2021 and March 31, 2020, there were no transfers of financial assets or financial liabilities between the hierarchy levels.

Net Loss Per Share

Basic net loss per common share is computed by dividing the net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share includes the effect of Common Stock equivalents (notes convertible into Common Stock, stock options and warrants) when, under either the treasury or if-converted method, such inclusion in the computation would be dilutive. The following number of shares have been excluded from diluted loss since such inclusion would be anti-dilutive:

	Three Months Ended March 31,
	2021	2020

Convertible notes	35,388,901	12,084,300
Stock options	3,941,301	6,135,284
Warrants	20,737,500	15,237,500
Potentially dilutive securities	60,067,702	33,457,084

Stock-Based Compensation

The Company applies the provisions of ASC 718, Compensation—Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense for all stock-based awards made to employees, including employee stock options, in the statements of operations.

For stock options issued to employees and members of the Board of Directors (the “Board”) for their services, the Company estimates the grant date fair value of each option using the Black-Scholes option pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the Common Stock consistent with the expected life of the option, risk-free interest rates and expected dividend yields of the Common Stock. For awards subject to service-based vesting conditions, including those with a graded vesting schedule, the Company recognizes stock-based compensation expense equal to the grant date fair value of stock options on a straight-line basis over the requisite service period, which is generally the vesting term. Forfeitures are recorded as they are incurred as opposed to being estimated at the time of grant and revised.

Pursuant to ASU 2018-07 Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, the Company accounts for stock options issued to non-employees for their services in accordance with ASC 718. The Company uses valuation methods and assumptions to value the stock options that are in line with the process for valuing employee stock options noted above.

F-11

For warrants issued in connection with fund raising activities, the Company estimates the grant date fair value of each warrant using the Black-Scholes pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the warrant, the expected volatility of the Common Stock consistent with the expected life of the warrant, risk-free interest rates and expected dividend yields of the Common Stock. If the warrants are issued upon termination or cancellation of prior issued warrants, then the Company estimates the grant date fair value of the new warrants using the Black-Scholes pricing model and evaluates whether the new warrants are deemed as equity instruments or liability instruments. If the warrants are deemed to be equity instruments, the Company records stock compensation expense and an addition to additional paid in capital. If however, the warrants are deemed to be liability instruments, then the fair value is treated as a deemed dividend and credited to additional paid in capital.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to the carrying amount. If the operation is determined to be unable to recover the carrying amount of its assets, then these assets are written down first, followed by other long-lived assets of the operation to fair value. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets. For the three months ended March 31, 2021 and year ended December 31, 2020, there were no impairment losses recognized for long-lived assets.

Intangible Assets

The Company records its intangible assets at cost in accordance with ASC 350, Intangibles – Goodwill and Other. The Company reviews the intangible assets for impairment on an annual basis or if events or changes in circumstances indicate it is more likely than not that they are impaired. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale or disposition of a significant portion of the business, or other factors. If the review indicates the impairment, an impairment loss would be recorded for the difference of the value recorded and the new value. For the three months ended March 31, 2021 and 2020, there were no impairment losses recognized for intangible assets.

Goodwill

Goodwill represents the excess of the purchase price of acquired business over the estimated fair value of the identifiable net assets acquired. Goodwill is not amortized but is tested for impairment at least once annually, at the reporting unit level or more frequently if events or changes in circumstances indicate that the asset might be impaired. The goodwill impairment test is applied by performing a qualitative assessment before calculating the fair value of the reporting unit. If, on the basis of qualitative factors, it is considered not more likely than not that the fair value of the reporting unit is less than the carrying amount, further testing of goodwill for impairment would not be required. Otherwise, goodwill impairment is tested using a two-step approach.

The first step involves comparing the fair value of the reporting unit to its carrying amount. If the fair value of the reporting unit is determined to be greater than its carrying amount, there is no impairment. If the reporting unit’s carrying amount is determined to be greater than the fair value, the second step must be completed to measure the amount of impairment, if any. The second step involves calculating the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit from the fair value of the reporting unit as determined in step one. The implied fair value of the goodwill in this step is compared to the carrying value of goodwill. If the implied fair value of the goodwill is less than the carrying value of the goodwill, an impairment loss equivalent to the difference is recorded. For the three months ended March 31, 2021 and 2020, there were no impairment losses recognized for Goodwill.

F-12

Derivative Financial Instruments Indexed to the Company’s Common Stock

We have generally issued derivative financial instruments, such as warrants, in connection with our equity offerings. We evaluate the terms of these derivative financial instruments in order to determine their accounting treatment in our financial statements. Key considerations include whether the financial instruments are freestanding and whether they contain conditional obligations. If the warrants are freestanding, do not contain conditional obligations and meet other classification criteria, we account for the warrants as an equity instrument. However, if the warrants contain conditional obligations, then we account for the warrants as a liability until the conditional obligations are met or are no longer relevant. Because no established market prices exist for the warrants that we issue in connection with our equity offerings, we must estimate the fair value of the warrants, which is as inherently subjective as it is for stock options, and for similar reasons as noted in the stock-based compensation section above. For financial instruments which are accounted for as a liability, we report any changes in their estimated fair values as gains or losses in our Consolidated Statement of Income.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with ASC 815 “Derivatives and Hedging”.

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of Conventional Convertible Debt Instrument.”

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with ASC 470-20 “Debt – Debt with Conversion and Other Options.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying Common Stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Original issue discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying Common Stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 815-40 “Derivatives and Hedging – Contracts in Entity’s Own Equity” provides that, among other things, generally, if an event is not within the entity’s control could or require net cash settlement, then the contract shall be classified as an asset or a liability.

Revenue Recognition

The Company recognizes revenue in accordance with ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606)

Under ASU 2014-9, the Company recognizes revenue when its customers obtain control of the promised good or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. The Company applies the following five-step: (i) identify the contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation.

F-13

At contract inception, once the contract is determined to be within the scope of ASU 2014-09, the Company identifies the performance obligation(s) in the contract by assessing whether the goods or services promised within each contract are distinct. The Company then recognizes revenue for the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The Company anticipates generating revenues from rendering services to other third party customers for the development of certain drug products and/or in connection with certain out-licensing agreements. In the case of services rendered for development of the drugs, revenue is recognized upon the achievement of the performance obligations or over time on a straight-line basis over the extended service period. In the case of out-licensing contracts, the Company records revenues either upon achievement of certain pre-defined milestones, when there is no obligation of the Company achieve any performance obligations in connection with the said pre-defined milestones, or upon achievement of the performance obligations if the milestones require the Company to provide the performance obligations.

The Company occasionally collects advance payments from customers toward commitments to provide services or performance obligations, in which case the advance payment is recorded as a liability until the obligations are fulfilled and revenue is recognized.

Research Service Agreement between GMP and Oncotelic /Oncotelic Inc. (“Oncotelic Entities”)

In February 2020, Oncotelic Inc. and GMP entered into a research and services agreement (the “Agreement”) memorializing their collaborative efforts to develop and test COVID-19 antisense therapeutics. In March 2020, the Company reported the positive anti-viral activity results of OT-101 (the “Product”) in an in vitro antiviral testing performed by an independent laboratory to GMP, at which time, the Oncotelic Entities and GMP entered into a supplement to the Agreement (the “Supplement”) to confirm the inclusion of the Product within the scope of the Agreement, pending positive confirmatory testing against COVID-19. In consideration for the financial support provided by GMP for the research, pursuant to the terms of the Agreement (as amended by the Supplement) GMP was entitled to obtain certain exclusive rights to the use of the Product in the COVID field on a global basis, and an economic interest in the use of the Product in the COVID field including 50/50 profit sharing. GMP paid the Company fees of $0.3 million for the Agreement and $0.9 million for the Supplement, respectively. The Company also recorded approximately $40 thousand for reimbursement of actual costs incurred.

Agreement with Autotelic BIO (“ATB”)

Oncotelic Inc. had entered into a license agreement in February 2018 (the “ATB Agreement”) with ATB. The ATB Agreement licensed the use of OT-101 in combination with Interleukin-2 (the “Combined Product”), and granted to ATB an exclusive license under the Oncotelic Inc. technology to develop, make, have made, use, sell, offer for sale, import and export the Combined Product, and the Combination Product only, in the field, throughout the entire world (excluding the United States of America and Canada) as the territory, on the terms and subject to the conditions of the ATB Agreement. The ATB Agreement requires ATB to be responsible for the development of the Combination Product. Oncotelic Inc. was responsible to provide to ATB the technical know-how and other pertinent information on the development of the Combination Product. ATB paid Oncotelic Inc. a non-refundable milestone payment in consideration for the rights and licenses granted to ATB under the ATB Agreement, and ATB was to pay Oncotelic Inc. $500,000 within sixty days from the successful completion of the in vivo efficacy studies. This payment was made after the successful completion of the in-vivo study and, as such, the Company recorded the revenue. In addition, ATB is to pay Oncotelic Inc.: (i) $500,000 upon Oncotelic Inc.’s completion of the technology know how and Oncotelic Inc.’s technical assistance and regulatory consultation to ATB, as determined by the preparation of a Current Good Regulation Practices audit or certification by the Food and Drug Administration, with a mutual goal to obtain marketing approval of the Combined Product developed by ATB in the aforementioned territory; (ii) $1,000,000 upon receiving marketing approval of the Combined Product in Japan, China, Brazil, Mexico, Russia, or Korea; and (iii) $2,000,000 from receiving marketing approval of the Combined Product in Germany, France, Spain, Italy, or the United Kingdom. The Company recorded $500,000 as revenue under the ATB Agreement for the successful completion of the in-vivo study during the three months ended March 31, 2020.

F-14

Research & Development Costs

In accordance with ASC 730-10-25 “Research and Development”, research and development costs are charged to expense as and when incurred.

Prior Period Reclassifications

Certain amounts in prior periods may have been reclassified to conform with current period presentation.

Recent Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The new guidance requires only a one-step quantitative impairment test, whereby a goodwill impairment loss will be measured as the excess of a reporting period unit’s carrying amount over its fair value (not to exceed the total goodwill allocated to that reporting unit). It eliminates Step 2 of the current two-step goodwill impairment test, under which a goodwill impairment loss is measured by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. ASU 2017-04 is effective for annual periods beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The adoption of ASU 2017-04 had no material impact on the Company’s consolidated financial statements and related disclosures.

In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers the effective date of ASU 2014-09 for all entities by one year. ASU 2014-09 became effective on January 1, 2018. The ASU also requires expanded disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Additionally, qualitative and quantitative disclosures are required about customer contracts, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. The Company adopted ASU 2015-14 during the three months ended March 31, 2020 as till then, no revenue was earned by the Company.

In August 2020, the FASB issued “ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)” which simplifies the accounting for convertible instruments. The guidance removes certain accounting models which separate the embedded conversion features from the host contract for convertible instruments. Either a modified retrospective method of transition or a fully retrospective method of transition is permissible for the adoption of this standard. Update No. 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted no earlier than the fiscal year beginning after December 15, 2020. The Company is currently evaluating the potential impact of the Update on its financial statements

All other newly issued but not yet effective accounting pronouncements have been deemed to be not applicable or immaterial to the Company.

F-15

NOTE 3 - INTANGIBLE ASSETS AND GOODWILL

The Company completed a Merger with Oncotelic, which gave rise to Goodwill of $4,879,999. Further, we added goodwill of $16,182,456 upon the completion of the Merger with PointR. In general, the goodwill is tested on an annual impairment date of December 31. However, since both assets are currently being developed for various cancer and COVID-19 therapies, the Company does not believe the there are any factors or indications that the goodwill is impaired.

Assignment and Assumption Agreement with Autotelic, Inc.

In April 2018, Oncotelic Inc. entered into an Assignment and Assumption Agreement (the “Assignment Agreement”) with Autotelic Inc., an affiliate company, and Autotelic LLC, an affiliate company, pursuant to which Oncotelic acquired the rights to all intellectual property (“IP”) related to a patented product. As consideration for the Assignment Agreement, Oncotelic Inc. issued 204,798 shares of its Common Stock for a value of $819,191. The Assignment Agreement also provides that Oncotelic Inc. shall be responsible for all costs related to the IP, including development and maintenance, going forward.

Intangible Asset Summary

The following table summarizes the balances as of March 31, 2021 and December 31, 2020, of the intangible assets acquired, their useful life, and annual amortization:

	March 31, 2021	Remaining Estimated Useful Life (Years)
Intangible asset – Intellectual Property	$819,191	16.75
Intangible asset – Capitalization of license cost	190,989	16.75
	1,010,180
Less Accumulated Amortization	(149,815)
Total	$860,365

	December 31, 2020	Remaining Estimated Useful Life (Years)
Intangible asset – Intellectual Property	$819,191	18.00
Intangible asset – Capitalization of license cost	190,989	18.00
	1,010,180
Less Accumulated Amortization	(136,974)
Total	$873,206

Amortization of identifiable intangible assets for the three months ended March 31, 2021 and 2020 was $12,841 and $12,841, respectively.

F-16

The future yearly amortization expense over the next five years and thereafter are as follows:

For the years ended December 31,

2021	$38,524
2022	51,365
2023	51,365
2024	51,365
2025	51,365
Thereafter	616,381
$860,365

In-Process Research & Development (IPR&D) Summary

The IPR&D assets were acquired in the PointR acquisition during the year ended December 31, 2019. Since January 2021, the Company has determined that the IPR&D should be reported as an indefinitely lived asset and therefore will evaluate, on an annual basis, for any impairment on the IPR&D and will record an impairment if identified. The balance of IPR&D as of March 31, 2021 and December 31, 2020 was $1,106,760.

NOTE 4 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expense consists of the following amounts:

	March 31, 2021	December 31, 2020

Accounts payable	$2,782,013	$1,937,419
Accrued expense	812,247	798,386
	$3,594,260	$2,735,805

	March 31, 2021	December 31, 2020

Accounts payable – related party	$365,323	$391,631

F-17

NOTE 5 – CONVERTIBLE DEBENTURES, NOTES AND OTHER DEBT

As of March 31, 2021, special purchase agreements (SPAs) with convertible debentures and notes, net of debt discount and including accrued interest, if any, consist of the following amounts:

March 31, 2021
Convertible debentures
10% Convertible note payable, due April 23, 2022 – Related Party	18,323
10% Convertible note payable, due April 23, 2022 – Bridge Investor	87,906
10% Convertible note payable, due August 6, 2022 – Bridge Investor	173,364
279,593
Fall 2019 Notes
5% Convertible note payable – Stephen Boesch	165,130
5% Convertible note payable – Related Party	266,858
5% Convertible note payable – Dr. Sanjay Jha (Through his family trust)	266,378
5% Convertible note payable – CEO, CTO & CFO	87,282
5% Convertible note payable – Bridge Investors	178,822
964,470
Other Debt
Short term debt from CEO	20,000
Other short term debt	120,000
140,000
Total of debentures, notes and other debt	$1,384,063

As of December 31, 2020, convertible debentures and notes, net of debt discount, consist of the following amounts:

December 31, 2020
Convertible debentures
10% Convertible note payable, due June 12, 2022 – Peak One	$-
10% Convertible note payable, due April 23, 2022 - TFK	39,065
10% Convertible note payable, due April 23, 2022 – Related Party	14,256
10% Convertible note payable, due April 23, 2022 – Bridge Investor	69,848
10% Convertible note payable, due August 6, 2022 – Bridge Investor	168,421
291,590
Fall 2019 Notes
5% Convertible note payable – Stephen Boesch	213,046
5% Convertible note payable – Related Party	263,733
5% Convertible note payable – Dr. Sanjay Jha (Through his family trust)	263,253
5% Convertible note payable – CEO, CTO & CFO	86,257
5% Convertible note payable – Bridge Investors	176,722
1,003,011
Other Debt
Short term debt from CFO	25,000
Short term debt from CEO	20,000
Other short term debt – Bridge Investor	50,000
95,000
Total of debentures, notes and other debt	$1,389,601

F-18

The gross principal balances on the convertible debentures listed above totaled $1,000,000 and included an initial debt discounts totaling $800,140, resulting from the recording of the original issue discount, the related financing costs, the beneficial conversion feature (“BCF”) for the intrinsic value of the non-bifurcated conversion option and the restricted shares issued contemporaneously with the convertible notes.

Total amortization expense related to these debt discounts was $54,572 and $359,971 for the three months ended March 31, 2021 and 2020, respectively. In addition, during the year ended March 31, 2021 we recorded additional and accelerated amortization of debt discounts, which was created from the bifurcation of the conversion option related the host hybrid instruments, of $24,491 and $163,855, respectively upon the partial and/or full conversion of debt by TFK to shares of the Company’s common stock. The total unamortized debt discount at March 31, 2021 and December 31, 2020 was approximately $120,000 and $200,000, respectively.

All the above notes issued to Peak One, TFK, our CEO and the bridge investors reached the 180 days prior to the end of the three months ended December 31, 2020. As such, all the note holders had the ability to convert that debt into equity at the variable conversion price of 65% of the Company’s lowest traded price after the first 180 days or at the lower of the Fixed Price or 55% of the Company’s traded stock price under certain circumstances. This gave rise to a derivative feature within the debt instrument. As of December 31, 2020, we had a derivative liability of approximately $777,000. The Company recorded additional derivative liability from the change in fair value of $536,346 during the three months ended March 31, 2021. The Company also extinguished $144,585 of derivative liability following the conversion of certain notes to the Company’s common stock in the three months ended March 31, 2021.

The Company had recorded an additional derivative liability of approximately $870,000 during the three months ended March 31, 2020 since the conversion option attached to certain notes became convertible into a variable number of shares of our common stock. The Company also extinguished approximately $369,000 of derivative liability following the conversion of certain notes to the Company’s common stock in the three months ended March 31, 2020. Following the recognition as derivative liability of the embedded conversion options, the Company fully amortized the remaining unamortized beneficial conversion feature for approximately $232,000, recorded an initial $258,070 from the initial recognition of the debt discount following the bifurcation of the embedded conversion option.

Bridge Financing

Peak One Financing

On April 17, 2019, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Peak One Opportunity Fund, L.P. (the “Buyer”, “Peak One”), for a commitment to purchase convertible notes in the aggregate amount of $400,000, pursuant to which, for an aggregate purchase price of $400,000, the Buyer purchased (a) Tranche #1 in the form of a Convertible Promissory Note in the principal amount of $200,000 (the “Convertible Note”) and (b) 350,000 restricted shares of the Company’s Common Stock (the “Shares”) (the “Purchase and Sale Transaction”). The Company used the net proceeds from the Purchase and Sale Transaction for working capital and general corporate purposes.

The Convertible Note has a principal balance of $200,000, including a 10%$ OID of $20,000 and $5,000 in debt issuance costs, receiving net proceeds of $175,000, with a maturity date of April 23, 2022. Upon the occurrence of certain events of default, the Buyer, amongst other remedies, has the right to charge a penalty in a range of 18% to 40% dependent on the specific default event. Amounts due under the Convertible Note may also be converted into shares (the “Tranche #1 Conversion Shares”) of the Company’s Common Stock at any time, at the option of the holder, at (i) a conversion price, during the first 180 days, of $0.10 per share (the “Fixed Price”), and then (2) at the lower of the Fixed Price or 65% of the Company’s lowest traded price after the first 180 days or at the lower of the Fixed Price or 55% of the Company’s traded stock price under certain circumstances. The Company has agreed to at all times, reserve and keep available out of its authorized Common Stock a number of shares equal to at least two times the full number of the Tranche #1 Conversion Shares. The Company may redeem the Convertible Note at rates of 110% to 140% over the principal balance dependent on certain events and redeem the value with accrued interest thereon, if any.

F-19

The issuance of the Convertible Note resulted in a discount from the beneficial conversion feature totaling $84,570, including $52,285 related to the beneficial conversion feature and a discount from the issuance of restricted stock of 350,000 shares for $32,285. Total amortization of these OID and debt issuance cost discounts totaled $0 for the 3 months ended March 31, 2021. Total unamortized discount on this note was $0 and $0 at March 31, 2021 and December 31, 2020, respectively.

On June 12, 2019, the Company entered into an amendment of the Purchase Agreement (“Amendment #1”) in connection with the draw-down of the second tranche, and to provide for additional borrowing capacity under that agreement. Amendment #1 increased the borrowing amount up to $600,000, adding the ability to borrow an additional $200,000 in a third tranche.

On June 12, 2019, the Buyer purchased Convertible Note Tranche #2 (“Tranche #2”) totaling $200,000, including a 10% OID of $20,000 and a $1,000 debt issuance cost, receiving net proceeds of $179,000 against the April 17, 2019, Purchase Agreement with Peak One, with a maturity date of June 12, 2022. Amounts due under Tranche #2 are convertible at the same terms as Tranche #1 above.

The issuance of Tranche #2 resulted in a discount from the beneficial conversion feature totaling $180,000, including $132,091 related to the conversion feature and a discount from the issuance of restricted stock of 350,000 shares for $47,909. Total amortization of these OID and debt issuance cost discounts totaled $0 for the 3 months ended March 31, 2021. Total unamortized discount on this note was $0 as of March 31, 2021.

On November 5, 2019, the Company and Peak One amended the Convertible Note under Tranche #1 to extend the date of conversion of the Convertible Note into Common Stock of the Company at 65% of the traded price of the Company’s Common Stock until January 8, 2020. This amendment put a temporary hold on Peak One to convert the debt under Tranche 1. This restriction did not apply if Peak One opted to convert the Convertible Note at $0.10. The Company compensated Peak One 300,000 shares of the Company’s Common Stock for delaying the conversion until January 18, 2020. Such shares were issued to Peak One on November 14, 2019. Non-cash compensation expense of $60,000 was recorded for such issuance.

Peak One converted $200,000 of Tranche #1 out of their total debt into 2,581,945 shares of the Company during the year ended December 31, 2020. Further, Peak One converted $200,000 of Tranche #2 of their total debt into 2,000,000 shares of the Company during the year ended December 31, 2020. As such, the total outstanding debt for Peak One was $0 as of March 31, 2021.

TFK Financing

On April 23, 2019, the Company, entered into a Convertible Note (the “TFK Note”) with TFK Investments, LLC (“TFK”). The TFK Note has a principal balance of $200,000, including a 10% OID of $20,000 and $5,000 in debt issuance costs, receiving net proceeds of $175,000, with a maturity date of April 23, 2022. Upon the occurrence of certain events of default, the Buyer, amongst other remedies, has the right to charge a penalty in a range of 18% to 40% dependent on the specific default event. Amounts due under the Convertible Note may also be converted into shares (the “TFK Conversion Shares”) of the Company’s Common Stock at any time, at (i) a conversion price, during the first 180 days, of $0.10 per share (the “Fixed Price”), and then (2) at the lower of the Fixed Price or 65% of the Company’s lowest traded price after the first 180 days or at the lower of the Fixed Price or 55% of the Company’s traded stock price under certain circumstances. The Company has agreed to at all times reserve and keep available out of its authorized Common Stock a number of shares equal to at least two times the full number of the TFK Conversion Shares. The Company may redeem the Convertible Note at rates of 110% to 140% rates over the principal balance dependent on certain events and redeem the value with accrued interest thereon, if any.

F-20

The issuance of the TFK Note resulted in a discount from the beneficial conversion feature totaling $84,570, including $52,285 related to the beneficial conversion feature and a discount from the issuance of restricted, stock of 350,000 shares for $32,285. Total amortization of these OID and debt issuance cost discounts totaled $3,015 for the three months ended March 31, 2021. Total unamortized discount on this note was $0 as of March 31, 2021.

On November 5, 2019, the Company and TFK amended the TFK Convertible Note to extend the date of conversion of the Convertible Note into Common Stock of the Company at 65% of the traded price of the Company’s Common Stock until January 8, 2020. This restriction did not apply if TFK wished to convert the Convertible Note at $0.10 per share. The Company compensated TFK 300,000 shares of the Company’s Common Stock for delaying the conversion until January 8, 2020. Such shares were issued to TFK on November 14, 2019. Non-cash compensation expense of $60,000 was recorded for such issuance.

TFK converted $133,430 of their total debt into 1,950,000 shares of common stock of the Company during the year ended December 31, 2020. As such, the total gross outstanding debt for TFK was approximately $67,000 as of December 31, 2020. TFK had a balance of approximately $109,000 related to the derivative liability as of December 31, 2020. The Company recorded approximately $38,000 as an increase in fair value for the derivative liability, and hence the TFK had a balance of approximately $145,000 of derivative liability as of March 31, 2021. The Company extinguished the $145,000 of derivative liability and the $65,000 of the value of the debt, totaling approximately $210,000 following the conversion of the notes to the Company’s common stock during the three months ended March 31, 2021for a total of 657,200 shares of common stock of the Company and recorded a loss on the conversion of approximately $2,000 for the three months ended March 31, 2021. As such, TFKs debt as of March 31, 2021 was $0.

Notes with Officer and Bridge Investor

On April 17, 2019, the Company entered into a Securities Purchase Agreement (the “Bridge SPA”) with our CEO and the Bridge Investor with a commitment to purchase convertible notes in the aggregate of $400,000.

On April 23, 2019, the Company entered into a convertible note with our Chief Executive Officer, Vuong Trieu, Ph. D. (the “Trieu Note”). The Trieu Note has a principal balance of $164,444, including a 10% OID of $16,444, resulting in net proceeds of $148,000, with a maturity date of April 23, 2022. Upon the occurrence of certain events of default, the Buyer, amongst other remedies, has the right to charge a penalty in a range of 18% to 40% dependent on the specific default event. Amounts due under the Convertible Note may also be converted into shares (the “Trieu Conversion Shares”) of the Company’s Common Stock at any time, at the option of the holder, at a conversion price of $0.10 per share (the “Fixed Price”), at the lower of the Fixed Price or 65% of the Company’s lowest traded price after the 180th day or at the lower of the Fixed Price or 55% of the Company’s traded stock price under certain circumstances. The Company has agreed to at all times reserve and keep available out of its authorized Common Stock a number of shares equal to at least two times the full number of Conversion Shares. The Company may redeem the Convertible Note at rates of 110% to 140% rates over the principal balance dependent on certain events and redeem the value with accrued interest thereon, if any.

The issuance of the Trieu Note resulted in a discount from the beneficial conversion feature totaling $131,555 related to the conversion feature. Total amortization of the OID and the discount totaled $18,058 for the 3 months ended March 31, 2021. Total unamortized discount on this note was $76,538 as of March 31, 2021.

On April 23, 2019, pursuant to the Bridge SPA the Company entered into Convertible Note Tranche #1 (“Tranche #1”) with the Bridge Investor. Tranche #1 has a principal balance of $35,556, an OID of $3,556, resulting in net proceeds of $32,000, with a maturity date of April 23, 2022. Upon the occurrence of certain events of default, the Buyer, among other remedies, has the right to charge a penalty in a range of 18% to 40% dependent on the specific default event. Amounts due under Tranche #1 may also be converted into shares (the “Bridge SPA Conversion Shares”) of the Company’s Common Stock at any time, at (i) a conversion price, during the first 180 days, of $0.10 per share (the “Fixed Price”), and then (2) at the lower of the Fixed Price or 65% of the Company’s lowest traded price after the first 180 days or at the lower of the Fixed Price or 55% of the Company’s traded stock price under certain circumstances. The Company may redeem the Convertible Note at rates of 110% to 140% rates over the principal balance dependent on certain events and redeem the value with accrued interest thereon, if any.

The issuance of the note resulted in a discount from the beneficial conversion feature totaling $28,445. Total amortization of the OID and discount totaled $4,066 at March 31, 2021. Total unamortized discount on this note was $17,233 as of March 31, 2021.

F-21

On August 6, 2019, pursuant to the Bridge SPA the Company entered into Convertible Note Tranche #2 (“Tranche #2”) with the Bridge Investor. Tranche #2 has a principal balance of $200,000, an OID of $20,000 and debt issuance costs of $5,000, resulting in net proceeds of $175,000, with a maturity date of August 6, 2022. Upon the occurrence of certain events of default, the Buyer, among other remedies, has the right to charge a penalty in a range of 18% to 40% dependent on the specific default event. Amounts due under Tranche #1 may also be converted into Bridge Conversion Shares of the Company’s Common Stock at any time, at the option of the holder, at a conversion price equal to the Fixed Price, at the lower of the Fixed Price or 65% of the Company’s lowest traded price after the 180th day or at the lower of the Fixed Price or 55% of the Company’s traded stock price under certain circumstances. The Company may redeem the Convertible Note at rates of 110% to 140% rates over the principal balance dependent on certain events and redeem the value with accrued interest thereon, if any.

The issuance of the note resulted in a discount from the beneficial conversion feature totaling $175,000. Total amortization of the OID and discount totaled $4,943 at March 31, 2021. Total unamortized discount on this note was $26,636 as of March 31, 2021.

All the above notes issued to Peak One, TFK, our CEO and the bridge investors reached the 180 days prior to the end of the three months ended March 31, 2020. As such, all the note holders had the ability to convert that debt into equity at the variable conversion price of 65% of the Company’s lowest traded price after the first 180 days or at the lower of the Fixed Price or 55% of the Company’s traded stock price under certain circumstances. This gave rise to a derivative feature within the debt instrument.

Fall 2019 Debt Financing

In December 2019, the Company closed its Fall 2019 Debt Financing raising an additional $500,000 for gross proceeds of $1.0 million. The Company entered into Note Purchase Agreements (the “Note Purchase Agreements”) with certain accredited investors for the sale of convertible promissory notes (the “Fall 2019 Notes”). The Company completed the initial closing under the Note Purchase Agreements on November 23, 2019, issuing a $250,000 principal amount Fall 2019 Note to each of Dr. Vuong Trieu, the Company’s Chief Executive Officer, and Stephen Boesch, in exchange for gross proceeds of $500,000. In connection with the second and final closing the Company issued the Fall 2019 Notes to additional investors including $250,000 to Dr. Sanjay Jha, through his family trust, the former CEO of Motorola and COO/President of Qualcomm. The Company also offset certain amounts due to Dr. Vuong Trieu, the Company’s Chief Executive Officer, Chulho Park, the Company’s Chief Technology Officer, and Amit Shah, the Company’s Chief Financial Officer and converted such amounts due into the Fall 2019 Notes. $35,000 due to Dr. Vuong Trieu, $27,000 due to Chulho Park and $20,000 due to Amit Shah was converted into debt. The Company also issued the Fall 2019 Notes of $168,000 to two unaffiliated accredited investors.

All the Fall 2019 Notes provide for interest at the rate of 5% per annum and are unsecured. All amounts outstanding under the Fall 2019 Notes become due and payable upon the approval of the holders of a majority of the principal amount of outstanding Fall 2019 Notes (the “Majority Holders”) on or after (a) November 23, 2020 or (b) the occurrence of an event of default (either, the “Maturity Date”). The Company may prepay the Fall 2019 Notes at any time. Events of default under the Fall 2019 Notes include failure to make payments under the Fall 2019 Notes within thirty (30) days of the date due, failure to observe of the Note Purchase Agreement or Fall 2019 Notes which is not cured within thirty (30) days of notice of the breach, bankruptcy, or a change in control of the Company (as defined in the Note Purchase Agreement).

The Majority Holders have the right, at any time not more than five (5) days following the Maturity Date, to elect to convert all, and not less than all, of the outstanding accrued and unpaid interest and principal on the Fall 2019 Notes. The Fall 2019 Notes may be converted, at the election of the Majority Holders, either (a) into shares of the Company’s Common Stock at a conversion price of $0.18 per share, or (b) into shares of common stock of the Edgepoint, at a conversion price of $5.00 (based on a $5.0 million pre-money valuation) of Edgepoint and 1,000,000 shares outstanding.

The issuance of the Fall 2019 notes resulted in a discount from the beneficial conversion feature totaling $222,222 related to the conversion feature. Total amortization of the discount totaled $0 and $55,556 for the three months ended March 31, 2021 and 2020, respectively. Total unamortized discount on this note was $0 as of March 31, 2021.

F-22

Further, the Company recorded interest expense of $11,458 on these Fall 2019 Notes for the three months ended March 31, 2021. The total amount outstanding under the Fall 2019 Notes, including accrued interest thereon, as of March 31, 2021 was $964,470 and at December 31, 2020 was $1,003,011.

Paycheck Protection Program

In April 2020, the Company received loan proceeds in the amount of $250,000 under the Paycheck Protection Program (“PPP”) which was established under the Coronavirus Aid, Relief and Economic Security (“CARES”) Act and is administered by the Small Business Administration (“SBA”). The PPP provides loans to qualifying businesses in amounts up to 2.5 times the average monthly payroll expenses and was designed to provide direct financial incentive to qualifying businesses to keep their workforce employed during the Coronavirus crisis. PPP Loans are uncollateralized and guaranteed by the SBA and are forgivable after a “covered period” (8 weeks or 24 weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible expenses, including payroll, benefits, mortgage interest, rent and utilities. The forgiveness amount will be reduced if the borrower terminates employees or reduces salaries and wages more than 25% during the covered period. Any unforgiven portion is payable over 2 years if issued before, or 5 years if issued after, June 5, 2020 at an interest rate of 1% with payments deferred until the SBA remits the borrowers loan forgiveness amount to the lender, or if the borrower does not apply for forgiveness, 10 months after the covered period. PPP loans provide for customary events of default, including payment defaults, breach of representations and warranties, and insolvency events and may be accelerated upon occurrence of one or more of these events of default. Additionally, the PPP Loans do not include prepayment penalties.

The Company believes it met the PPP’s loan forgiveness requirements but has not yet applied for forgiveness. When legal release is received from the SBA or lender, the Company will record the amount forgiven as forgiveness income within the other income section of its statement of operations. If any portion of the PPP loan is not forgiven, the Company will be required to repay that portion, plus interest, through the maturity date.

The SBA reserves the right to audit any PPP loan, regardless of size. These audits may occur after the forgiveness has been granted. In accordance with the CARES Act, all borrowers are required to maintain their PPP loan documentation for six years after the loan was forgiven or repaid in full and to provide that documentation to the SBA upon request.

The balance outstanding on PPP loan, inclusive of accrued interest, was $252,349 and $251,733 on March 31, 2021 and December 31, 2020, respectively.

GMP Note

In June 2020, the Company secured $2 million in debt financing, evidenced by a one-year convertible note (the “GMP Note”) from GMP, to conduct a clinical trial evaluating OT-101 against COVID-19 bearing 2% annual interest, and is personally guaranteed by Dr. Vuong Trieu, the Chief Executive Officer of the Company. The GMP Note is convertible into the Company’s Common Stock upon the GMP Note’s maturity one year from the date of the GMP Note, at the Company’s Common Stock price on the date of conversion with no discount. GMP does not have the option to convert prior to the GMP Note’s maturity at the end of one year. Such financing will be utilized solely to fund the clinical trial.

The Company’s liability under GMP Note commenced to accrue when GMP first began to pay for services related to the clinical trial to our third-party clinical research organization, up to a maximum of $2 million. GMP has been invoiced by the clinical research organization for the full $2 million as of December 31, 2020 and as such the Company has recognized the liability as a convertible debt.

The balance outstanding on the GMP Note, inclusive of accrued interest, was $2,030,356 and $2,000,000 on March 31, 2021 and December 31, 2020, respectively.

F-23

Other short-term loans

During the three months ended March 31, 2021, Autotelic Inc. provided a short term funding of $120,000 to the Company, which was repaid after the three months ended March 31, 2021. In addition, the Company’s CFO and the Bridge Investor provided short term loans of $25,000 and $50,000, respectively to the Company during the fourth quarter of the year ended December 31, 2020. Such loans were repaid as of March 31, 2021.

NOTE 6 - PRIVATE PLACEMENT AND JH DARBIE FINANCING

During the period from July 2020 to March 31, 2021 the Company entered into subscription agreements with certain accredited investors pursuant to the JH Darbie Financing, whereby the Company issued and sold a total of 100 Units, for total gross proceeds of approximately $5 million, pursuant to the JH Darbie Placement Agreement, with each Unit consisting of:

■	25,000 shares of Edgepoint Common Stock for a price of $1.00 per share of Edgepoint Common Stock.
■	One convertible promissory note, convertible into up to 25,000 shares of Edgepoint Common Stock, at a conversion price of $1.00 per share or up to 138,889 shares of the Company’s Common Stock, at a conversion price of $0.18 per share.
■	50,000 warrants to purchase an equivalent number of shares of Edgepoint Common Stock at $1.00 per share or an equivalent number of shares of the Company’s Common Stock at $0.20 per share with a three-year expiration date.

As March 31, 2021 funds received under the JH Darbie Financing, net of debt discount, consist of the following amounts:

March 31, 2021
Convertible promissory notes
Subscription agreements - accredited investors	$1,520,720
Subscription agreements – related party	85,664
Total convertible promissory notes	$1,606,384

The Company incurred approximately $0.65 million of issuance costs, including legal costs of approximately $39,000, that are incremental costs directly related to the issuance of the various instruments bundled in the offering.

Concurrently with the sale of the Units, JH Darbie was granted a warrant, exercisable over a five-year period, to purchase 10% of the number of Units sold in the JH Darbie Financing. As such, the Company granted 10 Units to JH Darbie pursuant to the JH Darbie Placement Agreement.

The terms of convertible notes are summarized as follows:

■	Term: Through March 31, 2022.
■	Coupon: 16%.
■	Convertible at the option of the holder at any time in the Company’s Common Stock or Edgepoint Common Stock.
■	The conversion price is initially set at $0.18 per share for the Company’s Common Stock or $1.00 for Edgepoint Common Stock, subject to adjustment.

The Company allocated the proceeds among the freestanding financial instruments that were issued in the single transaction using the relative fair value method, which affects the determination of each financial instrument initial carrying amount. The Company utilized the relative fair value method as none of the freestanding financial instruments issued as part of the single transaction are measured at fair value. Under the relative fair value method, the Company made separate estimates of the fair value of each freestanding financial instrument and then allocated the proceeds in proportion to those fair value amounts. The Company recorded non-controlling interests of approximately $1 million in Edgepoint. Non-controlling interests represent the portion of net assets in consolidated entities that are not owned by the Company and are reported as a component of equity in the consolidated balance sheets.

F-24

As of the multiple closings of the Company during the three months ended March 31, 2021, under the private placement memorandum with JH Darbie, the estimated grant date fair value of approximately $0.20 per share associated with the warrants to purchase up to 2,035,000 shares of common stock issued in this offering, or a total of approximately $0.7 million, was recorded to additional paid-in capital on a relative fair value basis. All warrants sold in this offering had an exercise price of $0.20 per share of the Company stock or $1.00 per share of Edge Point, subject to adjustment, are exercisable immediately and expire three years from the date of issuance. The fair value of the warrants was estimated using a Black Scholes valuation models using the following input values:

Expected Term	1.5 years
Expected volatility	152.3%-164.8%
Risk-free interest rates	0.09%-0.11%
Dividend yields	0.00%

As of the multiple closings of the Company through December 31, 2020, under the private placement memorandum with JH Darbie, the estimated grant date fair value of approximately $0.20 per share associated with the warrants to purchase up to 3,465,000 shares of common stock issued in this offering, or a total of approximately $0.4 million, was recorded to additional paid-in capital on a relative fair value basis. All warrants sold in this offering had an exercise price of $0.20 per share of the Company stock or $1.00 per share of Edge Point, subject to adjustment, are exercisable immediately and expire three years from the date of issuance. The fair value of the warrants was estimated using a Black Scholes valuation models using the following input values.

Expected Term	1.5 years
Expected volatility	168.5%-191.9%
Risk-free interest rates	0.12%-0.15%
Dividend yields	0.00%

The Company recorded an initial debt discount of approximately $0.7 million representing the intrinsic value of the conversion option embedded in the convertible debt instrument based upon the difference between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

The Company recognized amortization expense related to the debt discount and debt issuance costs of $373,949 and $0 for the three months ended March 31, 2021 and March 31, 2020 respectively, which is included in interest expense in the statements of operations.

NOTE 7 - RELATED PARTY TRANSACTIONS

Master Service Agreement with Autotelic Inc.

In October 2015, Oncotelic entered into a Master Service Agreement (the “MSA”) with Autotelic Inc., a related party that is partly-owned by the Company’s CEO Vuong Trieu, Ph.D. Dr. Trieu, a related party, is a control person in Autotelic Inc. Autotelic Inc. currently owns less than 10% of the Company. The MSA stated that Autotelic Inc. will provide business functions and services to the Company and allowed Autotelic Inc. to charge the Company for these expenses paid on its behalf. The MSA includes personnel costs allocated based on amount of time incurred and other services such as consultant fees, clinical studies, conferences and other operating expenses incurred on behalf of the Company. The MSA requires a 90-day written termination notice in the event either party requires to terminate such services.

F-25

Expenses related to the MSA were $77,000 for the three months ended March 31, 2021 as compared to $232,806 for the same period of 2020.

Note Payable and Short Term Loan – Related Parties

In April 2019, the Company issued a convertible note to Dr. Trieu totaling $164,444, including OID of $16,444, receiving net proceeds of $148,000, which was used by the Company for working capital and general corporate purposes. The Company issued a Fall 2019 Note to Dr. Trieu in the principal amount of $250,000. Dr. Trieu also offset certain amounts due to him in the amount of $35,000 and was converted into the Fall 2019 debt. During the year ended December 31, 2020, Dr. Trieu provided additional short-term funding of $70,000 to the Company, of which the Company repaid $50,000 prior to December 31, 2020. During the year ended December 31, 2020, Dr. Trieu purchased a total of 5 Units under the private placement for a gross total of $250,000.

During the three months ended March 31, 2021, Autotelic Inc, provided a short-term loan of $120,000 to the Company. Such loan was repaid in April 2021.

Artius Consulting Agreement

On March 9, 2020, the Company and Artius Bioconsulting, LLC (“Artius”), for which Mr. King is the Managing Member, entered into an amendment to the Consulting Agreement dated December 1, 2018, under which Artius agreed to serve as a consultant to the Company for services related to the Company’s business from time to time, effective December 1, 2019 (the “Effective Date”) (the “Artius Agreement”). In connection with the Artius Agreement, Mr. King also agreed to assist the Company with strategic advisory services with respect to transactional and operational contracts, budgetary input, among other matters in connection with the formation of a new business unit to develop AI and Blockchain Driven Vision Systems (“EdgePoint AI”), for which Mr. King is Chief Executive Officer.

Under the terms of the Artius Agreement, the Company agreed to grant to Artius, subject to approval by the Company’s Board of Directors and pursuant to the Company’s 2017 Equity Incentive Plan, 148,837 restricted shares of the Company’s common stock, par value $.01 per share (“Common Stock”), in addition to a 30% pre-financing ownership stake in EdgePoint AI. The Artius Agreement contemplates that Mr. King will generally provide his services at a rate of $237 per hour, not to exceed 44 hours per month and payable monthly, and to reimburse Mr. King for reasonable and necessary expenses incurred by him or Artius in connection with providing services to the Company.

Either the Company or Artius may terminate the Artius Agreement at any time, for any reason following the Effective Date. The Artius Agreement will automatically renew one year from the Effective Date, unless the Parties agree to terminate the Artius Agreement at that time.

No expense was recorded during the three months ended March 31, 2021 related to this Agreement.

Maida Consulting Agreement

Effective May 5, 2020, the Company and Dr. Maida entered into an independent consulting agreement, commencing April 1, 2020 (the “Maida Agreement”), under which Dr. Maida will assist the Company in providing medical expertise and advice from time to time in the design, conduct and oversight of the Company’s existing and future clinical trials.

Pursuant to the terms of the Maida Agreement, the Company will grant to Dr. Maida 400,000 restricted shares of the Company’s Common Stock corresponding to $80,000 at the stock value of $0.20 per share, to vest on May 5, 2021. The Company will also pay Dr. Maida $15,000 per month for a minimum of 20 hours per week, in in addition to reimbursement of reasonable and necessary expenses incurred by Dr. Maida in connection with his services to the Company.

Either the Company or Dr. Maida may terminate the Maida Agreement, for any reason, upon 30 days advance written notice.

F-26

The Company recorded an expense of $45,000 during the three months ended March 31, 2021 related to this Agreement. No similar expense was recorded during the same period in 2020.

NOTE 8 - STOCKHOLDERS’ EQUITY

The following transactions affected the Company’s Stockholders’ Equity:

Equity Transactions During the Period Since the Merger

Issuance and conversion of Preferred Stock

In April 2019, pursuant to the Merger the Company issued 193,713 shares of Series A Preferred in exchange for 77,154 shares of Oncotelic Common Stock. Further, in November 2019 the Company issued 84,475 shares of Series A Preferred to PointR in exchange of 11,135,935 shares of PointR Common Stock upon the consummation of the PointR merger. In March 2021, 278,188 shares of the Company’s preferred stock converted to 278,187,847 shares of its common stock, effective March 31, 2021.

Issuance of Common Stock during the three months ended March 31, 2021

In January 2021, the Company issued 657,200 shares of its common stock to TFK in connection with the part conversion of their convertible notes payable.

In March 2021, the Company converted 278,188 shares of our Series A Preferred Stock to 278,187,847 shares of its common stock.

Issuance of Common Stock during the three months ended March 31, 2020

In February 2020, the Company issued 500,000 shares of its common stock to Peak One in connection with the part conversion of one of their convertible notes payable.

In March 2020, the Company issued 750,000 shares of its Common Stock to TFK in connection with the part conversion of their convertible notes payable.

In March 2020, the Company issued 500,000 shares of its Common Stock to Peak One in connection with the part conversion of one of their convertible notes payable.

In March 2020, the Company issued 1,012,145 shares of its Common Stock to TFK in connection with the part conversion of their convertible notes payable.

In February 2020, the Company issued 1,200,000 shares of its Common Stock to Peak One in connection with the part conversion of one of their convertible notes payable.

NOTE 9 – STOCK-BASED COMPENSATION

Options

Pursuant to the Merger, the Company’s Common Stock and corresponding outstanding options survived. The below information details the Company’s associated option activity.

As of March 31, 2021, options to purchase Common Stock were outstanding under three stock option plans – the 2017 Equity Incentive Plan (the “2017 Plan”), the 2015 Equity Incentive Plan (the “2015 Plan”) and the 2005 Stock Plan (the “2005 Plan”). Under the 2017 Plan, up to 2,000,000 shares of the Company’s Common Stock may be issued pursuant to awards granted in the form of nonqualified stock options, restricted and unrestricted stock awards, and other stock-based awards. Under the 2015 and 2005 Plans, taken together, up to 7,250,000 shares of the Company’s Common Stock may be issued pursuant to awards granted in the form of incentive stock options, nonqualified stock options, restricted and unrestricted stock awards, and other stock-based awards.

F-27

Employees, consultants, and directors are eligible for awards granted under the 2017 and 2015 Plans. The Company registered an additional total of 20,000,000 shares of its common stock, $0.01 par value per share (“Common Stock”), which may be issued pursuant to the Registrant’s Amended and Restated 2015 Equity Incentive Plan (the “Plan”). Such additional shares were approved by the shareholders of the Company on August 10, 2020 and as reported to the Securities and Exchange Commission (the “SEC”) vide a Current Report on Form 8-K on August 14, 2020. As such, the total number of shares of the Company’s common stock available for issuance under the 2015 plan is 27,250,000.

Since the adoption of the 2015 Plan, no further awards may be granted under the 2005 Plan, although options previously granted remain outstanding in accordance with their terms.

Compensation based stock option activity for qualified and unqualified stock options are summarized as follows:

		Weighted
For the three months ended March 31, 2021		Average
	Shares	Exercise Price
Outstanding at January 1, 2021	3,941,301	$0.78
Outstanding at March 31, 2021	3,941,301	$0.78

For the year ended December 31, 2020

		Weighted
		Average
	Shares	Exercise Price
Outstanding at January 1, 2020	6,145,044	$0.75
Expired or canceled	(2,203,743)	0.70
Outstanding at December 31, 2020	3,941,301	$0.78

The following table summarizes information about options to purchase shares of the Company’s Common Stock outstanding and exercisable at March 31, 2021:

			Weighted-
		Weighted-	Average
	Outstanding	Average	Exercise	Number
Exercise prices	Options	Remaining Life	Price	Exercisable

$0.22	1,750,000	7.22	$0.22	1,750,000
0.38	900,000	5.79	0.38	900,000
0.73	762,500	4.97	0.73	762,500
1.37	150,000	4.30	1.37	150,000
1.43	300,000	4.16	1.43	300,000
11.88	2,359	0.76	11.88	2,359
15.00	75,000	4.16	15.00	75,000
19.80	1,442	0.59	19.80	1,442
	3,941,301	6.05	$0.78	3,941,301

The compensation expense attributed to the issuance of the options is recognized as they are vested.

The employee stock option plan stock options are generally exercisable for ten years from the grant date and vest over various terms from the grant date to three years.

F-28

The aggregate intrinsic value totaled $0 and was based on the Company’s closing stock price of $0.36 as of March 31, 2021, which would have been received by the option holders had all option holders exercised their options as of that date. Correspondingly, the aggregate intrinsic value totaled $0 and was based on the Company’s closing stock price of $0.22 as of December 31, 2020, which would have been received by the option holders had all option holders exercised their options as of that date.

As of March 31, 2021, there was no future compensation cost as all stock options vested prior to December 31, 2019 and the compensation was fully expensed prior to the Merger and no new options have been granted since then.

In August 2019, the Company entered into Employment Agreements and incentive compensation arrangements with each of its executive officers, including Dr. Vuong Trieu, the Chief Executive Officer; Dr. Fatih Uckun, the Chief Medical Officer; Dr. Chulho Park, its Chief Technology Officer; and Mr. Amit Shah, the Chief Financial Officer. Details of the agreements and the incentive compensation is described in detail in Note 11 – Commitments & Contingencies under “Employment Agreements”. The incentive stock options or the restricted stock awards granted to the Company’s executive officers have not been granted as of the date of this filing.

Warrants

Pursuant to the Merger, the Company’s Common Stock and corresponding outstanding warrants survived. The below information represents the Company’s associated warrant activity.

During the three months ended March 31, 2021, 2,035,000 warrants were issued related to private placement. Fair value of these warrants on issue date amounted to $467,637 with an expected life of 1.5 years, as calculated using Black Scholes valuation model.

In February 2020, the Company offered to cancel to all the prior warrants of the warrant holders from the 2018 debt financing and offered to reissue new warrants to such warrant holders. Out of all the warrant holders, holders of 13,750,000 warrants opted to participate in the reissuance during the same period in 2020. The company recognized stock-based compensation of $2.1 million as the fair value of the warrants using a Black Scholes valuation model. No similar expense was recorded for the three months ended March 31, 2021.

The issuance of warrants to purchase shares of the Company’s Common Stock, including those attributed to debt issuances, as of March 31, 2021 and December 31, 2020 are summarized as follows:

		Weighted-
		Average
	Shares	Exercise Price
Outstanding at January 1, 2021	18,702,500	$0.20
Issued during three months ended March 31, 2021	2,035,000	0.20
Outstanding at March 31, 2021	20,737,500	$0.20

		Weighted-
		Average
For the year ended December 31, 2020	Shares	Exercise Price

Outstanding at January 1, 2020	19,515,787	$0.60
Issued during the year ended December 31, 2020	17,215,000	0.20
Expired or cancelled	(18,028,287)	0.63
Outstanding at December 31, 2020	18,702,500	$0.20

F-29

The following table summarizes information about warrants outstanding and exercisable at March 31, 2021:

	Outstanding and exercisable
		Weighted-	Weighted-
		Average	Average
	Number	Remaining Life	Exercise	Number
Exercise Price	Outstanding	in Years	Price	Exercisable

$0.20	1,487,500	2.08	$0.20	1,487,500
0.20	19,250,000	2.15	0.20	19,250,000
	20,737,500	2.15	$0.20	20,737,500

13,750,000 warrants issued during the three months ended March 31, 2020 were as recorded stock-based compensation of $2.1 million as the fair value of the warrants using a Black Scholes valuation model using the following input values. The expense attributed to the issuances of the warrants was recognized as they vested/earned. These warrants are exercisable for three to five years from the grant date. All the warrants are currently exercisable.

Expected Term	3 years
Expected volatility	140.5%
Risk-free interest rates	1.40%
Dividend yields	0.00%

NOTE 10 – INCOME TAXES

Significant components of the Company’s deferred tax assets and liabilities for federal and state income taxes as of March 31, 2021 and December 31, 2020 are as follows in thousands:

	March 31, 2021	December 31, 2020
Deferred tax assets:
Stock-based compensation	$1,164	$1,164
Assets	6,154	6,227
Liability accruals	239	173
R&D Credit	4,768	4,760
Capital Loss	528	528
Deferred state tax	(2,139)	(2,086)
Net operating loss carry forward	55,542	56,090
Total gross deferred tax assets	66,256	66,856
Less - valuation allowance	(66,256)	(66,856)
Net deferred tax assets	$-	$-

The Company had gross deferred tax assets of approximately $66.3 million and $66.9 million as of March 31, 2021 and December 31, 2020, respectively, which primarily relate to net operating loss carryforwards.

As of March 31, 2021 and December 31, 2020, the Company had gross federal net operating loss carryforwards of approximately $232.3 million and $237.7 million, respectively, which are available to offset future taxable income, if any. The Company recorded a valuation allowance in the full amount of its net deferred tax assets since realization of such tax benefits has been determined by our management to be less likely than not.

At March 31, 2021 and December 31, 2020, the Company had California state gross operating loss carry-forwards of approximately $72.6 million and $69.8 million which will expire in various amounts from 2028 through 2040. At December 31, 2020, the Company had federal research and development tax credits of approximately $3.3 million which will expire in 2021 and California state research and development tax credits of approximately $1.4 million which have no expiration date.

F-30

The Company identified its federal and California state tax returns as “major” tax jurisdictions. The periods out income tax returns are subject to examination for these jurisdictions are 2016 through 2019. We believe our income tax filing positions and deductions will be sustained on audit, and we do not anticipate any adjustments that would result in a material change to our financial position. Therefore, no liabilities for uncertain income tax positions have been recorded. As of the date of this filing, the Company has not filed its 2019 and 2020 federal and state corporate income tax returns. The Company expects to file these documents as soon as practical.

Portions of these carryforwards will expire through 2038, if not otherwise utilized. The Company’s utilization of net operating loss carryforwards could be subject to an annual limitation. as a result of certain past or future events, such as stock sales or other equity events constituting a “change in ownership” under the provisions of Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitations could result in the expiration of net operating loss carryforwards and tax credits before they can be utilized. We have not performed a formal analysis, but we believe our ability to use such net operating losses and tax credit carryforwards will be subject to annual limitations, due to change of ownership control provisions under Section 382 and 383 of the Internal Revenue Code, which would significantly impact our ability to realize these deferred tax assets.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Leases

Currently, the Company is leasing the office located at 29397 Agoura Road, Suite 107, Agoura Hills, CA 91301 on a month-to-month basis until such time a new office is identified. The Company believes the office is sufficient for its current operations.

Legal Claims

From time to time, the Company may become involved in legal proceedings arising in the ordinary course of business. The Company is not presently a party to any legal proceedings that it currently believes, if determined adversely to the Company, would individually or taken together have a material adverse effect on the Company’s business, operating results, financial condition or cash flows.

PointR Merger Contingent Consideration

The total purchase price of $17,831,427 represented the consideration transferred from Mateon in the Merger and was calculated based on the number of shares of Common Stock plus the preferred shares outstanding but convertible into Common Stock outstanding at the date of the Merger and includes $2,625,000 of contingent consideration of shares issuable to PointR shareholders upon achievement of certain milestones.

NOTE 12 – SUBSEQUENT EVENTS

Peak One Equity Purchase Agreement

On May 3, 2021, the Company entered into an Equity Purchase Agreement (the “Agreement”) and Registration Rights Agreement (the “Registration Rights Agreement”) with Peak One Opportunity Fund, L.P. (“Peak One”), pursuant to which the Company shall have the right, but not the obligation, to direct Peak One, to purchase up to $10.0 million (the “Maximum Commitment Amount”) in shares of the Company’s common stock, par value $0.01 per share (“Common Stock”). Under the Agreement and subject to the Maximum Commitment Amount, the Company has the right, but not the obligation, to submit Put Notices (as defined in the Agreement) to Peak One (i) in a minimum amount not less than $20,000.00 and (ii) in a maximum amount up to the lesser of (a) $1.0 million or (b) 250% of the Average Daily Trading Value (as defined in the Agreement).

F-31

In exchange for Peak One entering into the Agreement, the Company agreed, among other things, to (A) issue Peak One and Peak One Investments, LLC, an aggregate of 250,000 shares of Common Stock, and (B) file a registration statement registering the Common Stock issued or issuable to Peak One under the Agreement for resale (the “Registration Statement”) with the Securities and Exchange Commission within 60 calendar days of the Agreement, as more specifically set forth in the Registration Rights Agreement.

The obligation of Peak One to purchase the Company’s Common Stock shall begin on the date of the Agreement, and ending on the earlier of (i) the date on which Peak One shall have purchased Common Stock pursuant to this Agreement equal to the Maximum Commitment Amount, (ii) twenty four (24) months after the initial effectiveness of the Registration Statement, (iii) written notice of termination by the Company to Peak One (subject to certain restrictions set forth in the Agreement), (iv) the Registration Statement is no longer effective after the initial effective date of the Registration Statement, or (v) the date that the Company commences a voluntary case or any person commences a proceeding against the Company, a custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors (the “Commitment Period”).

During the Commitment Period, the purchase price to be paid by Peak One for the Common Stock under the Agreement shall be 91% of the Market Price, which is defined as the lesser of the (i) closing bid price of the Common Stock on the trading day immediately preceding the respective Put Date (as defined in the Agreement), or (ii) lowest closing bid price of the Common Stock during the Valuation Period (as defined in the Agreement), in each case as reported by Bloomberg Finance L.P or other reputable source designated by Peak One.

F-32

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

Oncotelic Therapeutics, Inc. (formerly Mateon Therapeutics, Inc.)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Oncotelic Therapeutics, Inc. and its subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit and a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current year audit of the financial statements that was communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Convertible Debt Accounting

Critical Audit Matter Description

As described in Note 7 to the financial statements, the Company entered into a private placement agreement with investors whereby the Company issued and sold 63 units for total gross proceeds of approximately $3.15 million. Each unit consisted of a convertible promissory note, shares in a subsidiary, and warrants to purchase the subsidiary’s common stock.

We identified the accounting for the issuance of the units and convertible debt as a critical audit matter. Accounting for the issuance of units and convertible debt was complex due to the evaluation of the terms of the unit agreements as well as the inherent estimation uncertainty in the Company’s valuation of the beneficial conversion feature, note agreements and warrants. The Company allocated the proceeds among the freestanding financial instruments that were issued in the single transaction using the relative fair value method, which affects the determination of each financial instrument initial carrying amount. The Company utilized the relative fair value method as none of the freestanding financial instruments issued as part of the single transaction are measured at fair value. Under the relative fair value method, the Company made separate estimates of the fair value of each freestanding financial instrument and then allocated the proceeds in proportion to those fair value amounts.

How the Critical Audit Matter Was Addressed in the Audit

The primary procedures we performed to address this critical audit matter included:

●	Obtaining an understanding of the Company’s process to account for the issuance of units and convertible notes
●	Reviewing unit, convertible debt, and warrant agreements
●	Reviewing management’s memorandum and assessing the appropriateness of accounting treatment
●	Testing the completeness and accuracy of the underlying data used in the calculation to determine the value of the warrants and beneficial conversion feature
●	Evaluating the underlying assumptions used in the fair value model

/s/ BAKER TILLY US, LLP
We have served as the Company’s auditor since 2019.
Los Angeles, California
April 15, 2021

F-33

Oncotelic Therapeutics, Inc

Consolidated Balance Sheet

	December 31,	December 31,
	2020	2019

ASSETS
Current assets:
Cash	$474,019	$81,964
Restricted cash	20,000	-
Accounts receivable	19,748	149,748
Prepaid & other current assets	101,869	41,288

Total current assets	615,636	273,000

Development equipment, net of depreciation of $101,810 and $64,404	10,148	47,554
Intangibles, net of accumulated amortization of $136,974 and $85,608	873,206	924,572
In process R&D, net of accumulated amortization of $275,440 and $0	1,101,760	1,377,200
Goodwill	21,062,455	21,062,455
Total assets	$23,663,205	$23,684,781

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,735,805	$2,054,983
Accounts payable to related party	391,631	601,682
Contingent Consideration	2,625,000	2,625,000
Derivative liability on Notes	777,024	540,517
Convertible debt for clinical trial	2,000,000	-
Convertible debt, net of costs	1,091,612	944,450
Convertible debt, related party, net of costs	297,989	16,474
Private placement convertible debt, net of costs	943,586	-
Private placement convertible debt, related party, net of costs	67,992	-
Payroll Protection Plan loan	251,733	-

Total current liabilities	11,182,372	6,783,106

Commitments and contingencies (Note 12)

Stockholders’ equity:
Convertible Preferred stock, $0.01 par value, 15,000,000 shares authorized; 278,188 and 278,188 shares issued and outstanding	2,782	2,782
Common stock, $.01 par value; 150,000,000 shares authorized; 90,601,912 and 84,069,967 issued and outstanding, respectively	906,019	840,700
Additional paid-in capital	32,493,086	28,185,599
Accumulated deficit	(21,630,008)	(12,127,406)

Total Oncotelic Therapeutics, Inc. stockholders’ equity	11,771,879	16,901,675
Non-controlling interests	708,954	-
Total stockholders’ equity	12,480,833	16,901,675

Total liabilities and stockholders’ equity	$23,663,205	$23,684,781

See accompanying notes to consolidated financial statements.

F-34

Oncotelic Therapeutics, Inc

Consolidated Statements of Operations

	For the Twelve Months Ended December 31,
	2020	2019

Service Revenue	$1,740,855	$-

Operating expenses:
Research and development	4,302,447	1,372,151
General and administrative	5,023,142	2,938,726
Total operating expenses	9,325,589	4,310,877

Loss from operations	(7,584,734)	(4,310,877)
Other expense:
Interest expense, net	(1,998,321)	(749,479)
Change in fair value of derivative on debt	(45,051)	191,643
Long term investment written off	-	(1,769,300)
Loss on debt conversion	(343,700)	-
Total other expense	(2,387,072)	(2,327,136)
Net Loss	(9,971,806)	(6,638,013)
Net loss attributable to non-controlling interests	469,204	-
Net loss attributable to Oncotelic Therapeutics, Inc	(9,502,602)	(6,638,013)

Basic & diluted net loss per share attributable to common stock	$(0.11)	$(0.11)
Basic & diluted weighted average common stock outstanding	88,099,787	59,958,406

See accompanying notes to consolidated financial statements.

F-35

Oncotelic Therapeutics, Inc.

Consolidated Statement of Stockholders’ Equity For the Year end December 31, 2020

					Additional		Non-
	Preferred Stock		Common Stock		Paid-in	Accumulated	controlling	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Interests	Equity

Balance at January 1, 2020	278,188	$2,782	84,069,967	$840,700	$28,185,599	$(12,127,406)	-	$16,901,675
Stock-based compensation	-	-	-	-	2,147,591	-	-	2,147,591
Common shares issued upon partial conversion of debt	-	-	6,531,945	65,319	1,008,247	-	-	1,073,566
Beneficial Conversion Feature on convertible debt	-	-	-	-	724,278	-	-	724,278
Warrants issued in connection with private placement	-	-	-	-	427,371	-	-	427,371
Non-controlling interest of Edgepoint	-	-	-	-	-	-	1,178,158	1,178,158
Net loss	-	-	-	-	-	(9,502,602)	(469,204)	(9,971,806)
Balance as of December 31, 2020	278,188	$2,782	90,601,912	$906,019	$32,493,086	$(21,630,008)	$708,954	$12,480,833

See accompanying notes to consolidated financial statements.

F-36

Oncotelic Therapeutics, Inc.

Consolidated Statement of Stockholders’ Equity For the Year end December 31, 2020

					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance at January 1, 2019	-	$-	6,843,802	$68,438	$7,886,598	$(5,490,277)	$2,464,759
Common shares issued for cash	-	-	20,750	208	82,792	-	83,000
Common shares issued for services	-	-	91,844	918	417,218	-	418,136
Stock-based compensation	-	-	-	-	340,674	-	340,674
Common shares issued for settlement of accounts payable to related party	-	-	80,772	808	237,282	-	238,090
Recapitalization under reverse merger	193,713	1,937	75,232,799	752,328	2,972,606	884	3,727,755
Beneficial Conversion Feature on convertible debt and restricted common shares	-	-	1,050,000	10,500	895,862	-	906,362
Common shares issued in conversion of warrants	-	-	150,000	1,500	(1,380)	-	120
Acquisition of PointR	84,475	845	-	-	15,239,947		15,240,792
Derivative on debt						-
Common shares issued to investors			600,000	6,000	114,000		120,000
Net loss	-	-	-	-	-	(6,638,013)	(6,638,013)
Balance as of December 31, 2019	278,188	$2,782	84,069,967	$840,700	$28,185,599	$(12,127,406)	$16,901,674

See accompanying notes to consolidated financial statements.

F-37

Oncotelic Therapeutics, Inc

Consolidated Statements of Cash Flows

	For the Twelve Months Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(9,971,806)	$(6,638,013)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest paid in kind	54,744	-
Research & development expenses paid by debt	2,000,000	-
Amortization of debt discount and deferred finance costs	1,320,617	745,973
Loss on debt conversion	343,700
Amortization of intangible assets	326,806	51,419
Stock-based compensation	2,147,591	340,674
Depreciation on development equipment	37,406	9,238
Common shares issued to investors	-	120,000
Issuance of common stock in lieu of cash for services	-	418,136
Change in fair value of derivative	45,051	(191,643)
Write off of long term investment		1,769,300
Loss on debt conversion	343,700	-
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	69,419	(78,559)
Accounts payable and accrued expenses	680,822	616,043
Accounts payable to related party	(210,051)	556,742
Net cash used in operating activities	(2,812,001)	(2,280,690)

Cash flows from investing activities:

Cash acquired in mergers	-	189,286
Net cash provided by investing activities	-	189,286

Cash flows from financing activities:
Proceeds from private placement, net of costs	2,929,056	-
Proceeds from Payroll Protection Plan	250,000	-
Proceeds from short term loan, related party, net of repayments	20,000	-
Proceeds from short term loan, other	75,000	-
Repaid to note holder	(50,000)
Proceeds from convertible notes payable	-	1,884,000
Proceeds from convertible notes payable, related party	-	203,870
Proceeds from sales of common stock, net of costs	-	83,000
Net cash provided by financing activities	3,224,056	2,170,870

Net increase in cash and restricted cash	412,055	79,466

Cash - beginning of period	81,964	2,498

Cash and restricted cash - end of period	$494,019	$81,964

Supplemental cash flow information:
Cash paid for:
Interest paid	$52,066	$-
Income taxes paid	$800	$-
Non cash investing and financing activities:
Common shares issued upon partial conversion of debt	$1,073,566	$-
Beneficial Conversion Feature on convertible debt and restricted common shares	$724,278	$684,140
Acquisition of PointR	$-	$15,240,792
Recapitalization under reverse merger	$-	$3,727,752
Issuance of common stock for settlement of accounts payable to related party	$-	$238,090
Issuance of preferred stock for settlement of debt	$-	$200,000

See accompanying notes to consolidated financial statements.

F-38

ONCOTELIC THERAPEUTICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021

NOTE 1 – DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

Oncotelic Therapeutics, Inc. (also d/b/a Mateon Therapeutics, Inc.) (“Oncotelic”), was formed in the State of New York in 1988 as OXiGENE, Inc., was reincorporated in the State of Delaware in 1992, and changed its name to Mateon Therapeutics, Inc. in 2016, and Oncotelic Therapeutics, Inc. in November 2020. Oncotelic conducts business activities through Oncotelic and its wholly-owned subsidiaries, Oncotelic, Inc., a Delaware corporation, PointR Data, Inc. (“PointR”), a Delaware corporation, and EdgePoint AI, Inc. (“Edgepoint”), a Delaware Corporation for which there are non-controlling interests, (Oncotelic, Oncotelic Inc., PointR and Edgepoint are collectively called the “Company”). The Company is evaluating the further development of its product candidates OXi4503 as a treatment for acute myeloid leukemia and myelodysplastic syndromes and CA4P in combination with a checkpoint inhibitor for the treatment of advanced metastatic melanoma.

In April 2019, Oncotelic entered into an Agreement and Plan of Merger with Oncotelic Inc. (the “Merger Agreement”), a clinical-stage biopharmaceutical company developing investigational drugs for the treatment of orphan oncology indications and Oncotelic’s wholly owned subsidiary Oncotelic Acquisition Corporation (the “Merger Sub”). Upon the terms of and subject to the satisfaction of the conditions described in the Merger Agreement, the Merger Sub was merged with and into Oncotelic (the “Merger”), with Oncotelic Inc. surviving the Merger as a wholly owned subsidiary of Oncotelic. Also, in April 2019, Oncotelic completed the Merger and Oncotelic Inc. became a wholly owned subsidiary of Oncotelic. The Merger was treated as a recapitalization and reverse acquisition for financial accounting purposes. Oncotelic Inc. is considered the acquirer for accounting purposes, and Oncotelic Inc.’s historical financial statements before the Merger have been replaced with the historical financial statements of Oncotelic Inc. prior to the Merger in the financial statements and filings with the Securities and Exchange Commission (“SEC”).

In August 2019, the Company entered into an Agreement and Plan of Merger (the “PointR Merger Agreement”) with PointR. PointR survived the merger as a wholly-owned subsidiary of the Company (the “PointR Merger”). The PointR Merger was intended to create a publicly-traded artificial intelligence (“AI”) driven immuno-oncology company with a robust pipeline of first in class TGF-β immunotherapies for late stage cancers such as gliomas, pancreatic cancer and melanoma. In November 2019, the Company entered into Amendment No. 1 (the “Amendment”) to the PointR Merger Agreement with PointR. The Amendment revised certain terms of the PointR Merger Agreement to provide that holders of PointR Common Stock would receive shares of the Company’s Series A Preferred Stock in lieu of shares of the Company’s Common Stock in connection with the PointR Merger, as originally contemplated by the PointR Merger Agreement. The Amendment also revised the terms of the milestones for earn-out payment. Also in November 2019, pursuant to the terms of the PointR Merger Agreement, the Company completed the PointR Merger.

In February 2020, the Company formed a subsidiary, Edgepoint. Edgepoint is a start-up company that plans to develop technologies and IP related to various unmet issues within the pharma and medical device industries. The Company may spin off Edgepoint into a separate public company.

The Company is a cancer immunotherapy company dedicated to the development of first in class self-immunization protocol (“SIP™”) candidates for difficult to treat cancers. The Company’s proprietary SIP™ candidates offer advantages over other immunotherapies because they do not require extraction of the tumor or isolation of the antigens, and they have the potential for broad-spectrum applicability for multiple cancer types. The Company’s proprietary product candidates have shown promising clinical activity in phase 2 trials for the treatment of gliomas and pancreatic cancers. The Company aims to translate its unique insights, which span more than three decades of original work using RNA therapeutics, into the deployment of antisense as a RNA therapeutic for diseases which are caused by TGF-β overexpression, starting with cancer and expanding to Duchenne Muscular Dystrophy (“DMD”) and others. Oncotelic Inc.’s lead product candidate, OT-101, is being developed as a broad-spectrum anti-cancer drug that can also be used in combination with other standard cancer therapies to establish an effective multi-modality treatment strategy for difficult-to-treat cancers. Together, the Company plans to initiate phase 3 clinical trials for OT-101 in both high-grade glioma and pancreatic cancer, and any other indications that may evolve.

F-39

The Company is developing OT-101 for the various epidemics and pandemics, similar to the current corona virus (“COVID-19”) pandemic. In this connection, the Company entered into an agreement and supplemental agreement with Golden Mountain Partners (“GMP”) for a total of $1.2 million to render services for the development of OT-101. Such amount was recorded as revenue upon completion of all performance obligations under the agreement. Further, In June 2020, the Company secured $2 million in debt financing from GMP to conduct a clinical trial evaluating OT-101 against COVID-19.

In addition, the Company was paid $0.5 million for the completion of a successful in-vivo study of OT-101 in combination with Interluken 2 from Autotelic BIO Co., LTD. (“ATB”), an unaffiliated South Korean Company with whom Oncotelic had entered into an agreement in 2018.

In addition, the Company is developing artemisinin. Artemisinin, purified from a plant Artemisia annua, is able to inhibit TGF-β activity and is able to neutralize SARS-CoV-2 (COVID-19). The Company’s test results during an in vitro study at Utah State University showed Artemisinin having an EC50 of 0.45 ug/ml, and a Safety Index of 140. Artemisinin can target multiple viral threats including COVID-19 by suppressing both viral replication and clinical symptoms that arise from viral infection. Viral replication cannot occur without TGF-β. Artemisinin also has been reported to have antiviral activities against hepatitis B and C viruses, human herpes viruses, HIV-1, influenza virus A, and bovine viral diarrhea virus in the low micromolar range. TGF-β surge and cytokine storm cannot occur without TGF-β. Clinical consequences related to the TGF-β surge, including ARDS and cytokine storm, are suppressed by targeting TGF-β with Artemisinin. This is a global study with India to contribute at least 120 patients to the total aggregate of 3000 patients. ARTI-19 in India was conducted by Windlas Biotech Private Limited, business partner in India, as part of the Company’s global effort at deploying ArtiShieldTM across India, Africa, and Latin America.

F-40

Consent Solicitation

On June 25, 2020, the Company commenced a solicitation of shareholder consents (the “Consent Solicitation”), pursuant to a consent solicitation statement (the “Consent Solicitation Statement”), to the holders (the “Stockholders”) of its Common Stock and Preferred Stock, to approve the following actions:

(1) changing the name of the Company to “Oncotelic Therapeutics, Inc.” and to changing the Company’s ticker symbol (the “Name Change”);

(2) amending the Company’s Amended and Restated 2015 Equity Incentive Plan (the “2015 Plan”) to increase the number of shares of Common Stock available for issuance from 7.25 million shares to 27.25 million shares, and increasing the maximum number of stock awards that may be issued in any fiscal year from 500,000 to 1,000,000 shares (the “Plan Amendment”);

(3) increasing the authorized number of shares of Common Stock from 150,000,000 to 750,000,000 (the “Capital Increase”); and

(4) amending and restating the certificate of incorporation for the Company (the “Amended and Restated Certificate”) to give effect to the Name Change, Capital Increase and forum selection provision.

The Stockholders approved the Name Change, the Plan Amendment, the Capital Increase, and the Amended and Restated Certificate. In November 2020, the Company filed an amendment to its Certificate of Incorporation with the Secretary of State for the State of Delaware changing its name from “Mateon Therapeutics, Inc.” to “Oncotelic Therapeutics, Inc.” Further, in February 2021, the Company filed an amendment to its Certificate of Incorporation to increase the number of authorized shares of Common Stock from 150,000,000 shares to 750,000,000 shares. For more details, please see Footnote 13 Subsequent Events.

A notice of corporate action had been filed with the Financial Industry Regulatory Authority (“FINRA”), requesting approval to change its name and ticker symbol. On March 29, 2021, the Company received approval from FINRA on its notice of corporate action, and effective March 30, 2021, the Company’s ticker symbol has changed from “MATN” to “OTLC”. Further the Company will convert all or most of the preferred stock outstanding to common stock upon FINRA approving the name change and the ticker symbol change in accordance with the terms of the Merger and PointR Merger,

Entry into MOU and Agreement with Windlas

In August 2020 the Company executed a memorandum of understanding (the “MOU”) with Windlas Biotech Private Limited (“Windlas”) for the development and commercialization of Artemisinin as a therapeutic pharmaceutical, nutraceutical and herbal supplement against COVID-19. In September 2020 the Company executed the final MOU with Windlas regarding the development and commercialization of Artemisinin as therapeutic pharmaceutical, nutraceutical and herbal supplement against COVID-19.

The ARTI-19 trial was cleared by India regulatory authorities for initiation, and registered under CTRI, and three sites had been selected. The trial was fully enrolled in December 2020.

The Company and Windlas entered into a License, Development and Commercialization Agreement, dated November 10, 2020 (the “Commercialization Agreement”), which formalized the terms set forth in the MOU. Pursuant to the Commercialization Agreement, Windlas shall be responsible for developing, manufacturing, and supplying Artemisinin within India and eventually expanding worldwide, excluding China, and its territories and the Americas. Windlas will also be responsible to market Artemisinin and its variants in India. Under the terms of the Commercialization Agreement, Windlas and the Company will evenly split all profits derived from commercialization of Artemisinin within India. For all other territories, which excludes China and its territories and the Americas, the profit-split ratio is to be determined and negotiated on a country-by-country basis.

F-41

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Oncotelic, PointR and Edgepoint for which there are non-controlling interests. Intercompany accounts and transactions have been eliminated in consolidation.

Liquidity and Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred net losses of approximately $22.1 million since inception of Oncotelic Inc. as the Company’s historical financial statements before the Merger have been replaced with the historical financial statements of Oncotelic Inc. prior to the Merger in the financial statements and filings. The Company also has a negative working capital of $10.6 million at December 31, 2020, of which approximately $1.3 million is attributable to assumed negative working capital of the Company and $2.6 million contingent liability of issuance of common shares of the Company to PointR shareholders upon achievement of certain milestones in accordance with the PointR Merger Agreement. The Company has negative cash flows from operations for the year ended December 31, 2020 of $2.9 million. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date of this filing. Management expects to incur additional losses in the foreseeable future and recognizes the need to raise capital to remain viable. The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

The Company’s long-term plans include continued development of its current pipeline of products to generate sufficient revenues to cover its anticipated expenses, through either technology transfer or product sales, as well as develop AI technologies either directly or through its subsidiaries. Until the Company is able to generate sufficient revenues from its current pipeline, the Company plans on funding its operations through the sale of equity and/or the issuance of debt, combined with or without warrants or other equity instruments.

Between April 2019 and December 2019, the Company entered into various securities purchase agreements (each individually, a “SPA”, and collectively, the “SPAs”) and notes payable (each individual, a “Note”, and collectively, the “Notes”), including a SPA and two notes payable with the Company’s CEO. In total, the Company raised a gross total of $2 million through such SPAs and Notes. For more details on the SPAs and the Notes.

In July 2019, the Company entered into a convertible note purchase agreement with PointR. Such convertible note was converted into shares of the Company upon the completion of the PointR Merger.

F-42

Between July and December 2020, the Company raised gross proceeds of $3.15 million, through JH Darbie. The Company incurred $0.4 million of costs associated with the raise, of which $0.4 million was paid as direct placement fees to JH Darbie. JH Darbie and the Company are parties to a placement agent agreement, dated February 25, 2020 pursuant to which JH Darbie has the right to sell a minimum of 40 Units and a maximum of 100 Units on a best-efforts basis. The issuance and sale of the 63 Units between July and December 2020 represented the first five tranches of the JH Darbie Financing. JH Darbie also earned 6.3 Units worth of warrants as their fees. For more information on the financing.

During the year ended December 31, 2020, the Company recorded a total of approximately $1.7 million in service revenues from GMP and ATB. There are no assurances that the Company would be able to generate revenues for services and/or outlicensing fees in the near future.

During the year ended December 31, the Company’s CEO provided short term funding of $70,000 to the Company. The Company repaid $50,000 to the CEO before December 31, 2020.

Although no assurances can be given as to the Company’s ability to deliver on its revenue plans, or that unforeseen expenses may arise, management believes that the potential equity and debt financing or other potential financing will provide the necessary funding for the Company to continue as a going concern. Also, management cannot guarantee any potential debt or equity financing will be available on favorable terms or at all. As such, management does not believe the Company has sufficient cash for 12 months from the date of this registration statement. If adequate funds are not available on acceptable terms, or at all, the Company will need to curtail operations, or cease operations completely.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, equity-based transactions and disclosure of contingent liabilities at the date of the financial statements and revenues and expense during the reporting period. Actual results could materially differ from those estimates.

The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of the financial statements. Significant estimates include the valuation of goodwill and intangible assets for impairment, deferred tax asset and valuation allowance, and fair value of financial instruments.

Cash

As of December 31, 2020 and 2019, respectively, the Company held all its cash in banks in the United States of America. The Company considers investments in highly liquid instruments with a maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020 and 2019, respectively. Restricted cash consists of certificates of deposits held at banks as collateral for various purposes.

Investment in Equity Securities

Prior to the Merger, Oncotelic Inc. received Series E Preferred Shares of Adhera Therapeutics, Inc. (“Adhera”) in consideration for the issuance of Oncotelic Inc.’s Common Stock under various Securities Purchase Agreements. The Company records its investments in equity securities initially at cost in accordance with Accounting Standards Codification (“ASC”) 321, Investments –Equity Securities (“ASC 321”). The Company subsequently marks the investments to market at each reporting period and, in accordance with Accounting Standard Update (“ASU”) 2016-01, Financial Instruments – (Overall), records the unrealized gains or losses in the Consolidated Statement of Operations. During the year ended December 31, 2019, the Company evaluated the fair value of the investment based on filings by Adhera, in which Adhera describes their current financial condition including the potential to file for bankruptcy, the Company believed that the long term investment in Adhera was impaired and therefore, determined to write off the entire investment.

F-43

Debt issuance Costs and Debt discount

Issuance costs are specific incremental costs that are (1) paid to third parties and (2) directly attributable to the issuance of a debt or equity instrument. The issuance costs attributable to the initial sale of the instrument are offset against the associated proceeds in the determination of the instrument’s initial net carrying amount.

Debt issuance costs and debt discounts are being amortized over the lives of the related financings on a basis that approximates the effective interest method. Costs and discounts are presented as a reduction of the related debt in the accompanying balance sheets if related to the issuance of debt or presented as a reduction of additional paid in capital if related to the issuance of an equity instrument.

The Company applied the relative fair value to allocate the issuance costs among freestanding instruments that form part of the same transaction.

Fair Value of Financial Instruments

The carrying value of cash, accounts payable and accrued expense approximate their fair values based on the short-term maturity of these instruments. As defined in ASC 820, “Fair Value Measurements and Disclosures,” fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). This fair value measurement framework applies at both initial and subsequent measurement.

The three levels of the fair value hierarchy defined by ASC 820 are as follows:

●	Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

●	Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, interest rate swaps, options and collars.

●	Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The Company did not have any Level 1 or Level 2 assets and liabilities stated at fair value at December 31, 2020 and 2019.

F-44

The derivative liabilities associated with its 2019 convertible note debt /financing (see Note 6), consisted of conversion feature derivatives at December 31, 2020 and 2019 hence are classified as Level 3 fair value measurements. The table below sets forth a summary of the changes in the fair value of the Company’s derivative liabilities classified as Level 3 as of December 31, 2020 and 2019:

	December 31, 2020 Conversion Feature	December 31, 2019 Conversion Feature
Balance at beginning of the year ended	$540,517	$-
New derivative liability	870,268	732,160
Reclassification to additional paid in capital from conversion of debt to common stock	(678,812)	-
Change in fair value	45,051	(191,643)

Balance at the end of the year ended	$777,024	$540,517

At December 31, 2020 and 2019, respectively, the Company estimated the fair value of the conversion feature derivatives embedded in the convertible debentures based on assumptions used in the Black-Scholes valuation model. The key valuation assumptions used consists, in part, of the price of the Company’s Common Stock, a risk free interest rate based on the yield of a Treasury note and expected volatility of the Company’s Common Stock all as of the measurement dates. The Company used the following assumptions to estimate fair value of the derivatives as of December 31, 2020 and 2019:

	December 31, 2020 Key Assumptions for fair value of conversions	December 31, 2019 Key Assumptions for fair value of conversions
Risk free interest	0.12%
Market price of share	$0.22	$0.21-0.23
Life of instrument in years	1.31 – 1.60	2.51
Volatility	147.4- 151.8%	220.7-225.8%
Dividend yield	0%	0%

When the Company changes its valuation inputs for measuring financial liabilities at fair value, either due to changes in current market conditions or other factors, it may need to transfer those liabilities to another level in the hierarchy based on the new inputs used. The Company recognizes these transfers at the end of the reporting period that the transfers occur. For the years ended December 31, 2020 and 2019, there were no transfers of financial assets or financial liabilities between the hierarchy levels.

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Net Income (Loss) Per Share

Basic net income (loss) per common share is computed by dividing the net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per share includes the effect of Common Stock equivalents (notes convertible into Common Stock, stock options and warrants) when, under either the treasury or if-converted method, such inclusion in the computation would be dilutive. The following number of shares have been excluded from diluted loss since such inclusion would be anti-dilutive:

	Year ended December 31,
	2020	2019

Convertible notes	20,237,084	10,000,000
Stock options	3,941,301	6,145,044
Warrants	18,702,500	19,515,787
Potentially dilutive securities	42,880,885	35,660,831

Stock-Based Compensation

The Company applies the provisions of ASC 718, Compensation—Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and non-employees, including employee stock options, in the statements of operations.

For stock options issued, the Company estimates the grant date fair value of each option using the Black-Scholes option pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the Common Stock consistent with the expected life of the option, risk-free interest rates and expected dividend yields of the Common Stock. For awards subject to service-based vesting conditions, including those with a graded vesting schedule, the Company recognizes stock-based compensation expense equal to the grant date fair value of stock options on a straight-line basis over the requisite service period, which is generally the vesting term. Forfeitures are recorded as they are incurred as opposed to being estimated at the time of grant and revised.

For warrants issued in connection with fund raising activities, the Company estimates the grant date fair value of each warrant using the Black-Scholes pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the warrant, the expected volatility of the Common Stock consistent with the expected life of the warrant, risk-free interest rates and expected dividend yields of the Common Stock. If the warrants are issued upon termination or cancellation of prior issued warrants, then the Company estimates the grant date fair value of the new warrants using the Black-Scholes pricing model and evaluates whether the new warrants are deemed as equity instruments or liability instruments. If the warrants are deemed to be equity instruments, the Company records stock compensation expense and an addition to additional paid in capital. If however, the warrants are deemed to be liability instruments, then the fair value is treated as a deemed dividend and credited to additional paid in capital.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to the carrying amount. If the operation is determined to be unable to recover the carrying amount of its assets, then these assets are written down first, followed by other long-lived assets of the operation to fair value. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets. For the years ended December 31, 2020 and 2019, there were no impairment losses recognized for long-lived assets.

Intangible Assets

The Company records its intangible assets at cost in accordance with ASC 350, Intangibles – Goodwill and Other. The Company reviews the intangible assets for impairment on an annual basis or if events or changes in circumstances indicate it is more likely than not that they are impaired. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale or disposition of a significant portion of the business, or other factors. If the review indicates the impairment, an impairment loss would be recorded for the difference of the value recorded and the new value. For the years ended December 31, 2020 and 2019, there were no impairment losses recognized for intangible assets.

F-46

Goodwill

Goodwill represents the excess of the purchase price of acquired business over the estimated fair value of the identifiable net assets acquired. Goodwill is not amortized but is tested for impairment at least once annually, at the reporting unit level or more frequently if events or changes in circumstances indicate that the asset might be impaired. The goodwill impairment test is applied by performing a qualitative assessment before calculating the fair value of the reporting unit. If, on the basis of qualitative factors, it is considered not more likely than not that the fair value of the reporting unit is less than the carrying amount, further testing of goodwill for impairment would not be required. Otherwise, goodwill impairment is tested using a two-step approach.

The first step involves comparing the fair value of the reporting unit to its carrying amount. If the fair value of the reporting unit is determined to be greater than its carrying amount, there is no impairment. If the reporting unit’s carrying amount is determined to be greater than the fair value, the second step must be completed to measure the amount of impairment, if any. The second step involves calculating the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit from the fair value of the reporting unit as determined in step one. The implied fair value of the goodwill in this step is compared to the carrying value of goodwill. If the implied fair value of the goodwill is less than the carrying value of the goodwill, an impairment loss equivalent to the difference is recorded. For the years ended December 31, 2020 and 2019, there were no impairment losses recognized for Goodwill.

Derivative Financial Instruments Indexed to the Company’s Common Stock

We have generally issued derivative financial instruments, such as warrants, in connection with our equity offerings. We evaluate the terms of these derivative financial instruments in order to determine their accounting treatment in our financial statements. Key considerations include whether the financial instruments are freestanding and whether they contain conditional obligations. If the warrants are freestanding, do not contain conditional obligations and meet other classification criteria, we account for the warrants as an equity instrument. However, if the warrants contain conditional obligations, then we account for the warrants as a liability until the conditional obligations are met or are no longer relevant. Because no established market prices exist for the warrants that we issue in connection with our equity offerings, we must estimate the fair value of the warrants, which is as inherently subjective as it is for stock options, and for similar reasons as noted in the stock-based compensation section above. For financial instruments which are accounted for as a liability, we report any changes in their estimated fair values as gains or losses in our Consolidated Statement of Income.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with ASC 815 “Derivatives and Hedging”.

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of Conventional Convertible Debt Instrument.”

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with ASC 470-20 “Debt – Debt with Conversion and Other Options.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying Common Stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Original issue discounts (“OID”) under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying Common Stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 815-40 “Derivatives and Hedging – Contracts in Entity’s Own Equity” provides that, among other things, generally, if an event occurs that is not within the entity’s control could or would require net cash settlement, then the contract shall be classified as an asset or a liability.

Revenue Recognition

The Company recognizes revenue in accordance with ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).

F-47

Under ASU 2014-9, the Company recognizes revenue when its customers obtain control of the promised good or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. The Company applies the following five-step process: (i) identify the contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation.

At contract inception, once the contract is determined to be within the scope of ASU 2014-09, the Company identifies the performance obligation(s) in the contract by assessing whether the goods or services promised within each contract are distinct. The Company then recognizes revenue for the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The Company anticipates generating revenues from rendering services to other third party customers for the development of certain drug products and/or in connection with certain out-licensing agreements. In the case of services rendered for development of the drugs, revenue is recognized upon the achievement of the performance obligations or over time on a straight-line basis over the extended service period. In the case of out-licensing contracts, the Company records revenues either (i) upon achievement of certain pre-defined milestones when there is no obligation of the Company achieve any performance obligations in connection with the said pre-defined milestones, or (ii) upon achievement of the performance obligations if the milestones require the Company to provide the performance obligations.

The Company occasionally collects advance payments from customers toward commitments to provide services or performance obligations, in which case the advance payment is recorded as a liability until the obligations are fulfilled and revenue is recognized.

Research Service Agreement between GMP and Oncotelic /Oncotelic Inc. (“Oncotelic Entities”).

In February 2020, Oncotelic Inc. and GMP entered into a research and services agreement (the “Agreement”) memorializing their collaborative efforts to develop and test COVID-19 antisense therapeutics. In March 2020, the Company reported the positive anti-viral activity results of OT-101 (the “Product”) in an in vitro antiviral testing performed by an independent laboratory to GMP, at which time, the Oncotelic Entities and GMP entered into a supplement to the Agreement (the “Supplement”) to confirm the inclusion of the Product within the scope of the Agreement, pending positive confirmatory testing against COVID-19. In consideration for the financial support provided by GMP for the research, pursuant to the terms of the Agreement (as amended by the Supplement) GMP was entitled to obtain certain exclusive rights to the use of the Product in the COVID field on a global basis, and an economic interest in the use of the Product in the COVID field including 50/50 profit sharing. GMP paid the Company fees of $0.3 million for the Agreement and $0.9 million for the Supplement, respectively. The Company also recorded approximately $40 thousand for reimbursement of actual costs incurred.

Agreement with Autotelic BIO (“ATB”)

Oncotelic Inc. had entered into a license agreement in February 2018 (the “ATB Agreement”) with ATB. The ATB Agreement licensed the use of OT-101 in combination with Interleukin-2 (the “Combined Product”), and granted to ATB an exclusive license under the Oncotelic Inc. technology to develop, make, have made, use, sell, offer for sale, import and export the Combined Product, and the Combination Product only, in the field, throughout the entire world (excluding the United States of America and Canada) as the territory, on the terms and subject to the conditions of the ATB Agreement. The ATB Agreement requires ATB to be responsible for the development of the Combination Product. Oncotelic Inc. was responsible to provide to ATB the technical know-how and other pertinent information on the development of the Combination Product. ATB paid Oncotelic Inc. a non-refundable milestone payment in consideration for the rights and licenses granted to ATB under the ATB Agreement, and ATB was to pay Oncotelic Inc. $500,000 within sixty days from the successful completion of the in vivo efficacy studies. This payment was made after the successful completion of the in-vivo study and, as such, the Company recorded the revenue. In addition, ATB is to pay Oncotelic Inc.: (i) $500,000 upon Oncotelic Inc.’s completion of the technology know how and Oncotelic Inc.’s technical assistance and regulatory consultation to ATB, as determined by the preparation of a Current Good Regulation Practices audit or certification by the Food and Drug Administration, with a mutual goal to obtain marketing approval of the Combined Product developed by ATB in the aforementioned territory; (ii) $1,000,000 upon receiving marketing approval of the Combined Product in Japan, China, Brazil, Mexico, Russia, or Korea; and (iii) $2,000,000 from receiving marketing approval of the Combined Product in Germany, France, Spain, Italy, or the United Kingdom. The Company recorded $500,000 as revenue under the ATB Agreement for the successful completion of the in-vivo study during the year ended December 31, 2020.

F-48

Research & Development Costs

In accordance with ASC 730-10-25 “Research and Development”, research and development costs are charged to expense as and when incurred.

Recent Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The new guidance requires only a one-step quantitative impairment test, whereby a goodwill impairment loss will be measured as the excess of a reporting period unit’s carrying amount over its fair value (not to exceed the total goodwill allocated to that reporting unit). It eliminates Step 2 of the current two-step goodwill impairment test, under which a goodwill impairment loss is measured by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. ASU 2017-04 is effective for annual periods beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The adoption of ASU 2017-04 had no material impact on the Company’s consolidated financial statements and related disclosures.

In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers the effective date of ASU 2014-09 for all entities by one year. ASU 2014-09 became effective on January 1, 2018. The ASU also requires expanded disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Additionally, qualitative and quantitative disclosures are required about customer contracts, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. The Company adopted ASU 2015-14 during the year ended December 31, 2020 as till then, no revenue was earned by the Company.

In August 2020, the FASB issued “ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)” which simplifies the accounting for convertible instruments. The guidance removes certain accounting models which separate the embedded conversion features from the host contract for convertible instruments. Either a modified retrospective method of transition or a fully retrospective method of transition is permissible for the adoption of this standard. Update No. 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted no earlier than the fiscal year beginning after December 15, 2020. The Company is currently evaluating the potential impact of the Update on its financial statements

All other newly issued but not yet effective accounting pronouncements have been deemed to be not applicable or immaterial to the Company.

NOTE 3 - ACQUISITIONS

2019 Merger Agreement with Oncotelic, Inc.

Effective April 22, 2019, the Company completed the Merger pursuant to the Merger Agreement. Pursuant to the terms of the Merger Agreement, Oncotelic, Inc. merged with and into Merger Sub. Oncotelic, Inc. was the surviving corporation and, as a result of the Merger, became a wholly owned subsidiary of Oncotelic.

On the effectiveness of the Merger it is reflected that:

●	for all bookkeeping and accounting purposes, the closing of the Merger (the “Closing”) was to be deemed to have occurred at 10:00 am local time on April 22, 2019;

●	for the purposes of calculating the number of shares of the Company’s Common Stock, $0.01 par value per share, to be issued in exchange for common equity units of Oncotelic, Inc. in connection with the Merger, the conversion ratio was to be 3.97335267 for Common Stock and 0.01877292 of newly designated Series A Preferred;

●	41,419,934 shares of the Company’s Common Stock were issued and outstanding as of the date of the Merger;

●	Oncotelic Inc.’s outstanding 10,318,746 shares of Common Stock, consisting of 7,866,335 outstanding shares of Common Stock, 3,102,411 converted options and 150,000 converted warrants, that were exchanged for an aggregate of (a) 41,000,033 shares of the Company’s Common Stock and (b) 193,713 shares of the Company’s newly designated Series A Preferred, par value $0.01 per share each of which are initially convertible into 1,000 shares of Common Stock upon (i) optional conversion by the holder at any time, or (ii) mandatory conversion upon the availability of a sufficient number of authorized but unissued Common Stock. Included in the shares issued to the former stockholders of Oncotelic Inc. are approximately 2.1 million shares of Common Stock and approximately 10,000 shares of the Series A Preferred which are to be issued subject to the holders’ waiver of dissenter’s rights.

●	Holders of the Company’s Common Stock at the close of business on the date prior to the effectiveness of the Merger were issued a Contingent Value Right (“I”).

Each CVR provides its holder the right to receive 75% of the net proceeds received from the full or partial sale, license, transfer or other disposition of the intellectual property rights and related assets of the Company’s product candidates OXi4503 and CA4P, in their form and for their contemplated uses at the time of Closing, that occurs under a definitive agreement executed prior to the fourth anniversary of the Merger (after the initial $500,000 of such net proceeds, which will be retained by the Company). The CVRs are not transferable, do not entitle the holder to any equity interest in the Company and do not have any voting or dividend rights.

F-49

Immediately following the Merger, the Company had 82,419,967 shares of Common Stock issued and outstanding and 193,713 shares of Series A Preferred which when converted at a 1:1,000 ratio will result in an additional 193,712,995 shares of Common Stock. The pre-Merger stockholders of the Company retained an aggregate of 41,419,934 shares of Common Stock of the Company, representing approximately 15% ownership of the post-Merger company. Therefore, upon consummation of the Merger, there was a change in control of the Company, with the former owners of Oncotelic Inc. effectively acquiring control of the Company. The Merger has been treated as a recapitalization and reverse acquisition for financial accounting purposes. As such, Oncotelic Inc. is considered the acquirer for financial accounting purposes, and the registrant’s historical financial statements of the Company before the Merger has been replaced with the historical financial statements of Oncotelic Inc. before the Merger in the financial statements and filings with the SEC.

The Company obtained a 3rd party valuation on the fair value of the assets acquired and liabilities assumed for use in the purchase price allocation, as well as the value the consideration exchanged in the Merger. It was determined that the market price of the Company’s Common Stock was a readily determinable measurement for calculating the fair value of the consideration and the Merger date stock price of $.09 was used to value the equity interest exchanged.

The following table summarizes the allocation of the purchase price to the fair values of the assets acquired and liabilities assumed as of the transaction date:

Cash	$182,883
Prepaid expense	56,175
Accounts payable and other current liabilities assumed	(1,391,302)
Net liability acquired	(1,152,244)
Goodwill (a.)	4,879,999
Total purchase price (b.)	$3,727,755

a. The primary items that generate goodwill include the value of the synergies between the acquired company and Oncotelic, Inc. and the acquired assembled workforce, neither of which qualifies for recognition as an intangible asset.

Goodwill is the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets. In accordance with applicable accounting standards, goodwill is not amortized but instead is tested for impairment at least annually or more frequently if certain indicators are present. Goodwill and intangibles is not deductible for tax purposes. The Company has considered the valuation as a preliminary allocation of assets and liabilities and may adjust such estimates in the future, if deemed material.

b. The total purchase price of $3,727,755 represents the consideration transferred from the Company in the Merger and was calculated based on the number of shares of Common Stock outstanding at the date of the Merger.

2019 Merger with PointR

On August 17, 2019, the Company entered into an Agreement and Plan of Merger (the “PointR Merger Agreement”) with PointR. Upon the terms of, and subject to the satisfaction of the conditions described in, the PointR Merger Agreement, PointR would be merged with and into a newly formed subsidiary of the Company (the “PointR Merger Sub”), with PointR surviving the merger as a wholly-owned subsidiary of the Company. The merger is intended to create a publicly-traded AI driven immuno-oncology company with a robust pipeline of first in class TGF-β immunotherapies for late stage cancers such as gliomas, pancreatic cancer and melanoma.

On November 1, 2019, the Company entered into Amendment No. 1 (the “Amendment”) to the PointR Merger Agreement with PointR. The Amendment revised certain terms of the PointR Merger Agreement to provide that holders of PointR common stock would receive shares of the Company’s Series A Preferred in lieu of the Company’s Common Stock in connection with the merger. The Amendment revised the terms of the milestones for earn-out payment as well.

F-50

On November 4, 2019, pursuant to the terms of the PointR Merger Agreement the Company completed the merger with PointR. On the effectiveness of the merger, the outstanding common stock of PointR immediately prior to the merger, including the conversion of a $200,000 note with accrued interest, excluding any shares of PointR held by stockholders exercising dissenters’ appraisal rights, was converted solely into the right to receive approximately 84,475 shares of the Company’s Series A Preferred.

Immediately following the closing of the Merger, the former PointR security holders own approximately 23.29% of the Company’s issued and outstanding Common Stock (including any shares of Common Stock issuable upon the conversion of the Company’s Series A Preferred), and the Company’s stockholders prior to the Merger own approximately 76.71% of the Company’s issued and outstanding Common Stock (including any shares of Common Stock issuable upon conversion of the Company’s Series A Preferred).

The Company obtained a 3rd party valuation on the fair value of the assets acquired and liabilities assumed for use in the purchase price allocation, as well as the value the consideration exchanged in the Merger. It was determined that the market price of the Company’s Common Stock was a readily determinable measurement for calculating the fair value of the consideration and the Merger date stock price of $.18 was used to value the equity interest exchanged.

The purchase price of approximately $17.8 million, includes $15.2 million represents the consideration transferred from the Company at the time of the merger transaction and approximately $2.6 million of contingent consideration issuable upon PointR achieving certain milestones, which could increase upto a maximum of $15 million upon achievement of such milestones. The Company issued 84,475 shares of preferred stock of the Company, related to the $15 million of consideration and including $0.2 million of short term debt repaid by the Company inclusive of accrued interest thereon, and convertible at a rate of 1,000 shares of common stock per preferred stock, and was calculated based on the purchase prices divided by the price of the common stock of the Company and does not include the $2.6 million of contingent consideration.

The number of shares of common stock equivalents the Company issued to PointR stockholders, for purposes of this Registration Statement on Form S-1, is calculated pursuant to the terms of the Merger Agreement based on the Company’s common stock outstanding as of November 4, 2019, as follows:

$15,205,473 divided by $0.18 = 84,474,854 shares of common stock
84,474,854 shares of common stock divided by 1000 = 84,475 shares of preferred stock
Combined ownership of common stock equivalents = 360,638,491 shares
PointR’s ownership of combined common stock equivalents = 23.29%

The application of the acquisition method of accounting is dependent upon certain valuations and other studies, which was completed in February 2020. The purchase price allocation was adopted and the final amounts allocated to assets acquired and liabilities assumed.

The following table summarizes the allocation of the purchase price to the fair values of the assets acquired and liabilities assumed as of the transaction date:

Assets and Liabilities Acquired:
Cash	$6,403

Fixed Assets	56,792

Other assets assumed (excluding cash and fixed assets)	260,905
In-process research and development	1,377,200
Liabilities assumed	(17,964)
Net assets acquired	1,683,336
Goodwill	16,182,456
Purchase price	$17,865,792

a. The primary items that generate goodwill include the value of the synergies between the acquired company and PointR and the acquired assembled workforce, neither of which qualifies for recognition as an intangible asset.

Goodwill is the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets. In accordance with applicable accounting standards, goodwill is not amortized but instead is tested for impairment at least annually or more frequently if certain indicators are present. Goodwill and intangibles is not deductible for tax purposes. The Company has considered the valuation as a preliminary allocation of assets and liabilities and may adjust such estimates in the future, if deemed material.

b. The total purchase price of $17,831,427 represents the consideration transferred from the Company in the Merger and was calculated based on the number of shares of Common Stock plus the preferred shares outstanding but convertible into Common Stock outstanding at the date of the Merger and includes $2,625,000 of contingent consideration of shares issuable to PointR shareholders upon achievement of certain milestones.

NOTE 4 – GOODWILL AND INTANGIBLE ASSETS

The Company completed the Merger with Oncotelic, which gave rise to Goodwill of $4,879,999. Further, the Company added goodwill of $16,182,456 upon the completion of the Merger with PointR. In general, the goodwill is tested on an annual impairment date of December 31. However, since both assets are currently being developed for various cancer and COVID-19 therapies, the Company does not believe the there are any factors or indications that the goodwill is impaired.

Assignment and Assumption Agreement with Autotelic, Inc.

In April 2018, Oncotelic Inc. entered into an Assignment and Assumption Agreement (the “Assignment Agreement”) with Autotelic Inc., an affiliate company, and Autotelic LLC, an affiliate company, pursuant to which Oncotelic acquired the rights to all intellectual property (“IP”) related to a patented product. As consideration for the Assignment Agreement, Oncotelic Inc. issued 204,798 shares of its Common Stock for a value of $819,191. The Assignment Agreement also provides that Oncotelic Inc. shall be responsible for all costs related to the IP, including development and maintenance, going forward.

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Intangible Asset Summary

The following table summarizes the balances as of December 31, 2020 and 2019, respectively, of the intangible assets acquired, their useful life, and annual amortization:

	December 31, 2020	Remaining Estimated Useful Life (Years)
Intangible asset – Intellectual Property	$819,191	18.00
Intangible asset – Capitalization of license cost	190,989	18.00
	1,010,180
Less Accumulated Amortization	(136,974)
Total	$873,206

	December 31, 2019	Remaining Estimated Useful Life (Years)
Intangible asset – Intellectual Property	$819,191	18.68
Intangible asset – Capitalization of license cost	190,989	18.68
	1,010,180
Less Accumulated Amortization	(85,608)
Total	$924,572

Amortization of identifiable intangible assets for the year ended December 31, 2020 and 2019 was $51,366 and $51,419, respectively.

The future yearly amortization expense over the next five years and thereafter are as follows:

For the years ended December 31,
2021	51,365
2022	51,365
2023	51,365
2024	51,365
2025	51,365
Thereafter	616,381
$873,206

In-Process Research & Development (“IPR&D”) Summary

The following table summarizes the balances as of December 31, 2020 and 2019 of the IPR&D assets acquired in the PointR acquisition during the year ended December 31, 2019. The Company evaluates, on an annual basis, for any impairment and records an impairment if identified.

	December 31, 2020	Remaining Estimated Useful Life (Years)
Intangible asset – Intellectual Property	$1,377,200	4
	1,377,200
Less Accumulated Amortization	(275,440)
Total	$1,101,760

	December 31, 2019	Remaining Estimated Useful Life (Years)
Intangible asset – Intellectual Property	$1,377,200	5
	1,377,200
Less Accumulated Amortization	-
Total	$1,377,200

Amortization of identifiable intangible assets for the years ended December 31, 2020 and 2019 was $275,441 and $0, respectively.

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The future yearly amortization expense over the next five years and thereafter are as follows:

For the years ended December 31,

2021	275,440
2022	275,440
2023	275,440
2024	275,440
$1,101,760

NOTE 5 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expense consists of the following amounts:

	December 31, 2020	December 31, 2019

Accounts payable	$1,937,419	$1,793,033
Accrued expense	798,386	261,950
	$2,735,805	$2,054,983

	December 31, 2020	December 31, 2019

Accounts payable – related party	$391,631	$601,682

NOTE 6 – CONVERTIBLE DEBENTURES. NOTES AND OTHER DEBT

As of December 31, 2020, SPAs with convertible debentures and notes, net of debt discount and including accrued interest, if any, consist of the following amounts:

December 31, 2020
Convertible debentures
10% Convertible note payable, due June 12, 2022 – Peak One	$-
10% Convertible note payable, due April 23, 2022 - TFK	39,065
10% Convertible note payable, due April 23, 2022 – Related Party	14,256
10% Convertible note payable, due April 23, 2022 – Bridge Investor	69,848
10% Convertible note payable, due August 6, 2022 – Bridge Investor	168,421
291,590
Fall 2019 Notes
5% Convertible note payable – Stephen Boesch	213,046
5% Convertible note payable – Related Party	263,733
5% Convertible note payable – Dr. Sanjay Jha (Through his family trust)	263,253
5% Convertible note payable – CEO, CTO & CFO	86,257
5% Convertible note payable – Bridge Investors	176,722
1,003,011
Other Debt
Short term debt from CFO	25,000
Short term debt from CEO	20,000
Other short term debt – Bridge Investor	50,000
95,000
Total of debentures, notes and other debt	$1,389,601

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As of December 31, 2019, convertible debentures and notes, net of debt discount, consist of the following amounts:

December 31, 2019

10% Convertible note payable, due April 23, 2022 – Peak One	$115,623
10% Convertible note payable, due June 12, 2022 – Peak One	(81,735)
10% Convertible note payable, due April 23, 2022 - TFK	115,623
10% Convertible note payable, due April 23, 2022 – Related Party	(12,663)
10% Convertible note payable, due April 23, 2022 – Bridge Investor	(2,748)
10% Convertible note payable, due August 6, 2022 – Bridge Investor	26,824
160,924

Fall 2019 Notes
5% Convertible note payable – Stephen Boesch	187,785
5% Convertible note payable – Related Party	187,785
5% Convertible note payable – Sanjay Jha (Through his family trust)	187,785
5% Convertible note payable – CEO, CTO & CFO	77,620
5% Convertible note payable – Bridge Investors	159,025
800,000
Total of notes and other debt	$960,924

The gross principal balances on the convertible debentures listed above totaled $1,000,000 and included an initial debt discounts totaling $800,140, resulting from the recording of the original issue discount, the related financing costs, the beneficial conversion feature (“BCF”) for the intrinsic value of the non-bifurcated conversion option and the restricted shares issued contemporaneously with the convertible notes.

Total amortization expense related to these debt discounts was $732,767 and $155,644 for the years ended December 31, 2020 and 2019, respectively. In addition, during the year ended December 31, 2020, we recorded additional and accelerated amortization of debt discounts, which was created from the bifurcation of the conversion option related the host hybrid instruments, of $332,351upon the partial and/or full conversion of debt by Peak One and TFK to shares of the Company’s common stock. The total unamortized debt discount at December 31, 2020, was approximately $200,205.

All the above notes issued to Peak One, TFK, our CEO and the bridge investors reached the 180 days prior to the end of the three months ended March 31, 2020. As such, all the note holders had the ability to convert that debt into equity at the variable conversion price of 65% of the Company’s lowest traded price after the first 180 days or at the lower of the Fixed Price or 55% of the Company’s traded stock price under certain circumstances. This gave rise to a derivative liability for the debt instrument of approximately $870,000; and correspondingly debited additional debt discounts of approximately $258,000 and interest expense of approximately $612,000.

As of December 31, 2019, we had a derivative liability of approximately $541,000. The Company recorded additional derivative liability of approximately $870,000 for the year ended December 31, 2020, since the conversion option attached to certain notes became convertible into a variable number of shares of our common stock. The Company also extinguished approximately $679,000 of derivative liability following the conversion of certain notes to the Company’s common stock during the year ended December 31, 2020.

Following the recognition as derivative liability of the embedded conversion options, the Company fully amortized the remaining unamortized beneficial conversion feature for approximately $232,000, recorded an initial $258,070 from the initial recognition of the debt discount following the bifurcation of the embedded conversion option. As of December 31, 2020, the Company had a derivative liability of approximately $777,000 and a change in fair value of approximately $45,100.

Bridge Financing

Peak One Financing

On April 17, 2019, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Peak One Opportunity Fund, L.P. (the “Buyer”, “Peak One”), for a commitment to purchase convertible notes in the aggregate amount of $400,000, pursuant to which, for an aggregate purchase price of $400,000, the Buyer purchased (a) Tranche #1 in the form of a Convertible Promissory Note in the principal amount of $200,000 (the “Convertible Note”) and (b) 350,000 restricted shares of the Company’s Common Stock (the “Shares”) (the “Purchase and Sale Transaction”). The Company used the net proceeds from the Purchase and Sale Transaction for working capital and general corporate purposes.

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The Convertible Note has a principal balance of $200,000, including a 10%$ OID of $20,000 and $5,000 in debt issuance costs, receiving net proceeds of $175,000, with a maturity date of April 23, 2022. Upon the occurrence of certain events of default, the Buyer, amongst other remedies, has the right to charge a penalty in a range of 18% to 40% dependent on the specific default event. Amounts due under the Convertible Note may also be converted into shares (the “Tranche #1 Conversion Shares”) of the Company’s Common Stock at any time, at the option of the holder, at (i) a conversion price, during the first 180 days, of $0.10 per share (the “Fixed Price”), and then (2) at the lower of the Fixed Price or 65% of the Company’s lowest traded price after the first 180 days or at the lower of the Fixed Price or 55% of the Company’s traded stock price under certain circumstances. The Company has agreed to at all times, reserve and keep available out of its authorized Common Stock a number of shares equal to at least two times the full number of the Tranche #1 Conversion Shares. The Company may redeem the Convertible Note at rates of 110% to 140% over the principal balance dependent on certain events and redeem the value with accrued interest thereon, if any.

The issuance of the Convertible Note resulted in a discount from the beneficial conversion feature totaling $84,570, including $52,285 related to the beneficial conversion feature and a discount from the issuance of restricted stock of 350,000 shares for $32,285. Total amortization of these OID and debt issuance cost discounts totaled $84,376 for the year ended December 31, 2020. Total unamortized discount on this note was $0 as of December 31, 2020.

On June 12, 2019, the Company entered into an amendment of the Purchase Agreement (“Amendment #1”) in connection with the draw-down of the second tranche, and to provide for additional borrowing capacity under that agreement. Amendment #1 increased the borrowing amount up to $600,000, adding the ability to borrow an additional $200,000 in a third tranche.

On June 12, 2019, the Buyer purchased Convertible Note Tranche #2 (“Tranche #2”) totaling $200,000, including a 10% OID of $20,000 and a $1,000 debt issuance cost, receiving net proceeds of $179,000 against the April 17, 2019, Purchase Agreement with Peak One, with a maturity date of June 12, 2022. Amounts due under Tranche #2 are convertible at the same terms as Tranche #1 above.

The issuance of Tranche #2 resulted in a discount from the beneficial conversion feature totaling $180,000, including $132,091 related to the conversion feature and a discount from the issuance of restricted stock of 350,000 shares for $47,909. Total amortization of these OID and debt issuance cost discounts totaled $55,208 for the year ended December 31, 2020. Total unamortized discount on this note was $0 as of December 31, 2020.

On November 5, 2019, the Company and Peak One amended the Convertible Note under Tranche #1 to extend the date of conversion of the Convertible Note into Common Stock of the Company at 65% of the traded price of the Company’s Common Stock until January 8, 2020. This amendment put a temporary hold on Peak One to convert the debt under Tranche 1. This restriction did not apply if Peak One opted to convert the Convertible Note at $0.10. The Company compensated Peak One 300,000 shares of the Company’s Common Stock for delaying the conversion until January 18, 2020. Such shares were issued to Peak One on November 14, 2019. Non-cash compensation expense of $60,000 was recorded for such issuance.

Peak One converted $200,000 of Tranche #1 out of their total debt into 2,581,945 shares of the Company during the year ended December 31, 2020.Further, Peak One converted $200,000 of Tranche #2 of their total debt into 2,000,000 shares of the Company during the year ended December 31, 2020. As such, the total outstanding debt for Peak One was $0 as of December 31, 2020.

TFK Financing

On April 23, 2019, the Company, entered into a Convertible Note (the “TFK Note”) with TFK Investments, LLC (“TFK”). The TFK Note has a principal balance of $200,000, including a 10% OID of $20,000 and $5,000 in debt issuance costs, receiving net proceeds of $175,000, with a maturity date of April 23, 2022. Upon the occurrence of certain events of default, the Buyer, amongst other remedies, has the right to charge a penalty in a range of 18% to 40% dependent on the specific default event. Amounts due under the Convertible Note may also be converted into shares (the “TFK Conversion Shares”) of the Company’s Common Stock at any time, at (i) a conversion price, during the first 180 days, of $0.10 per share (the “Fixed Price”), and then (2) at the lower of the Fixed Price or 65% of the Company’s lowest traded price after the first 180 days or at the lower of the Fixed Price or 55% of the Company’s traded stock price under certain circumstances. The Company has agreed to at all times reserve and keep available out of its authorized Common Stock a number of shares equal to at least two times the full number of the TFK Conversion Shares. The Company may redeem the Convertible Note at rates of 110% to 140% rates over the principal balance dependent on certain events and redeem the value with accrued interest thereon, if any.

F-55

The issuance of the TFK Note resulted in a discount from the beneficial conversion feature totaling $84,570, including $52,285 related to the beneficial conversion feature and a discount from the issuance of restricted, stock of 350,000 shares for $32,285. Total amortization of these OID and debt issuance cost discounts totaled $81,362 for the year December 31, 2020. Total unamortized discount on this note was $3,015 as of December 31, 2020.

On November 5, 2019, the Company and TFK amended the TFK Convertible Note to extend the date of conversion of the Convertible Note into Common Stock of the Company at 65% of the traded price of the Company’s Common Stock until January 8, 2020. This restriction did not apply if TFK wished to convert the Convertible Note at $0.10 per share. The Company compensated TFK 300,000 shares of the Company’s Common Stock for delaying the conversion until January 8, 2020. Such shares were issued to TFK on November 14, 2019. Non-cash compensation expense of $60,000 was recorded for such issuance.

TFK converted $133,430 of their total debt into 1,950,000 shares of the Company during the year ended December 31, 2020. As such, the total gross outstanding debt for TFK was $66,570 as of December 31, 2020, which they fully converted after the year ended December 31, 2020.

Notes with Officer and Bridge Investor

On April 17, 2019, the Company entered into a Securities Purchase Agreement (the “Bridge SPA”) with our CEO and the Bridge Investor with a commitment to purchase convertible notes in the aggregate of $400,000.

On April 23, 2019, the Company entered into a convertible note with our Chief Executive Officer, Vuong Trieu, Ph. D. (the “Trieu Note”). The Trieu Note has a principal balance of $164,444, including a 10% OID of $16,444, resulting in net proceeds of $148,000, with a maturity date of April 23, 2022. Upon the occurrence of certain events of default, the Buyer, amongst other remedies, has the right to charge a penalty in a range of 18% to 40% dependent on the specific default event. Amounts due under the Convertible Note may also be converted into shares (the “Trieu Conversion Shares”) of the Company’s Common Stock at any time, at the option of the holder, at a conversion price of $0.10 per share (the “Fixed Price”), at the lower of the Fixed Price or 65% of the Company’s lowest traded price after the 180th day or at the lower of the Fixed Price or 55% of the Company’s traded stock price under certain circumstances. The Company has agreed to at all times reserve and keep available out of its authorized Common Stock a number of shares equal to at least two times the full number of Conversion Shares. The Company may redeem the Convertible Note at rates of 110% to 140% rates over the principal balance dependent on certain events and redeem the value with accrued interest thereon, if any.

The issuance of the Trieu Note resulted in a discount from the beneficial conversion feature totaling $131,555 related to the conversion feature. Total amortization of the 10% OID discount and beneficial conversion feature totaled $5,464 for the year ended December 31, 2020. Total unamortized discount on this note was $7,199 as of December 31, 2020.

On April 23, 2019, pursuant to the Bridge SPA the Company entered into Convertible Note Tranche #1 (“Tranche #1”) with the Bridge Investor. Tranche #1 has a principal balance of $35,556, an OID of $3,556, resulting in net proceeds of $32,000, with a maturity date of April 23, 2022. Upon the occurrence of certain events of default, the Buyer, among other remedies, has the right to charge a penalty in a range of 18% to 40% dependent on the specific default event. Amounts due under Tranche #1 may also be converted into shares (the “Bridge SPA Conversion Shares”) of the Company’s Common Stock at any time, at (i) a conversion price, during the first 180 days, of $0.10 per share (the “Fixed Price”), and then (2) at the lower of the Fixed Price or 65% of the Company’s lowest traded price after the first 180 days or at the lower of the Fixed Price or 55% of the Company’s traded stock price under certain circumstances. The Company may redeem the Convertible Note at rates of 110% to 140% rates over the principal balance dependent on certain events and redeem the value with accrued interest thereon, if any.

F-56

The issuance of the note resulted in a discount from the beneficial conversion feature totaling $28,445. Total amortization of the OID and discount totaled $1,344 for the year ended December 31, 2020. Total unamortized discount on this note was $1,393 as of December 31, 2020.

On August 6, 2019, pursuant to the Bridge SPA the Company entered into Convertible Note Tranche #2 (“Tranche #2”) with the Bridge Investor. Tranche #2 has a principal balance of $200,000, an OID of $20,000 and debt issuance costs of $5,000, resulting in net proceeds of $175,000, with a maturity date of August 6, 2022. Upon the occurrence of certain events of default, the Buyer, among other remedies, has the right to charge a penalty in a range of 18% to 40% dependent on the specific default event. Amounts due under Tranche #1 may also be converted into Bridge Conversion Shares of the Company’s Common Stock at any time, at the option of the holder, at a conversion price equal to the Fixed Price, at the lower of the Fixed Price or 65% of the Company’s lowest traded price after the 180th day or at the lower of the Fixed Price or 55% of the Company’s traded stock price under certain circumstances. The Company may redeem the Convertible Note at rates of 110% to 140% rates over the principal balance dependent on certain events and redeem the value with accrued interest thereon, if any.

The issuance of the note resulted in a discount from the beneficial conversion feature totaling $175,000. Total amortization of the OID and discount totaled $159,860 for the year ended December 31, 2020. Total unamortized discount on this note was $13,315 as of December 31, 2020.

All the above notes issued to Peak One, TFK, our CEO and the bridge investors reached the 180 days prior to the end of the year ended December 31, 2020. As such, all the note holders had the ability to convert that debt into equity at the variable conversion price of 65% of the Company’s lowest traded price after the first 180 days or at the lower of the Fixed Price or 55% of the Company’s traded stock price under certain circumstances. This gave rise to a derivative feature within the debt instrument.

Convertible Note with PointR Data, Inc.

In July 2019, the Company entered into a Note Purchase Agreement with PointR (the “PointR Note Purchase Agreement”). Pursuant to the PointR Note Purchase Agreement, the Company issued a Convertible Promissory Note to PointR in the principal amount of $200,000 (the “PointR Convertible Note”). The PointR Convertible Note bore interest at a rate of 8% per annum. Interest payments were due monthly on the 15th day of each calendar month (or the next business day thereafter), and were payable, at the option of PointR, either in cash or in shares of the Company’ Common Stock, valued at the closing price of the Common Stock on the principal market on which the Common Stock is either traded or quoted at such time. The PointR Convertible Note was due and payable on demand by PointR (a) at any time after January 1, 2020 or (b) upon the occurrence of an Event of Default (as defined in the PointR Convertible Note and the PointR Note Purchase Agreement). All amounts outstanding under the PointR Convertible Note would be automatically converted into the Company’s securities issued in next equity financing raising gross proceeds of $10,000,000 or more (a “Qualified Financing”) at the price per share paid by investors in the Qualified Financing. As the conversion feature is contingent upon a future event, the conversion feature will be evaluated under ASC 470-20 and ASC 815 when and if the Qualified Financing occurred.

In November 2019, the PointR Convertible Note, with accrued interest of $4,603 thereon, was converted into Company’s Series A Preferred Stock and is a part of the total consideration of 84,475 shares of the Company’ Series A Preferred Stock issued to the PointR shareholders upon the completion of the PointR Merger. Since the conversion occurred prior to the Qualified Financing, the Company did not have to evaluate the conversion feature under ASC 470-20 and ASC 815.

F-57

Fall 2019 Debt Financing

In December 2019, the Company closed its Fall 2019 Debt Financing, raising an additional $500,000 bringing the gross proceeds of all debt financings under the Fall 2019 Debt Financing to $1,000,000. The Company entered into those certain Note Purchase Agreements (the “Fall 2019 Note Purchase Agreements”) with certain accredited investors and the officers of the Company for the sale of convertible promissory notes (the “Fall 2019 Notes”). The Company completed the initial closing under the Fall 2019 Note Purchase Agreements in November 2019. The Company issued Fall 2019 Notes in the principal amount of $250,000 to each of Dr. Vuong Trieu, the Company’s Chief Executive Officer, and Stephen Boesch, in exchange for gross proceeds of $500,000. In connection with the second and final closing of the Fall 2019 Debt Financing, the Company issued Fall 2019 Notes to additional investors including $250,000 to Dr. Sanjay Jha, through his family trust, the former CEO of Motorola and COO/President of Qualcomm. The Company also offset certain amounts due to Dr. Vuong Trieu, the Company’s Chief Executive Officer, Chulho Park, the Company’s Chief Technology Officer, and Amit Shah, the Company’s Chief Financial Officer and converted such amounts due into the Fall 2019 Notes. $35,000 due to Dr. Vuong Trieu, $27,000 due to Chulho Park and $20,000 due to Amit Shah were converted into debt. The Company also issued the Fall 2019 Notes of $168,000 to two unaffiliated accredited investors.

All the Fall 2019 Notes provide for interest at the rate of 5% per annum and are unsecured. All amounts outstanding under the Fall 2019 Notes become due and payable upon the approval of the holders of a majority of the principal amount of outstanding Fall 2019 Notes (the “Majority Holders”) on or after (a) November 23, 2020 or (b) the occurrence of an event of default (either, the “Maturity Date”). The Company may prepay the Fall 2019 Notes at any time. Events of default under the Fall 2019 Notes include failure to make payments under the Fall 2019 Notes within thirty (30) days of the date due, failure to observe of the Fall 2019 Note Purchase Agreement or Fall 2019 Notes which is not cured within thirty (30) days of notice of the breach, bankruptcy, or a change in control of the Company (as defined in the Fall 2019 Note Purchase Agreement).

The Majority Holders have the right, at any time not more than five (5) days following the Maturity Date, to elect to convert all, and not less than all, of the outstanding accrued and unpaid interest and principal on the Fall 2019 Notes. The Fall 2019 Notes may be converted, at the election of the Majority Holders, either (a) into shares of the Company’s Common Stock at a conversion price of $0.18 per share, or (b) into shares of common stock of the Edgepoint, at a conversion price of $5.00 (based on a $5.0 million pre-money valuation) of Edgepoint and 1,000,000 shares outstanding.

The issuance of the Fall 2019 notes resulted in a discount from the BCF totaling $222,222 related to the conversion feature. Total amortization of the discount totaled $200,000 for the year ended December 31, 2020. Total unamortized discount on this note was $0 as of December 31, 2020.

Further, the Company recorded interest expense of $49,142 on these Fall 2019 Notes for the year ended December 31, 2020. The total amount outstanding under the Fall 2019 Notes, net of discounts and including accrued interest thereon, as of December 31, 2020 and 2019 was $1,003,011 and $800,000, respectively.

Paycheck Protection Program

In April 2020, the Company received loan proceeds in the amount of $250,000 under the Paycheck Protection Program (“PPP”) which was established under the Coronavirus Aid, Relief and Economic Security (“CARES”) Act and is administered by the Small Business Administration (“SBA”). The PPP provides loans to qualifying businesses in amounts up to 2.5 times the average monthly payroll expenses and was designed to provide direct financial incentive to qualifying businesses to keep their workforce employed during the Coronavirus crisis. PPP Loans are uncollateralized and guaranteed by the SBA and are forgivable after a “covered period” (8 weeks or 24 weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible expenses, including payroll, benefits, mortgage interest, rent and utilities. The forgiveness amount will be reduced if the borrower terminates employees or reduces salaries and wages more than 25% during the covered period. Any unforgiven portion is payable over 2 years if issued before, or 5 years if issued after, June 5, 2020 at an interest rate of 1% with payments deferred until the SBA remits the borrowers loan forgiveness amount to the lender, or if the borrower does not apply for forgiveness, 10 months after the covered period. PPP loans provide for customary events of default, including payment defaults, breach of representations and warranties, and insolvency events and may be accelerated upon occurrence of one or more of these events of default. Additionally, the PPP Loans do not include prepayment penalties.

The Company believes it met the PPP’s loan forgiveness requirements but has not yet applied for forgiveness. When legal release is received from the SBA or lender, the Company will record the amount forgiven as forgiveness income within the other income section of its statement of operations. If any portion of the PPP loan is not forgiven, the Company will be required to repay that portion, plus interest, through the maturity date.

The SBA reserves the right to audit any PPP loan, regardless of size. These audits may occur after the forgiveness has been granted. In accordance with the CARES Act, all borrowers are required to maintain their PPP loan documentation for six years after the loan was forgiven or repaid in full and to provide that documentation to the SBA upon request.

GMP Note

In June 2020, the Company secured $2 million in debt financing, evidenced by a one-year convertible note (the “GMP Note”) from GMP, to conduct a clinical trial evaluating OT-101 against COVID-19 bearing 2% annual interest, and is personally guaranteed by Dr. Vuong Trieu, the Chief Executive Officer of the Company. The GMP Note is convertible into the Company’s Common Stock upon the GMP Note’s maturity one year from the date of the GMP Note, at the Company’s Common Stock price on the date of conversion with no discount. GMP does not have the option to convert prior to the GMP Note’s maturity at the end of one year. Such financing will be utilized solely to fund the clinical trial.

F-58

The Company’s liability under GMP Note commenced to accrue when GMP first began to pay for services related to the clinical trial to our third-party clinical research organization, up to a maximum of $2 million. GMP has been invoiced by the clinical research organization for the full $2 million as of December 31, 2020 and as such the Company has recognized the liability as a convertible debt.

Other short-term loans

During the year ended December 31, 2020, the Company’s CEO provided additional funding of $70,000 to the Company, of which $50,000 was repaid before December 31, 2020. In addition, the Company’s CFO and the Bridge Investor provided short term loans of $25,000 and $50,000, respectively to the Company during the fourth quarter of the year ended December 31, 2020. Such loans were repaid after December 31, 2020.

NOTE 7 - PRIVATE PLACEMENT AND JH DARBIE FINANCING

During the year ended December 31, 2020, the Company entered into subscription agreements with certain accredited investors pursuant to the JH Darbie Financing, whereby the Company issued and sold a total of 63 Units, for total gross proceeds of approximately $3.15 million or $2.31 million, net of fees paid to JH Darbie pursuant to the JH Darbie Placement Agreement, with each Unit consisting of:

■	25,000 shares of Edgepoint Common Stock for a price of $1.00 per share of Edgepoint Common Stock.

■	One convertible promissory note, convertible into up to 25,000 shares of Edgepoint Common Stock, at a conversion price of $1.00 per share or up to 138,889 shares of the Company’s Common Stock, at a conversion price of $0.18 per share.

■	50,000 warrants to purchase an equivalent number of shares of Edgepoint Common Stock at $1.00 per share or an equivalent number of shares of the Company’s Common Stock at $0.20 per share with a three-year expiration date.

As of December 31, 2020, funds received under the JH Darbie Financing, net of debt discount, consist of the following amounts:

December 31, 2020
Convertible promissory notes
Subscription agreements - accredited investors	$943,586
Subscription agreements – related party	67,992
Total convertible promissory notes	$1,011,578

The Company incurred approximately $0.5 million of issuance costs, including legal costs of approximately $39,000, that are incremental costs directly related to the issuance of the various instruments bundled in the offering.

Concurrently with the sale of the Units, JH Darbie was granted, for nominal consideration, a warrant, exercisable over a five-year period, to purchase 10% of the number of Units sold in the JH Darbie Financing. As such, the Company granted 6.3 Units to JH Darbie pursuant to the JH Darbie Placement Agreement.

The terms of convertible notes are summarized as follows:

■	Term: Through March 31, 2022.

■	Coupon: 16%.

■	Convertible at the option of the holder at any time in the Company’s Common Stock or Edgepoint Common Stock.

■	The conversion price is initially set at $0.18 per share for the Company’s Common Stock or $1.00 for Edgepoint Common Stock, subject to adjustment.

F-59

The Company allocated the proceeds among the freestanding financial instruments that were issued in the single transaction using the relative fair value method, which affects the determination of each financial instrument initial carrying amount. The Company utilized the relative fair value method as none of the freestanding financial instruments issued as part of the single transaction are measured at fair value. Under the relative fair value method, the Company made separate estimates of the fair value of each freestanding financial instrument and then allocated the proceeds in proportion to those fair value amounts. The Company recorded non-controlling interests of approximately $1 million in Edgepoint. Non-controlling interests represent the portion of net assets in consolidated entities that are not owned by the Company and are reported as a component of equity in the consolidated balance sheets.

As of the multiple closings of the Company under the private placement memorandum with JH Darbie, the estimated grant date fair value of approximately $0.20 per share associated with the warrants to purchase up to 3,465,000 shares of common stock issued in this offering, or a total of approximately $0.4 million, was recorded to additional paid-in capital on a relative fair value basis. All warrants sold in this offering had an exercise price of $0.20 per share of the Company stock or $1.00 per share of Edge Point, subject to adjustment, are exercisable immediately and expire three years from the date of issuance. The fair value of the warrants was estimated using a Black Scholes valuation models using the following input values

Expected Term	1.5 years
Expected volatility	168.5%-191.9%
Risk-free interest rates	0.12%-0.15%
Dividend yields	0.00%

The Company recorded an initial debt discount of approximately $0.7 million representing the intrinsic value of the conversion option embedded in the convertible debt instrument based upon the difference between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

The Company recognized amortization expense related to the debt discount and debt issuance costs of $412,318 and $0 for the years ended December 31, 2020 and 2019, respectively, which is included in interest expense in the statements of operations.

See Note 13 below for more information on the JH Darbie Financing that occurred subsequent to the close of the year.

NOTE 8 - RELATED PARTY TRANSACTIONS

Master Service Agreement with Autotelic Inc.

In October 2015, Oncotelic Inc. entered into a Master Service Agreement (the “MSA”) with Autotelic Inc., a related party that is partly owned by Dr. Trieu. Dr. Trieu, a related party, is a control person in Autotelic Inc. Autotelic Inc. currently owns less than 10% of the Company. The MSA stated that Autotelic Inc. will provide business functions and services to the Company and allowed Autotelic Inc. to charge the Company for these expenses paid on its behalf. The MSA includes personnel costs allocated based on amount of time incurred and other services such as consultant fees, clinical studies, conferences and other operating expenses incurred on behalf of the Company. The MSA requires a 90-day written termination notice in the event either party requires to terminate such services.

Expenses related to the MSA were $629,617 and $1,329,221 for the years ended December 31, 2020 and 2019, respectively.

In January 2019, Oncotelic Inc. issued a total of 80,772 shares of its common stock with a fair value of $4.00 per share to Autotelic, Inc. in lieu of cash for the settlement of outstanding accounts payable.

Notes Payable and Short-Term Loan – Related Party

In April 2019, the Company issued a convertible note to Dr. Trieu totaling $164,444, including OID of $16,444, receiving net proceeds of $148,000, which was used by the Company for working capital and general corporate purposes (See Note 6). The Company issued a Fall 2019 Note to Dr. Trieu in the principal amount of $250,000. Dr. Trieu also offset certain amounts due to him in the amount of $35,000 and was converted into the Fall 2019 debt. During the year ended December 31, 2020, Dr. Trieu provided additional short-term funding of $70,000 to the Company, of which the Company repaid $50,000 prior to December 31, 2020. During the year ended December 31, 2020, Dr. Trieu purchased a total of 5 Units under the private placement for a gross total of $250,000

F-60

Artius Consulting Agreement

On March 9, 2020, the Company and Artius Bioconsulting, LLC (“Artius”), for which Mr. Steven King, our Board and Committee member, is the Managing Member, entered into an amendment to that certain Consulting Agreement dated December 1, 2018 (the “Artius Agreement”), under which Artius agreed to serve as a consultant to the Company for services related to the Company’s business from time to time, effective December 1, 2019 (the “Artius Agreement Effective Date”). In connection with the Artius Agreement, Mr. King also agreed to assist the Company with strategic advisory services with respect to transactional and operational contracts, budgetary input, among other matters in connection with the development EdgePoint AI’s Artificial Intelligence and Blockchain Driven Vision Systems, for which Mr. King serves as Chief Executive Officer.

Under the terms of the Artius Agreement, the Company agreed to grant to Artius, subject to approval by the Company’s Board of Directors and pursuant to the Company’s 2015 Equity Incentive Plan, 148,837 restricted shares of the Company’s Common Stock, in addition to a 30% pre-financing ownership stake in EdgePoint AI. The Artius Agreement contemplates that Mr. King will generally provide his services at a rate of $237 per hour, not to exceed 44 hours per month and payable monthly, and to reimburse Mr. King for reasonable and necessary expenses incurred by him or Artius in connection with providing services to the Company.

Either the Company or Artius may terminate the Artius Agreement at any time, for any reason following the Artius Agreement Effective Date. The Artius Agreement will automatically renew one year from the Artius Agreement Effective Date, unless the Parties agree to terminate the Artius Agreement at that time.

The Company recorded $106,712 as expense during the year ended December 31, 2020 related to this Agreement. No similar expense was recorded in 2019.

Maida Consulting Agreement

Effective May 5, 2020, the Company and Dr. Anthony Maida, one of our Board and Committee members, entered into an independent consulting agreement, commencing April 1, 2020 (the “Maida Agreement”), under which Dr. Maida will assist the Company in providing medical expertise and advice from time to time in the design, conduct and oversight of the Company’s existing and future clinical trials.

Pursuant to the terms of the Maida Agreement, the Company will grant to Dr. Maida 400,000 restricted shares or stock options of the Company’s Common Stock corresponding to $80,000 at the stock value of $0.20 per share, to vest on May 5, 2021. The Company will also pay Dr. Maida $15,000 per month for a minimum of 20 hours per week, in in addition to reimbursement of reasonable and necessary expenses incurred by Dr. Maida in connection with his services to the Company.

Either the Company or Dr. Maida may terminate the Maida Agreement, for any reason, upon 30 days advance written notice.

Dr. Maida was appointed the Chief Clinical Director for the Company effective July 7, 2020. As of the date of this report, Dr. Maida continues to provide his services under the consulting agreement.

The Company recorded $135,000 as expense under the consulting agreement during the year ended December 31, 2020. No similar expense was recorded during the same periods in 2019.

Other compensation

The Company paid $47,300 of other compensation paid to Dr Trieu, in lieu of salary and services rendered to the Company

NOTE 9 – STOCKHOLDERS’ EQUITY

The following transactions affected the Company’s Stockholders’ Equity:

Equity Transactions During the Period Prior to the Merger

Issuance of Common Stock

In January 2019, Oncotelic Inc. issued 11,250 shares of Common Stock with a fair value of $4.00 per share to an employee in lieu of cash for compensation.

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In January 2019, Oncotelic Inc. issued a total of 80,772 shares of Common Stock with a fair value of $4.00 per share to Autotelic, Inc. in lieu of cash for the settlement of outstanding accounts payable and services received.

In January 2019, Oncotelic Inc. issued a total of 20,750 shares of Common Stock with a fair value of $4.00 per share to two separates investors for $83,000 in cash.

In March 2019, Oncotelic Inc. issued 80,594 shares of Common Stock with a fair value of $4.00 per share to various employees in lieu of cash for accrued compensation.

In April 2019, and prior to the Merger, Oncotelic Inc. issued a total of 150,000 shares of Common Stock to two investors as a result of the conversion of warrants for $120 in cash.

Equity Transactions During the Period Since the Merger

Issuance of Preferred Stock

In April 2019, pursuant to the Merger, the Company issued 193,713 shares of Series A Preferred Stock in exchange for 77,154 shares of Oncotelic Common Stock.

In November 2019 the Company issued 84,475 shares of Series A Preferred Stock to PointR in exchange of 11,135,935 shares of PointR Common Stock upon the consummation of the PointR merger.

Issuance of Common Stock during the year ended December 31, 2020

In February 2020, the Company issued 500,000 shares of its Common Stock to Peak One in connection with the part conversion of one of their convertible notes payable. (See Note 6).

In February 2020, the Company issued 1,200,000 shares of its Common Stock to Peak One in connection with the part conversion of one of their convertible notes payable. (See Note 6)

In March 2020, the Company issued 750,000 shares of its Common Stock to TFK in connection with the part conversion of the TFK Note. (See Note 6).

In March 2020, the Company issued 500,000 shares of its Common Stock to Peak One in connection with the part conversion of one of their convertible notes payable. (See Note 6)

In March 2020, the Company issued 1,012,145 shares of its Common Stock to TFK in connection with the part conversion of the TFK Note. (See Note 6).

In June 2020, the Company issued 569,800 shares of its Common Stock to Peak One in connection with the full conversion of one of their convertible notes payable. (See Note 6)

In July 2020, the Company issued 1,000,000 shares of its Common Stock to Peak One in connection with the partial conversion of Tranche 2 of their convertible notes payable. (See Note 6)

In November 2020, the Company issued 500,000 shares of its Common Stock to Peak One in connection with the partial conversion of Tranche 2 of their convertible notes payable. (See Note 6)

In December 2020, the Company issued 500,000 shares of its Common Stock to Peak One in connection with the full conversion of Tranche 2 of their convertible notes payable. (See Note 6)

Issuance of Common Stock in 2019

In April, 2019, pursuant to the Merger, the Company issued 41,000,033 shares of Common Stock in exchange for 10,318,746 shares of Oncotelic Inc.’s common stock. (See Note 3)

In April 2019, the Company issued 700,000 restricted shares of its Common Stock with a fair value of $0.11 per share to two noteholders in connection with convertible notes payable. (See Note 6)

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In June 2019, the Company issued 350,000 restricted shares of its Common Stock with a fair value of $0.18 per share in connection with a convertible note payable. (See Note 6)

In June 2019, the Company issued 300,000 restricted shares of its Common Stock to Peak One with a fair value of $0.20 to extend the date of conversion of the Peak One Tranche #1 Note into Common Stock of the Company at 65% of the traded price of the Company’s Common Stock until January 18, 2020. This restriction did not apply if Peak One wished to convert the Peak One Tranche #1 Note at $0.10. The Company recorded a cost of $60,000 in lieu of such issuance.

In November 2019, the Company issued 300,000 restricted shares of its Common Stock to TFK with a fair value of $0.20 to extend the date of conversion of the TFK Note into Common Stock of the Company at 65% of the traded price of the Company’s Common Stock until January 8, 2020. This restriction did not apply if TFK wished to convert the TFK Note at $0.10 per share. The Company recorded a cost of $60,000 in lieu of such issuance.

NOTE 10 – STOCK-BASED COMPENSATION

Options

Pursuant to the Merger, the Company’s Common Stock and corresponding outstanding options survived. The below information details the Company’s associated option activity pre and post-merger.

As of December 31, 2020, options to purchase the Company’s Common Stock were outstanding under three stock option plans – the 2017 Equity Incentive Plan (the “2017 Plan”), the 2015 Equity Incentive Plan (the “2015 Plan”) and the 2005 Stock Plan (the “2005 Plan”). Under the 2017 Plan, up to 2,000,000 shares of the Company’s Common Stock may be issued pursuant to awards granted in the form of nonqualified stock options, restricted and unrestricted stock awards, and other stock-based awards. Under the 2015 and 2005 Plans, taken together, up to 7,250,000 shares of the Company’s Common Stock may be issued pursuant to awards granted in the form of incentive stock options, nonqualified stock options, restricted and unrestricted stock awards, and other stock-based awards. Employees, consultants, and directors are eligible for awards granted under the 2017 and 2015 Plans. Since the adoption of the 2015 Plan, no further awards may be granted under the 2005 Plan, although options previously granted remain outstanding in accordance with their terms. Further, the shareholders of the Company have approved the expansion of the pool available under the 2015 Plan up to 20,000,000 shares of the Company’s Common Stock that may be issued pursuant to awards granted in the form of nonqualified stock options, restricted and unrestricted stock awards, and other stock-based awards.

Compensation based stock option activity for qualified and unqualified stock options for the years ended December 31, 2020 and 2019 are summarized as follows:

		Weighted
For the year ended December 31, 2020		Average
	Shares	Exercise Price
Outstanding at January 1, 2020	6,145,044	$0.75
Expired or cancelled	(2,203,743)	0.70
Outstanding at December 31, 2020	3,941,301	$0.78

		Weighted
For the year ended December 31, 2019		Average
	Shares	Exercise Price
Outstanding at January 2019	6,785,617	$0.75
Expired or canceled	(640,573)	0.62
Outstanding at December 31, 2019	6,145,044	$0.75

The following table summarizes information about options to purchase shares of the Company’s Common Stock outstanding and exercisable at December 31, 2020:

		Weighted-	Weighted-
		Average	Average
	Outstanding	Remaining Life	Exercise	Number
Exercise prices	Options	In Years	Price	Exercisable

$0.22	1,750,000	7.47	$0.22	1,750,000
0.38	900,000	6.03	0.38	900,000
0.73	762,500	5.22	0.73	762,500
1.37	150,000	4.55	1.37	150,000
1.43	300,000	4.41	1.43	300,000
11.88	2,359	1.00	11.88	2,359
15.00	75,000	4.41	15.00	75,000
19.80	1,442	0.83	19.80	1,442
	3,941,301	6.30	$0.78	3,941,301

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The compensation expense attributed to the issuance of the options is recognized as they are vested.

The employee stock option plan stock options are generally exercisable for ten years from the grant date and vest over various terms from the grant date to three years.

The aggregate intrinsic value totaled $0 and was based on the Company’s closing stock price of $0.22 as of December 31, 2020, which would have been received by the option holders had all option holders exercised their options as of that date. Correspondingly, the aggregate intrinsic value totaled $0 and was based on the Company’s closing stock price of $0.19 as of December 31, 2019, which would have been received by the option holders had all option holders exercised their options as of that date.

As of December 31, 2020, there was no future compensation cost as all stock options vested as the compensation was fully expensed prior to the Merger and no new options have been granted since then.

In April 2019 and in conjunction with the close of the Merger, the Company recorded approximately $341,000 in compensation cost as a result of the acceleration of the vesting schedule of approximately 328,000 Oncotelic Inc.’s options. Pursuant to the Merger these options were converted into Common Stock and Series A Preferred Shares in the Company.

In August 2019, the Company entered into Employment Agreements and incentive compensation arrangements with each of its executive officers, including Dr. Vuong Trieu, the Chief Executive Officer; Dr. Fatih Uckun, the Chief Medical Officer; Dr. Chulho Park, its Chief Technology Officer; and Mr. Amit Shah, the Chief Financial Officer. Details of the agreements and the incentive compensation is described in detail in Note 12 – Commitments & Contingencies under “Employment Agreements”. The incentive stock options or the restricted stock awards granted to the Company’s executive officers have not been granted as of the date of this filing.

Warrants

Pursuant to the Merger, the Company’s Common Stock and corresponding outstanding warrants survived. The below information represents the Company’s associated warrant activity pre-merger and post-merger.

In February 2020, the Company offered to cancel to all the prior warrants of the warrant holders from the 2018 debt financing and offered to reissue new warrants to such warrant holders. Out of all the warrant holders, holders of 13,750,000 warrants opted to participate in the reissuance. In addition, the Company issued 3,465,000 new warrants to certain accredited investors in connection with the financing through JH Darbie (See note 7). The issuance of warrants to purchase shares of the Company’s Common Stock, including those attributed to debt issuances, for the years ended December 31, 2020 and 2019, respectively are summarized as follows:

		Weighted-
		Average
For the year ended December 31, 2020	Shares	Exercise Price

Outstanding at January 1, 2020	19,515,787	$0.60
Issued during the year ended December 31, 2020	17,215,000	0.20
Expired or cancelled	(18,028,287)	0.63
Outstanding at December 31, 2020	18,702,500	$0.20

		Weighted-
For the year ended December 31, 2019		Average
	Shares	Exercise Price

Outstanding at January 1, 2019	24,380,893	$1.05
Expired or cancelled	(4,865,106)	2.82
Outstanding at December 31, 2019	19,515,787	$0.60

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The following table summarizes information about warrants outstanding and exercisable at December 31, 2020:

	Outstanding and exercisable
		Weighted-	Weighted-
		Average	Average
	Number	Remaining Life	Exercise	Number
Exercise Price	Outstanding	in Years	Price	Exercisable

$0.20	1,487,500	2.50	$0.20	1,487,500
0.20	3,465,000	2.75-3.00	0.20	-
0.20	13,750,000	2.50	0.20	13,750,000

	18,702,500	2.50	$0.20	15,237,500

The expense attributed to the issuances of the warrants was recognized as they vested/earned. These warrants were exercisable for three to five years from the grant date. There were no warrants issued during the year ended December 31, 2019. 13,750,000 warrants were issued during the year ended December 31, 2020 and the Company recorded stock-based compensation of $2,100,000 as the fair value of the warrants using a Black Scholes valuation model using the following input values.

Expected Term	3 years
Expected volatility	140.5%
Risk-free interest rates	1.40%
Dividend yields	0.00%

As of the closing of the Company’s July through December 31, 2020 private placement offering, the estimated grant date fair value of approximately $0.20 per share associated with the warrants to purchase up to 3,465,000 shares of common stock issued in this offering, or a total of approximately $0.4 million, was recorded to additional paid-in capital on a relative fair value basis. All warrants sold in this offering had an exercise price of $0.20 per share of the Company stock or $1.00 per share of Edge Point, subject to adjustment, are exercisable immediately and expire three years from the date of issuance. The fair value of the warrants was estimated using a Black Scholes valuation model using the following input values:

Expected Term	1.5 years
Expected volatility	168.5%-191.9%
Risk-free interest rates	0.13%-0.15%
Dividend yields	0.00%

The Company recorded an initial debt discount of approximately $0.7 million representing the intrinsic value of the conversion option embedded in the convertible debt instrument based upon the difference between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. The Company recognized amortization expense related to the debt discount and debt issuance costs of $412,318 for the year ended December 31, 2020, which is included in interest expense in the consolidated statements of operations. No similar expense was recorded for the same period in 2019.

NOTE 11 – INCOME TAXES

Significant components of the Company’s deferred tax assets and liabilities for federal and state income taxes as of December 31, 2020 and 2019 are as follows in thousands:

	December 31, 2020	December 31, 2019
Deferred tax assets:
Stock-based compensation	$1,164	$368
Assets	6,227	3,096
Liability accruals	173	7
R&D Credit	4,760	3,273
Capital Loss	528	-
Deferred state tax	(2,086)	-
Net operating loss carry forward	56,090	58,610
Total gross deferred tax assets	66,856	65,354
Less - valuation allowance	(66,856)	(65,364)
Net deferred tax assets	$-	$-

The Company had gross deferred tax assets of approximately $66.9 million and $65.4 million as of December 31, 2020 and 2019, respectively, which primarily relate to net operating loss carryforwards.

As of December 31, 2020 and 2019, the Company had gross federal net operating loss carryforwards of approximately $237.7 million and $257.9 million, respectively, which are available to offset future taxable income, if any. The Company recorded a valuation allowance in the full amount of its net deferred tax assets since realization of such tax benefits has been determined by our management to be less likely than not.

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At December 31, 2020, the Company had California state gross operating loss carry-forwards of approximately $69.8 million which will expire in various amounts from 2028 through 2040. At December 31, 2020, the Company had federal research and development tax credits of approximately $3.3 million which will expire in 2021 and California state research and development tax credits of approximately $1.4 million which have no expiration date.

The Company identified its federal and California state tax returns as “major” tax jurisdictions. The periods out income tax returns are subject to examination for these jurisdictions are 2016 through 2019. We believe our income tax filing positions and deductions will be sustained on audit, and we do not anticipate any adjustments that would result in a material change to our financial position. Therefore, no liabilities for uncertain income tax positions have been recorded. As of the date of this filing, the Company has not filed its 2019 and 2020 federal and state corporate income tax returns. The Company expects to file these documents as soon as practical.

Portions of these carryforwards will expire through 2038, if not otherwise utilized. The Company’s utilization of net operating loss carryforwards could be subject to an annual limitation. as a result of certain past or future events, such as stock sales or other equity events constituting a “change in ownership” under the provisions of Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitations could result in the expiration of net operating loss carryforwards and tax credits before they can be utilized. We have not performed a formal analysis, but we believe our ability to use such net operating losses and tax credit carryforwards will be subject to annual limitations, due to change of ownership control provisions under Section 382 and 383 of the Internal Revenue Code, which would significantly impact our ability to realize these deferred tax assets.

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Leases

Currently, the Company is leasing the office located at 29397 Agoura Road, Suite 107, Agoura Hills, CA 91301 on a month-to-month basis until such time a new office is identified. The Company believes the office is sufficient for its current operations.

Legal Claims

From time to time, the Company may become involved in legal proceedings arising in the ordinary course of business. The Company is not presently a party to any legal proceedings that it currently believes, if determined adversely to the Company, would individually or taken together have a material adverse effect on the Company’s business, operating results, financial condition or cash flows.

Employment Agreements

In August 2019, the Company entered into Employment Agreements and incentive compensation arrangements with each of its then executive officers, including Dr. Vuong Trieu, the Chief Executive Officer; Dr. Fatih Uckun, the Chief Medical Officer; Dr. Chulho Park, the Chief Technology Officer; and Mr. Amit Shah, the Chief Financial Officer. In November 2019, upon review of the said employment agreement with Dr. Uckun, it was observed that the agreement submitted for Dr. Uckun was the incorrect document and the Company filed the correct document. In January 2020, Dr. Uckun resigned from the Company.

The Employment Agreements provide for annual base salaries for each year of the term, subject to review and adjustment by the Company’s Board or the Compensation Committee of the Board (the “Compensation Committee”) from time to time. Each Employment Agreement provides that the executive shall be eligible for an annual discretionary cash bonus expressed as a percentage the executive’s base salary, subject to their achievement of performance targets and goals established by the Board or the Compensation Committee.

The Employment Agreements provide for equity awards to each executive under the terms of the Companys’s stock option plans. Each Employment Agreement provides that the executive will receive a restricted stock grant of the Company’s Common Stock. The Company will compensate Messrs. Trieu, Park and Shah for the taxes actually incurred on grant of the restricted shares. The restricted stock will vest fully on the one-year anniversary of employment. As of December 31, 2019, the restricted shares have yet to be issued. The Employment Agreements also provide for grants of incentive stock options to purchase shares of the Company’s Common Stock under the Stock Plans. Such options shall vest and become exercisable after one year of employment. As of December 31, 2020, these options had yet to be granted. Thereafter, each Employment Agreement contemplates that the executive will be eligible to receive a comparable annual grant of restricted shares or stock options as approved by the Board or Compensation Committee and which shall contain the customary terms and provisions of such grants generally to key executives under the 2015 Stock Plan.

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The initial restricted stock grants and stock option grants have been set for the executives as follows:

Executive	Title	Restricted Stock (Shares)	Stock Options (Shares)
Vuong Trieu	Chief Executive Officer	209,302	313,953
Chulho Park	Chief Technology Officer	162,791	244,186
Amit Shah	Chief Financial Officer	148,837	223,256

The incentive stock options or the restricted stock awards granted to the Company’s officers have not been issued as of the date of this filing.

PointR Merger Consideration

The total purchase price of $17,831,427 represented the consideration transferred from the Company in the PointR Merger and was calculated based on the number of shares of Common Stock plus the preferred shares outstanding but convertible into Common Stock outstanding at the date of the PointR Merger and includes $2,625,000 of contingent consideration of shares issuable to PointR shareholders, which can extend upto $15 million of contingent consideration, upon achievement of certain milestones.

NOTE 13 – SUBSEQUENT EVENTS

Private Placement through JH Darbie & Co., Inc.

As described above in Note 7 under JH Darbie & Co., Inc. Private Placement, between January 1, 2021 and March 22, 2021, the Company closed 4 rounds of funding under the private placement, which resulted in gross proceeds of $1.85 million to the Company. Placement agent fees of $0.2 million were paid to JH Darbie. In addition, JH Darbie, was granted 3.7 Units.

Status of Corporate actions

In January 2021, the Company filed an amendment to its Certificate of Incorporation, as amended (the “Charter Amendment”) with the Secretary of State of the State of Delaware, which Charter Amendment went effective immediately upon acceptance by the Secretary of State of the State of Delaware. As approved by the Company’s stockholders by written consent in August 2020, the Charter Amendment is to increase the number of authorized shares of Common Stock from 150,000,000 shares to 750,000,000 shares.

A notice of corporate action had been filed with the Financial Industry Regulatory Authority (“FINRA”), requesting confirmation to change its name and approval for a new ticker symbol. On March 29, 2021, the Company received approval from FINRA on its notice of corporate action, and effective March 30, 2021, the Company’s ticker symbol has changed from “MATN” to “OTLC”.

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ONCOTELIC THERAPEUTICS, INC.

33,863,445 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this prospectus is June 2, 2021